Filed Pursuant to Rule 424(b)(3)
Registration No. 333-152649

PROSPECTUS

CERIDIAN CORPORATION

OFFERS TO EXCHANGE

All Outstanding

11 1/4% Senior Notes due 2015

and

12 1/4%/13% Senior Toggle Notes due 2015 (together the “Restricted Notes”)

for

11 1/4% Senior Notes due 2015

and

12 1/4%/13% Senior Toggle Notes due 2015

the issuance of each of which has been registered under the Securities Act of 1933 (together, the “Exchange Notes” and, collectively with the Restricted Notes, the “notes”). We refer herein to the foregoing offers to exchange together as the “exchange offers.”

The exchange offers will expire at 5:00 p.m., New York City time, on January 23, 2009, unless we extend the exchange offers in our sole and absolute discretion.

Material Terms of the Exchange Offers

•

The only conditions to completing the exchange offers are that the exchange offers not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission, which we refer to as the SEC or the Commission; no action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offers and no material adverse development shall have occurred in any existing action or proceeding with respect to us; and all governmental approvals shall have been obtained, which approvals we deem necessary for the consummation of the exchange offers.

•

We will exchange all outstanding Restricted Notes that are validly tendered and not withdrawn prior to the expiration or termination of the exchange offers for an equal principal amount of the applicable Exchange Notes.

•	You may withdraw tenders of Restricted Notes at any time prior to the expiration or termination of the exchange offers.

•	Restricted Notes may be tendered only in integral multiples of $1,000 principal amount.

•

The terms of the Exchange Notes are substantially identical in all material respects to those of the applicable outstanding Restricted Notes, except that transfer restrictions, registration rights and additional interest provisions relating to the Restricted Notes do not apply to the Exchange Notes.

•	We will not receive any proceeds from the exchange offers.

Results of the Exchange Offers

•

The Exchange Notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods. We do not plan to list the Exchange Notes or Restricted Notes on a national market.

•

All outstanding Restricted Notes not tendered will continue to be subject to the restrictions on transfer set forth in the outstanding Restricted Notes in the indenture. In general, outstanding Restricted Notes may not be offered or sold, unless registered under the Securities Act of 1933, as amended (the “Securities Act”), except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

•	Other than in connection with the exchange offers, we do not plan to register the outstanding Restricted Notes under the Securities Act.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Restricted Notes where such Restricted Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the expiration date of the exchange offers, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Consider carefully the “Risk Factors” beginning on page 18 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 23, 2008

i

MARKET AND INDUSTRY DATA

Information regarding the market share and market position of our businesses contained in this prospectus consists of our estimates based on data and reports compiled by industry analysts and on our management’s knowledge of our business and markets.

Although we believe that the third-party sources upon which we have relied are reliable, we have not independently verified market industry data provided by third parties. Similarly, while we believe our management’s estimates with respect to our industry are reliable, our estimates have not been verified by any independent sources.

TRADEMARKS

We own or have the rights to various trademarks, trade names and service marks, including the following: Ceridian®, Comchek®, Comdata® and LifeWorks®, and various logos used in association with these terms. The trademarks American Express®, Discover®, MasterCard®, Visa®, Cirrus® and Maestro® referred to in this prospectus are the registered trademarks of others.

PROSPECTUS SUMMARY

This summary highlights information appearing elsewhere in this prospectus. It may not contain all of the information that is important to you. You should read the entire prospectus, including the section entitled “Risk Factors,” our consolidated financial statements and the related notes thereto and the other documents to which this prospectus refers, before deciding to participate in the exchange offers.

Unless otherwise noted, references to (i) “Ceridian,” “our company,” “we,” “us” and “our” refer to Ceridian Corporation and its direct and indirect subsidiaries; (ii) “fiscal year” refers to the twelve months ended December 31 of the year referenced; and (iii) “pro forma” means after giving effect to the Transactions (as defined under “—Recent Transactions”) and the adjustments set forth under “Unaudited Pro Forma Condensed Consolidated Statement of Operations.”

Our Company

We are a provider of outsourced processing services to a diverse customer base in a wide range of industries. We have market positions in large and growing markets and expect to benefit from the long-term trend towards outsourcing. We operate through three principal business segments, Human Resource Solutions (“HRS”), Stored Value Solutions (“SVS”) and Comdata. HRS offers a broad range of human resource (“HR”) outsourcing services built around a core capability of payroll processing. SVS sells stored value cards and provides card-based services primarily to retailers in the form of gift cards, credits for product returns and retail promotions. Comdata is a provider of proprietary, credit and debit cards, including fuel cards and employer pay cards, and a processor of card transactions for various industries in the United States, including the transportation industry. Comdata also provides regulatory compliance services primarily to the transportation industry.

Our mission is to help our customers maximize the power of their people, lower their costs and focus on what they do best. We seek to accomplish this by leveraging our processing platforms and infrastructure to deliver timely, accurate and high volume transaction processing services to our customers. These capabilities have been developed over several decades and can handle additional capacity with modest incremental cost, enabling us to increase our cash flow and operating margins as we grow. By focusing on servicing our customers’ mission-critical needs, we have been able to develop strong, long-term customer relationships across our businesses. Our revenue retention rates and recurring transaction-based business model have provided us with a stable base of revenue.

Our Segments

Human Resource Solutions

Our HR solutions are designed to help companies more easily and effectively manage their workforce and the information integral to HR processes while reducing costs and enabling them to focus on their core businesses. We offer a broad range of HR outsourcing services built around a core capability of payroll processing. Over time we have complemented our payroll processing services by adding additional HR outsourcing services, including benefits administration and integrated health and productivity services. For the fiscal year ended December 31, 2007 and the nine months ended September 30, 2008, HRS generated $1,132.5 million and $827.0 million of revenue, respectively.

U.S. Payroll Processing, Tax Filing and Related HR Services (“U.S. Payroll”)

Our U.S. Payroll operating unit provides a wide range of services including payroll processing, collecting and remitting funds for payroll taxes, filing applicable returns, furnishing employee payroll checks and direct deposit advices and other related HR services. Included in our U.S. Payroll revenue is the investment income we earn on customer funds before those funds are remitted to taxing authorities, customer employees or other third parties. For the fiscal year ended December 31, 2007 and the nine months ended September 30, 2008, U.S. Payroll generated $554.6 million and $598.4 million of revenue, respectively.

Other U.S. HRS Services

Benefits Administration Services (“Benefits”)

Our Benefits operating unit provides integrated employee health and welfare benefits administration services for active, former and retired employees. Benefits offers services including annual health plan enrollment, ongoing employee enrollment, benefits continuation, eligibility services and flexible spending accounts. For the fiscal year ended December 31, 2007 and the nine months ended September 30, 2008, Benefits generated $140.4 million and $96.9 million of revenue, respectively.

Work-Life, Employee Assistance, Health and Wellness and Productivity Solutions (“LifeWorks”)

Our LifeWorks operating unit provides fully integrated health and productivity services ranging from employee assistance programs to work-life, health coaching and absence management solutions. These services address employee effectiveness issues and seek to improve customer employee retention rates and productivity, reduce absenteeism and health care costs and enhance recruitment success. For the fiscal year ended December 31, 2007 and the nine months ended September 30, 2008, LifeWorks generated $128.2 million and $131.7 million of revenue, respectively.

Human Resource Outsourcing (“HRO”)

Our HRO operating unit assumes responsibility for our customers’ entire human resources department. HRO focuses on companies with 3,000 to 15,000 employees, providing them with a comprehensive suite of modular, fully managed HRS products. HRO revenue is reported within the U.S. Payroll, Benefits and LifeWorks operating units.

International HRS

Our International HRS operating unit is comprised of Ceridian Canada Ltd. (“Ceridian Canada”) and Ceridian UK Limited (“Ceridian UK”) and provides payroll processing services, human resource information system solutions, tax filing services (in Canada only), work-life, employee assistance programs and recruitment services. For the fiscal year ended December 31, 2007 and the nine months ended September 30, 2008, Ceridian UK generated $98.3 million and $72.5 million of revenue, respectively. For the fiscal year ended December 31, 2007 and the nine months ended September 30, 2008, Ceridian Canada generated $211.0 million and $169.6 million of revenue, respectively.

SVS

SVS is a provider and processor of stored value cards to customers principally in the retail, restaurant, airline, hospitality and entertainment, and service industries in the United States. SVS provides stored value card programs to merchants for use as gift cards, credits for returned products and retail promotions. For the fiscal year ended December 31, 2007 and nine months ended September 30, 2008, SVS generated $177.2 million and $66.7 million of revenue, respectively.

Comdata

Comdata is a provider of proprietary, credit and debit cards, including fuel cards and employer pay cards, and a processor of card transactions for various industries in the United States, including the transportation industry. We provide these services primarily through the use of our Comdata Card, a payment card with credit and debit capabilities. The Comdata Card enables companies to authenticate, authorize and control employee purchases and provide payroll and cash advances to their employees. We also provide detailed information to our customers that enables them to control their spending and secure discounts that we are able to negotiate with fuel providers. Comdata also provides regulatory compliance services primarily to the transportation industry. For the fiscal year ended December 31, 2007 and the nine months ended September 30, 2008, Comdata generated $335.2 million and $287.0 million of revenue, respectively.

Our Strengths

Our competitive strengths include:

•	Large and Growing Markets. We benefit from operating in large markets with strong and consistent historical and projected growth.

•	Market Positions. We believe that our size, scale and market positions will enable us to continue to capitalize on the growth within our markets.

•

Stable, Recurring Revenue. Our business model is predicated on providing our customers with transaction-based, core services that are recurring in nature. The services that we provide, such as enabling HRS customers to pay their employees and transportation customers to purchase fuel, are generally essential to our customers’ businesses. We also benefit from employers’ unwillingness to take risks in switching providers due to potential business interruptions and the relatively low cost of our services.

•

Strong Cash Flow. Our capital expenditures for the fiscal year ended December 31, 2007 and the nine months ended September 30, 2008, were approximately 4% and 3% of sales, respectively. We benefit from our scalable operating platforms, which enable us to generate additional revenue with modest incremental capital investment. We expect that the strong historic retention of our revenue base along with our disciplined approach toward spending will enable us to continue generating consistent cash flow.

•	Well-Diversified Customer Base. We benefit from a large customer base with limited customer concentration. We believe this customer diversity reduces our reliance on any single customer.

•

Highly Experienced Management Team. Kathryn V. Marinello joined Ceridian as President and Chief Executive Officer in October 2006 from General Electric (“GE”) where she was President and Chief Executive Officer of GE Fleet Services. Since joining us, Ms. Marinello has strengthened our senior management team by hiring Gregory J. Macfarlane, Michael F. Shea and Kairus K. Tarapore.

Unique Private Equity/Corporate Sponsorship. We benefit from the ownership and support of Thomas H. Lee Partners, L.P. (“THL Partners”) and Fidelity National Financial, Inc. (“FNF”). Both THL Partners and FNF have significant experience investing in businesses similar to Ceridian. In addition to the financial expertise that THL Partners and FNF provide, FNF also brings meaningful operational expertise. FNF also brings cross-selling and distribution opportunities. We expect that THL Partners’ and FNF’s unique combination of financial and operational expertise will continue to enable us to execute our strategic plan.

Our Strategy

Our goals are to continue to increase the value we deliver to our customers, streamline our operations and grow our business profitably. We intend to execute our goals through the following business strategies:

Capitalize on Our Market Positions. We believe our market positions will enable us to benefit from the growth opportunities available in our markets. As a payroll provider, we should benefit from the continued trend toward payroll and HR outsourcing. Accordingly, we intend to use our position to attract new customers to our core payroll business while further growing our Benefits, LifeWorks and HRO operating units. In Comdata, we will continue to expand our product offerings, services and network to increase our customer base and enable our customers to control their spending on a wider range of goods and services. In SVS, we intend to continue to grow our global market share in this industry and win large accounts that other providers may not be as well-situated to handle.

Execute U.S. HRS Operating Improvement Plan. Our U.S. HRS operating unit has specific initiatives underway to improve its margins while also improving customer service quality. With relatively lower margins than our competitors such as ADP and Paychex, Inc. and our own Ceridian Canada operating unit, we believe there is significant potential to increase U.S. HRS margins. This margin differential is largely due to a decentralized and multi-layered organization with duplicative headcounts, technology platforms and manual processes. Our operating improvement plan consists of several initiatives to significantly improve results, including workforce reduction, reduction in SG&A expenses, streamlined technology spending and business process improvements, including transferring certain processes offshore. We believe our operating improvement plan will make U.S. HRS a more efficient and streamlined business, providing better customer service and more capable of capturing the growth opportunities available in the market.

Improve Customer Service and Retention Rates. Our primary focus is on providing timely and reliable service to our customers. We believe our operating improvement plan will further enhance customer service by creating a leaner and more efficient company. For example, through more efficient work flow management, we plan to reduce our call center wait times leading to quicker and more reliable customer service. Also, we plan to streamline certain areas of our organization to place senior executives in a position to be closer and more responsive to customers and their needs. We believe that better customer service will further improve retention rates, yielding stronger revenue growth and margins.

Increase Sales through Improved Sales Force and Sales Processes and New Distribution Partners. We have executed an upgrade of our U.S. Payroll sales force by replacing underperformers with new hires. As the new sales force continues to mature, we expect new sales order improvements and better customer service. We are also targeting new sales channels by developing distribution relationships with new partners including banks, credit unions, affinity partnerships, third-party administrator networks and insurance brokers. We intend to leverage FNF’s extensive relationships as part of this strategy.

Expand into Complementary Markets. We intend to expand our offering of processing services to companies and industries with similar needs as our core customers. For example, U.S. Payroll is targeting the small market segment through our newly developed “Freedom” product, which provides increased functionality on a web based system. In addition, we have been pursuing distribution opportunities to enable us to better reach this market. In Comdata, we plan to continue expansion by offering processing services to industries such as aviation and construction that have similar needs as our core transportation customers. In SVS, we are also seeking to grow our international presence by selling stored value cards to existing customers with international operations and foreign locations.

Cross-Sell Our Products. Historically, our business segments, and even the operating units within HRS, have operated as stand-alone operations with little cross-selling. We have begun to focus on more effective selling of our services across the customer bases of our operating units. We believe that effectively cross-selling our service offerings will strengthen our relationships with existing customers, help us attract new customers and increase our revenue growth and profitability.

The Transactions

On November 9, 2007, affiliates of THL Partners and FNF (together, the “Sponsors”) and their co-investors acquired all the outstanding equity of Ceridian. Under the terms of the agreement, the Sponsors and their co-investors, including certain members of management, acquired the equity of Ceridian for $36.00 per share or a total equity purchase price of approximately $5.3 billion (the “Acquisition”). Prior to the Acquisition, Ceridian’s common stock was listed on the New York Stock Exchange (CEN).

The Acquisition, including related fees and expenses, was financed through (i) $346.7 million of available cash on hand, (ii) $2,250.0 million of borrowings under a senior secured term loan facility (together with a revolving facility providing for borrowings up to $300.0 million, the “senior secured credit facilities”), (iii) $1,300.0 million of senior notes and (iv) an equity investment of approximately $1,600.0 million by the Sponsors and their co-investors. The Acquisition, the related financing (including the issuance of the Restricted Notes) and the application of proceeds therefrom are referred to herein as the “Transactions.”

The following chart summarizes our corporate structure and principal indebtedness.

(1)	Represents the sum of cash equity investments of approximately $1,300.0 million made by the Sponsors and their co-investors, including certain members of management. See “Security Ownership of Certain Beneficial Owners” for further information regarding ownership of the common stock of Ceridian Holding.

(2)	Subsequent to the Acquisition, during the fourth quarter of 2007 and first quarter of 2008, certain of our employees purchased an aggregate of approximately $2.5 million of the common stock of Ceridian Holding.

(3)	Represents the sum of cash equity investments in preferred stock of approximately $300.0 million made by the Sponsors and their co-investors, including certain members of management. See “Security Ownership of Certain Beneficial Owners” for further information regarding ownership of the preferred stock of Ceridian Intermediate.

(4)	Subsequent to the Acquisition, during the fourth quarter of 2007 and the first quarter of 2008, certain of our employees purchased an aggregate of approximately $0.6 million of the preferred stock of Ceridian Intermediate.

(5)	Foundation Holdings, Inc. guarantees the senior secured credit facilities, but not the notes.

(6)	Our senior secured credit facilities provide for a $300.0 million revolving credit facility. As of September 30, 2008, $200.0 million was outstanding under the revolving credit facility. As of December 12, 2008, no amounts were outstanding under the revolving credit facility.

(7)	The non-U.S. subsidiaries of Ceridian do not guarantee the notes due to the adverse tax consequences of non-U.S. subsidiaries providing guarantees of indebtedness of U.S. entities. In addition, subsidiaries that are not directly or indirectly wholly owned by Ceridian or that are not otherwise required to guarantee the senior secured credit facilities do not guarantee the notes. For the fiscal year ended December 31, 2007 and the nine months ended September 30, 2008, the subsidiaries that do not guarantee the notes accounted for approximately $314.7 million and $250.3 million of our total revenue, respectively. As of September 30, 2008, the subsidiaries that do not guarantee the notes accounted for approximately $2,080.7 million of our total assets, and approximately $1,446.8 million of our total liabilities.

The Sponsors

The acquisition of Ceridian marks the third investment partnership between THL Partners and FNF. THL Partners and FNF have partnered together in the past, co-investing in Sedgwick CMS, a North American provider of innovative claims and productivity management solutions, and Fidelity National Information Services, Inc. (“FIS”), a provider of core financial institution processing, card issuer and transaction processing services. THL Partners and FNF believe that their partnerships have been successful due to the unique combination of financial and operational expertise provided by THL Partners and FNF, respectively. In acquiring Ceridian, the Sponsors are continuing to build upon this unique private equity/strategic investment partnership.

THL Partners

THL Partners is one of the oldest and most successful private equity firms in the United States and currently manages approximately $20 billion of committed capital. Since its founding in 1974, THL Partners has become the pre-eminent growth buyout firm, investing approximately $12 billion of equity capital in more than 100 businesses with an aggregate purchase price of more than $125 billion, completing more than 200 add-on acquisitions for portfolio companies and generating superior returns for its investors and partners. THL Partners identifies and acquires substantial ownership positions in large growth-oriented companies through acquisitions, recapitalizations and direct investments. THL Partners invests in companies with leading market positions, proven and experienced management teams, recognized brand names and well-defined business plans, which include opportunities for growth and expansion in their core and related businesses. THL Partners has had recent successes in business services, through its investments in The Nielsen Company (formerly VNU), West Corporation, Experian, FIS and Sedgwick CMS.

Fidelity National Financial

FNF is a provider of title insurance, specialty insurance, claims management services and information services. FNF is one of the nation’s largest title insurance companies through its title underwriters—Fidelity National Title, Chicago Title, Ticor, Ticor Title, Security Union Title and Alamo Title—that issue approximately 27% of all title insurance polices in the United States. FNF also provides flood insurance, personal lines insurance and home warranty insurance through its specialty insurance business. FNF also is a provider of outsourced claims management services to large corporate and public sector entities through its minority-owned subsidiary, Sedgwick CMS. FNF is also a leading information services company in the human resource, retail and transportation markets through its minority-ownership interest in Ceridian. FNF generated revenue of approximately $5.5 billion in 2007 and has a current market capitalization of approximately $2.7 billion as of December 12, 2008.

FNF has a consistent track record of managing business transformation and achieving significant cost synergies in past acquisitions. FNF acquired Alltel Information Services, a business similar to Ceridian, in 2003 and used it as the cornerstone in building FIS, a company with an approximate $3.0 billion market capitalization as of December 12, 2008. We believe that FNF will provide valuable expertise in executing our cost savings and technology strategies.

Our Executive Offices

Our principal executive offices are located at 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425, and our telephone number at that address is (952) 853-8100. Our web site is located at www.ceridian.com. The information on our web site is not part of this prospectus.

Summary of the Terms of the Exchange Offers

On November 9, 2007, in connection with the Transactions, we completed the private offering of $825,000,000 aggregate principal amount of 11 1/4% Senior Notes due 2015 (the “Senior Cash Pay Restricted Notes”) and $475,000,000 aggregate principal amount of 12 1/4%/13% Senior Toggle Notes due 2015 (the “Senior Toggle Restricted Notes” and, together with the Senior Cash Pay Restricted Notes, the “Restricted Notes”). We refer to the issuance of the Restricted Notes in this prospectus as the “original issuance.” The initial purchasers of the Restricted Notes in the original issuance were Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC and Banc of America Securities LLC.

At the time of the original issuance, we entered into a registration rights agreement with the initial purchasers of the Restricted Notes in which we agreed to, among other things, complete exchange offers for the Restricted Notes. We refer to the Senior Cash Pay Exchange Notes and the Senior Toggle Exchange Notes (each as defined below) as the “Exchange Notes.” You are entitled to exchange your Restricted Notes in the exchange offers for Exchange Notes with identical terms, except that the Exchange Notes will have been registered under the Securities Act and will not bear legends restricting their transfer. Unless you are a broker-dealer or unable to participate in the exchange offers, we believe that the Exchange Notes to be issued in the exchange offers may be resold by you without compliance with the registration and prospectus delivery requirements of the Securities Act. You should read the discussions under the headings “The Exchange Offers” and “Description of the Notes” for further information regarding the Exchange Notes.

Registration Rights Agreement	Under the registration rights agreement, we are obligated to offer to exchange the Restricted Notes for Exchange Notes with substantially identical terms. The exchange offers are intended to satisfy that obligation. After the exchange offers are complete you will no longer be entitled to any exchange or registration rights with respect to your Restricted Notes.

The Exchange Offers	We are offering to exchange up to:

•

$825,000,000 aggregate principal amount of 11 1/4% Senior Exchange Notes due 2015 (the “Senior Cash Pay Exchange Notes” and, together with the Senior Cash Pay Restricted Notes, the “Senior Cash Pay Notes”); and

•

$475,000,000 aggregate principal amount of 12 1/4%/13% Senior Toggle Exchange Notes due 2015 (the “Senior Toggle Exchange Notes” and, together with the Senior Toggle Restricted Notes, the “Senior Toggle Notes”)

for a like principal amount of the respective Restricted Notes to satisfy our obligations under the registration rights agreement.

In order to be exchanged, Restricted Notes must be properly tendered and accepted. All Restricted Notes that are validly tendered and not validly withdrawn will be accepted and exchanged.

We will issue the Exchange Notes promptly after the expiration of the exchange offers.

Resales of the Exchange Notes	We believe that the Exchange Notes to be issued in the exchange offers may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act if, but only if, you meet the following conditions:

•	the Exchange Notes to be issued to you in the exchange offers are acquired in the ordinary course of your business;

•

at the time of the commencement of the exchange offers you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes to be issued to you in the exchange offers in violation of the Securities Act;

•	you are not our affiliate, as that term is defined in Rule 405 of the Securities Act;

•	you are not engaging in, and do not intend to engage in, a distribution of the Exchange Notes to be issued to you in the exchange offers;

•

if you are a participating broker-dealer that will receive Exchange Notes for its own account in exchange for the Restricted Notes that were acquired as a result of market-making or other trading activities, that you will deliver a prospectus in connection with any resale of the Exchange Notes; and

•	you are not acting on behalf of any persons or entities who could not truthfully make the foregoing representations.

Our belief is based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties unrelated to us. The staff has not considered the exchange offers in the context of a no-action letter, and we cannot assure you that the staff would make a similar determination with respect to the exchange offers.

If you do not meet the above conditions, you may not participate in the exchange offers or sell, transfer or otherwise dispose of any Restricted Notes unless (i) they have been registered for resale by you under the Securities Act and you deliver a “resale” prospectus meeting the requirements of the Securities Act or (ii) you sell, transfer or otherwise dispose of the Exchange Notes in accordance with an applicable exemption from the registration requirements of the Securities Act.

Each broker-dealer that received Exchange Notes in the exchange offers for its own account in exchange for Restricted Notes that were acquired by that broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any of its resales of those Exchange Notes. A broker-dealer may use this prospectus to offer to resell, resell or otherwise transfer those Exchange Notes. See “Plan of Distribution.” A broker- dealer may use this prospectus for an offer to resell or to otherwise transfer those Exchange Notes for a period of 90 days after the expiration of the exchange offers.

Expiration Date	The exchange offers will expire at 5:00 p.m., New York City time, on January 23, 2009, unless we decide to extend the exchange offers. We do not intend to extend the exchange offers, although we reserve the right to do so in our sole discretion.

Conditions to the Exchange Offers	The only conditions to completing the exchange offers are that:

•	the exchange offers do not violate applicable law or any applicable interpretation of the staff of the SEC;

•

no action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offers, and no material adverse development shall have occurred in any existing action or proceeding with respect to us; and

•	all governmental approvals shall have been obtained, which approvals we deem necessary for the consummation of the exchange offers.

See “The Exchange Offers—Conditions.”

Procedures for Tendering Restricted Notes	The Restricted Notes were issued as global securities in fully registered form without interest coupons. Beneficial interests in the Restricted Notes which are held by direct or indirect participants in The Depository Trust Company (“DTC”) through certificateless depositary interests are shown on, and transfers of the Restricted Notes can be made only through, records maintained in book-entry form by DTC with respect to its participants.

If you are a holder of a Restricted Note held in the form of a book-entry interest and you wish to tender your Restricted Note for exchange pursuant to the exchange offers, you must transmit to Wells Fargo Bank, National Association, as exchange agent, on or prior to the expiration of the exchange offers either:

•	a written or facsimile copy of a properly completed and executed letter of transmittal and all other required documents to the address set forth on the cover page of the letter of transmittal; or

•

a computer-generated message transmitted by means of DTC’s Automated Tender Offer Program system and forming a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

The exchange agent must also receive on or prior to the expiration of the exchange offers either:

•	a timely confirmation of book-entry transfer of your original notes into the exchange agent’s account at DTC, in accordance with the procedure for book-entry transfers described in this prospectus under the heading “The Exchange Offer—Book-Entry Transfer;” or

•	the documents necessary for compliance with the guaranteed delivery procedures described below.

A form of letter of transmittal accompanies this prospectus. By examining the letter of transmittal or delivering a computer-generated message through DTC’s Automated Tender Offer Program system, you will represent to us that, among other things:

•	the Exchange Notes to be issued to you in the exchange offers are acquired in the ordinary course of your business;

•

at the time of the commencement of the exchange offers you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes to be issued to you in the exchange offer in violation of the Securities Act;

•	you are not our affiliate, as that term is defined in Rule 405 of the Securities Act;

•	you are not engaging in, and do not intend to engage in, a distribution of the Exchange Notes to be issued to you in the exchange offers;

•

if you are a participating broker-dealer that will receive Exchange Notes for your own account in exchange for the Restricted Notes that were acquired as a result of market-making or other trading activities, that you will deliver a prospectus in connection with any resale of the Exchange Notes; and

•	you are not acting on behalf of any persons or entities who could not truthfully make the foregoing representations.

Special Procedures for Beneficial Owner	If you are the beneficial owner of Restricted Notes and they are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender your Restricted Notes, you should promptly contact the person in whose name your Restricted Notes are registered and instruct that person to tender on your behalf. Any registered holder that is a participant in DTC’s book-entry transfer facility system may make book-entry delivery of the Restricted Notes by causing DTC to transfer the Restricted Notes into the exchange agent’s account. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal for your Restricted Notes and delivering your Restricted Notes, either make appropriate arrangements to register ownership of the Restricted Notes in your name or obtain a properly completed bond power from the person in whose name your Restricted Notes are registered. The transfer of registered ownership may take considerable time.

Guaranteed Delivery Procedures	If you wish to tender your Restricted Notes and:

•	they are not immediately available;

•	time will not permit your Restricted Notes or other required documents to reach the exchange agent before the expiration of the exchange offers; or

•	you cannot complete the procedure for book-entry transfer on a timely basis,

you may tender your Restricted Notes in accordance with the guaranteed delivery procedures set forth in “The Exchange Offers—Procedures for Tendering Restricted Notes.”

Acceptance of Restricted Notes and Delivery of Exchange Notes	Except under the circumstances described above under “Conditions to the Exchange Offers,” we will accept for exchange any and all Restricted Notes which are properly tendered in the exchange offers prior to 5:00 p.m., New York City time, on the expiration date. The Exchange Notes to be issued to you in the exchange offers will be delivered promptly following the expiration date. See “The Exchange Offers—Terms of the Exchange Offers.”

Withdrawal	You may withdraw the tender of your Restricted Notes at any time prior to 5:00 p.m., New York City time, on the expiration date. We will return to you any Restricted Notes not accepted for exchange for any reason without expense to you as promptly as we can after the expiration or termination of the exchange offers.

Use of Proceeds	We will not receive any proceeds from the exchange offers.

Exchange Agent	Wells Fargo Bank, National Association is serving as the exchange agent in connection with the exchange offers.

Consequences of Failure to Exchange	If you do not participate in the exchange offers, upon completion of the exchange offers, the liquidity of the market for your Restricted Notes could be adversely affected. See “The Exchange Offers—Consequences of Failing to Exchange Restricted Notes.”

Federal Income Tax Consequences	The exchange of Restricted Notes for Exchange Notes will not be a taxable event for federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations.”

Summary of the Terms of the Exchange Notes

The following summary contains basic information about the Restricted Notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the Exchange Notes, please refer to the section of this prospectus entitled “Description of the Notes.”

Issuer	Ceridian Corporation.

Exchange Notes Offered

$1,300,000,000 of Exchange Notes, comprised of $825,000,000 aggregate principal amount of 11 1/4% Senior Notes due 2015 and $475,000,000 aggregate principal amount of 12 1/4%/13% Senior Toggle Notes due 2015.

Maturity	The Exchange Notes will mature on November 15, 2015.

Interest	Interest on the Senior Cash Pay Exchange Notes will accrue in cash at a rate of 11 1/4% per annum.

For any interest payment prior to November 15, 2011, we may elect to pay interest on the Senior Toggle Exchange Notes, at our option either (i) entirely in cash (“cash interest”), (ii) entirely through payment-in-kind (“PIK”) by increasing the principal amount of the Senior Toggle Exchange Notes (“PIK interest”) or (iii) by paying half of the interest on the principal amount of Senior Toggle Exchange Notes in cash interest and half in PIK interest. After November 15, 2011, all interest on the Senior Toggle Exchange Notes will be payable in cash. Cash interest on the Senior Toggle Exchange Notes will accrue at a rate of 12 1/4% per annum, and PIK interest on the Senior Toggle Exchange Notes will accrue at a rate of 13% per annum. If we elect to pay PIK interest, we will increase the principal amount of the Senior Toggle Exchange Notes in an amount equal to the amount of PIK interest for the applicable interest payment period (rounded up to the nearest $1,000 in the case of global notes) due to holders of Senior Toggle Exchange Notes on the relevant record date. The Senior Toggle Exchange Notes will bear interest on the increased principal amount thereof from and after the applicable interest payment date on which a payment of PIK interest is made. We must elect the form of interest payment for the Senior Toggle Exchange Notes with respect to each interest period prior to the beginning of the applicable interest period. In the absence of such an election or proper notification of such election to the trustee, interest on the Senior Toggle Exchange Notes will be in the form specified in the most recent interest election we delivered.

Interest on the Exchange Notes will be payable on May 15 and November 15 of each year.

Original Issue Discount

We have the option to pay interest on the Senior Toggle Exchange Notes in cash interest or PIK interest. For U.S. federal income tax purposes, the existence of this option means that none of the interest payments on the Senior Toggle Exchange Notes will be qualified stated interest even if we never exercise the option to pay interest in the form of PIK interest. Consequently, the Senior Toggle Exchange Notes will be treated as issued with original issue discount and U.S. holders will be required to include such discount in gross income for U.S. federal income tax purposes in advance of the receipt of cash payments on the Senior Toggle Exchange Notes. See “Certain U.S. Federal Income Tax Considerations.”

Guarantees	The Exchange Notes will be guaranteed, jointly and severally, on a senior, unsecured basis by ABR Information Services, Inc., ABR Properties, Inc., Ceridian Benefits Services, Inc., Ceridian Canada Holdings, Inc., Ceridian Recruiting Solutions, Inc., Ceridian Retirement Plan Services, Inc., Ceridian Tax Service, Inc., Comdata Network, Inc., Comdata Network, Inc. of Australia, Comdata Network, Inc. of California, Comdata Processing Systems, Inc., Comdata Stored Value Solutions, Inc., Comdata Telecommunications Services, Inc., FTB Insurance Agency, Inc., Intertax, Inc. and each of our future subsidiaries who guarantee the Exchange Notes pursuant to the terms of the indenture.

Ranking	The Exchange Notes will be our unsecured senior obligations and will:

•	rank senior in right of payment to our future debt and other obligations that are, by their terms, expressly subordinated in right of payment to the Exchange Notes;

•	rank equally in right of payment to all of our existing and future debt and other obligations that are not, by their terms, expressly subordinated in right of payment to the Exchange Notes; and

•

be effectively subordinated in right of payment to all of our existing and future secured debt, to the extent of the value of the assets securing such debt, and be structurally subordinated to all obligations of each of our subsidiaries that is not a guarantor of the Exchange Notes.

Similarly, the guarantees of the Exchange Notes will be senior unsecured obligations of the guarantors and will:

•	rank senior in right of payment to all of the applicable guarantor’s future debt and other obligations that are, by their terms, expressly subordinated in right of payment to the Exchange Notes;

•

rank equally in right of payment to all of the applicable guarantor’s existing and future debt and other obligations that are not, by their terms, expressly subordinated in right of payment to the Exchange Notes; and

•

be effectively subordinated in right of payment to all of the applicable guarantor’s existing and future secured debt, to the extent of the value of the assets securing such debt, and be structurally subordinated to all obligations of any subsidiary of a guarantor if that subsidiary is not also a guarantor of the notes.

As of September 30, 2008, we had $2,450 million of secured debt, excluding up to $100.00 million available to borrow under our senior secured revolving facility, to which the Exchange Notes would be effectively subordinated, and our subsidiaries that are not guarantors of the Exchange Notes had liabilities of $1,446.8 million.

Optional Redemption	Prior to November 15, 2011, we may redeem some or all of the Exchange Notes for cash at a redemption price equal to 100% of their principal amount plus an applicable make-whole premium (as described in “Description of the Notes—Optional Redemption”) plus accrued and unpaid interest to the redemption date. Beginning on November 15, 2011, we may redeem some or all of the Exchange Notes at the redemption prices listed under “Description of the Notes—Optional Redemption” plus accrued and unpaid interest to the redemption date.

Optional Redemption After Certain Equity Offerings	At any time (which may be more than once) until November 15, 2010, we can choose to redeem up to 35% of the outstanding notes of either series with money that we raise in certain equity offerings, so long as:

•	we pay 111.25% of the face amount of the Senior Cash Pay Exchange Notes or 112.25% of the face amount of the Senior Toggle Exchange Notes, as applicable, plus accrued and unpaid interest;

•	we redeem the Exchange Notes within 180 days of completing such equity offering; and

•	at least 50% of the aggregate principal amount of the applicable series of Exchange Notes remains outstanding afterwards.

Change of Control Offer	If we experience a change in control, we must give holders of the Exchange Notes the opportunity to sell us their notes at 101% of their face amount, plus accrued and unpaid interest.

We might not be able to pay you the required price for Exchange Notes you present to us at the time of a change of control, because we might not have enough funds at that time.

Asset Sale Proceeds	If we or our subsidiaries engage in asset sales, we generally must either invest the net cash proceeds from such sales in our business within a period of time, prepay senior debt or make an offer to purchase a principal amount of the Exchange Notes equal to the excess net cash proceeds. The purchase price of the Exchange Notes will be 100% of their principal amount, plus accrued and unpaid interest.

Certain Covenants	The indenture governing the Exchange Notes contains covenants, including, among others, covenants limiting our ability and the ability of our restricted subsidiaries to:

•	incur additional debt or enter into sale and leaseback transactions;

•	pay dividends or distributions on our capital stock or repurchase our capital stock;

•	issue stock of subsidiaries;

•	make certain investments;

•	create liens on our assets;

•	enter into transactions with affiliates;

•	incur restrictions on the ability of our subsidiaries to pay dividends or to make other payments to us;

•	merge or consolidate with another company; and

•	transfer and sell assets.

These covenants are subject to a number of important limitations and exceptions.

Risk Factors

Investing in the Exchange Notes involves a high degree of risk. Please see “Risk Factors” immediately following this summary for a discussion of risks relating to an investment in the Exchange Notes and participation in the exchange offers.

RISK FACTORS

Participating in the exchange offers and investing in the notes involves a high degree of risk. You should carefully consider the risks described below, together with the other information contained in this prospectus, before making your decision to participate in the exchange offers or invest in the notes. Any of the following risks could harm the value of the notes directly, or our business and financial results and thus indirectly cause the value of the notes to decline. As a result of any of these risks, you may lose all or part of your investment in the notes.

Risks Related to the Notes

Our substantial indebtedness could adversely affect our operations and your investment in the notes.

As a result of the Transactions, we have a significant amount of indebtedness. As of September 30, 2008, we had outstanding total indebtedness of approximately $3,754.0 million, including $200.0 of debt outstanding under our senior secured revolving credit facility. As of December 12, 2008, we had no amounts outstanding under our senior secured revolving credit facility and as of that date had approximately $300.0 million of additional borrowing capacity.

Our substantial level of indebtedness and other financial obligations increase the possibility that we may be unable to generate cash sufficient to pay, when due, the principal of, interest on, or other amounts due, in respect of our indebtedness, including the notes. Our substantial debt could also have other significant consequences. For example, it could:

•	increase our vulnerability to general adverse economic, competitive and industry conditions;

•	limit our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes on satisfactory terms or at all;

•

require us to dedicate a substantial portion of our cash flow from operations to the payment of our indebtedness, thereby reducing the funds available to us for operations and any future business opportunities;

•	expose us to the risk of increased interest rates as certain of our borrowings, including borrowings under our senior secured credit facilities, which are at variable rates of interest;

•	restrict us from making strategic acquisitions or cause us to make non-strategic divestitures;

•	limit our planning flexibility for, or ability to react to, changes in our business and the industries in which we operate;

•	limit our ability to adjust to changing market conditions; and

•	place us at a competitive disadvantage with competitors who may have less indebtedness and other obligations or greater access to financing.

If we fail to make any required payment under our senior secured credit facilities or to comply with any of the financial and operating covenants included in the senior secured credit facilities, we will be in default. Lenders under such facilities could then vote to accelerate the maturity of the indebtedness and foreclose upon our and our subsidiaries’ assets securing such indebtedness. Other creditors might then accelerate other indebtedness. If any of our creditors accelerate the maturity of their indebtedness, we may not have sufficient assets to satisfy our obligations under the senior secured credit facilities or our other indebtedness, including the notes offered hereby.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Although the indenture governing the notes offered hereby and our senior secured credit facilities contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. For example, as of December 12, 2008 we have up to $300.0 million of borrowings available under our senior secured revolving credit facility. In addition to the amount available under our revolving credit facility, we may, at our option subject to certain conditions, increase the amount of indebtedness we incur under our senior secured credit facilities through additional term loan borrowings or additional availability under our revolving credit facility in an aggregate amount not to exceed $300.0 million. Any additional borrowings would be effectively senior to the notes and the related guarantees to the extent of the value of the assets securing such indebtedness. Moreover the indenture governing the notes offered hereby does not impose any limitation on our incurrence of liabilities that are not considered “indebtedness” under the indenture, and does not impose any limitation on liabilities incurred by our subsidiaries, if any, that might be designated as “unrestricted subsidiaries.” If we incur additional debt above the levels in effect, the risks associated with our substantial leverage would increase.

Our ability to generate the significant amount of cash needed to pay interest and principal on the notes and service our other debt and financial obligations and our ability to refinance all or a portion of our indebtedness or obtain additional financing depends on many factors beyond our control.

Our ability to make payments on and refinance our debt, including the notes, amounts borrowed under our senior secured credit facilities and other financial obligations, and to fund our operations will depend on our ability to generate substantial operating cash flow. Although we have not experienced insufficient cash flows in the past, we may not be able to generate sufficient cash flows in the future to service our debt and other financial obligations. Our cash flow generation will depend on our future performance, which will be subject to prevailing economic conditions and to financial, business and other factors, many of which are beyond our control.

Our business may not generate sufficient cash flow from operations and future borrowings may not be available to us under our senior secured credit facilities or otherwise in amounts sufficient to enable us to service our indebtedness, including the notes and borrowings under our senior secured credit facilities or to fund our other liquidity needs. If we cannot service our debt, we will have to take actions such as reducing or delaying capital investments, selling assets, restructuring or refinancing our debt or seeking additional equity capital. Any of these remedies may not, if necessary, be effected on commercially reasonable terms, or at all. Also, the indenture governing the notes and the credit agreement for our senior secured credit facilities may restrict us from adopting any of these alternatives. In addition, the customer funds held by us in trust or otherwise, which are reflected as assets on our balance sheet, may not be legally available to service our indebtedness and fund our other liquidity needs. Because of these and other factors beyond our control, we may be unable to pay the principal, premium, if any, interest or other amounts on the notes.

The notes are effectively subordinated to our secured indebtedness.

The indenture governing the notes permits us to incur certain secured indebtedness, including indebtedness under our senior secured credit facilities. Indebtedness under our senior secured credit facilities is secured by a lien on substantially all of our assets, including pledges of all or a portion of the capital stock of our subsidiaries. The notes are unsecured and are, therefore, effectively subordinated to our secured indebtedness, to the extent of the value of the collateral securing such indebtedness. Accordingly, if we or a subsidiary guarantor are involved in a bankruptcy, liquidation, dissolution, reorganization or similar proceeding or upon a default in payment on, or the acceleration of, any indebtedness under our senior secured credit facilities or our other secured indebtedness, our assets and those of the subsidiary guarantors that secure indebtedness will be available to pay obligations on the notes only after all indebtedness under our senior secured credit facilities or other secured indebtedness have been paid in full from those assets. We may not have sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. As of September 30, 2008, we had secured indebtedness of $2,450.0 million ($200.0 million of which we subsequently repaid) under our senior secured credit facilities, and $1.9 million of capital lease obligations. As of December 12, 2008, we had approximately $300.0 million of additional borrowing capacity under our senior credit facility, all of which would be secured.

The notes are structurally subordinated to the liabilities of our subsidiaries that do not guarantee the notes. Your right to receive payments on the notes could be adversely affected if any of our non-guarantor subsidiaries or less than wholly-owned subsidiaries declare bankruptcy, liquidate or reorganize.

Not all of our subsidiaries guarantee the notes. As a result, the notes are also structurally subordinated to all existing and future obligations, including indebtedness, of our subsidiaries that do not guarantee the notes, and the claims of creditors of these subsidiaries, including trade creditors, will have priority as to the assets of these subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade and other creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us and in turn to our creditors.

For the year ended December 31, 2007 and the nine months ended September 30, 2008, the non-guarantor subsidiaries accounted for approximately $314.7 million and $250.3 million of our total revenue, respectively. As of September 30, 2008, the non-guarantor subsidiaries accounted for approximately $2,080.7 million, or 22%, of our total assets, and approximately $1,446.8 million, or 17.9%, of our total liabilities.

If a bankruptcy petition were filed by or against us, you may receive a lesser amount for your claim than you would be entitled to receive under the indenture governing the notes.

If a bankruptcy petition were filed by or against us under the U.S. Bankruptcy Code after the issuance of the notes, the claim by any holder of the notes for the principal amount of the notes may be limited to an amount equal to the sum of:

•	the original issue price for the notes; and

•	that portion of the original issue discount that does not constitute “un-matured interest” for purposes of the U.S. Bankruptcy Code.

Any original issue discount that was not amortized as of the date of the bankruptcy filing would constitute un-matured interest. Accordingly, holders of the notes under these circumstances may receive a lesser amount than they would be entitled to under the terms of the indenture governing the notes, even if sufficient funds are available.

Restrictive covenants in the senior secured credit facilities and the indenture may restrict our ability to pursue our business strategies.

Our senior secured credit facilities and the indenture governing the notes offered hereby contain a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interests. These agreements governing our indebtedness include covenants restricting, among other things, our ability to:

•	incur or guarantee additional debt or issue certain preferred stock;

•	pay dividends or make distributions on our capital stock or redeem, repurchase or retire our capital stock, subordinated debt and certain other debt;

•	make certain investments;

•	create liens on our or our subsidiary guarantors’ assets to secure debt;

•	create restrictions on the payment of dividends or other amounts to us from our restricted subsidiaries that are not guarantors of the notes;

•	make capital expenditures;

•	enter into transactions with affiliates;

•	merge or consolidate with another person or sell or otherwise dispose of all or substantially all of our assets;

•	sell assets, including capital stock of our subsidiaries;

•	alter the business that we conduct; and

•	designate our subsidiaries as unrestricted subsidiaries.

If we fail to make any required payment under our senior secured credit facilities or to comply with any of the covenants included in the senior secured credit facilities, we will be in default. Lenders under such facilities could then vote to accelerate the maturity of the indebtedness and foreclose upon our and our subsidiaries’ assets securing such indebtedness. Other creditors might then accelerate other indebtedness. If any of our creditors accelerate the maturity of their indebtedness, we may not have sufficient assets to satisfy our obligations under the senior secured credit facilities or our other indebtedness, including the notes offered hereby. In addition, a default under the indenture governing the notes would cause a default under the senior secured credit facilities, and the acceleration of debt under the senior secured credit facilities or the failure to pay that debt when due would cause a default under the indenture governing the notes (assuming the amount of that debt is in excess of $50.0 million). The lenders under our senior secured credit facilities also have the right upon an event of default thereunder to terminate any commitments they have to provide further borrowings. Further, following an event of default under our senior secured credit facilities, the lenders under such facilities will have the right to proceed against the collateral granted to them to secure that debt. If the debt under our senior secured credit facilities or the notes offered hereby were to be accelerated, our assets may not be sufficient to repay in full that debt or any other debt that may become due as a result of that acceleration.

Notwithstanding the restrictions on our ability to pay dividends, redeem or purchase capital stock and make certain other restricted payments, the indenture governing the notes allows us to make significant restricted payments in certain circumstances. See “Description of the Notes—Certain Covenants—Limitation on Restricted Payments” and “—Covenant Suspension.”

We may not be able to fulfill our repurchase obligations in the event of a change of control.

Upon the occurrence of any change of control, we will be required to make a change of control offer to repurchase the notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. Any change of control also would constitute a default under our senior secured credit facilities. Therefore, upon the occurrence of a change of control, the lenders under our senior secured credit facilities would have the right to accelerate their loans, and if so accelerated, we would be required to repay all of our outstanding obligations under our senior secured credit facilities. Also, our senior secured credit facilities generally prohibit us from purchasing any notes if we do not repay all borrowings under such facilities first or obtain the consent of the lenders under such facilities. Accordingly, unless we first repay all such borrowings or obtain the consent of such lenders, we will be prohibited from purchasing the notes upon a change of control.

In addition, if a change of control occurs, there can be no assurance that we will have available funds sufficient to pay the change of control purchase price for any of the notes that might be delivered by holders of the notes seeking to accept the change of control offer and, accordingly, none of the holders of the notes may receive the change of control purchase price for their notes. Our failure to make the change of control offer or to pay the change of control purchase price with respect to the notes when due would result in a default under the indenture governing the notes. See “Description of the Notes—Events of Default and Remedies.”

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	intended to hinder, delay or defraud creditors; or

•	received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the then fair saleable value of all of its assets; or

•

if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We believe that each guarantor, after giving effect to its guarantee of each series of notes, was not insolvent, did not have unreasonably small capital for the business in which it is engaged and did not have incurred debts beyond its ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our or any guarantor’s conclusions in this regard.

You will be required to pay U.S. federal income tax on the senior toggle notes even if we do not pay cash interest.

None of the interest payments on the Senior Toggle Notes will be qualified stated interest for U.S. federal income tax purposes, even if we never exercise the option to pay PIK interest, because the Senior Toggle Notes provide us with the option to pay cash interest or PIK interest for any interest payment period through November 15, 2011. Consequently, the Senior Toggle Notes will be treated as issued with original issue discount (“OID”) for U.S. federal income tax purposes, and U.S. holders will be required to include the OID in gross income on a constant yield to maturity basis, regardless of whether interest is paid currently in cash and regardless of their regular method of tax accounting.

We will only be entitled to deduct a portion of any interest or OID on the Senior Toggle Notes for U.S. federal income tax purposes, and only at such time as such interest or OID is considered paid in cash.

The Senior Toggle Notes constitute “applicable high yield discount obligations” for U.S. federal income tax purposes. As such, any interest deductions with respect to any OID relating to the Senior Toggle Notes will be deferred until paid in cash, and will be disallowed to the extent the yield to maturity on the Senior Toggle Notes exceeds six percentage points over the “applicable federal rate” (as determined under the Internal Revenue Code) in effect for the calendar month in which the Senior Toggle Notes were issued. The deferral and disallowance of deductions for payments of interest or OID on the Senior Toggle Notes will reduce the amount of cash available to us to meet our obligations under the notes.

Risks Relating to the Exchange Offers

Your Restricted Notes will not be accepted for exchange if you fail to follow the exchange offers procedures.

We will not accept your Restricted Notes for exchange if you do not follow the exchange offers procedures. We will issue Exchange Notes as part of the exchange offers only after a timely receipt of your Restricted Notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you wish to tender your Restricted Notes, please allow sufficient time to ensure timely delivery. If we do not receive your Restricted Notes, letter of transmittal and other required documents by the time of expiration of the exchange offers, we will not accept your Restricted Notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of Restricted Notes for exchange. If there are defects or irregularities with respect to your tender of Restricted Notes, we will not accept your Restricted Notes for exchange.

If you do not exchange your Restricted Notes, there will be restrictions on your ability to resell your Restricted Notes.

Following the exchange offers, Restricted Notes that you do not tender or that we do not accept will be subject to transfer restrictions. Absent registration, any untendered Restricted Notes may therefore be offered or sold only in transactions that are not subject to, or that are exempt from, the registration requirements of the Securities Act and applicable state securities laws.

An active trading market may not develop for these notes.

Each series of Exchange Notes are new issue of securities, and there is no established trading market for the Exchange Notes. We do not intend to apply to list the notes for trading on any securities exchange or to arrange for quotation on any automated dealer quotation system. As a result of this and the other factors listed below, an active trading market for the Exchange Notes may not develop, in which case the market price and liquidity of the Exchange Notes may be adversely affected.

In addition, you may not be able to sell your Exchange Notes at a particular time or at a price favorable to you. Future trading prices of the Exchange Notes will depend on many factors, including:

•	our operating performance and financial condition;

•	our prospects or the prospects for companies in our industry generally;

•	our ability to complete the exchange offers;

•	the interest of securities dealers in making a market in the notes;

•	the market for similar securities;

•	prevailing interest rates; and

•	the other factors described in this prospectus under “Risk Factors.”

Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the Exchange Notes will be subject to disruptions. A disruption may have a negative effect on you as a holder of the Exchange Notes, regardless of our prospects or performance.

Risks Relating to our Business and our Industry

Our ability to implement and execute our strategic plans may not be successful and, accordingly, we may not be successful in achieving our strategic goals, which may adversely affect our business.

We may not be successful in developing and implementing our strategic plans for our businesses or the operational plans that have been or need to be developed to implement the strategic plans. If the development or implementation of such plans are not successful, we may not produce the revenue, margins, earnings or synergies that we need to be successful. In addition, these strategic plans and operational plans need to continue to be assessed and reassessed to meet the challenges and needs of our businesses in order for us to remain competitive. Further, the execution of the strategic plans will, to some extent, be dependent on external factors that we cannot control.

We may not realize the anticipated cost savings related to our operating improvement plan pursuant to the anticipated timetable or at all, which could adversely affect our financial condition. We also cannot assure you that we will not exceed one-time costs associated with implementing our cost savings initiatives.

We have specific initiatives underway to improve margins, including in our U.S. HRS business. The operating improvement plan consists of several initiatives to significantly improve results including workforce reduction, consolidation of facilities, improving sourcing capabilities, streamlined technology spending and business process improvements. The success of our operating improvement plan will depend on our ability to realize anticipated cost savings. In addition, we estimate that this cost savings plan will require us to incur approximately $50 million in one-time costs by the end of 2008. Our ability to successfully realize cost savings and the timing of any realization may be affected by a variety of factors including, without limitation, our ability to reduce our purchasing expenditures, consolidate and integrate our information technology infrastructure and otherwise execute our plan, retain personnel necessary to execute our plan, respond to negative customer or supplier reactions to our plan, extend our offshoring programs and reduce other SG&A expenses. The one-time costs associated with implementing our operating improvement plan may exceed the anticipated amounts. We may not achieve the anticipated cost savings, and we may not achieve the cost savings within the time we currently expect, which could adversely affect our financial condition.

We may also face delays or difficulties in implementing product, process and system improvements which could adversely affect the timing or effectiveness and margin improvement efforts in our business and our ability to successfully compete in the markets we serve.

In addition, the profitability of certain elements of our business can also vary from year-to-year due to either external or internal factors. We may not be able to improve the performance of the elements of the business that lose money or are less profitable than others. Further, each business and operating function requires substantial ongoing investment in maintaining and improving infrastructure and product solutions. We may not have sufficient financial resources to fund all of the desired or necessary investments, which could adversely affect our business.

Economic and governmental factors may adversely affect our business and operating results.

Economic conditions, trade, monetary and fiscal policies and governmental regulations may substantially change, with corresponding impacts on the industries that we serve. The following changing overall economic conditions could affect us:

•

declining interest rates can result in a corresponding decrease in investment income from invested customer funds which are held pending remittance to taxing authorities, customer employees and other third parties;

•

the devaluation or impairment of financial assets or the failure or inability of other entities to make payment to us under financial instruments could affect the value of our customer and corporate funds, negatively impact our liquidity position and result in a loss of existing customers or our ability to attract new customers;

•

decreased employment levels, as well as slowed economic conditions, could negatively affect wage and bonus payments, orders and the timing of product installations, and negatively impact the operating results of our HRS business;

•

falling fuel prices negatively impacting Comdata’s revenue and rising fuel prices increase the working capital requirements and subject Comdata to greater credit or bad debt risks with respect to its customers that purchase fuel using a Comdata payment method; and

•	the level of activity in the transportation and retail industries impacting the respective revenues of Comdata and SVS.

In particular, the current lower interest rates have caused a decrease in our revenue from interest on customer funds held in trust. Also, the Reserve Primary Fund, a formerly triple-A rated money market fund in which we invested customer and corporate funds, has delayed distributions pending its liquidation. As of December 12, 2008, $141.8 million of customer funds and $21.2 million of our corporate funds remained invested in the fund. We cannot assure you when we will recover the remaining portion of our invested funds or the exact amount we will ultimately recover. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Balance Sheets” for discussion regarding the Reserve Fund.

Changes in or the elimination of governmental regulations may adversely affect our revenue and earnings and the way in which we conduct our business. Changes in governmental regulations are difficult to predict and could be significant. For example, the timing and amount of remittances associated with the investment of customer funds, a reduction in the period of time we are allowed to hold remittances as well as the amount of such remittances, may decrease our revenue and earnings. As another example, the extent and type of benefits that employers are required to or may choose to provide to employees and/or the amount and type of federal or state taxes employers and employees are required to pay will affect the revenue and earnings associated with the products or services that we may sell. As a third example, Comdata is currently licensed on the state level by the banking or financial institutions departments of numerous states. Continued licensing by these states is subject to ongoing satisfaction of compliance requirements regarding safety and soundness. Changes in this regulatory environment, including the implementation of new or varying measures by the government, may significantly affect or change the manner in which we currently conduct some of the aspects of our business. Regulatory changes may also restrict or eliminate present and future business opportunities available to us.

If we are unable to respond to changing economic factors and timely and appropriately comply with existing or changed government regulations, there may be an adverse affect on our financial results and we may be subject to injunctions, other sanctions and the payment of fines and penalties.

Our results of operations could be adversely affected if we fail to retain our existing customers, sell additional products and services to our existing customers, introduce new or enhanced products and services and attract and retain new customers.

Our revenue and revenue growth are dependent on our ability to retain customers, sell them additional products and services, introduce new products and services and attract new customers in each of our businesses. Our ability to increase revenue will depend on a variety of factors, including:

•	customer willingness to accept any price increases;

•	the quality and perceived value of our product and service offerings by existing and new customers;

•	effective sales and marketing efforts;

•	our speed to market and avoidance of difficulties or delays in development of new products and services;

•	the level of market acceptance of new products and services;

•	actions or reactions of our competitors;

•	our ability to integrate technology into our products and services to avoid obsolescence and provide scalability;

•	the successful implementation of products and services for new and existing customers;

•	the regulatory needs and requirements facing us and our customers; and

•	our ability to meet increased customer regulatory requirements, including our customers that are governmental agencies or entities.

Our inability to retain existing customers, sell additional products and services, or successfully develop and implement new and enhanced products and services and attract new customers and, accordingly, increase our revenues could adversely affect our future results of operations.

Our strategy to make acquisitions of and investments in complementary businesses, products and technologies may not be successful and involves risks that could adversely affect our business and operating results.

One of our growth strategies is to make acquisitions of and investments in complementary businesses, products and technologies that will enable us to add products and services for our core customer base and for adjacent markets, and to expand each of our businesses geographically. Our ability to make these acquisitions and investments will depend on a number of factors, many of which are outside our control, including:

•	the availability of suitable acquisition candidates and investments at acceptable costs;

•	complete financial information to make informed investment decisions;

•	our ability to compete effectively for these acquisition candidates and investments;

•	the availability of capital to complete these acquisitions and investments; and

•	the proper allocation of resources to value, negotiate, acquire and integrate the acquisition or investment into our business segments.

In addition, implementation of this strategy entails a number of other risks, including:

•	inaccurate assessment of undisclosed liabilities;

•	entry into markets in which we may have limited or no experience;

•	potential loss of key employees or customers of the acquired businesses;

•	difficulties in assimilating the operations and products of an acquired business or in realizing projected efficiencies and cost savings;

•	reallocation of significant amounts of capital from operating initiatives to acquisitions; and

•	incur and increase indebtedness and a limitation in our ability to incur and access additional capital when needed.

In addition, from an accounting perspective, most acquisitions and investments involve periodic assessments of the recoverable value of goodwill and other intangible assets. Such assessments could result in an impairment of the goodwill or other intangible assets recorded which may have an adverse impact on our financial condition or operating results.

These risks could be heightened if we complete several acquisitions or investments within a relatively short period of time. The benefits of an acquisition or investment may often take considerable time to be realized, or may never be realized, and we cannot guarantee that any acquisition or investment will in fact produce the revenue, earnings or business synergies that we anticipated at the time of the transaction.

Any breach of our IT security or loss of customer data could adversely affect our businesses.

Any security breach in our business processes and/or systems has the potential to impact our customer information and our financial reporting capabilities which could result in the potential loss of business and our ability to accurately report financial results. In addition, any issue of data privacy as it relates to unauthorized access to or loss of customer and/or employee information could result in the potential loss of business, damage to our market reputation, litigation and regulatory investigation and penalties. We cannot assure you that our continued investment in the security of our IT systems, continued efforts to improve the controls within our IT systems, business processes improvements, and the enhancements to our culture of information security will prevent attempts to breach our security or unauthorized access to confidential, sensitive or proprietary information. If our security is breached or confidential information accessed, our business and operating results could be adversely affected.

Our success will depend on our ability to protect our intellectual property rights.

The success of our business will depend, in part, on:

•	preserving our trade secrets and maintaining the security of our know-how and data; and

•	operating without infringing upon patents and proprietary rights held by third parties.

Failure to protect, monitor and control the use of our intellectual property rights could cause us to lose a competitive advantage and incur significant expenses. We rely on a combination of contractual provisions, confidentiality procedures and copyright, trademark, service mark and trade secret laws to protect the proprietary aspects of our brands, technology, data and estimates. These legal measures afford only limited protection, and competitors or others may gain access to our intellectual property and proprietary information. Our trade secrets, data and know-how could be subject to unauthorized use, misappropriation, or disclosure, despite having required our employees, consultants, customers, and collaborators to enter into confidentiality agreements. Our trademarks could be challenged, forcing us to re-brand our products or services, resulting in loss of brand recognition and requiring us to devote resources to advertising and marketing new brands. Furthermore, litigation may be necessary to enforce our intellectual property rights, to protect our trade secrets and to determine the validity and scope of our proprietary rights.

There can be no assurance that the intellectual property laws and other statutory and contractual arrangements we currently depend upon will provide sufficient protection in the future to prevent the infringement, use or misappropriation of our trademarks, data, technology and other products and services. In addition, the growing need for global data, along with increased competition and technological advances, puts increasing pressure on us to share our intellectual property for client applications. Policing unauthorized use of intellectual property rights can be difficult and expensive, and adequate remedies may not be available. Any future litigation, regardless of outcome, could result in substantial expense and diversion of resources with no assurance of success and could adversely affect our business, results of operation and financial condition.

Our systems may be subject to disruptions that could adversely affect our business and reputation.

Our business is dependent on our payroll, transaction, financial, accounting and other data processing systems. We rely on these systems to process, on a daily basis, a large number of complicated transactions. If any of these systems fail to operate properly or become disabled even for a brief period of time we could potentially lose control of customer data and we could suffer financial loss, a disruption of our businesses, liability to clients, regulatory intervention or damage to our reputation. In addition, in the event of a catastrophic occurrence, either natural or man-made, our ability to protect our infrastructure, including client data, and maintain ongoing operations could be significantly impaired. We cannot assure you that our business continuity and disaster recovery plans and strategies will be successful in mitigating the effects of a catastrophic occurrence. We could potentially lose control of customer and other data and may experience significant interruptions of our operations and service to our customers.

The failure of our HRS business to comply with applicable laws could result in substantial taxes, penalties and liabilities that could adversely affect our business.

We are subject to various laws and regulations, and our failure to comply with such laws and regulations could adversely affect our business. For example, our HRS customers remit employer and employee tax funds to our HRS businesses. Our HRS business processes the data received from its customers and remits the funds along with a tax return to the appropriate taxing authorities when due. Under various service agreements with its customers, our HRS business assumes financial responsibility for the payment of the taxes, penalties and liabilities assessed against its customers arising out of the failure of our HRS business to fulfill its obligations under its agreements with these customers, unless these taxes, penalties or liabilities are attributable to the customer’s failure to comply with the terms of the agreement the customer has with our HRS business. These taxes, penalties and liabilities could, in some cases, be substantial and could adversely affect its business and operating results. Additionally, the failure of our HRS business to fulfill its obligations under its customer agreements could adversely affect our reputation, its relationship with our customers and its ability to gain new customers. In addition, mistakes may occur in connection with this service. Our HRS business and its customers may be subject to penalties imposed by tax authorities for late filings or underpayment of taxes.

As a result of the services our Benefits operating unit provides, it may be subject to potential legal liability as a provider of portability compliance services. As a provider of COBRA (Consolidated Omnibus Budget Reconciliation Act) compliance services, our Benefits operating unit is subject to excise taxes and penalties for noncompliance with provisions of COBRA. In addition to the excise tax and penalty liabilities that may be imposed on our Benefits operating unit, substantial excise taxes and penalties may be imposed under COBRA on our customers. In addition, as a provider of HIPAA (Health Insurance Portability and Accountability Act of 1996) compliance and administration services, our benefit services subsidiary may be subject to ERISA (Employee Retirement Income Security Act of 1974) penalties for noncompliance with various provisions of HIPAA.

As a result of work-life and employee assistance programs currently provided to the Federal Government, we are required to comply with applicable Federal contracting regulations. Non-compliance with required reporting and performance activities subjects us to penalties and legal liabilities imposed by regulatory authorities.

Litigation and governmental inquiries, investigations and proceedings may adversely affect our financial results.

We may be adversely affected by adverse judgments, settlements, unanticipated costs or other effects of legal and administrative proceedings now pending or that may be instituted in the future, or from investigations by the Commission and other administrative agencies. From time to time, we have had inquiries from regulatory bodies relating to the operation of our business. It has been our practice to cooperate with such inquiries. Such inquiries may result in various audits, reviews and investigations. An adverse outcome of any investigation by the Commission or other inquiries from regulatory bodies could have a material adverse effect on us and result in:

•	the institution of administrative or civil proceedings;

•	sanctions and the payment of fines and penalties;

•	changes in personnel; and

•	increased review and scrutiny of us by our customers, regulatory authorities, the media and others.

We are also subject to claims and a number of judicial and administrative proceedings considered normal in the course of our current and past operations, including employment-related disputes, contract disputes, intellectual property disputes, government audits and proceedings, customer disputes and tort claims. Responding to such claims may be difficult and expensive, and we may not prevail. In some proceedings, the claimant seeks damages as well as other relief, which, if granted, would require substantial expenditures on our part. There can be no certainty that we may not ultimately incur charges in excess of presently or established future financial accruals or insurance coverage, or that we would prevail. Whether we prevail or not, such litigation may have a material adverse effect on our business, operating results and financial condition. See “Business—Legal Proceedings.”

Our success is dependent on the retention and acquisition of talented people and the skills and abilities of our management team and key personnel.

Our business depends on the efforts, abilities and expertise of our senior executives. These individuals are important to our success because they have been instrumental in setting our strategic direction, operating our business, identifying, recruiting and training key personnel and identifying business opportunities. The loss of one or more of these key individuals could impair our business and development until qualified replacements are found. We cannot assure you that these individuals could quickly be replaced with persons of equal experience and capabilities. Although we have employment agreements with certain of these individuals, we cannot prevent them from terminating their employment with us.

We must continue to attract, hire, train, develop and retain talented people to fill the key roles within the organization. We must provide challenging roles, with accountability and commensurate rewards, to attract and retain the appropriate individuals to the organization. If we are unable to attract and retain talented employees who work effectively as members of teams, it could have a material adverse effect on our business, operating results and financial condition.

Our ability to remain competitive depends on our speed to market with new or enhanced technology.

As a provider of information management and data processing services, we need to rapidly adapt and respond to the technological advances offered by our competitors and the technological requirements of our customers in order to maintain or improve upon our competitive position. There can be no assurance that we will develop and release new products and services or product and service enhancements within the required time frames and within targeted costs. Significant delays, difficulties or added costs in introducing new products and services or enhancements, either through internal development, acquisitions or cooperative relationships with other companies, could adversely affect the market acceptance of our products and services and our operating results.

The markets we serve are highly competitive and may attract new competitors or cause current competitors to focus more on these markets, which could adversely affect our business.

The markets for our businesses are highly competitive. We face a variety of competitors, and some of our competitors have substantially greater financial resources than us. In addition, new competitors could decide to enter the markets we serve or current competitors could decide to focus greater resources on these markets, which could intensify the highly competitive conditions that already exist. These new entrants and existing competitors could offer or introduce new technologies or a different service model, or could treat the services to be provided by one of our businesses as one component of a larger product or service offering. These developments could enable these new and existing competitors to offer similar products or services at reduced prices and/or increased service levels. Any of these or similar developments could adversely affect our business and results of operations.

Our U.S. HRS business is subject to the risks associated with contracting with the government.

Our U.S. HRS business provides certain services to various government agencies or parties, and, therefore, is exposed to risks associated with government contracting which could have a material adverse effect on our business.

Although we generally seek multi-year contracts from the government, funds are generally appropriated on a fiscal year basis even though the contract may continue for several years. Consequently, government contracts are often only partially funded initially and additional funds are committed only with further appropriations. The termination of funding for a particular government contract would result in a loss of anticipated future revenue attributable to that program which could have a negative impact on our operations.

Generally, government contracts contain provisions permitting the government to terminate the contract at its convenience, in whole or in part, without prior notice, and to provide for payment of compensation only for work done and commitments made at the time of termination. Though terminations for convenience are rarely issued, we cannot guarantee that any of our government contracts will not be terminated under these circumstances.

As a result of contracting with the government, we may be subject to audits, cost reviews and investigations by contracting oversight agencies. During the course of an audit, the oversight agency may disallow costs. Such cost disallowances may result in adjustments to previously reported revenue. In addition, our failure to comply with the terms of one or more of our government contracts, other government agreements, or government regulations and statutes could result in our being suspended or barred from future government projects for a significant period of time and possible civil or criminal fines and penalties and the risk of public scrutiny of our performance which could have a material adverse effect on our business.

We generally obtain government contracts through a competitive bidding process. We cannot provide assurance that we will win competitively awarded contracts or that such contracts will be profitable. In addition, if we fail to obtain a renewal or follow-on contract as to a particular government contract, there could be an adverse effect on our business. We currently provide customized work-life and non-medical counseling services to U.S. Armed Services personnel under a contract with the U.S. Department of Defense (“USDOD”) that expires March 31, 2009. This existing contract may be extended by the USDOD, at its sole option, for an additional three month period ending June 30, 2009 and a second additional three month period ending September 30, 2009. This contract succeeds a replacement contract and series of renewals to our original contract with the USDOD that expired in early 2006. On December 8, 2008, the USDOD issued its most recent modification to a request for proposals, or RFP, originally issued in August 2008 for a new contract for services which would commence following the expiration of the existing agreement. We expect to complete our response to the modified RFP by the February 4, 2009 deadline presently set by the USDOD. There can be no assurance that we will be successful in obtaining the award of a new contract or, if successful, that the new contract would be awarded on economic and other terms as favorable as those under which we presently provide such services. Failure to retain this business upon substantially similar terms as presently exist could have a significant impact on the revenues of our LifeWorks operating unit.

Furthermore, government contracts may be subject to protest or challenge by unsuccessful bidders or to termination, reduction or modification in the event of changes in government requirements, reductions in federal spending or other factors beyond our control.

We are subject to risks related to our international operations, which may adversely affect our operating results.

Approximately 27.3% of HRS revenue in 2007 was obtained from our international operations. Our Ceridian Canada operations provide certain HRS services for our Canadian customers, and our Ceridian UK subsidiary primarily provides certain HRS services in the United Kingdom. We are beginning to expand our international HRS business into other countries by engaging a partner within a country to provide us with payroll administration and processing services for that country. Comdata also has operations in Canada, and is expanding its transportation businesses internationally. SVS is also expanding its business internationally. Approximately 5% of SVS’ and approximately 2% of Comdata’s revenues in 2007 were derived from customers outside of the United States. As such, our international operations are subject to risks that could adversely affect those operations or our business as a whole, including:

•	costs of customizing products and services for foreign customers;

•	difficulties in managing and staffing international operations;

•	difficulties with or inability to engage global partners;

•	reduced protection for intellectual property and other legal rights in some countries;

•	longer sales and payment cycles;

•	the burdens of complying with a wide variety of foreign laws;

•	exposure to legal jurisdictions that may not recognize or interpret customer contracts in predictable ways;

•	exposure to local economic and political conditions; and

•	unfavorable currency exchange rates.

In addition, we anticipate that customers and potential customers may increasingly require and demand that a single vendor provide HRS solutions and services for their employees in a number of countries. If we are unable to provide the required services on a multinational basis, there may be a negative impact on our new orders and customer retention, which would negatively impact revenue and earnings. Although we have a multinational strategy, substantial additional investment and efforts may be necessary to implement such strategy.

Our business and results of operations are dependent on several vendors, suppliers and other third-parties, the loss of whom could adversely affect our consolidated results of operations.

Our business is dependent on several vendors, suppliers and other third-parties, the loss of whom could adversely affect our consolidated results of operations. In particular, Comdata’s current business relies upon its relationships with suppliers and other third-parties, such as MasterCard, to effect and support transactions, including access to the Cirrus ATM network, the Maestro point-of-sale debit network and MasterCard’s credit network. The ability of Comdata to continue to provide some of its services in the manner in which it currently delivers them may be affected by actions taken by suppliers and other third-parties, including MasterCard. Any adverse change in Comdata’s relationship with these parties or Comdata’s inability to timely and effectively establish alternatives to these relationships could likely adversely affect Comdata’s business and results of operations and could adversely affect our consolidated results of operations as well.

We are controlled by the Sponsors, whose interests may not be aligned with ours or yours.

We are controlled by the Sponsors, which have the power to control our affairs and policies, including entering into mergers, sales of substantially all of our assets and other extraordinary transactions as well as decisions to issue shares, declare dividends, pay advisory fees and make other decisions. The interests of the Sponsors as our equity holders could conflict with your interests as a holder of our debt in material respects. Furthermore, the Sponsors are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us, as well as businesses that represent major customers of our businesses. The Sponsors may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. So long as the Sponsors continue to own a significant amount of our outstanding capital stock, they will continue to be able to strongly influence or effectively control our decisions.

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that concern our strategy, plans or intentions. All statements we make relating to expected cost savings, margins growth, cash flows, capital expenditures, market and industry growth rates and trends (including trends towards outsourcing), product line and market expansion, market share, operational improvements (including head count, technological, customer service and business improvement initiatives), retention rates, demand for our products, litigation results, redemption of money market funds and financial results are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performances and other developments. These forward-looking statements are subject to risks and uncertainties that may change at any time and, therefore, our actual results may differ materially from those that we expected. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results.

Important factors that could cause actual results to differ materially from our expectations (“cautionary statements”) are disclosed under “Risk Factors” and elsewhere in this prospectus, including, without limitation, in conjunction with the forward-looking statements included in this prospectus. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements.

The matters referred to in the forward-looking statements contained in this prospectus may not in fact occur. Accordingly, we caution you against relying on forward-looking statements. We undertake no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

THE EXCHANGE OFFERS

Purpose and Effect

We issued the Restricted Notes on November 9, 2007 in a transaction exempt from registration under the Securities Act. In connection with the original issuance, we entered into an indenture and a registration rights agreement. The registration rights agreement requires that we file a registration statement under the Securities Act with respect to the Exchange Notes to be issued in the exchange offers and, upon the effectiveness of the registration statement, offer you the opportunity to exchange your Restricted Notes for a like principal amount of Exchange Notes. Except as set forth below, these Exchange Notes will be issued without a restrictive legend and, we believe, may be reoffered and resold by you without registration under the Securities Act. After we complete the exchange offers, our obligations with respect to the registration of the Restricted Notes and the Exchange Notes will terminate. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part. Notwithstanding anything to the contrary set forth in this prospectus, the exchange offers are not being made to you, and you may not participate in the exchange offers, if (a) you are our “affiliate” within the meaning of Rule 405 of the Securities Act or (b) you are a broker-dealer that acquired Restricted Notes directly from us.

Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties unrelated to us, we believe that the Exchange Notes to be issued to you in the exchange offers may be offered for resale, resold and otherwise transferred by you, without compliance with the registration and prospectus delivery provisions of the Securities Act, unless you are a broker-dealer that receives Exchange Notes in exchange for Restricted Notes acquired by you as a result of market-making activities or other trading activities. This interpretation, however, is based on your representation to us that:

•	the Exchange Notes to be issued to you in the exchange offers are acquired in the ordinary course of your business;

•

at the time of the commencement of the exchange offers you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes to be issued to you in the exchange offers in violation of the Securities Act;

•	you are not an affiliate (as defined in Rule 405 promulgated under the Securities Act) of us;

•	you are not engaging in, and do not intend to engage in, a distribution of the Exchange Notes to be issued to you in the exchange offers;

•	you are not acting on behalf of any persons or entities who could not truthfully make the foregoing representations.

If you have any of the disqualifications described above or cannot make each of the representations set forth above, you may not rely on the interpretations by the staff of the Commission referred to above. Under those circumstances, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a sale, transfer or other disposition of any notes unless you are able to utilize an applicable exemption from all of those requirements. In addition, each broker-dealer that receives Exchange Notes in the exchange offers for its own account in exchange for Restricted Notes that were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of those Exchange Notes. See “Plan of Distribution.”

If you will not receive freely tradable Exchange Notes in the exchange offers or are not eligible to participate in the exchange offers and the Restricted Notes held by you constitute Registrable Securities (as defined in the registrations rights agreement), you may elect to have your Restricted Notes registered in a “shelf” registration statement on an appropriate form pursuant to Rule 415 under the Securities Act. If we are obligated to file a shelf registration statement, we will be required to keep the shelf registration statement effective for a period of two years or such shorter period that will terminate when all of the notes covered by the shelf registration statement (a) have been sold pursuant to the shelf registration statement or (b) can be sold pursuant to Rule 144 under the Securities Act without any volume or manner of sale limitations thereunder. Other than as set forth in this paragraph, you will not have the right to require us to register your Restricted Notes under the Securities Act. See “—Procedures for Tendering Restricted Notes” below.

Terms of the Exchange Offers

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all Restricted Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of Restricted Notes accepted in the exchange offers. You may tender some or all of your Restricted Notes pursuant to the exchange offers. However, Restricted Notes may be tendered only in integral multiples of $1,000 principal amount.

The form and terms of the Exchange Notes are substantially the same as the form and terms of the Restricted Notes, except that the Exchange Notes to be issued in the exchange offers have been registered under the Securities Act and will not bear legends restricting their transfer. The Exchange Notes will be issued pursuant to, and entitled to the benefits of, the indenture. The indenture also governs the Restricted Notes. Each series of Exchange Notes and Restricted Notes will be deemed a single issue of the respective series of notes under the indenture.

As of the date of this prospectus, $825,000,000 aggregate principal amount of 11 1/4% Senior Notes due 2015 are outstanding and $475,000,000 aggregate principal amount of 12 1/4%/13% Senior Toggle Notes due 2015 are outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders and to others believed to have beneficial interests in the Restricted Notes. We intend to conduct the exchange offers in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission promulgated under the Exchange Act.

We will be deemed to have accepted validly tendered Restricted Notes when, as, and if we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as our agent for the tendering holders for the purpose of receiving the Exchange Notes from us. Any Restricted Notes not accepted for exchange for any reason will be returned without expense to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offers.

You will not be required to pay brokerage commissions or fees or, except as set forth below under “—Transfer Taxes,” transfer taxes with respect to the exchange of your Restricted Notes in the exchange offers. We will pay all charges and expenses, other than applicable taxes, in connection with the exchange offers. See “—Fees and Expenses” below.

Expiration Date; Amendments

The exchange offers will expire at 5:00 p.m., New York City time, on January 23, 2009 unless we determine, in our sole discretion, to extend the exchange offers, in which case, it will expire at the later date and time to which it is extended. We do not intend to extend the exchange offers, although we reserve the right to do so. If we extend or terminate the exchange offers, we will give oral or written notice of the extension to the exchange agent and give each registered holder notice by means of a press release or other public announcement of any extension prior to 9:00 a.m., New York City time, on the next business day after the scheduled expiration date.

We also reserve the right, in our sole discretion,

(1)	to delay accepting any Restricted Notes, to the extent in a manner compliant with Rule 14e-1(c) of the Exchange Act, in the event the exchange offers are extended,

(2)	subject to applicable law and by complying with Rule 14e-1(d) under the Exchange Act to the extent that rule applies, to extend the exchange offers or, if any of the conditions set forth below under “—Conditions” have not been satisfied or waived, to terminate the exchange offers by giving oral or written notice of the delay or termination to the exchange agent, or

(3)	to amend the terms of the exchange offers in any manner, by complying with Rule 14e-1(d) under the Exchange Act to the extent that rule applies. If we make any material amendment to the terms of the exchange offers or waive any material condition, we will keep the exchange offers open for at least five business days after we notify you of such change or waiver. If we make a material change to the terms of the exchange offers, it may be necessary for us to provide you with an amendment to this prospectus reflecting that change. We may only delay, terminate or amend the offer prior to its expiration.

We acknowledge and undertake to comply with the provisions of Rule 14e-l(c) under the Exchange Act, which requires us to return the Restricted Notes surrendered for exchange promptly after the termination or withdrawal of the exchange offers. We will notify you as promptly as we can of any extension, termination or amendment.

Procedures for Tendering Restricted Notes

The Restricted Notes were issued as global notes in fully registered form without interest coupons. Beneficial interests in the global notes held by direct or indirect participants in DTC are shown on, and transfers of these interests are effected only through, records maintained in book-entry form by DTC with respect to its participants. You may only tender your Restricted Notes by book-entry transfer of the Restricted Notes into the exchange agent’s account at DTC. The tender to us of Restricted Notes by you, as set forth below, and our acceptance of the Restricted Notes will constitute a binding agreement between us and you, upon the terms and subject to the conditions set forth in this prospectus. Except as set forth below, to tender Restricted Notes for exchange pursuant to the exchange offers, you must transmit to Wells Fargo Bank, National Association, as exchange agent, on or prior to the time of expiration either:

(1) a written or facsimile copy of a properly completed and duly executed letter of transmittal for your Restricted Notes, including all other documents required by the letter of transmittal, to the exchange agent at the address set forth on the cover page of the letter of transmittal; or

(2) a computer-generated message transmitted by means of DTC’s Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal for your notes.

In addition, the exchange agent must receive, on or prior to the expiration date:

(1) a timely confirmation of book-entry transfer (a “book-entry confirmation”) of the Restricted Notes into the exchange agent’s account at DTC; or

(2) you must comply with the guaranteed delivery procedures described below.

If you are a beneficial owner whose Restricted Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC’s book-entry transfer facility system may make book-entry delivery of the Restricted Notes by causing DTC to transfer the Restricted Notes into the exchange agent’s account. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal for your Restricted Notes and delivering your Restricted Notes, either make appropriate arrangements to register ownership of the Restricted Notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless:

•	Restricted Notes tendered in the exchange offers are tendered either

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an eligible institution; and

•	the box entitled “Special Registration Instructions” on the letter of transmittal has not been completed.

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by a financial institution, which includes most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchanges Medallion Program.

If the letter of transmittal is signed by a person other than you, your Restricted Notes must be endorsed or accompanied by a properly completed bond power and signed by you as your name appears on those Restricted Notes.

If the letter of transmittal or any Restricted Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this requirement, in this instance you must submit with the letter of transmittal proper evidence satisfactory to us of their authority to act on your behalf.

We or the exchange agent, in our sole discretion, will make a final and binding determination on all questions as to the validity, form, eligibility (including time of receipt) and acceptance of Restricted Notes tendered for exchange. We reserve the absolute right to reject any and all tenders not properly tendered or to not accept any tender which acceptance might, in our judgment or our counsel’s, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offers as to any individual tender before the expiration date (including the right to waive the ineligibility of any holder who seeks to tender Restricted Notes in the exchange offers). Our or the exchange agent’s interpretation of the terms and conditions of the exchange offers as to any particular tender either before or after the expiration date will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Restricted Notes for exchange must be cured within a reasonable period of time, as we determine. We are not, nor is the exchange agent or any other person, under any duty to notify you of any defect or irregularity with respect to your tender of Restricted Notes for exchange, and no one will be liable for failing to provide such notification.

By tendering Restricted Notes, you represent to us that: (i) the Exchange Notes to be issued to you in the exchange offers are acquired in the ordinary course of your business; (ii) at the time of the commencement of the exchange offers you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes to be issued to you in the exchange offer in violation of the Securities Act; (iii) you are not our affiliate, as defined in Rule 405 of the Securities Act, (iv) you are not engaging in, and do not intend to engage in, a distribution of the Exchange Notes to be issued to you in the Exchange Offers; (v) if you are a purchasing broker-dealer, that you will receive the Exchange Notes for your own account in exchange for the Restricted Notes that were acquired by you as a result of your market-making or other trading activities and that you will deliver a prospectus in connection with any resale of such Exchange Notes and you are not acting on behalf of any persons or entities who could not truthfully make the foregoing representations. For further information regarding resales of the Exchange Notes by participating broker-dealers, see the discussion under the caption “Plan of Distribution.”

If any holder or other person is an “affiliate” of ours, as defined under Rule 405 of the Securities Act, or is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of the Exchange Notes, that holder or other person cannot rely on the applicable interpretations of the staff of the SEC, may not tender its Restricted Notes in the exchange offers and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Restricted Notes, where the Restricted Notes were acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the Exchange Notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”

Furthermore, any broker-dealer that acquired any of its Restricted Notes directly from us:

•

may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

•	must also be named as a selling securityholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

By delivering an agent’s message, a beneficial owner (whose Restricted Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee) or holder will be deemed to have irrevocably appointed the exchange agent as its agent and attorney-in-fact (with full knowledge that the exchange agent is also acting as an agent for us in connection with the exchange offers) with respect to the Restricted Notes, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest subject only to the right of withdrawal described in this prospectus), to receive for our account all benefits and otherwise exercise all rights of beneficial ownership of such Restricted Notes, in accordance with the terms and conditions of the exchange offers.

Each beneficial owner or holder will also be deemed to have represented and warranted to us that it has authority to tender, exchange, sell, assign and transfer the Restricted Notes it tenders and that, when the same are accepted for exchange, we will acquire good, marketable and unencumbered title to such Restricted Notes, free and clear of all liens, restrictions, charges and encumbrances, and that the Restricted Notes tendered are not subject to any adverse claims or proxies. Each beneficial owner and holder, by tendering its Restricted Notes, also agrees that it will comply with its obligations under the registration rights agreement.

Acceptance of Restricted Notes for Exchange; Delivery of Exchange Notes

Upon satisfaction or waiver of all of the conditions to the exchange offers, we will accept, promptly after the expiration date, all Restricted Notes properly tendered and will issue the Exchange Notes promptly after acceptance of the Restricted Notes. See “—Conditions to the Exchange Offers.” For purposes of the exchange offers, we will be deemed to have accepted properly tendered Restricted Notes for exchange if and when we give oral (confirmed in writing) or written notice to the exchange agent.

The holder of each Restricted Note accepted for exchange will receive the applicable Exchange Note in the amount equal to the surrendered Restricted Note. Holders of Exchange Notes on the relevant record date for the first interest payment date following the consummation of the exchange offers will receive interest accruing from the most recent date to which interest has been paid on the Restricted Notes or, if no interest has been paid, from the issue date of the Restricted Notes. Holders of Exchange Notes will not receive any payment in respect of accrued interest on Restricted Notes otherwise payable on any interest payment date, the record date for which occurs on or after the consummation of the exchange offers.

In all cases, issuance of Exchange Notes for Restricted Notes that are accepted for exchange will be made only after timely receipt by the exchange agent of an agent’s message and a timely confirmation of book-entry transfer of the Restricted Notes into the exchange agent’s account at DTC.

If any tendered Restricted Notes are not accepted for any reason set forth in the terms and conditions of the exchange offers or if Restricted Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Restricted Notes will be returned without expense to an account maintained with DTC promptly after the expiration or termination of the exchange offers.

Guaranteed Delivery Procedures

If you desire to tender your Restricted Notes and your Restricted Notes are not immediately available, time will not permit your Restricted Notes or other required documents to reach the exchange agent before the time of expiration or you cannot complete the procedure for book-entry on a timely basis, you may tender if:

•	you tender through an eligible financial institution;

•

on or prior to 5:00 p.m., New York City time, on the expiration date, the exchange agent receives from an eligible institution, a written or facsimile copy of a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us; and

•

a book-entry confirmation, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

The notice of guaranteed delivery may be sent by facsimile transmission, mail or hand delivery. The notice of guaranteed delivery must set forth:

•	your name and address;

•	the amount of Restricted Notes you are tendering; and

•

a statement that your tender is being made by the notice of guaranteed delivery and that you guarantee that within three New York Stock Exchange trading days after the execution of the notice of guaranteed delivery, the eligible institution will deliver the following documents to the exchange agent:

•	a book-entry confirmation of tender;

•	a written or facsimile copy of the letter of transmittal, or a book-entry confirmation instead of the letter of transmittal; and

•	any other documents required by the letter of transmittal.

Book-Entry Transfers

The exchange agent will make a request to establish an account for the Restricted Notes at DTC for purposes of the exchange offers within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s systems must make book-entry delivery of Restricted Notes by causing DTC to transfer those Restricted Notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. This participant should transmit its acceptance to DTC on or prior to the expiration date. DTC will verify this acceptance, execute a book-entry transfer of the tendered Restricted Notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The transmission of the Restricted Notes and agent’s message to DTC and delivery by DTC to and receipt by the exchange agent of the related agent’s message will be deemed to be a valid tender.

If one of the following situations occurs:

(1) you cannot deliver a book-entry confirmation of book-entry delivery of your book-entry interests into the relevant account of the exchange agent at DTC; or

(2) you cannot deliver all other documents required by the letter of transmittal to the exchange agent prior to the time of expiration,

then you must tender your book-entry interests according to the guaranteed delivery procedures discussed above.

Withdrawal Rights

For a withdrawal of a tender of Restricted Notes to be effective, the exchange agent must receive a valid withdrawal request through the Automated Tender Offer Program system from the tendering DTC participant before the expiration date. Any such request for withdrawal must include the VOI number of the tender to be withdrawn and the name of the ultimate beneficial owner of the related Restricted Notes in order that such notes may be withdrawn. Properly withdrawn Restricted Notes may be re-tendered by following the procedures described under “—Procedures for Tendering Restricted Notes” above at any time on or before 5:00 p.m., New York City time, on the expiration date.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Any Restricted Notes so withdrawn will be deemed not to have been validly tendered for exchange. No Exchange Notes will be issued unless the Restricted Notes so withdrawn are validly re-tendered.

Conditions

Notwithstanding any other provision of the exchange offers and subject to our obligations under the registration rights agreement, we will not be required to accept for exchange, or to issue Exchange Notes in exchange for, any Restricted Notes and may terminate or amend the exchange offers, if at any time before the acceptance of any Restricted Notes for exchange any of the following events occur:

(1)	the exchange offers violate applicable law or any applicable interpretation of the staff of the Commission;

(2)	an action or proceeding has been instituted or threatened in any court or by any governmental agency that might materially impair our ability to proceed with the exchange offers and any material adverse development shall have occurred in any existing action or proceeding with respect to us; and

(3)	all governmental approvals have not been obtained, which approvals we deem necessary for the consummation of the exchange offers;

These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to them, subject to applicable law. We also may waive in whole or in part at any time and from time to time any particular condition in our sole discretion. If we waive a condition, we may be required in order to comply with applicable securities laws, to extend the expiration date of the exchange offers. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of these rights and these rights will be deemed ongoing rights that may be asserted at any time (in the case of any condition involving governmental approvals necessary to the consummation of the exchange offers) and from time to time prior to the time of expiration (in the case of all other conditions).

In addition, we will not accept for exchange any Restricted Notes tendered, and no Exchange Notes will be issued in exchange for any of those Restricted Notes, if at the time the notes are tendered any stop order is threatened by the Commission or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

The exchange offers are not conditioned on any minimum principal amount of Restricted Notes being tendered for exchange.

Exchange Agent

We have appointed Wells Fargo Bank, National Association as exchange agent for the exchange offers. Questions, requests for assistance and requests for additional copies of the prospectus, letter of transmittal and other related documents should be directed to the exchange agent addressed as follows:

By Registered, Certified or Overnight Mail:

WELLS FARGO BANK, N.A.

Corporate Trust Operations

MAC N9303-121

PO Box 1517

Minneapolis, MN 55480

In Person by Hand Only:

WELLS FARGO BANK, N.A.

12th Floor-Northstar East Building

Corporate Trust Operations

608 Second Avenue South

Minneapolis, MN

By Facsimile (for Eligible Institutions only):

(612) 667-6282

For Information or Confirmation by Telephone:

(800) 344-5128

The exchange agent also acts as trustee under the indenture.

Fees and Expenses

The principal solicitation is being made through DTC by Wells Fargo Bank, National Association, as exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including registration and filing fees, fees and expenses of compliance with federal securities and state blue sky securities laws, printing expenses, messenger and delivery services and telephone, fees and disbursements to our counsel, application and filing fees and any fees and disbursement to our independent registered public accounting firm. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offers. We will pay the estimated cash expenses to be incurred in connection with the exchange offers.

Additional solicitation may be made by telephone, facsimile or in person by our and our affiliates’ officers and regular employees and by persons so engaged by the exchange agent.

Transfer Taxes

You will not be obligated to pay any transfer taxes in connection with the tender of Restricted Notes in the exchange offers unless you instruct us to register Exchange Notes in the name of, or request that Restricted Notes not tendered or not accepted in the exchange offers be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer tax.

Accounting Treatment

We will record the Exchange Notes at the same carrying value as the Restricted Notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as the terms of the Exchange Notes are substantially identical to those of the Restricted Notes. The expenses of the exchange offers will be amortized over the terms of the Exchange Notes.

Consequences of Failing to Exchange Restricted Notes

If you do not exchange your Restricted Notes for Exchange Notes in the exchange offers, your Restricted Notes will continue to be subject to the provisions of the indenture regarding transfer and exchange of the Restricted Notes and the restrictions on transfer of the Restricted Notes imposed by the Securities Act and state securities law. These transfer restrictions are required because the Restricted Notes were issued under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Restricted Notes may not be offered or sold unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the Restricted Notes under the Securities Act.

If you do not exchange your Restricted Notes in the exchange offers, you will continue to be entitled to all the rights and limitations applicable to the Restricted Notes as set forth in the indenture, but we will not have any further obligation to you to provide for the exchange and registration of the Restricted Notes under the registration rights agreement other than as set forth above under “—Purpose and Effect.” Therefore, the liquidity of the market for your Restricted Notes could be adversely affected upon completion of the exchange offers if you do not participate in the exchange offers.

Participating Broker-Dealers

Each broker-dealer that receives Exchange Notes for its own account in exchange for Restricted Notes, where such Restricted Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See “Plan of Distribution.”

USE OF PROCEEDS

The exchange offers are intended to satisfy our obligations under the registration rights agreement. We will not receive any proceeds from the exchange offers.

RATIO OF EARNINGS TO FIXED CHARGES

Predecessor					Successor
Year Ended December 31,				Period from January 1 to November 9, 2007	Period from November 10 to December 31, 2007		Nine Months Ended September 30, 2008
2003	2004	2005	2006
7.7x	2.8x	8.4x	12.0x	9.1x	N/A	(1)	N/A	(1)

For purposes of calculating the ratio of earnings to fixed charges, earnings represent earnings (loss) before income taxes, less capitalized interest, plus amortization of capitalized interest and fixed charges. Fixed charges represent interest expense (which includes amortization of deferred financing fees and debt discounts), capitalized interest and a portion of rental expense which we believe is representative of the interest component of rental expense.

(1)	Earnings were inadequate to cover fixed charges for the successor period from November 10 to December 31, 2007, and for the nine months ended September 30, 2008, by $19.2 million and $89.3 million, respectively.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2008. You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes included elsewhere in this prospectus.

As of September 30, 2008
(unaudited) (dollars in millions)
Current portion of long-term debt	$219.0
Current portion of capital lease obligations	1.9
Long-term debt
Senior secured credit facilities:
Revolving credit facility(1)	—
Term loan	2,233.1
Senior Notes	1,300.0

Total long-term debt	3,533.1
Total stockholders’ equity	1,392.9

Total capitalization	$5,146.9

(1)	Our senior secured credit facilities provide for a $300.0 million revolving credit facility, under which $200.0 million of debt was outstanding as of September 30, 2008. As of December 12, 2008, we had no amounts outstanding under our revolving credit facility and as of that date had approximately $300.0 million of additional borrowing capacity.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

The following unaudited pro forma condensed consolidated statement of operations have been developed by applying pro forma adjustments to the historical audited consolidated financial statements and unaudited condensed consolidated financial statements of Ceridian and subsidiaries appearing elsewhere in this prospectus. The unaudited pro forma condensed consolidated statement of operations give effect to the Transactions as if it they occurred on January 1, 2007. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with these unaudited pro forma condensed consolidated statement of operations.

The unaudited pro forma adjustments are based upon available information and certain assumptions that are factually supportable and that we believe are reasonable under the circumstances. The unaudited pro forma condensed consolidated statement of operations is presented for informational purposes only. The unaudited pro forma condensed consolidated statement of operations does not purport to represent what our actual consolidated results of operations or the consolidated financial condition would have been had the Transactions actually occurred on the dates indicated, nor are they necessarily indicative of future consolidated results of operations or consolidated financial condition. The unaudited pro forma condensed consolidated statement of operations should be read in conjunction with the information contained in “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited consolidated financial statements and the unaudited condensed consolidated financial statements and the related notes thereto appearing elsewhere in this prospectus. All pro forma adjustments and their underlying assumptions are described more fully in the notes to our unaudited pro forma condensed consolidated statement of operations.

Ceridian Corporation and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2007

(dollars in millions)

	Historical
	Period from January 1 to through November 9, 2007	Period from November 10, to December 31, 2007	Transaction Adjustments		Pro Forma
Revenue	$1,407.9	$237.0	$—		$1,644.9
Cost of revenue	782.0	128.2	—		910.2
Selling, general and administrative	451.3	70.8	(16.0	)(a)	524.7
			88.0	(b)
			4.1	(c)
			(27.2	)(d)
			(46.3	)(e)
Research and development	26.7	4.0	—		30.7
Loss (gain) on derivative instruments	2.0	(0.1)	—		1.9
Operating income	145.9	34.1	(2.6)		177.4
Other (income) expense, net	(9.7)	6.4	—		(3.3)
Interest income	(18.0)	(3.4)	19.0	(f)	(2.4)
Interest expense	5.3	50.3	292.1	(g)	347.7
Earnings (loss) before income taxes	$168.3	$(19.2)	$(313.7)		$(164.6)

See Accompanying Notes to the Unaudited Pro Forma Condensed Consolidated Statement of Operations

Ceridian Corporation and Subsidiaries

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations

(dollars in millions)

(a)	Represents the adjustment to SG&A expenses relating to our employee benefit plans for the impact of purchase accounting on our pension and other post-employment benefit expense. The adjustment primarily consists of the elimination of historical amortization of unrecognized actuarial losses and prior service costs. Such obligations have been recorded in purchase accounting in accordance with GAAP as determined by actuarial valuations. Additionally, for purposes of the pro forma statement of operations, we have applied the entire pro forma impact to SG&A expenses, whereas a portion of the adjustment likely relates to direct cost of revenue.

(b)	Represents change in amortization based upon appraised estimates of fair values and useful lives of identified intangible assets.

(c)	Reflects the adjustment to SG&A expense for the annual monitoring fee of $4.9 that we will pay to the Sponsors. Transaction adjustment reflects the annual monitoring fee less the $0.8 recorded from November 10, 2007 to December 31, 2007. See “Certain Relationships and Related Party Transactions.”

(d)	Reflects the elimination of accelerated non-cash stock-compensation costs as a result of the Transactions.

(e)	Reflects the elimination of transaction costs recognized in our historical operating results as a result of the Transactions.

(f)	Reflects pro forma adjustment to interest income to reflect use of cash in connection with the Transactions. The adjustment assumes an opening cash balance of $50.0 and an interest rate or investment return comparable to the historical period. An opening cash balance of $50.0 represents our estimation of the minimum amount of cash-on-hand required to fund our working capital needs following the Transactions without additional borrowing. This amount was determined based on our and our subsidiaries’, including Comdata’s, historic variation in average weekly working capital cash flow, the amount typically required to fund one two-week payroll period and minimum operating bank cash balances. To the extent average cash balances are greater or less than $50.0 or the average interest rate or investment return differs from historical returns, pro forma interest income will differ from the amounts presented above.

(g)	Reflects pro forma interest expense resulting from our new capital structure using applicable LIBOR rates as follows:

Twelve Months Ended December 31, 2007
Notes and term loan facility(1)	$336.6
Revolving credit facility(2)	—
Other(2)	2.0

Total cash interest expense	338.6
Amortization of capitalized debt issuance costs(3)	9.1

Total pro forma interest expense	347.7
Less: historical interest expense	(55.6)

Net adjustment to interest expense	$292.1

(1)	Reflects pro forma interest expense on the notes and term loan facility at an assumed weighted average interest rate of 9.48%.

(2)	Pro forma interest expense assumes no outstanding balance on the $300.0 revolving credit facility. The “other” interest expense component represents commitment fees of 0.5% on the assumed $300.0 undrawn balance of the revolving credit facility and interest expense related to capital lease obligations.

(3)	Represents debt issuance costs associated with the new bank facilities amortized over six years for the revolving facility, seven years for term loan facilities and eight years for the notes using the effective interest rate method.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth selected historical consolidated financial data of Ceridian as of the dates and for the periods indicated. The selected historical financial data for, and as of, the years ended December 31, 2003, 2004, 2005, 2006 and 2007 are derived from the audited consolidated financial statements of Ceridian. The selected historical financial data for, and as of, the nine-month periods ended September 30, 2007 and September 30, 2008 are derived from the unaudited consolidated financial statements of Ceridian. In the opinion of management, the interim data reflects all adjustments consisting only of normal and recurring adjustments necessary for a fair presentation of the results for the interim periods. The selected historical financial data as of December 31, 2006 and 2007 and for the years ended December 31, 2005, 2006 and 2007 and as of September 30, 2008 and for the nine-month periods ended September 30, 2007 and September 30, 2008 are included elsewhere in this prospectus. Historical results are not necessarily indicative of the results to be expected for future periods and operating results for the nine-month period ended September 30, 2008 are not necessarily indicative of the results that may be expected for the year ending December 31, 2008. The selected historical consolidated financial data set forth below should be read in conjunction with, and are qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and included elsewhere in this prospectus.

	Predecessor					Successor
	Year Ended December 31,				Period from January 1 to November 9, 2007	Period from November 10 to December 31, 2007	Nine Months Ended September 30,
	2003	2004	2005	2006			2007	2008
Statement of Operations:
Revenue	$1,213.9	$1,320.4	$1,459.0	$1,565.1	$1,407.9	$237.0	$1,225.9	$1,180.7
Operating expenses	1,063.6	1,250.9	1,283.0	1,323.8	1,262.0	202.9	1,047.3	1,041.4

Operating income	150.3	69.5	176.0	241.3	145.9	34.1	178.6	139.3
Other (income) expense, net	(2.5)	26.5	4.5	(10.5)	(9.7)	6.4	(8.2)	8.8
Interest income	(2.0)	(2.6)	(7.8)	(13.5)	(18.0)	(3.4)	(15.3)	(3.9)
Interest expense	4.6	4.4	5.5	6.0	5.3	50.3	4.5	223.6

Earnings (loss) before income taxes	150.2	41.2	173.8	259.3	168.3	(19.2)	197.6	(89.2)
Income tax provision (benefit)	51.4	4.3	45.9	85.7	72.8	(6.8)	71.9	(28.6)

Net income (loss)	$98.8	$36.9	$127.9	$173.6	$95.5	$(12.4)	$125.7	$(60.6)

Balance Sheet Data (at period end):
Cash and cash equivalents	$149.5	$234.3	$362.9	$294.7		$98.6	$98.6	$184.0
Total assets	5,206.1	6,225.6	6,653.4	6,934.4		9,966.8	9,966.8	9,453.4
Total debt	163.5	100.7	106.5	100.5		3,534.7	8,479.4	8,060.5
Total stockholders’ equity	1,245.2	1,295.7	1,291.8	1,371.2		1,487.4	1,487.4	1,392.9

Statement of Cash Flows Data:
Net cash flows from:
Operating activities	$63.0	$240.8	$299.3	$161.7	$208.4	$(50.7)	$173.7	$26.7
Investing activities	(34.4)	(68.0)	(43.1)	(74.1)	(50.1)	(4.8)	44.5	139.2
Financing activities	(37.5)	(93.5)	(129.8)	(157.2)	3.0	(302.1)	65.7	198.2

Other Financial Data:
Capital expenditures(1)	$57.5	$65.8	$64.2	$53.0	$54.0	$8.1	$47.3	$36.6

(1)	Capital expenditures primarily consist of property and equipment and software and development costs.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in “Risk Factors” and elsewhere in this prospectus. You should read the following discussion in conjunction with the information included under the captions “Unaudited Pro Forma Consolidated Financial Statements” and “Selected Historical Consolidated Financial Data” and our consolidated financial statements and the related notes thereto included elsewhere in this prospectus. Reference to the year ended December 31, 2007 include the period from January 1, 2007 through November 9, 2007 combined with the period from November 10, 2007 through December 31, 2007. U.S. dollars are expressed in millions.

Overview

On November 9, 2007, Foundation Holdings, Inc. (“Foundation Holdings”) and Foundation Merger Sub Inc., affiliates of the Sponsors and their co-investors, completed the acquisition of all the outstanding equity of Ceridian Corporation (the “Merger”). Upon the consummation of the Merger, Ceridian Corporation merged with Foundation Merger Sub Inc. and became a wholly-owned subsidiary of Foundation Holdings, a company whose common stock is owned by Ceridian Intermediate Corp. (“Ceridian Intermediate”). Ceridian Intermediate common stock is owned by Ceridian Holding Corp. (“Ceridian Holding”). The Sponsors and their co-investors, including certain members of management, acquired 13% cumulative preferred stock of Ceridian Intermediate (approximately 19% of the combined equity value) and common stock of Ceridian Holding (approximately 81% of the combined equity value). The preferred stock of Ceridian Intermediate is senior to the common stock of Ceridian Intermediate owned by Ceridian Holding in terms of dividends and upon liquidation.

Although we continued as the same legal entity after the Merger, the application of push down accounting results in the termination of the old accounting entity and the creation of a new one. As a result, the accompanying consolidated statements of operations, cash flows, and stockholder’s equity and comprehensive income are presented for two periods: Predecessor and Successor, which related to the period preceding the Merger and the period succeeding the Merger, respectively.

We are an information services company principally in the human resource, transportation and retail markets. We are comprised of three business segments: Human Resource Solutions (“HRS”), Stored Value Solutions (“SVS”) and Comdata. The HRS segment enables customers to outsource a broad range of employment processes, such as payroll, payroll-related tax filing, human resource information systems, employee self-service, time and labor management, benefits administration, employee assistance and work-life programs, recruitment and applicant screening, and post-employment health insurance portability compliance. We have HRS operations primarily in the United States, Canada and the United Kingdom. The SVS business segment sells stored value cards and provides card-based services primarily to retailers in the form of gift cards, credits for product returns and retail promotions. The Comdata business segment provides proprietary, credit and debit cards and is a processor of card transactions in various industries, including the transportation industry. Comdata also provides regulatory compliance services primarily to transportation industries. SVS and Comdata’s operations are located primarily in the United States.

Factors Affecting Our Results

Over the last several years, several factors have significantly affected our results of operations, including the Merger, accounting for Merger, stock-based compensation expense, interest expense and general expenses. Other factors that have affected our results of operations over the last several years include the levels of customer funds we hold, transaction volumes, price increases, diesel fuel and gasoline prices, exchange rates, customer employment levels and unusual items, such as a reorganization of our HRS business and acquisitions and dispositions.

Operating Improvement Plan

We launched a four-point cost reduction plan in early 2007 aimed at achieving $100.0 in annualized run rate savings by the end of 2008. Management believes significant progress has been made to date and we presently may expect to achieve or exceed our goal by the end of 2008. The four cost initiatives are categorized as follows:

•	workforce reduction;

•	technology simplification;

•	general expense rationalization; and

•	core operations productivity.

We effectively completed the workforce reduction during 2007 and additional workforce reductions occurring in 2008 which reduced the HRS U.S. and Ceridian Corporate operations workforce by 9%. This initiative was primarily focused on removing reporting layers and reducing back-office and middle-office positions and avoided customer facing activities. Technology simplification projects executed in 2007 and 2008 included renegotiation of vendor contracts, off-shoring development and support activities, and consolidating or eliminating a variety of software applications and platforms. Expense rationalization efforts executed in 2007 and 2008 included focused cost reduction initiatives, consolidation of facilities, improved sourcing capabilities, and additional buying power gained by partnering with the Sponsors. Core operations productivity improvements executed in 2007 and 2008 included streamlining customer implementation processes and we expect additional savings will be generated over the next two years through additional off-shoring efforts.

Current Economic Environment

While the current economic environment is challenging, to date our cash generation capabilities and financial performance have not been materially negatively impacted. Our future financial results, however, will likely be impacted to some degree by the current global economic and credit turmoil. In particular, the decrease in interest rates has caused and may continue to result in lower revenue from interest on customer funds. Also, as a result of market developments we have shifted a greater portion of our customer funds into more conservative and short-term investments and substantially all our customer funds are invested in short-term instruments which generally bear lower interest rates than a portfolio comprised of a mix of short-term and long-term investments. We will continue to evaluate our customer fund investment mix based on economic and market changes. See also “—Balance Sheets.” While we believe our customer trust fund is currently invested in quality assets, unanticipated events in the credit or investment markets could result in future liquidity issues and/or significant losses of business.

In our HRS business segment, to date customer retention has remained stable to slightly higher and our customer employment levels appear not to be negatively impacted despite current economic weakness. At SVS, while the slowing economy has led to lower card deliveries, we continue to experience high adoption rates of our gift card offerings and increasing transaction processing growth during the first nine months of 2008. Weak retail sales during the 2008 holiday season, however, could negatively impact transaction growth and lower card deliveries will negatively impact revenue in future periods. At Comdata, the current economic environment has negatively impacted transportation transactions. A decrease in the number of transactions processed could have a negative impact on revenue.

Business Segment Results

Our business is classified into three reportable segments: HRS, SVS and Comdata. We measure business segment results by reference to earnings before interest and taxes (“EBIT”) because interest income and interest expense are not allocated to our segments. Revenue between business segments is not material and is eliminated upon consolidation. Expenses incurred by corporate center operations are directly charged or otherwise allocated to the business segments. Corporate center costs include medical, workers compensation, casualty and property insurance, retirement plan expenses, treasury services, tax services, audit services, accounting services, general management services, other corporate overhead such as occupancy and aircraft costs and certain one-time costs such as expenses related to the Merger. Certain of these costs are charged to the business segment based on usage or direct costs and the remainder is allocated on a consistent basis based on a percentage of revenue.

Description of Key Line Items

Revenues

HRS’s primary sources of revenue are service fees, interest earned on invested customer funds, software maintenance and subscription fees, fees for delivery of professional services and shipments of materials. Many of the service fees HRS collects are transaction based and increase with transaction volume. SVS’s primary sources of revenue are sales of and services for stored value cards and the processing of transactions related to such cards. Comdata’s primary sources of revenue are processing fees, sales of and services for its cards, funds transfer transactions, the discounted purchase of accounts receivables owed by manufacturers and shippers and the sale to fueling centers of products and services such as point-of-sale systems and pay at the pump systems. For more information concerning our revenue, see “—Revenue Recognition.”

Cost of Revenue

For HRS, cost of revenue consists primarily of customer service staff costs, customer service technical support costs, consulting and purchased services, delivery services, royalties, depreciation and amortization of tangible and software assets, rentals of facilities and equipment and direct and incremental costs associated with deferred implementation revenue. For SVS and Comdata, cost of revenue consists primarily of customer services staff costs, banking fees, telecommunications costs, amortization of tangible and software assets and rentals of facilities and equipment. For more information concerning our cost of revenue, see Note 2, “Accounting Policies,” to our audited consolidated financial statements.

Selling, General and Administrative Expense

Selling, general and administrative (“SG&A”) expense relates primarily to the cost of maintaining a direct marketing infrastructure, sales force and other direct marketing, the cost of maintaining our infrastructure that is not directly related to delivery of products and services or selling efforts, provision for doubtful accounts receivable, amortization of other intangible assets and net periodic pension costs.

Research and Development Expense

Research and development (“R&D”) expense primarily relates to the costs of maintaining a technical workforce for software development purposes.

Loss on Derivative Instruments

We include in loss on derivative instruments the change in the fair value of derivative instruments designated as economic hedges, which are derivatives that do not meet the Statement of Financial Accounting Standards (“SFAS”) 133 criteria for hedge accounting treatment. We do not enter into derivative instruments for speculative purposes. The effective portion of changes in the fair value of derivative contracts that meets the SFAS 133 hedge accounting requirements is reported in accumulated other comprehensive income.

Other (Income) Expense, net

We include in other (income) expense, net the results of transactions that are not appropriately classified in another category and that generally are not recurring. Those transactions might relate to litigation and contract settlements, currency exchange, asset sales, exit activities and impairment of asset values (asset write-downs).

Earnings Before Interest and Taxes

We measure business segment results by reference to EBIT because interest income and interest expense are not allocated to our segments. Revenue between business segments is not material and is eliminated upon consolidation. Expenses incurred by corporate center operations are directly charged or otherwise allocated to the business segments. Corporate center costs include medical, workers compensation, casualty and property insurance, retirement plan expenses, treasury services, tax services, audit services, accounting services, general management services and other corporate overhead such as occupancy and aircraft costs. Certain of these costs are charged to the business segment based on usage or direct costs and the remainder are allocated on a consistent basis based on a percentage of revenue.

Income Taxes

We base our provision for income taxes on income recognized for financial statement purposes, which includes the effects of temporary differences between financial statement income and income recognized for tax return purposes. We record a valuation allowance to reduce our deferred tax assets when it is more likely than not the deferred tax asset will not be realized.

Results of Operations

Nine Months Ended September 30, 2008 Compared to Nine Months Ended September 30, 2007

A number of events or transactions occurred during the periods covered by this discussion that had a significant effect on the comparisons of our financial condition and performance, including:

•

Accounting for Merger. Beginning on November 10, 2007, we accounted for the Merger as a purchase in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations,” and Staff Accounting Bulletin (“SAB”) No. 54, “Application of “Pushdown” Basis of Accounting in Financial Statements of Subsidiaries Acquired by Purchase” which resulted in a new valuation for our assets and liabilities based upon the fair values as of the date of the Merger.

•

Revenue. We had a revenue reduction of $108.2 for the first nine months of 2008 compared to the first nine months of 2007, related to the Merger as a result of the application of Emerging Issue Task Force Issue (“EITF”) No. 01-3, “Accounting in a Business Combination for Deferred Revenue of an Acquiree”, which requires companies with deferred revenue to retain only those deferred amounts that the company has a continuing legal performance obligation. As such, the majority of the Company’s existing deferred revenue balances prior to the Merger were eliminated which resulted in a reduction in the Successor Period revenue (“Deferred Revenue Adjustment”).

•

Cost of Revenue. We had a cost of revenue reduction post Merger as a result of the impact of applying SFAS No. 141 to the deferred costs that were recorded on our consolidated balance sheet (“Deferred Cost Adjustment”). Cost of revenue was $664.7 in the first nine months of 2008 compared to $676.4 in the first nine months of 2007.

•

Depreciation and Amortization Expense. We recognized an increase in depreciation and amortization expense post Merger as a result of the revaluation of assets through the application of purchase accounting. Depreciation and amortization expense was $132.5 for the first nine months of 2008 and $64.5 for the first nine months of 2007.

•

Pension Expense. We had a reduction in net periodic pension and postretirement plan expense of $12.0 in the first nine months of 2008 compared to the first nine months of 2007 as a result of the elimination of the net unrecognized pension and postretirement costs through the application of purchase accounting.

•

Stock-Based Compensation Expense. We had a reduction of stock-based compensation expense in 2008 as a result of all stock options, restricted stock units and restricted stock awards outstanding before the Merger which became fully vested at the Merger date. Stock-based compensation expense was $2.0 in the first nine months of 2008 versus stock compensation expense of $15.6 for the first nine months of 2007.

•

Interest Expense. We recognized an increase in interest expense post Merger as a result of the issuance of debt in connection with the Merger. Interest expense for the first nine months of 2008 was $223.6. Interest expense for the first nine months of 2007 was $4.5.

•

Investment Impairment. In the third quarter of 2008, we incurred a $10.2 other than temporary impairment on investments held in our customer funds trust portfolio and our cash equivalents. These investments are in the Reserve Primary Fund money market fund (the “Reserve Fund”) which had 1.5% of its investments in the debt obligations of a company that has filed for bankruptcy. Our assessment of fair value at September 30, 2008 is subject to significant uncertainty and the ultimate fair value of these investments may vary significantly from management’s current best estimate. We also had a reclass in the third quarter of 2008 of $98.5 of our cash equivalents invested in the Reserve Fund to a short-term investment as this investment is no longer readily convertible to cash.

•

General Expenses. In the first nine months of 2007, we incurred one-time expenses of $20.6 related to our evaluation of strategic alternatives, our 2007 proxy statement and related items, lease termination costs and executive separations.

Consolidated Results

Nine Months Ended September 30, 2008 Compared to Nine Months Ended September 30, 2007

	Successor	Predecessor	Increased (Decreased)		Successor	Predecessor
	Amount				% of Revenue
	2008	2007	$	%	2008	2007
Revenue	$1,180.7	$1,225.9	(45.2)	(3.7)	100.0	100.0
Cost of revenue	664.7	676.4	(11.7)	(1.7)	56.3	55.2
SG&A expense	355.2	348.7	6.5	1.9	30.1	28.4
R&D expense	21.5	20.5	1.0	5.0	1.8	1.7
Loss on derivative instruments	—	1.7	(1.7)	NM	—	0.1
Other income, net	8.8	(8.2)	17.0	NM	0.7	(0.7)
Interest income	(3.9)	(15.3)	11.4	(74.2)	(0.3)	(1.3)
Interest expense	223.6	4.5	219.1	NM	18.9	0.4

Total costs and expenses	1,269.9	1,028.3	241.6	23.5	107.4	83.4

Earnings (loss) before income taxes	(89.2)	197.6	(286.8)	NM	(7.6)	16.1
Income tax provision (benefit)	(28.6)	71.9	(100.5)	NM	(2.4)	5.9

Net earnings (loss)	$(60.6)	$125.7	(186.3)	NM	(5.1)	10.3

“NM” represents comparisons that are not meaningful to this analysis.

For the first nine months of 2008, consolidated revenue decreased $45.2, or 3.7%, to $1,180.7 from $1,225.9 in the first nine months of 2007. For the nine months ended September 30, 2008 compared to the nine months ended September 30, 2007, HRS revenue decreased $7.4 and SVS revenue decreased $71.2, while Comdata revenue increased $33.4. Within those changes, revenue was negatively affected by $108.2 in the first nine months of 2008 from the Deferred Revenue Adjustment.

Cost of revenue as a percent of revenue increased to 56.3% for the first nine months of 2008 from 55.2% for the first nine months of 2007. The increase in cost of revenue as a percent of revenue was driven by increased amortization expense as a result of the Merger, lower investment income on invested customer funds, increased promotion expense on a government contract, and the net impact of the Deferred Cost Adjustment and the Deferred Revenue Adjustment. Significantly offsetting the increase in cost of revenue as a percent of revenue were cost reduction efforts in HRS.

SG&A expense increased $6.5, or 1.9%, to $355.2 in the first nine months of 2008 from $348.7 in the first nine months of 2007. The increase was driven by the increased amortization expense as a result of the Merger, the impact of the strengthening of the Canadian dollar against the U.S. dollar and higher bad debt expense at our Comdata business segment, partially offset by a reduction of one-time costs related to our evaluation of strategic alternatives, proxy costs, lease termination charges and executive separations in 2007, cost reduction efforts in our HRS business segment, lower pension expense as a result of the application of purchase accounting, lower stock-based compensation expense and lower severance expense.

R&D expense in the first nine months of 2008 increased $1.0, or 5.0% compared to the first nine months of 2007 primarily due to increased system development efforts at our HRS business segment offset by lower project spending at our Comdata business segment.

The loss on derivative instruments was $1.7 in the first nine months of 2007. The loss in the prior year period resulted from an increase in diesel fuel prices in relation to the derivative instrument commodity price.

Interest income decreased $11.4 to $3.9 in the first nine months of 2008 compared to the first nine months of 2007, driven by a lower average level of cash and equivalents and lower interest rates. Interest expense increased $219.1 to $223.6 in the first nine months of 2008 compared to the first nine months of 2007. This increase in the interest expense is a result of the debt issued in connection with the Merger.

Income taxes decreased $100.5 to a benefit of $28.6 in the first nine months of 2008 compared to a provision of $71.9 in the first nine months of 2007. This was primarily due to the decrease in earnings largely attributable to the higher interest expense.

HRS

Nine Months Ended September 30, 2008 Compared to Nine Months Ended September 30, 2007

	Successor	Predecessor	Increased (Decreased)		Successor	Predecessor
	Amount				% of Revenue
	2008	2007	$	%	2008	2007
Revenue	$827.0	$834.4	(7.4)	(0.9)	100.0	100.0
Cost of revenue	477.1	470.8	6.3	1.3	57.7	56.4
SG&A expense	266.5	283.5	(17.0)	(6.0)	32.2	33.7
R&D expense	16.3	14.1	2.2	15.6	2.0	1.7
Other (income) expense, net	8.8	(8.0)	16.8	NM	1.1	(1.0)

EBIT	$58.3	$74.0	(15.7)	(21.2)	7.0	8.9

“NM” represents comparisons that are not meaningful to this analysis.

HRS revenue decreased $7.4 or 0.9%, to $827.0 in the first nine months of 2008 compared to $834.4 in the first nine months of 2007. Revenue from U.S. operations decreased $22.9, revenue from operations conducted in Canada through Ceridian Canada Ltd. (“Ceridian Canada”) increased $16.9, and revenue from operations conducted in the United Kingdom, through Ceridian U.K. Limited (“Ceridian UK”) decreased $1.4, in the first nine months of 2008 compared to the first nine months of 2007.

The decrease in revenue from U.S. operations in the first nine months of 2008 compared to the first nine months of 2007 was driven by a $40.8 decrease in payroll processing, tax filing and human resource services (“Payroll and Tax Services”) and a $6.5 decrease in benefits administration services (“Benefit Services”), partially offset by a $24.4 increase in work-life and employee assistance programs (“LifeWorks”).

The revenues decrease in Payroll and Tax Services in the U.S. in the first nine months of 2008 compared to the first nine months of 2007 was mainly driven by a decrease in interest income earned on invested customer funds of $29.6 primarily due to lower average yields and a write-down in a customer fund investment of $8.9 as well as a reduction in revenue due to the effects of the Deferred Revenue Adjustment of $10.7. The decrease in Benefit Services revenue was primarily driven by a decrease in the customer base and a decrease in interest income earned on invested customer funds. LifeWorks revenue increased primarily due to an increase in our governmental business as a result of a promotional campaign and increased service offerings.

The Ceridian Canada revenue increase of $16.9 in the first nine months of 2008 included $13.5 resulting from the strengthening of the Canadian dollar against the U.S. dollar, with the remainder of the increase attributed to growth in the payroll base and price increases, partially offset by a decrease of $1.2 due to the effects of the Deferred Revenue Adjustment. The Ceridian UK revenue decreased $1.4 due to the effects of the Deferred Revenue Adjustment of $6.9 and the strengthening of the U.S. dollar against the British pound sterling, partially offset by increased revenue from existing customers.

Cost of revenue as a percent of revenue increased to 57.7% in the first nine months of 2008 from 56.4% in the first nine months of 2007. The increase was mainly due to increased promotion expense on a government contract in LifeWorks, increased amortization expense as a result of the Merger and lower investment income on invested customer funds, partially offset by cost reduction efforts in Payroll and Tax Services.

SG&A expense for HRS decreased $17.0, or 6.0%, to $266.5 in the first nine months of 2008 compared to $283.5 in the first nine months of 2007 driven by a decrease in selling expense of $10.3 and a decrease of $6.7 in general and administrative expense. Selling expense primarily decreased due to lower commission costs, lower payroll expense largely the result of cost reduction efforts and one-time charges for lease terminations relating to sales offices that occurred in the first quarter of 2007, partially offset by the impact of the strengthening of the Canadian dollar against the U.S. dollar. The decrease in general and administrative expense was due to cost reduction efforts, the decrease of allocated one-time costs related to our evaluation of strategic alternatives, proxy costs, executive separations in 2007, lower pension expenses and lower severance expense, partially offset by increased amortization expense related to the Merger and the impact of the strengthening of the Canadian dollar against the U.S. dollar.

R&D expense for HRS increased $2.2 to $16.3 for the first nine months of 2008 compared to $14.1 for the first nine months of 2007, both primarily due to increased system development efforts.

Other expense, net for the first nine months of 2008 was $8.8 related primarily to a $6.4 foreign currency remeasurement loss on debt at Ceridian Canada which will be repaid through payments from a legal entity with a functional currency in Canadian dollars and a $1.3 write-down on our Reserve Fund investment in the third quarter of 2008. Other income, net for the first nine months of 2007 of $8.0 primarily resulted from a gain on sales of marketable securities of $5.7 and a gain on the sale of a business of $2.0.

HRS EBIT decreased $15.7 to $58.3, or 7.0% of revenue, in the first nine months of 2008 compared to $74.0, or 8.9% of revenue, in the first nine months of 2007. The decrease was primarily due to increased amortization expense related to the Merger, a foreign currency remeasurement loss and the net impact of the Deferred Revenue Adjustment and the Deferred Cost Adjustment, partially offset by an improvement in operating performance in the U.S. operations due to cost reduction efforts and reduced one-time costs related to our evaluation of strategic alternatives, proxy costs, lease terminations and executive separations in 2007.

SVS

Nine Months Ended September 30, 2008 Compared to Nine Months Ended September 30, 2007

	Successor	Predecessor	Increased (Decreased)		Successor	Predecessor
	Amount				% of Revenue
	2008	2007	$	%	2008	2007
Revenue	$66.7	$137.9	(71.2)	(51.6)	100.0	100.0
Cost of revenue	61.9	115.9	(54.0)	(46.6)	92.8	84.0
SG&A expense	14.0	11.5	2.5	21.7	21.0	8.3
R&D expense	1.6	1.3	0.3	23.1	2.4	1.0
Other (income) expense, net	—	—	—	—	—	—

EBIT	$(10.8)	$9.2	(20.0)	NM	(16.2)	6.7

“NM” represents comparisons that are not meaningful to this analysis.

SVS revenue decreased $71.2 in the first nine months of 2008 over the first nine months of 2007. The decrease was due to the effects of the Deferred Revenue Adjustment of $81.1, partially offset by increased revenue due to greater transaction volume and the addition of new customers through internal growth.

SVS revenue is generally deferred and recognized largely over a six-month period following the activation of a card, which typically takes place about eight months after the shipment of the card to the retailer. Cards delivered decreased by approximately 8.6% and transactions processed increased approximately 14.4% in the first nine months of 2008 over the same period in 2007.

SVS cost of revenue as a percent of revenue in the first nine months of 2008 increased to 92.8% compared to 84.0% in the first nine months of 2007. The increase was due to the net negative impact of the Deferred Revenue Adjustment and the Deferred Cost Adjustment, partially offset by a margin improvement on card shipments.

SG&A expense increased $2.5 in the first nine months of 2008 compared to the same period in 2007. This increase was due to general spending increases and higher professional service fees partially offset by lower amortization expense.

R&D expense was relatively flat in the first nine months of 2008 compared to the same period in 2007.

SVS EBIT decreased $20.0 to a loss of $10.8 in the first nine months of 2008 compared to earnings of $9.2 in the first nine months of 2007. This was primarily due to the net impact of the Deferred Revenue Adjustment and the Deferred Cost Adjustment and improved card margins.

Comdata

Nine Months Ended September 30, 2008 Compared to Nine Months Ended September 30, 2007

	Successor	Predecessor	Increased (Decreased)		Successor	Predecessor
	Amount				% of Revenue
	2008	2007	$	%	2008	2007
Revenue	$287.0	$253.6	33.4	13.2	100.0	100.0
Cost of revenue	125.7	89.7	36.0	40.1	43.8	35.4
SG&A expense	74.7	53.7	21.0	39.1	26.0	21.2
R&D expense	3.6	5.1	(1.5)	(29.4)	1.3	2.0
Loss on derivatives	—	1.7	(1.7)	(100.0)	—	0.7
Other income, net	—	(0.2)	0.2	(100.0)	—	(0.1)

EBIT	$83.0	$103.6	(20.6)	(19.9)	28.9	40.9

Comdata revenue increased $33.4 to $287.0 in the first nine months of 2008 compared to $253.6 in the first nine months of 2007 due primarily to a $13.2 increase in the long haul business, a $15.6 increase in the local fleet business and a $4.6 increase in other services. The long haul business increase resulted from the higher average cost of fuel of $12.9 and an increase in usage in our draft cashing and express check services, partially offset by a decrease in transactions on the Comdata Card driven by fuel consumption reduction measures taken by our customers. The increase in the local fleet business was due largely to increased utilization by local fleet customers of the Comdata Card and other products and services as well as from the higher average cost of fuel of $4.4. Included within this increase was a reduction in revenue of $1.6 due to the effects of the Deferred Revenue Adjustment.

Cost of revenue as a percent of revenue in the first nine months of 2008 increased to 43.8% compared to 35.4% in the first nine months of 2007. This increase was due to increased amortization expense related to the Merger, significant growth in revenue coming from a lower margin market segment, increased payroll related costs due to an increase support of product lines, as well as the negative impact of the net result of the Deferred Revenue Adjustment and the Deferred Cost Adjustment.

SG&A expense increased $21.0, or 39.1%, to $74.7 in the first nine months of 2008 compared to $53.7 in the first nine months of 2007. The increase was primarily due to increased amortization expense related to the Merger, higher bad debt expense related to the difficult economic climate and effect of higher price of fuel on our customers, and increased selling expense as a result of higher revenue, partially offset by reduced allocated one-time charges related to our evaluation of strategic alternatives, proxy costs and executive separations in 2007 and lower stock-based compensation expense.

R&D expense decreased $1.5 in the first nine months of 2008 compared to the same period in 2007 due to lower project spending.

The loss on derivative instruments was $1.7 in the first nine months of 2007. The loss in the prior year period resulted from an increase in diesel fuel prices in relation to the derivative instrument commodity price.

Comdata EBIT decreased $20.6 to $83.0, or 28.9% of revenue, in the first nine months of 2008 compared to $103.6, or 40.9% of revenue, in the first nine months of 2007. The decrease in EBIT was primarily due to higher cost of sales and increased amortization expense related to the Merger, partially offset by the increase in revenue and reduced allocated one-time charges related to our evaluation of strategic alternatives, proxy costs and executive separations in 2007.

Year Ended December 31, 2007 Compared to December 31, 2006

Overview

Our accounting for the Merger follows the requirements of SAB No. 54 and SFAS No. 141, which require that purchase accounting treatment of the merger be “pushed down,” resulting in the adjustment of all of our net assets to their respective fair values as of the Merger date. Although we continued as the same legal entity after the Merger, the application of push down accounting represents the termination of the old accounting entity and the creation of a new entity. As a result, our consolidated financial statements are presented for two periods: Successor and Predecessor, which relate to the period succeeding the Merger and period preceding the Merger, respectively. We have prepared our discussion of the results of operations by comparing the mathematical combination of the 2007 Successor Period from November 10, 2007 to December 31, 2007, the Predecessor Period from January 1, 2007 to November 9, 2007 with the prior twelve month period in 2006. We refer to the twelve months ended December 31, 2007 as the 2007 Combined Period. Although this presentation does not comply with generally accepted accounting principles (“GAAP”), we believe the combination of the 2007 periods provides a meaningful comparison to the 2006 period. The combined operating results have not been prepared as pro forma results under applicable regulations and may not reflect the actual results we would have achieved absent the Merger and may not be predictive of future results of operations.

A number of events or transactions occurred during the period covered by this discussion that had a significant effect on the comparisons of our financial condition and performance, including:

•

Merger. Under the terms of the Merger, Predecessor Ceridian Corporation stockholders received $36.00 in cash, without interest, for each share of Predecessor Ceridian Corporation common stock that they held for a total of $5,305.3. Ceridian Corporation common stock ceased trading on the New York Stock Exchange (“NYSE”) and has been delisted from the NYSE. The sources and uses of funds in connection with the Merger are summarized below:

Sources:
Equity investment	$1,600.0
Senior secured credit facility	2,250.0
Senior notes	1,300.0
Cash from Predecessor Ceridian Corporation	346.7

Total sources	$5,496.7

Uses:
Payment consideration to predecessor stockholders	$5,305.3
Transaction costs	191.4

Total uses	$5,496.7

•

Accounting for Merger. Beginning on November 10, 2007, we accounted for the Merger as a purchase in accordance with the provisions of SFAS No. 141, “Business Combinations,” and Staff Accounting Bulletin (“SAB”) No. 54, “Application of “Pushdown” Basis of Accounting in Financial Statements of Subsidiaries Acquired by Purchase” which resulted in a new valuation for our assets and liabilities based upon the fair values as of the date of the Merger.

The following summarizes the preliminary allocation of the purchase price of the Merger based on estimated fair values of the assets acquired and liabilities assumed as of November 10, 2007. We engaged outside appraisal firms to assist in determining the fair value of certain long-lived, tangible and identifiable intangible assets and used these appraisals for the purchase price allocation. This allocation is subject to further refinement until all pertinent information is obtained for the restructuring reserve and the final valuation of identifiable intangible assets.

Purchase Price:
Fair market value of Ceridian Corporation common stock	$5,305.3
Direct costs related to the Merger	4.5

Aggregate Purchase Price	$5,309.8

Purchase Price assigned:
Net working capital	$650.7
Property, plant and equipment	88.0
Goodwill	3,544.5
Identifiable intangible assets	1,470.3
Other non-current assets	40.1
Deferred income taxes	(345.4)
Non-current liabilities and other	(138.4)

Total Purchase Price Assigned	$5,309.8

•

Stock-Based Compensation Expense. All stock options, restricted stock units and restricted stock awards outstanding before the Merger became fully vested. Stock-based compensation expense for the period January 1 to November 9, 2007 was $45.0.

•

Amortization Expense. We will recognize an increase in amortization expense post Merger as a result of the revaluation of assets through the application of purchase accounting. Amortization expense for the period November 10 to December 31, 2007 was $18.3.

•

Interest Expense. We will recognize an increase in interest expense post Merger as a result of the issuance of debt in connection with the Merger. Interest expense for the period November 10 to December 31, 2007 was $50.3.

•	General Expenses. Prior to the Merger, we incurred the following expenses that were significant to the comparison of the periods:

•	Expenses of $46.3 were incurred related to the evaluation of strategic alternatives for the Company, the 2007 proxy and fees associated with pre-Merger costs incurred;

•	Expenses for severance and lease terminations of $15.9 due to the Company’s execution of its operating improvement plan; and

•	Expenses for executive separations of $4.5.

•

Adoption of SFAS 123R. The comparison of SG&A and R&D for 2006 to 2005 was significantly affected by adoption SFAS No. 123R, “Share-Based Payment.” The principal effect of SFAS No. 123R was to require the inclusion in our earnings of compensation expense for employee services obtained through stock-based payment transactions that previously were only reported as a disclosure in a note to our consolidated financial statements. Total costs and expenses for stock-based compensation in 2006 equaled $21.0 compared to $2.5 in 2005. The adoption of this pronouncement is discussed further in Note 11, “Stock-Based Compensation Plans,” to our audited consolidated financial statements.

•

Income tax matters. In the 2007 period after the Merger, we increased our income tax benefit by $3.2 as a result of a favorable tax rate change enacted in Canada. In the 2007 period before the Merger, we increased our income tax provision by $5.5 for the expenses related to the Merger that were not deductible for tax purposes and by $4.8 for additional tax expense related to foreign earnings repatriation. In 2006, the expiration of the statute of limitations on an international tax contingency and a Canadian tax rate reduction resulted in a reduction in our income tax expense of $8.6 and $2.8, respectively. During 2005, we reduced our income tax provision by $24.5 due primarily to the settlement of specific tax matters and the expiration of the statute of limitations in various jurisdictions. In addition, in 2005 we repatriated $130.3 of accumulated earnings from Ceridian Canada under the American Jobs Creation Act of 2004, resulting in an additional tax expense of $5.2.

Consolidated Results

	2007 Combined Period	Successor Period From November 10 to December 31, 2007	Predecessor Period From January 1 to November 9, 2007
Revenue	$1,644.9	$237.0	$1,407.9
Cost of revenue	910.2	128.2	782.0
SG&A expense	522.1	70.8	451.3
Research and development (“R&D”) expense	30.7	4.0	26.7
Loss (gain) on derivative instruments	1.9	(0.1)	2.0
Other income, net	(3.3)	6.4	(9.7)
Interest income	(21.4)	(3.4)	(18.0)
Interest expense	55.6	50.3	5.3

Total costs and expenses	1,495.8	256.2	1,239.6

Earnings (loss) before income taxes	149.1	(19.2)	168.3
Income tax provision (benefit)	66.0	(6.8)	72.8

Net earnings (loss)	$83.1	$(12.4)	$95.5

	Amount		Increase (Decrease)		% of Revenue
	2007(1)	2006	$	%	2007(1)	2006
Revenue	$1,644.9	$1,565.1	79.8	5.1	100.0	100.0
Cost of revenue	910.2	852.4	57.8	6.8	55.3	54.5
SG&A expense	522.1	440.1	82.0	18.6	31.7	28.1
R&D expense	30.7	28.6	2.1	7.4	1.9	1.8
Loss on derivative instruments	1.9	2.7	(0.8)	(31.9)	0.1	0.2
Other income, net	(3.3)	(10.5)	7.2	68.7	(0.2)	(0.7)
Interest income	(21.4)	(13.5)	(7.9)	58.7	(1.3)	(0.9)
Interest expense	55.6	6.0	49.6	832.8	3.4	0.4

Total costs and expenses	1,495.8	1,305.8	190.0	14.5	90.9	83.4

Earnings before income taxes	149.1	259.3	(110.2)	(42.5)	9.1	16.6
Income tax provision	66.0	85.7	(19.7)	(22.9)	4.0	5.5

Net earnings	$83.1	$173.6	(90.5)	(52.2)	5.1	11.1

(1)	2007 amounts refer to the 2007 Combined Period; this is a Non-GAAP presentation.

Consolidated revenue increased $79.8, or 5.1%, to $1,644.9 in 2007 from $1,565.1 in 2006. Revenue in HRS increased $32.7, SVS increased $23.4, and Comdata increased $23.7 in 2007. Within those increases, revenue was negatively affected by $24.0 in the Successor Period after the Merger as a result of the application of EITF No. 01-3, “Accounting in a Business Combination for Deferred Revenue of an Acquiree”, which requires companies with deferred revenue to retain only those deferred amounts that the company has a continuing legal performance obligation. As such, the majority of the Company’s existing deferred revenue balances prior to the Merger were eliminated, which resulted in a reduction in the Successor Period revenue (“Deferred Revenue Adjustment”).

The HRS revenue increase was primarily due to higher interest income on invested customer funds resulting from both higher interest rates and an increased customer float balance, and growth in our core payroll business. These increases were partially offset by the loss of revenue associated with the sale of a major portion of our 401(k) recordkeeping and administration business in the third quarter of 2006, a write-down on an investment within our customer funds, lower revenue in our government lifeworks business, the strengthening of the British pound sterling and Canadian dollar against the U.S. dollar and the effects of the Deferred Revenue Adjustment. Our SVS revenue increase was driven by higher levels of retail cards in use offset by the effects of the Deferred Revenue Adjustment. Our Comdata revenue increase was driven by higher volume of transactions in our local and long haul fleet businesses and increased volume within regulatory compliance services, partially offset by the effects of the Deferred Revenue Adjustment. Results for our HRS, SVS and Comdata segments are discussed below under “Business Segment Results.”

Cost of revenue as a percent of revenue increased to 55.3% in 2007 from 54.5% in 2006. This was driven by an increase in SVS’s cost of revenue due to increased vendor card costs, increased transaction based bank fees in Comdata and increased payroll related costs due to acquisitions, as well as higher severance and stock-based compensation expenses primarily in HRS and increased amortization expense related to the Merger. Partially offsetting those increases in cost of revenue as a percent of revenue were higher investment income without significant incremental costs on our invested customer funds, cost containment efforts in HRS and the impact of applying SFAS No. 141 to the deferred costs that were recorded on our consolidated balance sheet (“Deferred Cost Adjustment”). As such, the majority of the Company’s existing deferred cost balances prior to the Merger were reversed, which resulted in a reduction in the Successor Period cost of revenue.

SG&A expense increased $82.0, or 18.6%, to $522.1 in 2007 from $440.1 in 2006. This was primarily due to charges totaling $46.3 for our evaluation of strategic alternatives, proxy-related costs and fees associated with pre-Merger costs incurred, $19.5 in increased stock-based compensation expense, $9.9 in increased severance charges and lease termination charges prior to the Merger due to execution of our operating improvement plan, $7.0 in increased amortization expense related to the purchase price allocated to intangible assets as a result of the Merger, $4.5 in expenses for executive separations and the strengthening of the British pound sterling and Canadian dollar against the U.S. dollar and higher payroll costs as a result of merit increases. Partially offsetting these increases were reduced litigation expenses and general spending reductions in HRS.

R&D expense increased $2.1 or 7.4% to $30.7 in 2007. This was driven by new project costs and increased stock-based compensation expense.

In 2007, the loss on derivative instruments amounted to $1.9 compared to a loss of $2.7 in 2006. The loss in both periods resulted from an increase in diesel fuel prices in relation to the derivative instrument commodity price. If diesel fuel prices are higher than the derivative instrument, a loss results. If diesel fuel prices are lower than the derivative instrument, a gain results.

Other income, net for 2007 primarily relates to the gain on the sale of marketable securities, a sale of a business and sales of other assets, partially offset by a foreign currency remeasurement loss due to debt in Ceridian Canada that will be repaid through payments from a legal entity with a functional currency in Canadian dollars. Other income, net in 2006 primarily relates to the gain on the sale of marketable securities, sale of other assets, and gain from the settlement of a lawsuit.

Interest income in 2007 increased $7.9 to $21.4 compared to $13.5 in 2006. The increase was driven by a higher average level of cash and equivalents and higher interest rates. Interest expense increased $49.6 to $55.6 in 2007 compared to 2006 as a result of the debt issued in connection with the Merger.

Income tax provision decreased $19.7 to $66.0 in 2007 compared to $85.7 in 2006. Our effective tax rate for 2007 was 44.3% compared to 33.1% for 2006. The effective tax rate for 2007 was unfavorably impacted by $5.5 for expenses related to the Merger that are not deductible for tax purposes and additional tax expense of $4.8 related to foreign earnings repatriation. In addition, the 2007 effective tax rate was favorably impacted by $3.2 of tax rate changes enacted in Canada which reduced our deferred income tax liability.

The effective tax rate for 2006 was favorably impacted by the expiration of the statute of limitations on an international tax contingency and a Canadian tax rate reduction. The statute expiration resulted in an $8.6 decrease in income tax expense. The Canadian tax rate change impacted our deferred income tax balance and reduced income tax expense by $2.8.

HRS

	2007 Combined Period	Successor Period From November 10 to December 31, 2007	Predecessor Period From January 1 to November 9, 2007
Revenue	$1,132.5	$175.6	$956.9
Cost of revenue	633.5	89.1	544.4
SG&A expense	411.9	50.0	361.9
R&D expense	22.0	2.2	19.8
Other income, net	(2.1)	6.4	(8.5)

EBIT	$67.2	$27.9	$39.3

	Amount		Increase (Decrease)		% of Revenue
	2007(1)	2006	$	%	2007(1)	2006
Revenue	$1,132.5	$1,099.8	32.7	3.0	100.0	100.0
Cost of revenue	633.5	630.0	3.5	0.6	55.9	57.3
SG&A expense	411.9	360.1	51.8	14.3	36.3	32.7
R&D expense	22.0	21.1	0.9	4.6	1.9	1.9
Other income, net	(2.1)	(9.6)	(7.5)	(78.4)	(2.1)	(0.9)

EBIT	$67.2	$98.2	(31.0)	(31.5)	5.9	8.9

(1)	2007 amounts refer to the 2007 Combined Period; this is a Non-GAAP presentation.

HRS revenue increased $32.7, or 3.0%, to $1,132.5 in 2007 compared to $1,099.8 in 2006. Revenue from U.S. operations increased $0.8, or 0.1%, from $822.4 to $823.2, revenue from Canadian operations increased $28.4, or 15.5%, from $182.6 to $211.0, and revenue from the U.K. operations increased $3.5, or 3.7%, from $94.8 to $98.3.

The increase in revenue from U.S. operations in 2007 was due to a $27.7 increase in Payroll and Tax Services, partially offset by a $13.6 decrease from Benefit Services and a $13.1 decrease in LifeWorks. The increase in Payroll and Tax Services U.S. operations revenue in 2007 was mainly driven by growth in the business due to increased sales to existing customers and addition of new customers, and increases in interest income earned on invested customer funds of $8.7, of which $5.6 was from a higher average yield and $3.1 was from a higher average invested balance, partially offset by a decrease of $3.0 from the effects of the Deferred Revenue Adjustment. The decrease in Benefit Services revenue of $13.6 was primarily driven by the reduction of revenue of $12.1 due to the sale of major portion of the 401(k) recordkeeping and administration business in the third quarter of 2006 and a decrease of $0.6 from the effects of the Deferred Revenue Adjustment. The LifeWorks revenue decrease of $13.1 was primarily due to price reductions in our governmental business and a decrease of $2.6 from the effects of the Deferred Revenue Adjustment.

The Canadian revenue increase of $28.4 included $12.3 due to the strengthening of the Canadian dollar against the U.S. dollar, $7.2 from additional interest income primarily resulting from a higher average invested balance, with the remainder of the increase attributed to growth in the payroll base and price increases, partially offset by a decrease due to a $5.1 write-down in a customer fund investment and related interest receivable and $0.7 from the effects of the Deferred Revenue Adjustment. The U.K. revenue increase of $3.5 was due to the strengthening of the British pound sterling against the U.S. dollar partially offset by lower pricing on customer renewals and $0.6 from the effects of the Deferred Revenue Adjustment.

HRS cost of revenue as a percent of revenue decreased to 55.9% in 2007 from 57.3% in 2006 mainly due to increased interest income on invested customer funds without significant incremental costs and cost reduction efforts in Payroll and Tax Services, partially offset by increased service delivery costs in Benefits Services to improve service levels, increased stock-based compensation expense and higher severance costs.

SG&A expense for HRS increased $51.8, or 14.3%, to $411.9 in 2007 compared to $360.1 in 2006 resulting from an increase of $52.8 in general and administrative expense and a decrease of $1.0 in selling expense. The increase in general and administrative expense was due to allocated charges of $31.6 for our evaluation of strategic alternatives, proxy-related costs, fees associated with pre-Merger costs incurred, $7.8 of increased stock based compensation expense, $4.9 of increased severance expenses, $3.1 in expenses for executive separations incurred prior to the Merger, the impact of the strengthening of the British pound sterling and the Canadian dollar against the U.S. dollar and increased intangible amortization expense related to the Merger, partially offset by general spending decreases. Selling expense primarily decreased due to reduced sales incentive expenses partially offset by a charge for lease terminations relating to sales offices incurred prior to the Merger and the impact of the strengthening of the British pound sterling and the Canadian dollar against the U.S. dollar.

R&D expense for HRS increased $0.9, or 4.6%, to $22.0 in 2007 compared to $21.1 in 2006. This increase was due to new project costs and higher stock-based compensation expense.

Other income, net for 2007 was $2.1 and relates primarily to gains on the sale of marketable securities of $6.2 and gains on the sale of businesses of $2.0 partially offset by a $6.6 foreign currency remeasurement loss on debt at Ceridian Canada that will be repaid through payments from a legal entity with a functional currency in Canadian dollars. Other income, net in 2006 of $9.6 primarily resulted from a gain of $5.8 on the sale of a major portion of our 401(k) recording keeping and administration business and gains on sales of marketable securities and other assets of $3.4.

HRS EBIT decreased $31.0, or 31.5%, to $67.2 or 5.9% of revenue in 2007 compared to $98.2 or 8.9% of revenue in 2006. This decrease was primarily due to one-time charges related to our evaluation of strategic alternatives and proxy-related costs, severance charges and executive separations incurred prior to the Merger, fees associated with pre-Merger costs incurred, as well as higher stock-based compensation expense, partially offset by an improvement in operating performance in U.S. operations and Ceridian Canada.

SVS

	2007 Combined Period	Successor Period From November 10 to December 31, 2007	Predecessor Period From January 1 to November 9, 2007
Revenue	$177.2	$15.2	$162.0
Cost of revenue	154.1	16.5	137.6
SG&A expense	13.7	1.2	12.5
R&D expense	2.0	0.4	1.6
Other income, net	(1.0)	—	(1.0)

EBIT	$8.4	$(2.9)	$11.3

	Amount		Increase (Decrease)		% of Revenue
	2007(1)	2006	$	%	2007(1)	2006
Revenue	$177.2	$153.8	23.4	15.2	100.0	100.0
Cost of revenue	154.1	122.6	31.5	25.7	87.0	79.7
SG&A expense	13.7	13.5	0.2	1.5	7.7	8.8
R&D expense	2.0	1.9	0.1	5.2	1.1	1.2
Other income, net	(1.0)	—	(1.0)	NM	(0.5)	0.0

EBIT	$8.4	$15.8	(7.4)	(46.8)	4.7	10.3

(1)	2007 amounts refer to the 2007 Combined Period; this is a Non-GAAP presentation.

NM	represents comparisons that are not meaningful to this analysis.

SVS revenue increased $23.4, or 15.2%, to $177.2 in 2007 from $153.8 in 2006. This increase was primarily due to higher levels of retail cards in use, greater transaction volume and the addition of new customers through internal growth and an acquisition, partially offset by a decrease of $15.3 from the effects of the Deferred Revenue Adjustment. Revenue from retail services is generally deferred and recognized largely over a six-month period following the activation of a card, which typically takes place about eight months after the shipment of the card to the retailer. Cards delivered increased by approximately 6.1% and transactions processed increased approximately 9.9% in comparison of 2007 over 2006.

SVS cost of revenue as a percent of revenue for 2007 increased to 87.0% compared to 79.7% in 2006. The increase was due to increased vendor card costs, the entry into a lower margin market segment through a fourth quarter 2006 acquisition, higher payroll costs related to the fourth quarter 2006 acquisition and the loss of a relatively high margin contract in the legacy “smart card” electronic benefits business, which were offset by the effects of the Deferred Cost Adjustment.

SG&A expense increased $0.2 to $13.7 in 2007 compared to $13.5 in 2006. This increase was primarily due to increased stock based compensation expense, increased intangible amortization expense related to the Merger and a fourth quarter 2006 acquisition, partially offset by reduced administration expenses.

R&D expense increased $0.1, or 5.2%, to $2.0 in 2007 compared to $1.9 in 2006 primarily due to higher spending on projects.

Other income, net in 2007 reflects a $1.0 gain from the sale of a customer portfolio.

SVS EBIT decreased $7.4 to $8.4, or 4.7% of revenue, in 2007 compared to $15.8, or 10.3% of revenue, in 2006. This was primarily due to the higher cost of sales and the impact of the Deferred Revenue Adjustment and the Deferred Cost Adjustment.

Comdata

	2007 Combined Period	Successor Period From November 10 to December 31, 2007	Predecessor Period From January 1 to November 9, 2007
Revenue	$335.2	$46.2	$289.0
Cost of revenue	122.6	22.6	100.0
SG&A expense	96.5	19.6	76.9
R&D expense	6.7	1.4	5.3
(Gain) loss on derivative instruments	1.9	(0.1)	2.0
Other income, net	(0.2)	—	(0.2)

Earnings before interest and taxes	$107.7	$2.7	$105.0

	Amount		Increase (Decrease)		% of Revenue
	2007(1)	2006	$	%	2007(1)	2006
Revenue	$335.2	$311.5	23.7	7.6	100.0	100.0
Cost of revenue	122.6	99.8	22.8	22.8	36.6	32.1
SG&A expense	96.5	66.5	30.0	45.1	28.8	21.3
R&D expense	6.7	5.6	1.1	19.6	2.0	1.8
Loss on derivative instruments	1.9	2.7	(0.8)	(29.6)	0.6	0.9
Other income, net	(0.2)	(0.9)	(0.7)	(77.8)	(0.1)	(0.3)

EBIT	$107.7	$137.8	(30.1)	(21.8)	32.1	44.2

(1)	2007 amounts refer to the 2007 Combined Period; this is a Non-GAAP presentation.

Comdata revenue increased $23.7, or 7.6%, to $335.2 in 2007 from $311.5 in 2006. This increase was due to a $9.3 increase in the long haul business due to higher volume primarily driven by increased transactions on the Comdata Card and a higher average cost of fuel, a $8.4 increase in the local fleet business due largely to increased utilization by local fleet customers of the Comdata Card and private label products and services, and a $7.3 increase in regulatory compliance services due the addition of new business through an acquisition that was completed in the first quarter of 2007 and to an increase in transactions from new customers. Offsetting these increases was a reduction in revenue of $1.3 due to the effects of the Deferred Revenue Adjustment.

Comdata cost of revenue as a percent of revenue for 2007 increased to 36.6% compared to 32.1% in 2006. The increase was due to significant growth in revenue coming from a lower margin market segment, increased transaction based bank fees and customer rebates, increased payroll related costs due to an acquisition completed in the first quarter of 2007, increased intangible asset amortization expense related to the Merger as well as the negative impact of the net result of the Deferred Revenue Adjustment and the Deferred Cost Adjustment.

SG&A expense increased $30.0, or 45.1%, to $96.5 in 2007 compared to $66.5 in 2006. Selling expense increased $1.9 as a result of increases in sales commissions due to higher sales and general salary increases. General and administrative expense increased $28.1 due to allocated charges primarily for our evaluation of strategic alternatives, proxy-related and fees associated with pre-Merger costs incurred of $14.7, increased stock-based compensation expense of $7.9, increased intangible asset amortization expense of $5.8 related to acquisitions in the first quarter of 2007 and to the Merger, higher payroll costs as a result of merit increases, increased severance expenses incurred prior to the Merger and increased bad debt expense, partially offset by reduced legal fees and litigation expense of $7.8.

R&D expense increased $1.1, or 19.6%, to $6.7 in 2007 compared to $5.6 in 2006 primarily due to new project spending.

The net loss on the diesel fuel price derivative instruments in 2007 was $1.9 compared to $2.7 in 2006. The net losses for the respective periods are the result of the increase in diesel fuel prices in relation to the derivative instrument commodity price. During early 2007, we acquired diesel fuel price derivative instruments covering approximately 30% of our anticipated 2007 diesel fuel price related earnings exposure. During early 2006, we acquired diesel fuel price derivative instruments covering approximately 80% of our anticipated 2006 diesel fuel price related earnings exposure.

Other income, net in 2007 primarily reflects a $0.3 gain from the settlement of lawsuits. Other income, net in 2006 primarily reflects a $1.0 gain from the settlement of a lawsuit.

Comdata EBIT decreased $30.1 to $107.7, or 32.1% of revenue, in 2007 compared to $137.8, or 44.2% of revenue, in 2006. This was primarily due to higher cost of sales; increased allocated one-time charges related to evaluation of strategic alternatives, proxy-related costs, and the Merger; increased stock-based compensation expense; and increased payroll related costs and amortization related to acquisitions and the Merger; partially offset by reduced legal fees and litigation expense.

Year Ended December 31, 2006 Compared to December 31, 2005

Consolidated Results

	Amount		Increase (Decrease)		% of Revenue
	2006	2005	$	%	2006	2005
Revenue	$1,565.1	$1,459.0	106.1	7.3	100.0	100.0
Cost of revenue	852.4	793.2	59.2	7.5	54.5	54.4
SG&A expense	440.1	449.5	(9.4)	(2.1)	28.1	30.8
R&D expense	28.6	28.7	(0.1)	(0.3)	1.8	2.0
Loss on derivative instruments	2.7	11.6	(8.9)	(76.4)	0.2	0.8
Other (income) expense, net	(10.5)	4.5	(15.0)	(330.6)	(0.7)	0.3
Interest income	(13.5)	(7.8)	(5.7)	71.8	(0.9)	(0.5)
Interest expense	6.0	5.5	0.5	7.3	0.4	0.4

Total costs and expenses	1,305.8	1,285.2	20.6	1.6	83.4	88.1

Earnings before income taxes	259.3	173.8	85.5	49.2	16.6	11.9
Income tax provision	85.7	45.9	39.8	86.8	5.5	3.1

Net earnings	$173.6	$127.9	45.7	35.7	11.1	8.8

Consolidated revenue increased $106.1, or 7.3%, to $1,565.1 in 2006 from $1,459.0 in 2005. HRS revenue increased $49.7 in 2006 primarily due to higher interest income on invested customer funds resulting from higher interest rates and increased customer float balances, higher customer employment levels, the strengthening of the

Canadian dollar against the U.S. dollar and increased customer demand partially offset by incremental revenue deferrals. SVS revenue increased $28.0 primarily due to higher customer demand. Comdata revenue increased $28.4 in 2006 due to higher customer demand, the benefit of higher fuel prices and the impact of price increases. Results for our HRS, SVS and Comdata segments are discussed below under “Business Segment Results.”

Cost of revenue as a percent of revenue increased slightly to 54.5% in 2006 from 54.4% in 2005. This included increased costs in the HRS segment related to our government contracts and an increase in stock-based compensation expense, offset by increased interest income on invested customer funds without significant incremental costs and reduced costs through reorganization efforts principally in our HRS segment.

SG&A expense decreased $9.4, or 2.1%, to $440.1 in 2006 from $449.5 in 2005. This decrease was primarily due to cost savings resulting through reorganization efforts in our HRS segment, reductions in medical and post-retirement expenses and lowered pension expense primarily due to the pension remeasurement in 2006. These expense reductions were partially offset by increased stock-based compensation expense and general expense increases.

R&D expense decreased $0.1 to $28.6 in 2006 compared to $28.7 in 2005. External consulting costs were lower partially offset by increases in internal cost and increased stock-based compensation.

In 2006, the loss on derivative instruments amounted to $2.7 in 2006 compared to a loss of $11.6 in 2005. The decreased loss included the impact of a $2.3 loss from the sale of our interest rate derivative instruments in February 2005 while the remaining reduction of $6.6 million resulted from the diesel fuel derivative instruments.

Other (income) expense, net for 2006 primarily relates to gain on the sale of marketable securities, sale of other assets and gain from the settlement of a lawsuit. Other (income) expense, net in 2005 resulted from asset impairments, partially offset by gain on sale of marketable securities and other assets.

Interest income in 2006 increased $5.7 to $13.5 compared to $7.8 in 2005. The increase was driven by a higher average level of cash and equivalents and higher interest rates. Interest expense increased $0.5 in 2006 compared to 2005 primarily driven by higher average interest rates.

Income taxes increased $39.8 to $85.7 in 2006 compared to $45.9 in 2005. Our effective tax rate for 2006 was 33.0% compared to 26.4% for 2005. The effective tax rate for 2006 was favorably impacted by the expiration of the statute of limitations on an international tax contingency and a Canadian tax rate reduction. The statute expiration resulted in an $8.6 decrease in income tax expense. The Canadian tax rate change impacted our deferred income tax balance and reduced income tax expense by $2.8. The effective rate and income tax expense for 2005 were favorably impacted by a settlement of a tax matter that reduced income tax expense by $13.0, the settlement of an audit of a former affiliate that resolved our potential obligation that reduced our tax expense by $5.9, the expiration of the statute of limitations in various jurisdictions and other adjustments to our contingent tax liabilities that reduced income tax expense by $5.6. In addition, in 2005 we repatriated foreign earnings from Ceridian Canada under the American Jobs Creation Act of 2004 resulting in an additional tax expense of $5.2.

HRS

	Amount		Increase (Decrease)		% of Revenue
	2006	2005	$	%	2006	2005
Revenue	$1,099.8	$1,050.1	49.7	4.7	100.0	100.0
Cost of revenue	630.0	602.9	27.1	4.5	57.3	57.4
SG&A expense	360.1	373.7	(13.6)	(3.6)	32.7	35.6
R&D expense	21.1	22.1	(1.0)	(4.6)	1.9	2.1
Loss on derivative instruments	—	2.3	(2.3)	(100.0)	—	0.2
Other (income) expense, net	(9.6)	4.5	(14.1)	(313.3)	(0.9)	0.4

EBIT	$98.2	$44.6	53.6	119.9	8.9	4.3

HRS revenue increased $49.7, or 4.7%, to $1,099.8 in 2006 compared to $1,050.1 in 2005. Revenue from U.S. operations increased $22.6, or 2.8%, from $799.8 to $822.4, revenue from the Canadian operations increased $24.5, or 15.5%, from $158.1 to $182.6, and revenue from the U.K. operations increased $2.6, or 2.8%, from $92.2 to $94.8.

The increase in revenue from U.S. operations in 2006 included a $26.2 increase in Payroll and Tax Services and a $2.9 increase from Benefit Services, partially offset by a $6.5 decrease in LifeWorks. The increase in Payroll and Tax Services revenue in 2006 was mainly driven by increases in interest income earned on invested customer funds of $20.2, of which $17.0 was from a higher average yield and $3.2 was from a higher average invested balance. The increase in Benefit Services revenue of $2.9 was primarily driven by increased customer employee participation and higher interest rates on invested customer funds. LifeWorks revenue decrease of $6.5 was primarily from a reduction in business volume and lower pricing due to the competitive environment.

The Canadian revenue increase of $24.5 included $11.3 due to the strengthening of the Canadian dollar against the U.S. dollar, $6.3 from additional interest income primarily resulting from a higher average invested balance, with the remainder of the increase attributed to growth in the payroll base and price increases. The U.K. revenue increase of $2.6 was due to the strengthening of the British Pound Sterling against the U.S. dollar and increased volume.

HRS cost of revenue as a percent of revenue decreased to 57.3% in 2006 from 57.4% in 2005 mainly due to increased interest income on invested customer funds without significant incremental costs and reduced costs through reorganization efforts principally in our Payroll and Tax Services business, offset by an increase in expenses related to our LifeWorks business and an increase in stock-based compensation expense of $2.6.

SG&A expense for HRS decreased $13.6, or 3.6%, to $360.1 in 2006 compared to $373.7 in 2005 resulting from a decrease of $11.6 in selling expense and of $2.0 in general and administrative expense. The decrease in selling expense of $11.6 was primarily the result of a U.S. Payroll reorganization and reduced headcount of approximately $16.0, partially offset by $1.8 from additional stock-based compensation expense, $1.3 due to the strengthening of the Canadian dollar against the U.S. dollar and general expense increases. The decrease in general and administrative expense of $2.0 was primarily due to a $5.7 reduction in medical and post-retirement expenses, a $4.8 reduction related to a pension remeasurement in the second quarter of 2006, a $4.7 reduction in severance charges and reduced professional fees of $3.4, partially offset by $8.5 of additional stock-based compensation expense, $2.9 due to the strengthening of the Canadian dollar and British pound sterling against the U.S. dollar, $0.9 related to legal accruals and the remaining due to compensation and benefit increases.

R&D expense for HRS decreased $1.0, or 4.6%, to $21.1 in 2006 compared to $22.1 in 2005. This decrease was a result of a large consulting project in 2005 that was not duplicated in 2006 partially offset by additional stock-based compensation expense of $0.5 in 2006.

We maintained interest rate derivatives for the purpose of mitigating interest rate risk on customer funds until February 2005. In the first quarter of 2005, we recorded a loss of $2.3 associated with the disposition of these derivative instruments. We held no interest rate derivatives in 2006.

Other (income) expense, net for 2006 primarily relates to a $5.8 gain on the sale of a major portion of our 401(k) recordkeeping and administration business and a gain on sale of marketable securities and other assets of $3.4. Other (income) expense, net in 2005 resulted from asset impairments of $9.1, partially offset by a $4.3 gain of sale of marketable securities and other assets.

HRS EBIT increased $53.6, or 119.9%, to $98.2 or 8.9% of revenue in 2006 compared to $44.6 or 4.3% of revenue in 2005. The increase was primarily due to an improvement in operating performance in the U.S. HRS business driven by increased revenue, higher other income and a reduction in SG&A expenses.

SVS

	Amount		Increase (Decrease)		% of Revenue
	2006	2005	$	%	2006	2005
Revenue	$153.8	$125.8	28.0	22.3	100.0	100.0
Cost of revenue	122.6	100.0	22.6	22.6	79.7	79.6
SG&A expense	13.5	6.8	6.7	98.5	8.8	5.4
R&D expense	1.9	1.0	0.9	99.6	1.2	0.8

EBIT	$15.8	$18.0	(2.2)	(12.2)	10.3	14.3

SVS revenue increased $28.0, or 22.3%, to $153.8 in 2006 from $125.8 in 2005. The increase was primarily due to higher levels of retail cards in use, greater transaction volume and the acquisition of HQ Giftcards, LLC (“HQ Giftcards”), a provider of mall gift card program management services, in the fourth quarter of 2006. SVS revenue is generally deferred and recognized largely over a six-month period following the activation of a card, which typically takes place about seven months after the shipment of the card to the retailer. Cards delivered increased 15.6% while transactions processed increased approximately 16.5% in 2006 over 2005.

SVS cost of revenue as a percent of revenue for 2006 increased to 79.7% compared to 79.6% in 2005 due to increased vendor card costs.

SG&A expense increased $6.7 to $13.5 in 2006 compared to $6.8 in 2005. The increase is due to higher stock based compensation expenses, higher legal fees and litigation accruals, and an increase in selling expense due to growth in revenue and an increase in amortization expense related to acquisitions, partially offset by a reduction in medical and post-retirement expenses, a reduction in pension expense related to the pension remeasurement in the second quarter of 2006 and reduced other professional fee expenses.

R&D expense increased $0.9 to $1.9 in 2006 compared to $1.0 in 2005 primarily due to staffing additions to develop new service offerings.

SVS EBIT decreased $2.2 or 12.2%, to $15.8 or 10.3% of revenue in 2006 compared to $18.0 or 14.3% of revenue in 2005. This decrease was primarily due to the increases in SG&A expenses mainly due to higher legal fees and litigation expense as well as increased amortization expense related to acquisitions partially offset by increased revenue.

Comdata

	Amount		Increase (Decrease)		% of Revenue
	2006	2005	$	%	2006	2005
Revenue	$311.5	$283.1	28.4	10.0	100.0	100.0
Cost of revenue	99.8	90.3	9.5	10.5	32.1	31.8
SG&A expense	66.5	69.0	(2.5)	(3.6)	21.3	24.4
R&D expense	5.6	5.6	—	—	1.8	2.0
Loss on derivative instruments	2.7	9.3	(6.6)	(70.6)	0.9	3.3
Other income, net	(0.9)	—	(0.9)	NM	(0.3)	—

EBIT	$137.8	$108.9	28.9	26.5	44.2	38.5

NM	represents comparisons that are not meaningful to this analysis.

Comdata revenue increased $28.4, or 10.0%, to $311.5 in 2006 from $283.1 in 2005. This increase related primarily to revenue from the long haul business, which increased $14.9, including a $5.0 increase resulting from higher fuel prices. The remaining long haul revenue increase of $9.9 primarily resulted from an increase in transaction volume in 2006 over 2005, reflecting in part the continued growing use of the Comdata Card. Local fleet revenue increased $8.6 due to $7.2 from new customers and greater utilization by major local fleet customers of Comdata’s products and services, including the Comdata Card and a $1.4 increase resulting from higher fuel prices. The remaining increase of $4.9 is primarily from regulatory compliance services which increased $5.2 due largely to price increases and improved delivery of services.

Comdata cost of revenue as a percent of revenue for 2006 increased to 32.1% compared to 31.8% in 2005. Cost of revenue included an increase in stock-based compensation expense. Cost of revenue as a percent of revenue was reduced by the benefit from higher fuel prices without significant incremental cost.

SG&A expense decreased $2.5, to $66.5 in 2006 compared to $69.0 in 2005. The decrease is due to a reduction in bad debt expense of $6.1 due to higher charges in 2005, a reduction in medical and postretirement expenses, a reduction in pension expense related to the pension remeasurement in the second quarter of 2006, and reduced other professional fee expenses. This was partially offset by litigation accruals, an increase in selling expense due to growth in revenue and increased stock-based compensation expense.

R&D expense remained flat at $5.6 in 2006 in comparison to 2005.

The net loss on the diesel fuel price derivative instruments in 2006 was $2.7 compared to $9.3 in 2005. The net losses for the respective periods are the result of the increase in diesel fuel prices in relation to the derivative instrument commodity price. During late 2005 and early 2006, we acquired diesel fuel price derivative instruments covering approximately 80% of our anticipated 2006 diesel fuel price related earnings exposure with an average strike price of $2.55 per gallon. During 2005, we covered approximately 100% of our diesel fuel price risk for the full year with a combination of instruments with an average strike price of $1.92 per gallon.

Other income, net primarily reflects a $1.0 gain from the settlement of a lawsuit.

Comdata EBIT increased $28.9, or 26.5%, to $137.8 or 44.2% of revenue in 2006 compared to $108.9 or 38.5% of revenue in 2005 primarily due to a continued increase in customer demand, the benefit of higher fuel prices, and the reduced loss on diesel fuel price derivative instruments partially offset by increased litigation accruals.

Balance Sheets

Our consolidated balance sheets reflect operating assets and liabilities, as well as assets and liabilities related to customer funds. Customer funds assets primarily arise from amounts that our customers have advanced to us to pay their employees, remit to taxing authorities, or pay for benefits services to other third parties. Customer funds obligations primarily represent our liability to pay the amounts due to these third parties on behalf of our customers. Substantially all customer funds assets are held in trust accounts and are invested almost exclusively in high-quality collateralized short-term investments or money market mutual funds and are not utilized in our operations except that earnings from those investments that are included in our revenue.

As a result of the October 31, 2008 and December 3, 2008 distributions discussed below, we had as of December 12, 2008, $141.8 of customer funds and $21.2 of our corporate funds invested in the Reserve Fund money market fund. In September 2008, we had $670.0 of customer funds and $100.0 of corporate funds invested in the Reserve Fund, which at the time of our investment was a triple A rated money market fund and as of September 15, 2008 had over $62,000.0 in assets. On the morning of September 16, 2008 and at a time when the Reserve Fund’s announced net asset value was $1.00 per share, we requested redemption of all of our shares in the fund. Subsequent to our request, the Reserve Fund announced that its net asset value had fallen below $1.00 per share (as a result of the Reserve Fund valuing at zero $785.0 face value of debt issued by Lehman Brothers Holdings Inc. which filed for bankruptcy protection on September 15, 2008). The Reserve Fund initially suspended redemptions and then delayed distributions pending its liquidation. On December 3, 2008, the Board of Trustees of the Reserve Fund adopted a formal Plan of Liquidation and Distribution of Assets.

As the result of distributions made by the Reserve Fund on October 31, 2008 and December 3, 2008, we have received an aggregate of $528.2 of customer funds and $78.8 of corporate funds, or approximately 78.8% of our total Reserve Fund investment balance. In connection with these distributions, the Reserve Fund stated all investors were treated the same regardless of the timing of their original redemption request. In its Plan of Liquidation and Distribution of Assets, the Reserve Fund stated that additional distributions will be made as the Reserve Fund accumulates cash either through the maturing of the Reserve Fund’s assets or their sale, subject to a retention of an unspecified amount for a special reserve which will be used to satisfy disputed claims against the Reserve Fund and related expenses. Any excess is to be distributed to fund shareholders. Based upon the Reserve Fund’s disclosed holdings, the underlying investments in the Reserve Fund are scheduled to mature through fiscal 2009. We cannot assure you when we will recover the remaining portion of our invested funds or the exact amount we will ultimately recover. We will, however, continue to pursue our collection of these funds and consider any and all available remedies in the event we do not recover the full amount of our invested funds.

We do not expect the suspended or delayed distributions by the Reserve Fund to affect our liquidity. We have taken an aggregate asset write-down of $11.5, of which $10.2 is other than temporary, in connection with our investments in the Reserve Fund as of September 30, 2008. In addition, we reclassified cash and cash equivalents of $98.5 as short-term investments with respect to our corporate funds at September 30, 2008. Additional information on customer funds assets and liabilities can be found in Note 5, “Customer Funds,” to our audited consolidated financial statements.

Total assets before customer funds increased $198.6 during the first nine months of 2008 as current assets increased $325.5 and noncurrent assets decreased $126.9. Our current asset increase was due to an increase of $85.4 in cash and equivalents, an increase of $98.5 in trade and other receivables, net, due primarily to growth in our Comdata and SVS businesses, an increase in short-term investments of $98.5 due to our reclass of our corporate Reserve Fund investments from cash and equivalents, and an increase of $39.2 in prepaid assets primarily due to an increase in deferred costs. We discuss changes in cash and equivalents below in “—Cash Flows.” The noncurrent asset decrease was largely due to the amortization of other intangible assets.

Total assets before customer funds increased $3,774.0 during 2007 as current assets decreased $133.7 and noncurrent assets increased $3,907.7. The increase in noncurrent assets was driven by an increase of $2,552.1 in goodwill and $1,338.8 in intangible assets primarily as a result of the application of purchase accounting related to the Merger. Our current assets decrease was due to a decrease in cash and equivalents of $196.1 partially offset by an increase of $121.6 in trade and other receivables, net due to growth in our Comdata and SVS businesses. We discuss changes in cash and equivalents below in “—Cash Flows.”

Current liabilities increased $341.0 during the first nine months of 2008, due mainly to an increase in short-term debt and current portion of long-term obligations of $218.3 and an increase in deferred revenue of $78.0. The increase in short-term debt and current portion of long-term obligations was due to borrowings on our revolving credit facility and the increase in deferred revenue was largely due to the customer billings subsequent to the Merger that require deferral treatment due to our revenue recognition accounting policy.

Current liabilities decreased $76.2 during 2007 due mainly to a decrease in deferred revenue of $109.3 primarily due to the application of purchase accounting. Noncurrent liabilities increased $3,754.5 due primarily to the increase in debt of $3,448.2 that was used in the financing of the Merger. Stockholders’ equity increased $116.2 as we received $1,544.5 in net additional paid in capital as a result of the Merger, which was offset by the elimination of the preexisting stockholder’s equity prior to the Merger.

Cash Flows

Consolidated Statements of Cash Flows Highlights

	Successor		Predecessor
	Nine Months Ended September 30, 2008	Period from November 10 to December 31, 2007	Period from January 1 to November 9, 2007	Year Ended December 31,
				2006	2005
Operating activities	$26.7	$(50.7)	$208.4	$161.7	$299.3
Investing activities	(139.2)	(4.8)	(50.1)	(74.1)	(43.1)
Financing activities	198.2	(302.1)	3.0	(157.2)	(129.8)
Effect of exchange rate on cash	(0.3)	(1.0)	1.2	1.4	2.2

Net cash flows provided (used)	85.4	$(358.6)	$162.5	$(68.2)	$128.6

Cash and equivalents at end of period	$184.0	$98.6	$457.2	$294.7	$362.9

Operating Activities

Cash flows from operating activities provided cash of $26.7 in the first nine months of 2008 primarily driven by earnings adjusted for depreciation and amortization of $71.9, partially offset by cash outflows from a deferred income tax provision benefit of $48.1. Cash flows from operating activities provided cash of $173.7 in the first nine months of 2007 primarily due to net earnings and the adjustment for depreciation and amortization of $190.2 partially offset by cash outflows from working capital.

Cash flows from operating activities in 2007 provided cash of $157.7 compared to the cash provided of $161.7 for 2006. The decrease of $4.0 in operating cash flows in 2007 compared to 2006 largely reflected in a reduction net earnings of $90.5 partially offset by a pension contribution of $75.0 in 2006 that was not repeated in 2007.

Cash flows from operating activities in 2006 provided cash of $161.7 compared to cash provided of $299.3 for 2005. The decrease of $137.6 in operating cash flows in 2006 compared to 2005 largely reflected the $75.0 contribution to the U.S. defined benefit pension plan and an increase in working capital requirements of $113.6 primarily due to higher fuel prices and extended payment terms for customers at Comdata, partially offset by higher earnings in 2006 compared to 2005 and an increase in deferred revenue.

Investing Activities

	Successor		Predecessor
	Nine Months Ended September 30, 2008	Period from November 10 to December 31, 2007	Period from January 1 to November 9, 2007	Year Ended December 31,
				2006	2005
Capital expenditures	$(36.6)	$(8.1)	$(54.0)	$(53.0)	$(64.2)
Reclassification to short term investments from cash & cash equivalents	(98.5)	—	—	—	—
Acquisitions of investments and businesses	(4.5)	—	(10.4)	(41.1)	(10.4)
Proceeds from sales of businesses and assets	0.4	3.3	14.3	20.0	31.5

Net cash flows used	$(139.2)	$(4.8)	$(50.1)	$(74.1)	$(43.1)

Cash flows from investing activities used cash of $139.2 for the first nine months of 2008, compared to cash used of $44.5 for the first nine months of 2007. During the first nine months of 2008, we had short-term investment of $98.5 in the Reserve Fund that was previously classified as a cash equivalent as it was no longer readily convertible to cash and our capital expenditures included $18.4 for property and equipment and $18.2 for technology. During the first nine months of 2007, our capital expenditures included $30.3 for property and equipment and $17.0 for technology.

During 2007, cash outflow from investing activities was $54.9. Our capital expenditures included $37.1 for property and equipment and $25.0 for technology costs. Our expenditures for acquisitions of investments and businesses (net of cash acquired) were $10.4 primarily for one acquisition in Comdata for $9.9. Cash inflows from sales of businesses and assets amounted to $17.6 primarily from sales of our marketable securities, a sale of payroll platform in our HRS business segment and receipt of a contingent payment on a prior period sale.

During 2006, our capital expenditures included $30.3 for property and equipment and $22.7 for technology costs. Our expenditures for acquisitions of investments and businesses (net of cash acquired) were $41.1 for two acquisitions in the fourth quarter of 2006. Cash inflows from sales of businesses and assets amounted to $20.0 primarily from $11.1 related to the sale of the major portion of our 401(k) recordkeeping and administration business in our HRS business segment in the third quarter of 2006 as well as the sale of marketable securities.

During 2005, our capital expenditures included $31.4 for property and equipment and $32.8 for technology costs. Our expenditures for acquisitions of investments and businesses (net of cash acquired) included the purchase of Tranvia, Inc., a provider of merchant card processing services, by Comdata for $8.2 and $1.8 in contingent payments made for previous acquisitions. Cash inflows from sales of businesses and assets amounted to $31.5 including $21.0 from the disposition of our HRS interest rate derivative instruments, $7.8 from the sale of land and $2.7 from the sale of marketable securities.

Financing Activities

	Successor		Predecessor
	Nine Months Ended September 30, 2008	Period from November 10 to December 31, 2007	Period from January 1 to November 9, 2007	Year Ended December 31,
				2006	2005
Revolving credit facilities and overdrafts, net	$202.1	$—	$(94.0)	$(7.5)	$11.5
Repayment of other long-term obligations	(3.9)	(1.7)	(9.1)	(5.8)	(11.2)
Tax benefits from stock-based compensation	—	—	30.7	22.1	—
Deferred Financing Fees	(1.5)	—	—	—	—
Proceeds from stock option exercises	—	—	75.4	150.8	92.2
Acquisition of Ceridian Corporation	—	(5,305.3)	—	—	—
Repurchase of common stock	—	—	—	(316.8)	(222.3)
Proceeds from debt issuance	—	3,550.0	—	—	—
Payment of debt issuance costs	—	(84.8)	—	—	—
Payment of equity issuance costs	—	(60.3)	—	—	—
Stock issuance	1.5	1,600.0	—	—	—

Net cash flows provided (used)	$198.2	$(302.1)	$3.0	$(157.2)	$(129.8)

Cash flows from financing activities provided cash of $198.2 in the first nine months of 2008, primarily driven by $200.00 of borrowings on our revolving credit facility. Cash flows from financing activities provided cash of $65.7 for the first nine months of 2007, largely due to proceeds from exercises of stock options amounting to $72.6.

Net cash outflows from financing activities totaled $299.1 in 2007. We issued long-term debt of $3,550.0 and issued stock for $1,600.0 related to the Merger. We paid $5,305.3 for the acquisition of Ceridian Corporation common stock. We repaid our pre-existing outstanding long-term obligations before the Merger; paid $84.8 for debt issuance costs associated with the Merger, paid $60.3 for equity issuance costs, including a payment of

$55.8 to the Sponsors; and made principal payments of $4.4 on capital leases and $6.4 on a royalty obligation during 2007. The benefit of tax deductions in excess of that recognized on share-based compensation expense is classified as a financing cash flow, and accordingly, $30.7 was reclassified from operating activities in accordance with the requirements of SFAS 123R. Proceeds from exercises of stock options and sales of stock to employees amounted to $75.4.

Net cash outflows from financing activities amounted to $157.2 in 2006. Included in revolving credit facilities and overdrafts, net are payments of $29.6 on our $250.0 revolving credit facility offset by borrowings of $27.0 on our Comdata receivables securitization facility to fund the acquisition of HQ Giftcards. We made principal payments of $4.9 on capital leases and $5.8 on a guaranteed minimum royalty obligation during 2006. We repurchased 13,046,500 shares of our common stock for $316.8 on the open market at an average net price of $24.27 per share. The benefit of tax deductions in excess of that recognized on share-based compensation expense is classified as a financing cash flow, and accordingly, $22.1 was reclassified from operating activities in accordance with the requirements of SFAS 123R. Proceeds from exercises of stock options and sales of stock to employees amounted to $150.8.

Our financing activities in 2005 resulted in cash outflows of $129.8. In connection with the repatriation of funds from Ceridian Canada to the United States, Ceridian Canada borrowed $40.6 under the Ceridian subfacility of our 2005 revolving credit facility. We reduced the amount outstanding on our Comdata receivables securitization facility by $20.0 and the Ceridian U.K. overdraft facility by $9.0 of which $8.3 was attributable to debt reduction and $0.7 was due to the foreign currency translation effect. In connection with the sale of our SourceWeb Assets in 2004, we accrued a liability of $19.2 representing the fair value of an associated guaranteed future minimum royalty obligation. We made principal payments of $5.3 related to the minimum royalty obligation during 2005. During 2005, we repurchased 10,736,450 shares of our common stock on the open market or from private parties at an average net price of $20.71 per share, resulting in financing cash outflows of $222.3 for settled trades. Proceeds from exercises of stock options and employee stock plan purchases amounted to $92.2 during 2005.

For further information on financing cash flows, see Note 9, “Financing,” to our audited consolidated financial statements and below under “—Liquidity and Capital Resources.”

Liquidity and Capital Resources

We expect to meet our liquidity needs, including during the next 12 months, from existing cash balances, cash flows from operations and borrowings under our senior secured credit facilities. We expect to use our cash flows for interest payments, capital expenditures, investments in technology, potential acquisitions of complementary businesses to our existing operations, repayment or repurchase of debt, and payment of dividends on preferred stock. Cash balances and cash flows are discussed under the section of this discussion entitled “Cash Flows.” Cash flows from operations are primarily influenced by the same factors that influence revenue and expense as discussed above in “—Results of Operations.”

As of September 30, 2008, 30,056,997 shares of preferred stock of Ceridian Intermediate were issued and outstanding at $10 par value. This preferred stock has a 13% cumulative dividend rate and we expect to fund the payment in future periods at the request of Ceridian Intermediate. As of September 30, 2008, Ceridian Intermediate had accumulated unpaid dividends of $36.5.

At September 30, 2008, we were in compliance with the covenants under our senior secured credit facilities and the indenture governing our senior notes.

At September 30, 2008, we had $200.0 outstanding on our revolving credit facility.

Pursuant to the registration rights agreement executed in connection with the original issuance of our senior notes, commencing on November 9, 2008 and through the date of the completion of the exchange offer, we will pay additional interest on our senior notes at a rate of 0.25% per annum, increasing at a rate of 0.25% per annum for each 90 day period the notes remain unregistered, up to a maximum of 1% per annum. The additional interest in the first 90 day period would be approximately $0.8.

We or any of our affiliates may also, from time to time depending on market conditions and prices, contractual restrictions, our financial liquidity and other factors, seek to repurchase our senior notes or our term loans under our senior secured credit facilities in open market purchases, privately negotiated purchases or otherwise. The amounts involved in any such transactions, individually or in the aggregate, may be material and may be funded from available cash or from additional borrowings.

We have elected to pay interest on our senior toggle notes in cash for the interest period ending May 14, 2009.

Merger

In connection with the Merger, we executed the following financing arrangements: the senior secured credit facilities, the 11 1/4% senior notes due 2015 and the 12 1/4%/13% senior toggle notes due 2015. These financial arrangements are summarized below. In addition, prior to the consummation of the Merger, we terminated our previous financing arrangements: the $250.0 revolving five-year credit facility dated November 18, 2005 and the $150.0 Comdata Receivables Securitization Facility. In connection with the debt issuance, we paid $84.8, of which $66.9 was recorded as deferred financing fees and $17.9 as a debt discount. The debt discount and deferred financing fees will be amortized using the interest method over the term of the related debt.

Successor

Long-Term Debt

We incurred a substantial amount of indebtedness in connection with the Transactions. As of September 30, 2008, we had $3,754.0 of debt outstanding, including $200.00 of debt outstanding under our senior secured revolving credit facility. As of December 12, 2008, we had no amounts outstanding under the senior secured revolving credit facility.

The senior secured credit facilities that we entered into in connection with the Transactions consist of

•	a revolving credit facility of up to $300.0 in revolving credit loans, swingline loans and letters of credit; and

•	a term loan facility of $2,250.0, the entire amount of which was drawn concurrently with the consummation of the Transactions.

In addition to the $300.0 available under our revolving credit facility as of December 12, 2008, we may, at our option and subject to certain conditions, increase the amount of indebtedness we incur under our senior secured credit facilities through additional term loan borrowings or additional availability under our revolving credit facility in an aggregate amount not to exceed $300.0 without the consent of any person other than the institutions agreeing to provide all or any portion of such increase.

We also issued in connection with the Transactions $1,300.0 in aggregate principal amount of notes. For more information on the notes, see “Description of the Notes.”

For more information relating to our senior secured credit facilities see “Description of Other Indebtedness” Our ability to comply with our covenants under those facilities can be affected by events beyond our control. A breach of any covenant contained in either our senior secured facilities or the indenture governing the notes could result in a default under those agreements. If any such default occurs, the lenders under our senior secured credit facilities or the holders of the notes may elect (after the expiration of any applicable notice or grace periods) to declare all outstanding borrowings, together with accrued and unpaid interest and other amounts payable thereunder, to be immediately due and payable. In addition, a default under the indenture governing the notes would cause a default under the senior secured credit facilities, and the acceleration of debt under the senior secured credit facilities or the failure to pay debt when due would cause a default under the indenture governing the notes (assuming the amount of that debt is in excess of $50.0). The lenders under our senior secured credit facilities also have the right upon an event of default thereunder to terminate any commitments they have to provide further borrowings. Both the senior secured credit facilities and the indenture governing the notes restrict our ability to incur or guarantee additional debt or issue certain preferred stock; pay dividends or make distributions on our capital stock or redeem, repurchase or retire our capital stock or subordinated and certain other debt; make certain investments; create liens on our or our subsidiary guarantors’ assets to secure debt; create restrictions on the payment of dividends or other amounts to us from our restricted subsidiaries that are not guarantors of the notes; make capital expenditures; enter into transactions with affiliates; merge or consolidate with another person or sell or otherwise dispose of all or substantially all of our assets; sell assets, including capital stock of our subsidiaries; alter the business that we conduct; and designate our subsidiaries as unrestricted subsidiaries.

If we fail to make any required payment under our senior secured credit facilities or to comply with any of the financial and operating covenants included in the senior secured credit facilities, we will be in default. Lenders under such facilities could then vote to accelerate the maturity of the indebtedness and foreclose upon our and our subsidiaries’ assets securing such indebtedness. Other creditors might then accelerate other indebtedness. If any of our creditors accelerate the maturity of their indebtedness, we may not have sufficient assets to satisfy our obligations under the senior secured credit facilities or our other indebtedness, including the notes offered hereby. In addition, a default under the indenture governing the notes would cause a default under the senior secured credit facilities, and the acceleration of debt under the senior secured credit facilities or the failure to pay that debt when due would cause a default under the indenture governing the notes (assuming the amount of that debt is in excess of $50.0). The lenders under our senior secured credit facilities also have the right upon an event of default thereunder to terminate any commitments they have to provide further borrowings. Further, following an event of default under our senior secured credit facilities, the lenders under these facilities will have the right to proceed against the collateral granted to them to secure that debt, which includes the available cash of our subsidiaries that guarantee the senior secured credit facilities. If the debt under our senior secured credit facilities or the notes offered hereby were to be accelerated, our assets may not be sufficient to repay in full that debt or any other debt that may become due as a result of that acceleration.

Our liquidity requirements increased significantly as a result of the Transactions, primarily due to the increased debt service requirements and financing costs relating to the indebtedness incurred in connection with the Transactions.

Fair Value of Debt

Based on the borrowing rates currently available to us for bank loans with similar terms and average maturities, the fair value of long-term debt is $3,304.8 at December 31, 2007 and the carrying value is $3,532.1.

Priority of Debt

In the event of liquidation, the senior secured credit facilities have priority over the notes with respect to the proceeds of collateral.

Other Debt Financing

At December 31, 2007, Ceridian U.K. maintained two overdraft facilities totaling £7.5 million. There were no amounts outstanding as of December 31, 2007. The £6.5 million overdraft facility has been extended to March 2009 and the £1.0 million overdraft facility expired in March 2008. Our practice has been to renew these facilities on an annual basis.

In addition to the facilities described in this section above, Ceridian Canada had available at December 31, 2007 a committed bank credit facility that provided up to CDN $5.0 million for issuance of letters of credit and it is renewed annually at the option of the bank. The amounts of letters of credit outstanding under this facility were CDN $3.7 million ($3.7) at December 31, 2007.

Capital Lease Obligations

Our capital lease obligations are $2.6 at December 31, 2007. The remaining payments are due in 2008.

Predecessor

Revolving Credit Facility

The domestic revolving credit facility that we entered into on November 18, 2005 (“2005 Revolving Credit Facility”) provided up to $250.0 (subject to possible increase, at our request as authorized by our Board of Directors and upon bank approval, up to $400.0) in a combination of advances and letters of credit until November 18, 2010. This facility included a sublimit for $25.0 for swingline loans, a $100.0 U.S. dollar equivalent sublimit for loans made in Canadian dollars to Ceridian Canada (“Canadian subfacility”), and a $50.0 U.S. dollar equivalent sublimit for multicurrency borrowings in certain currencies. The Canadian subfacility was used to meet the ongoing working capital, capital expenditures and general corporate needs of Ceridian Canada. The interest rate on the Canadian subfacility was the Eurocurrency Rate plus 115.0 basis points. As of December 31, 2006, there were no borrowings against this subfacility. Advances under the 2005 Revolving Credit Facility were unsecured. The terms of the 2005 Revolving Credit Facility required that our consolidated debt must not exceed 50% of our consolidated net worth, as defined in the agreement, as of the end of any fiscal quarter and the ratio of earnings before interest and taxes to interest expense on a rolling four quarter basis must be at least 2.75 to 1. The 2005 Revolving Credit Facility also contained covenants that, among other things, limit liens, subsidiary debt, contingent obligations, operating leases, minority equity investments and divestitures. The 2005 Revolving Credit Facility was terminated prior to the Merger.

Ceridian Canada’s net borrowing under the Canadian subfacility was repaid as of September 30, 2007, and $11.6 was outstanding as of December 31, 2006. The carrying amount approximated fair value.

Comdata Receivables Securitization Facility

In June 2007, Comdata renewed its existing $150.0 receivables securitization facility by amending the agreements to extend the maturity date to June 12, 2010 with similar terms. Under this facility, Comdata sold receivables to a special purpose subsidiary, Comdata Funding Corporation, which resold the receivables to a third party commercial paper conduit (“Conduit”). The interest rate paid by Comdata was typically equal to the Conduit’s pooled A-1/P-1 commercial paper rate (5.9% at September 30, 2007) plus program fees. However, in the event the Conduit was unable to sell commercial paper, the rate becomes the Prime rate or LIBOR plus 1.5% at Comdata’s option. The amount outstanding at December 31, 2006 was $82.0. The carrying amount approximated fair value. The aggregate amount of receivables serving as collateral amounted to $307.1 at December 31, 2006. The amount outstanding is accounted for as long-term debt and the receivables remain on our consolidated balance sheet even though the receivables, up to the amount outstanding, are not available to satisfy claims of creditors. This facility was subject to financial covenants similar to those included in the 2005 Revolving Credit Facility. Amounts outstanding under this facility were repaid and the facility was terminated prior to the Merger.

Equity Activities

In the period from January 1 to November 9, 2007, we did not repurchase any of our common stock on the open market. During 2006, we repurchased 13,046,500 shares of our common stock for $316.7 on the open market at an average net price of $24.27 per share.

We issued 3,998,858 shares in the period from January 1 to November 9, 2007, in connection with the exercise of stock options and granting of restricted stock awards from treasury stock at a cost of $94.3 and a weighted average price of $23.58 per common share. For the twelve months ended December 31, 2006, we issued 8,656,078 shares in connection with the exercise of stock options and granting of restricted stock awards from treasury stock at a cost of $196.1 and weighted average price of $22.66 per common share.

Other Debt Financing

At December 31, 2006, Ceridian U.K. maintained two overdraft facilities totaling £7.5 million. There were no amounts outstanding as of December 31, 2006. The £6.5 million overdraft facility has been extended to March 2009 and the £1.0 million overdraft facility expired in March 2008. Our practice has been to renew these facilities on an annual basis.

In addition to the facilities described above in this section, Ceridian Canada had available at December 31, 2006 a committed bank credit facility that provided up to CDN $5.0 million for issuance of letters of credit and it is renewed annually at the option of the bank. The amounts of letters of credit outstanding under this facility were CDN $3.9 million ($3.3) at December 31, 2006.

Capital Lease Obligations

Our capital lease obligations were $6.9 at December 31, 2006.

Financial Covenant Compliance

Our senior secured credit facilities contain a covenant that requires Ceridian, the U.S. Borrower, and its restricted subsidiaries to maintain a maximum ratio of adjusted consolidated secured debt to EBITDA (as defined in and calculated under the senior secured credit facilities (“Credit Facility EBITDA”)) of 6.5 to 1.0, calculated for the trailing four quarters (as determined under our senior secured credit facilities), commencing with the three months ended December 31, 2008. For the test periods commencing:

(1)	between January 1, 2008 and September 30, 2009, the maximum ratio is 6.50 to 1.0;

(2)	between October 1, 2009 and September 30, 2010, the maximum ration is 6.25 to 1.0;

(3)	between October 1, 2010 and September 30, 2011, the maximum ration is 6.00 to 1.0;

(4)	between October 1, 2011 and September 30, 2012, the maximum ration is 5.75 to 1.0;

(5)	between October 1, 2012 and September 30, 2013, the maximum ration is 5.50 to 1.0;

(6)	between October 1, 2013 and September 30, 2014, the maximum ration is 5.25 to 1.0;

(7)	after October 1, 2014, the maximum ratio is 5.00 to 1.0.

Failure to comply with this covenant would result in an event of default under our senior secured credit facilities unless waived by our senior secured lenders. An event of default under our senior secured credit facility can result in the acceleration of our indebtedness under the facilities, which is turn would result in an event of default and possible acceleration of our indebtedness under the indenture governing our senior notes and other debt. As our failure to comply with the covenant described above can cause us to go into default under the agreements governing our indebtedness, management believes that our senior secured credit facilities and this covenant are material to us. As of September 30, 2008, we were in compliance with the covenant described above.

We also measure the ratio of adjusted consolidated total debt to Credit Facility EBITDA because our senior secured credit facilities contain a provision which will result in a decrease of the applicable interest rate of 0.25% if the ratio is lower than 6.25.

For the purposes of calculating Credit Facility EBITDA, the agreement covering our senior secured credit facilities permits us to give pro forma effect to among other things operating expense reductions projected in good faith to result from operational changes occurring within 27 months of the Acquisition. Based on projected expense reductions relating to our four point cost reduction plan, for the quarter ended September 30, 2008, we included a $100.0 million pro forma adjustment in determining Credit Facility EBITDA.

EBITDA as presented in the table below is defined as net income plus interest expense, income taxes, depreciation and amortization. EBITDA is a measure used by management to measure operating performance. EBITDA is also used by investors to measure a company’s ability to service its debt and meet its other cash needs. Management believes EBITDA is helpful in highlighting trends because EBITDA excludes the results of decisions that are outside the control of operating management. In addition, EBITDA provides more comparability between the historical results of Ceridian and operating results that reflect purchase accounting and the new capital structure.

Credit Facility EBITDA further adjusts EBITDA to exclude unusual items and other adjustments required or permitted in calculating covenant compliance under the indentures governing the notes and our new senior secured credit facilities. Credit Facility EBITDA is also used by management to measure operating performance and by investors to measure a company’s ability to service its debt and meet its other cash needs. Management believes that the adjustments made in presenting Credit Facility EBITDA are appropriate to provide additional information to investors about certain material non-cash items and about unusual items that we do not expect to continue at the same level in the future.

EBITDA and Credit Facility EBITDA are not recognized terms under GAAP. Accordingly, they should not be used as indicators of, or alternatives to, operating income and net income as measures of operating performance or cash flow from operating activities as a measure of liquidity. Additionally, EBITDA and Credit Facility EBITDA are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Our presentation of EBITDA and Credit Facility EBITDA have limitations as analytical tools, and people who use the financial statements should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. Because the definitions of EBITDA and Credit Facility EBITDA (or similar measures) may vary among companies and industries, they may not be comparable to other similarly-titled measures used by other companies. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone.

The senior secured credit facilities agreement requires a calculation of Credit Facility EBITDA for the trailing four quarters on a quarterly basis. The following is a reconciliation of our net loss, for the trailing four quarters ending September 30, 2008, to Credit Facility EBITDA as defined above per our senior secured credit facilities:

Trailing Four Quarters Ended September 30, 2008
Net Income	$(103.3)
Interest income	(10.0)
Interest expense	274.7
Income tax provision	33.8
Depreciation and amortization	167.2

EBITDA	294.8
Transaction costs(a)	33.9
Stock-based compensation	31.7
Purchase accounting impacts(b)	48.7
Severance(c)	6.0
Foreign currency remeasurement loss(d)	13.0
Customer fund/cash equivalent investment write-downs(e)	17.5
Litigation costs(f)	4.0
Restructuring(g)	11.5
Pro forma adjustments for operational changes(h)	$100.0
Other(i)	6.4

Credit Facility EBITDA	$567.5

(a)	Transaction costs primarily consist of expenses related to the evaluation of strategic alternatives, our 2007 proxy statement and related items and fees associated with pre-Merger costs incurred.

(b)	Purchase accounting impacts primarily relate to the impacts of the Deferred Revenue Adjustment and Deferred Cost Adjustment.

(c)	Primarily consists of expenses associated with the termination of senior executives or other workforce reductions.

(d)	To facilitate the Merger, we placed $110.0 of U.S. dollar denominated debt in Ceridian Canada which will be repaid through payments from a legal entity with a functional currency in Canadian dollars. This amount represents the foreign currency remeasurement loss incurred.

(e)	Represents the permanent write-downs of our customer fund investment in Canada and our customer fund and corporate investments in the Reserve Fund.

(f)	Represents charges for legal settlements and litigation costs.

(g)	Represents charges for restructuring.

(h)	Represents the amount of annualized expense reductions anticipated as a result of operational changes made as part of our four point cost reduction plan projected by us in good faith as permitted to be added by the credit agreement governing our senior secured credit facilities. See also “—Overview, Operating Improvement Plan” for discussion regarding our four point cost reduction plan.

(i)	This amount includes charges for the Sponsors’ management fees, costs related to our operating improvement plan and employee retention costs.

Contractual Obligations

The table below describes the future cash payments for which we are obligated under our financing agreements, capital and operating lease agreements, guaranteed purchase obligations and retirement plans as of December 31, 2007, whether they appear on our consolidated balance sheet. Variable interest payments are projected based on interest rates in effect at the end of 2007.

	Payments due by period
	Less than one year	1-3 Years	3-5 Years	More than 5 years	Total
Long-term debt	$—	$45.0	$67.6	$3,437.4	$3,550.0
Capital leases	2.6	—	—	—	2.6
Operating leases	46.1	69.8	40.8	59.7	216.4
Interest payable on long-term debt	336.4	669.8	661.3	935.1	2,602.6
Purchase obligations	19.3	5.0	0.8	—	25.1
Postretirement plan obligations	4.4	9.3	9.6	33.6	56.9
Retirement plan obligations	3.2	5.5	3.9	9.4	22.0

Total	$412.0	$804.4	$784.0	$4,475.2	$6,475.6

Our long-term debt and capital lease obligations are described in “—Cash Flows” section of this discussion and in Note 9, “Financing,” to our audited consolidated financial statements.

The capital lease payments represent scheduled payments under the terms of the lease agreements and include implicit interest. We conduct substantially all of our operations in leased facilities. Most of these leases contain renewal options and require payments for taxes, insurance and maintenance. We also lease equipment for use in our businesses.

Purchase obligations include minimum royalty payments and guaranteed purchase commitments with several vendors.

Payments of retirement plan obligations include employer commitments to fund our defined benefit and post-retirement plans and do not include estimated future benefit payments to participants expected to be made from liquidation of the assets in our defined benefit plan trusts. At December 31, 2007, our defined benefit pension plans had a projected benefit obligation that exceeded the fair value of the plans’ assets by $22.0 and our post-retirement benefit plan had an accumulated benefit obligation that exceeded the fair value of the plans’ assets by $56.9. We expect to satisfy these remaining obligations through investment income from and appreciation in the fair value of plan assets held in trust as well as by future employer contributions.

Our planned expenditures for capital assets in 2008 are expected to be $84.0 with an estimated allocation of 80% to HRS, 7% to SVS and 13% to Comdata. The amount of our obligation to vendors for these expenditures at December 31, 2007 was not material, and no such amount is included in the table above.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make judgments, estimates and assumptions regarding uncertainties that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of our financial statements and our reported amounts of revenues and expenses during the reported periods. Additionally, management’s judgment is required in selecting among available alternative accounting standards that allow different accounting treatment for similar transactions. Areas that require significant judgments, estimates and assumptions include revenue recognition; the determination of our liability for pensions and other post-retirement benefits; the assignment of fair values upon acquisition of goodwill and other intangible assets and testing for impairment; the capitalization, amortization and impairment testing of technology; the valuation of certain customer fund investments and noncurrent assets; the determination of fair value and estimated expected life related to stock options granted; the determination of the allowance for doubtful accounts and reserve for sales adjustment; and the resolution of tax matters. We use historical experience, qualified independent consultants and all available information to make these judgments and estimates, and actual results will inevitably differ from those estimates and assumptions that are used to prepare the our financial statements at any given time. Despite these inherent limitations, we believe that our Management’s Discussion and Analysis of Financial Condition and Results of Operations and consolidated financial statements and related notes provide a meaningful and fair perspective of our company.

Revenue Recognition

We recognize revenue from the sale of our products and services when the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the seller’s price to the buyer is fixed or determinable; and (4) collectibility is reasonably assured. Generally, we rely on a signed contract between us and the customer as the persuasive evidence of a sales arrangement. We address these and the other criteria for revenue recognition in the following discussion of types of revenue within our business.

HRS—Repetitive Business

The majority of our HRS revenue is generated by recurring monthly or quarterly fees from our Payroll and Tax Services business, Benefit Services business and LifeWorks business. This revenue is generated by service fees, income from investment of customer funds in lieu of additional fees, software maintenance and subscription fees.

Payroll and Tax Services. Generally, service fees for HRS payroll processing are contracted on a per transaction basis and recognized as revenue when transaction services are provided and the amount is billable. We also recognize payroll revenue from customer funds held temporarily pending remittance to the customers’ employees. These payroll deposits are primarily invested through grantor trusts. We derive and recognize investment income in lieu of additional fees as a component of revenue as earned.

Our tax filing services consist primarily of: (1) collecting funds for federal, state and local employment taxes from customers based on payroll information provided by the customers; (2) remitting funds collected to the appropriate taxing authorities; (3) filing applicable returns; and (4) handling related regulatory correspondence and amendments for customers. Revenue from these tax filing services is billed and recognized as the services are provided, generally on a monthly basis. We hold our customers’ tax filing deposits for the period between collection and remittance of the funds to the applicable taxing authority. These tax filing deposits are invested through a grantor trust. We derive and recognize this investment income in lieu of additional fees as a component of revenue as earned.

Payroll processing and tax filing services are sold separately; accordingly, we have objective evidence of standalone value for most services. Where fair value cannot be established on the undelivered element, revenue (and the related direct costs of revenue) for the delivered elements are deferred and recognized ratably over the remaining repetitive processing period commencing upon completion of implementation consulting services.

Benefit Services. We provide employee health and welfare benefits administration services to our customers. Employee health and welfare benefits administration services include health insurance portability compliance services related primarily to COBRA (Consolidated Omnibus Budget Reconciliation Act). Health and welfare benefits administration services also encompass benefits provided to active employees, such as (1) annual health plan enrollment, (2) ongoing employee enrollment and eligibility services, (3) tuition refund plans, (4) transportation reimbursement under the Transportation Equity Act, and (5) Internal Revenue Code Section 125 plans (Flexible Spending), which include fully administered and self-administered flexible spending accounts and premium-only plans.

We also provide retirement planning services that include: (1) administration services for benefits provided to retired and inactive employees, which include retiree healthcare, disability, surviving dependent, family leave and severance benefits; and (2) defined benefit plan administration, ESOP administration and Qualified Domestic Relations Order administration.

Revenue for COBRA services is generally earned and recognized as the services are provided. Revenue associated with other health and welfare benefits administration and retirement planning services is generally recognized monthly based on the number of employees that receive or participate in the benefit.

Benefit Services are sold separately; accordingly, we have objective evidence of standalone value for most services. Where fair value cannot be established on the undelivered element, revenue (and the related direct costs of revenue) for the delivered elements are deferred and recognized ratably over the remaining repetitive processing period commencing when all elements are delivered.

LifeWorks. We provide work-life, employee assistance, health and productivity, and FMLA administration solutions to our clients. LifeWorks services are delivered through on-line access and telephonically, and through face-to-face counseling provided by referral resources. Contracted fees for these services are generally billed monthly or quarterly. Revenue is generally earned and recognized ratably over the term of the contract based on the number of customer employees served and the level of service.

HRS—Non-Repetitive Business

We generate revenue from delivery of professional services (i.e., data conversion, implementation and training) and shipment of materials.

Revenue from professional services is non-refundable and is determined either on a time and materials basis or firm fixed fee. If these services or materials are sold on a standalone basis, revenue is recognized as the professional services or materials are delivered. When professional services or materials are sold as part of a multiple element arrangement, we allocate revenue first to the fair value of the undelivered element(s) and allocate the residual revenue to the delivered element(s) which revenue is typically recognized over the one- to four-month implementation and conversion period. In the absence of fair value for an undelivered element(s), the arrangement is accounted for as a single unit of accounting, resulting in a deferral of revenue recognition for the delivered elements until all undelivered elements have been fulfilled, at which time previously deferred revenue is recognized ratably over the remaining expected life of the customer relationship.

SVS

SVS sells stored value cards and provides subsequent transaction processing and reporting services. Customers may also choose to purchase cards alone. SVS recognizes revenue for card sales without services upon shipment.

For card sales with future processing services, revenue on both the card sales and services are deferred and reported on the consolidated balance sheets as deferred income. Costs of the cards sold are deferred and reported on the consolidated balance sheets in other current assets. Costs associated with the services are recognized as incurred. The deferred income and deferred cost on the card sale are both recognized in earnings over the estimated life of the card, which includes the transaction processing period. The recognition period is 30 months, beginning upon activation of the card. The deferred income on the services where we charge a fee upon card activation for unlimited transactions is recognized in earnings over the same 30-month period, beginning when the fee is assessed. The deferred income on the services where we charge a fee each time a transaction is processed is recognized in earnings over the same 30-month period, beginning when the fee is assessed. Our history of providing services to our customers indicates that (1) we can expect activation of a card within approximately eight months following card shipment, and (2) during the six months following the activation of a card, approximately 90% of the services have been performed.

Sales of cards under either arrangement do not include a right of return of the cards shipped.

Comdata

Comdata’s payments system is designed to enable truck drivers to obtain funding for purchases and cash advances at truck stops and other locations en route to their destinations. Drivers may use the Comdata Card to purchase fuel and other approved items, obtain cash advances from automated teller machines or through the use of Comchek drafts and make direct deposits of pay, settlements or trip advances to personal bank accounts. Revenue from card transactions is based on a per transaction fee that is based on either a fixed amount or a percentage of the face value of the transaction and is recognized when the transaction is processed.

Comdata purchases accounts receivable due to trucking companies from manufacturers and shippers at a discount and with recourse back to the trucking company in the event of non-payment. This service allows trucking companies to receive payment on shipping invoices sooner. The non-refundable discount represents adequate compensation charged for servicing the receivables over a 30-day period with certain customers. If the collection period extends beyond 30 days, a non-refundable additional fee is charged for each month of servicing. After 90 days, an uncollected receivable can be returned to the seller for its face value. Comdata recognizes revenue from the discounted fee in the month of the purchase and the additional fees for servicing as it becomes entitled to collect the fee.

Comdata also provides fueling centers with: (1) PC-based, point-of-sale systems that automate the various transactions that occur at a fuel purchase desk; and (2) “pay-at-the pump” systems that enable customers to transact card-based fuel purchases at the pump. Revenue from the sale of PC-based point of sale equipment and pay-at-the-pump equipment is recognized based on shipping and installation terms. Recurring service revenues for these activities are recognized as earned. Support and maintenance contracts are generally for 12-month periods and are invoiced annually with the revenues recognized on a straight-line basis over the maintenance period. These products and services are all sold separately; accordingly, we have standalone value for each product and service. Separate sales also establish the fair value of each of the products and services sold in the event a customer contracts with us for multiple products and/or services. Sales of equipment under these arrangements do not include a right of return.

Gross Versus Net Revenue

We include in revenue amounts that we bill for and remit to third-party vendors for associated products and services as required on a gross basis as a principal rather than net as an agent when the following conditions are met: (1) we are the primary obligor in the arrangement with the customer; (2) we have credit risk and inventory risk; (3) we have latitude in the establishment of pricing, subject to general economic restraints; and (4) we have full discretion in vendor selection.

Determination of Our Allowance for Doubtful Accounts and Reserve for Sales Adjustment

We assess the collectibility of our accounts receivable based primarily on the creditworthiness of the customer as determined by credit checks and analysis, as well as the customer’s payment history. The amount established for the allowance for doubtful accounts is dependent on various matters including changes in the customer’s financial condition and general economic factors such as the price of diesel fuel.

We assess the reserve for sales adjustment based on an analysis of historical trends. The amount established for the reserve for sales adjustment is dependent on various matters including customer negotiations and the notification of disputes by the customer.

Assignment of Fair Values Upon Acquisition of Goodwill and Other Intangible Assets and Testing for Impairment

In the event of a business combination, we are required to assign fair values to all identifiable assets and liabilities acquired, including intangible assets such as customer lists, trademarks, technology and covenants not to compete. We are also required to determine the useful life for amortizable assets acquired. These determinations require significant judgments, estimates and assumptions and, when material amounts are involved, we generally utilize the assistance of independent valuation consultants. The remainder of the purchase cost of the acquired business not assigned to identifiable assets or liabilities is then recorded as goodwill. Although goodwill is no longer subject to amortization, we reassess the carrying value of goodwill annually, or more frequently when certain developments occur, for impairment of that value.

A number of significant assumptions and estimates are involved in determining the current fair value of the reporting unit including operating cash flows, markets and market share, sales volumes and prices and working capital changes. We consider historical experience and all available information at the time the fair values of our reporting units are estimated. However, actual fair values that could be realized in an actual transaction may differ from those used to evaluate the impairment of goodwill. The evaluation of impairment involves comparing the current fair value of the reporting units to the recorded value (including goodwill).

If the recorded value (including goodwill) of a reporting unit exceeds its current fair value, then to the extent that the recorded value of goodwill of the reporting unit exceeds the implied fair value of the reporting unit’s goodwill, an impairment loss is recognized. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination is determined. That is, the fair value of a reporting unit is allocated to all of the assets and liabilities of that reporting unit including any unrecognized intangible assets and the excess is the implied fair value of goodwill.

We also test long-lived assets, including other intangible assets, whenever events or changes in circumstances indicate that the carrying value of such an asset or group of assets may not be recoverable. Events or circumstances that might indicate an impairment of carrying value include:

•	a significant decrease in the market value of the asset or asset group;

•	a significant adverse change in the extent or manner in which the asset or asset group is used or in its physical condition;

•	a significant adverse change in legal factors or in the business climate that could affect the value of the asset or asset group, including an adverse action or assessment by a regulator;

•	an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset or asset group; and

•

a current-period operating or cash flow loss combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with the use of the asset or asset group.

When the need for such a test is indicated, we consider such factors as whether the amortization of the carrying values for these assets for each operating unit can be recovered through forecasted undiscounted cash flows over their remaining economic life.

Capitalization, Amortization and Impairment Analysis of Technology

Our technology efforts are substantially for internal use and, as indicated in Note 1, “Accounting Policies—Technology,” we rely on AICPA Statement of Position 98-1 (“SOP 98-1”) for accounting guidance. Therefore, for our modification or development efforts, we need to identify by nature and by stage of development those costs that are to be capitalized rather than charged to operations as incurred. We also need to identify the point at which the modified or developed technology is ready for use, capitalization of cost will cease and amortization of that cost will begin. Costs incurred subsequent to the ready for use date will generally be charged to operations and only capitalized if justified as a material improvement in the functionality of the capitalized technology product.

We regularly review the carrying value of technology in connection with our impairment analysis of other long-lived assets and recognize a loss when the value of estimated undiscounted net cash flow benefit related to the asset group falls below the unamortized cost, or when abandoned.

Determination of Our Liability for Pensions and Other Post-retirement Benefits

We present information about our pension and post-retirement benefit plans in Note 10, “Retirement Plans,” to our audited consolidated financial statements. The determination of the liabilities and expenses for pensions and other post-retirement benefits are accomplished with the assistance of independent actuaries using actuarial methodologies and incorporating significant assumptions, including the rate used to discount the future estimated liability, the long-term rate of return on plan assets, and several assumptions relating to the employee workforce (salary increases, medical costs, retirement age and mortality). The rate used to discount future estimated liabilities is determined considering three independently prepared yield curves, taking into consideration the timing of the estimated defined benefit payments. The impact on the liabilities of a change in the discount rate of  1/4 of 1% would be approximately $16.6 and approximately $0.6 to pre-tax earnings in the following year. The long-term rate of return is estimated by considering historical returns and expected returns on current and projected asset allocations and is generally applied to a five-year average market value of assets. A change in the assumption for the long-term rate of return on plan assets of  1/4 of 1% would impact pre-tax earnings by approximately $1.6.

Determination of Fair Value and Estimated Expected Life Related to Stock Options Granted

Effective January 1, 2006, we adopted the provisions of, and account for stock-based compensation in accordance with, SFAS 123R. Under the fair value recognition provisions of SFAS 123R, we measure stock-based compensation cost at the grant date based on the fair value of the award and recognize the compensation expense over the requisite service period, which is usually the vesting period. We elected the modified-prospective method of adopting SFAS 123R under which prior periods are not retroactively restated. The valuation provisions of SFAS 123R apply to awards granted after the effective date. Estimated stock-based compensation expense for awards granted prior to the effective date but that remain unvested on the effective date will be recognized over the remaining service period using the compensation cost estimated for the SFAS 123 pro forma disclosures.

The adoption of SFAS 123R had a material impact on our consolidated results of operations and the statement of cash flows. However, we believe that stock-based compensation aligns the interests of employees with the interests of shareholders. See Note 11, “Stock-Based Compensation Plans,” to our audited consolidated financial statements for further information regarding our stock-based compensation plans.

We use the Black-Scholes standard option pricing model (“Black-Scholes model”) to determine the fair value of stock options with term-based vesting conditions. The determination of the fair value of the awards on the date of grant using the Black-Scholes model is affected by our stock price as well as assumptions of other variables, including the risk-free interest rate and expected volatility of our stock price in future periods.

We use an integrated Monte Carlo simulation model and a trinomial lattice model to determine fair value of the performance-based options. The Monte Carlo model calculates probability of satisfying the market conditions stipulated in the award. This probability is an input into the trinomial lattice model used to fair value the options as well as assumptions of other variables, including the risk-free interest rate and expected volatility of our stock price in future periods.

If factors change and we employ different assumptions for estimating stock-based compensation expense in future periods or if we adopt a different valuation model, the future periods may differ significantly from what we have recorded in the current period and could materially affect our net earnings.

The Black-Scholes model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable, characteristics not present in our option grants. Existing valuation models, including the Black-Scholes and lattice binomial models, may not provide reliable measures of the fair values of our stock-based compensation. Consequently, there is a risk that our estimates of the fair values of our stock-based compensation awards on the grant dates may bear little resemblance to the actual values realized upon the exercise or forfeiture of those stock-based awards in the future. Some employee stock options may expire worthless, or only realize minimal intrinsic value, as compared to the fair values originally estimated on the grant date and recognized in our financial statements. Alternatively, some employee stock options may realize significantly more value than the fair values originally estimated on the grant date and recognized in our financial statements. Currently, there is no market-based mechanism or other practical application to verify the reliability and accuracy of the estimates stemming from these valuation models, nor is there a means to compare and adjust the estimates to actual values.

Successor

To determine fair value of both term and performance based stock options, the risk-free interest rate used was based on the implied yield currently available on U.S. Treasury zero coupon issues with remaining term equal to the contractual term of the option. The estimated volatility of our common stock is based on the historical 120-month volatility data for selected comparable public companies and our actual volatility for a six year period before the Merger. Because we do not anticipate paying any cash dividends in the foreseeable future, we use an expected dividend yield of zero. The amount of stock-based compensation expense we recognize during a period is based on the portion of the awards that are ultimately expected to vest. We estimate option forfeitures at the time of grant and revise those estimates in subsequent periods if actual forfeitures differ from those estimates. We analyze historical data to estimate pre-vesting forfeitures and record stock-based compensation expense for those awards expected to vest. We recognize term-based stock compensation expense using the straight-line method.

To estimate the expected life of term-based options, we have used the simplified method allowed by Staff Accounting Bulletin No. 107, “Share-Based Payment.” Our historical experience (subsequent to the Merger) is too limited to be able to reasonably estimate expected life and historical experience of options granted by Ceridian Holding subsequent to the Merger.

Predecessor

To determine fair value, we analyzed historical employee exercise and termination data to estimate the expected life assumption. We believed that historical data represented the best estimate of the expected life of a new employee option. We also stratified our employee population based upon distinctive exercise behavior patterns. The risk-free interest rate used was based on the implied yield available on U.S. Treasury zero coupon issues. The estimated volatility of our common stock was based on historical daily volatility levels of our common shares. We believed the historical data represented the best estimate of the volatility. Because we did not anticipate paying any cash dividends, we used an expected dividend yield of zero. The amount of stock-based compensation expense we recognized during a period was based on the portion of the awards that were ultimately expected to vest. We estimated option forfeitures at the time of grant and revised those estimates in subsequent periods if actual forfeitures differed from those estimates. We analyzed historical data to estimate pre-vesting forfeitures and recorded stock-based compensation expense for those awards expected to vest.

Tax Matters

As a company with operations in many states in the United States, as well as in the United Kingdom and Canada, we record an estimated liability and expense for income and other taxes based on what we determine will likely be paid in the various tax jurisdictions in which we operate. The liabilities ultimately realized and paid are dependent on various matters including the resolution of the tax audits in the various affected tax jurisdictions and may differ from the amounts recorded. We record a valuation allowance to reduce our deferred tax assets when it is more likely than not the deferred tax asset will not be realized.

In July 2006, the FASB issued Interpretation 48, “Accounting for Uncertainty in Income Taxes – an amendment of FASB Statement 109” (“FIN 48”). FIN 48 clarifies the application of SFAS 109, “Accounting for Income Taxes,” by establishing a threshold condition that a tax position must meet for any part of the benefit of that position to be recognized in the financial statements. In addition to recognition, FIN 48 provides guidance concerning measurement, derecognition, classification, and disclosure of income tax positions. We adopted the new standard January 1, 2007. As a result of the implementation of FIN 48, we recognized no adjustment in the liability for unrecognized income tax benefits. We are continuing to follow our practice of classifying our interest and penalties related to income taxes as a component of our income tax provision.

Recently Issued Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability, and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Under the standard, fair value measurements would be separately disclosed by level within the fair value hierarchy. On February 2, 2008, the FASB issued FASB Staff Position (“FSP”) 157-2 which delays the effective date of SFAS No. 157 for one year for all nonfinancial assets and nonfinancial liabilities except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). SFAS No. 157 and FSP 157-2 are effective for fiscal years beginning after November 15, 2007. The Company has elected a partial deferral of SFAS No. 157 under the provisions of FSP 157-2 related to the measurement of fair value used when evaluating goodwill, other intangible assets and other long-lived assets for impairment and valuing asset retirement obligations and liabilities for exit or disposal activities. The impact of partially adopting SFAS No. 157 did not have a material effect on the results of our operations or financial position. We are currently evaluating the impact of the adoption of SFAS No. 157 for our non-financial assets and liabilities, effective January 1, 2009, will have on our consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities Including an Amendment of SFAS No. 115, ‘Accounting for Certain Investments in Debt and Equity Securities.’” SFAS No. 159 allows entities to choose, at specified election dates, to measure eligible financial assets and liabilities at fair value in situations in which they are not otherwise required to be measured at fair value. If a company elects the fair value option for an eligible item, changes in that item’s fair value in subsequent reporting periods must be recognized in current period earnings. SFAS No. 159 also establishes presentation and disclosure requirements designed to draw comparison between entities that elect different measurement attributes for similar assets and liabilities. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. We did not elect the fair value option for any of our existing financial assets and liabilities.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements.” SFAS No. 160 amends Accounting Research Bulletin (ARB) No. 51 and establishes standards of accounting and reporting on noncontrolling interests in consolidated statements, provides guidance on accounting for changes in the parent’s ownership interest in a subsidiary, and establishes standards of accounting of the deconsolidation of a subsidiary due to the loss of control. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008 and is not expected to have a material effect on our results of operations or financial position.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations.” The objective of this Statement is to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. To accomplish that, this Statement establishes principles and requirements for how the acquirer: recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141(R) is effective on a prospective basis for fiscal years beginning after December 15, 2008 and accordingly, any business combination we enter into and/or close after December 31, 2008 will be subject to this new standard.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities,” which amends and expands the disclosure requirements of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, to provide an enhanced understanding of an entity’s use of derivative instruments, how they are accounted for under SFAS No. 133 and their effect on the entity’s financial position, financial performance and cash flows. SFAS No. 161 is effective for fiscal years beginning after December 15, 2008 and is not expected to have a material effect on our results of operations or financial position.

Quantitative and Qualitative Disclosure about Market Risk

Interest Rate Market Risk

Our primary market risk exposure is interest rate risk. We invest funds held temporarily for our clients in interest bearing instruments, earning interest income in lieu of additional service fees. Interest income from customer funds is recorded as revenue net of any interest credits due clients. In addition, we hold short-term investments for our own account for liquidity purposes and issue debt instruments, with related interest income and interest expense recorded as such in the statement of operations. All interest rate sensitive instruments are held in portfolios for investment purposes, and no such instruments are held in trading portfolios. Our interest rate risk exposures are summarized in the table below.

	Invested Customer Funds	Ceridian Short-term Investments	Variable Rate Debt Instruments	Net Position
Average balances
2007	$3,293.5	$358.0	$(379.3)	$3,272.2
2006	2,998.1	296.3	(89.8)	3,204.6
2005	2,769.6	256.5	(61.2)	2,964.9

Average interest rate
2007	4.36%	5.98%	7.73%	4.15%
2006	4.40	4.56	5.46	4.39
2005	3.81	3.05	4.15	3.74

Interest income (expense)
2007	$143.7	$21.4	$(29.3)	$135.8
2006	132.0	13.5	(4.9)	140.6
2005	105.5	7.8	(2.5)	110.8

As of September 30, 2008, our invested customer funds were $3,119.9, our short-term investments were $98.5 and variable rate debt instruments were $2,450.0. For the nine-month period ended September 30, 2008, our interest revenue of $85.7 declined by $28.3 compared to the first nine months of 2007. This was due to the negative impact of falling interest rates of $33.6, offset by a $5.3 positive impact of higher investment balances.

In 2007, our interest revenue increased $11.7 compared to 2006, with $13.0 due to higher investment balances offset by a $1.3 decline due to lower interest rates. The increase in interest revenue from invested customer funds in 2006 over 2005 of $26.5 consisted of $17.8 related to higher interest rates and $8.7 due to higher average invested balances.

For 2007 and 2006 and for the first nine months of 2008, we held no interest rate derivative instruments. On February 4, 2005, we sold all of our interest rate derivative instruments we then held, recording a realized loss of $2.3 in the first quarter of 2005. No interest rate derivative instruments were purchased in 2005 subsequent to the disposition of all such instruments on February 4, 2005.

We further discuss interest rate derivative contracts in Note 2, “Accounting Policies—Cash and Investments, including Derivatives,” and Note 4, “Investing Activity,” to our audited consolidated financial statements.

We manage our interest rate risk by modeling the impact of changes in interest rates on interest income and interest expense. In modeling our overall interest rate market risk, we make assumptions about levels of customer funds, short-term investments, variable rate debt instruments, interest rate derivative instruments and the levels and shapes of the interest rate curves in the United States and Canada. At December 31, 2007, we held no interest rate derivative instruments, and we assume no interest rate derivative instruments are purchased for purposes of calculations presented here. The amount of prepayment risk in the investment portfolios is negligible and therefore excluded from this analysis. Also at that date, we had issued $2,250.0 term loans that pay interest based on variable interest rates, an amount that exceeds assumed variable rate invested client funds and our short-term investments, resulting in expected net variable interest expense. Based on these assumptions, we estimate that for rising interest rate scenarios, net interest expense will increase $4.2 annually for each 100 basis points increase in interest rates for the full year of 2008. For falling interest rate scenarios, net interest expense will decline by a like amount.

Fuel Price Market Risk

Our Comdata business revenue and net earnings is exposed to variability based on changes in the price of diesel fuel and gasoline. In certain cases, Comdata earns fee revenue for card transactions based on a percentage of the total amount of each fuel purchase. An increase or decrease in the price of fuel increases or decreases the total dollar amount of fuel purchases and Comdata revenue, accordingly.

We manage our fuel price risk by modeling the impact of changes in fuel prices on transaction fee revenue and net income. Diesel fuel and gasoline price derivative instruments or similar instruments may be purchased as part of our risk management program and the effects of these instruments are modeled as part of our overall fuel risk sensitivity position. No fuel price derivative instruments were held at September 30, 2008.

As reported by the U.S. Department of Energy, the average price per gallon of highway diesel fuel number 2 was $2.88 in 2007, $2.70 in 2006 and $2.40 in 2005. These rising diesel fuel prices increased Comdata revenue approximately $3.4 in 2007, $5.7 in 2006 and $10.4 in 2005 but were offset by realized losses on diesel fuel price derivative contracts of $1.5 in 2007, $2.9 in 2006 and $8.2 in 2005.

In February 2007, we entered into diesel fuel price derivative instruments that had the effect of hedging approximately 30% of our anticipated fuel exposure for 2007 with an average strike price of $2.65 per gallon. We estimate that for diesel fuel number 2, a 10 cent change in the annual average price impacts Comdata revenue and pretax income by $2.0.

Similar to diesel fuel price risk, our Comdata business revenue and net income are subject to variability based on changes in gasoline prices. We estimate that for each 10 cent change in the annual average price of gasoline, Comdata’s revenue and pretax income are impacted $0.5. Due to increases in the average price of gasoline during 2007 and 2006, Comdata’s revenue was $0.4 higher in 2007 and $0.7 higher in 2006 from what it would have been had gasoline prices remained stable during those years.

BUSINESS

Overview

We are a provider of outsourced processing services to a diverse customer base in a wide range of industries. We operate through three principal business segments, HRS, SVS and Comdata.

We were formed on August 8, 2000 as a result of the spin-off of the human resource solutions division and human resource solutions and Comdata subsidiaries of Arbitron Inc. On March 30, 2001, we became an independent public company when our predecessor distributed all of our outstanding common stock to its stockholders in a tax-free spin-off transaction. On November 9, 2007, the Sponsors and their co-investors, including certain members of our management, acquired all of our outstanding equity for $36.00 per share or a total equity purchase price of approximately $5.3 billion. Prior to the acquisition in 2007, our common stock was listed on the New York Stock Exchange (CEN).

Human Resource Solutions

Our HR solutions are designed to help companies more easily and effectively manage their workforce and the information integral to HR processes while reducing costs and enabling them to focus on their core businesses. We offer a broad range of HR outsourcing services built around a core capability of payroll processing. Over time we have complemented our payroll processing services by adding additional HR outsourcing services, including benefits administration and integrated health and productivity services. This strategy has enabled us to offer our customers comprehensive HR outsourcing solutions that the market increasingly demands.

SVS

SVS is a provider and processor of stored value cards to customers principally in the retail, restaurant, airline, hospitality and entertainment, and service industries in the United States. SVS provides stored value card programs to merchants for use as gift cards, credits for returned products and retail promotions.

Comdata

Comdata is a provider of proprietary, credit and debit cards, including fuel cards and employer pay cards, and processor of card transactions for various industries in the United States, including the transportation industry. As a transaction processor, Comdata’s platforms support both its proprietary and branded card networks, as well as card processing for certain other card types. Comdata also provides regulatory compliance services primarily to the transportation industry.

Our Strengths

Market Positions. We believe that our size, scale and market positions will enable us to continue to capitalize on the growth within our markets.

•

HRS—We are one of only three major providers in the U.S. payroll processing market with an approximate 5% market share and, with ADP, one of two leading providers serving the mid-market segment in the United States. We have used our strong U.S. Payroll market position to build significant positions in our other HR market segments. We believe Ceridian Canada is one of two market leaders in Canada, with approximately 25% market share, and significant brand recognition. Ceridian UK is a payroll processing provider in the United Kingdom.

•	SVS—We are a provider to retailers in the high growth stored value card market.

•	Comdata—We are a provider of fleet payment cards and related services to the U.S. long-distance trucking industry.

Stable, Recurring Revenue. Our business model is predicated on providing our customers with transaction-based, core services that are recurring in nature. The services that we provide, such as enabling HRS customers to pay their employees and transportation customers to purchase fuel, are generally essential to our customers’ businesses. We also benefit from employers’ unwillingness to take risks in switching providers due to potential business interruptions and the relatively low cost of our services. This in turn results in a large base of recurring revenue each year and significant visibility on projected revenue.

Strong Cash Flow. Our capital expenditures for the fiscal year ended December 31, 2007 and the nine months ended September 30, 2008, were approximately 4% and 3% of sales, respectively. We benefit from our scalable operating platforms, which enable us to generate additional revenue with modest incremental capital investment. We expect that the strong historic retention of our revenue base along with our disciplined approach toward spending will enable us to continue generating consistent cash flow.

Well-Diversified Customer Base. We benefit from a large customer base with limited customer concentration. Our top 10 customer accounts were less than 7% of revenue and our single largest customer was less than 3% of revenue during 2007. We believe this customer diversity reduces our reliance on any single customer.

Highly Experienced Management Team. Kathryn V. Marinello joined Ceridian as President and Chief Executive Officer in October 2006 from GE where she was President and Chief Executive Officer of GE Fleet Services. Since joining us, Ms. Marinello has strengthened our senior management team by hiring Gregory J. Macfarlane, Michael F. Shea and Kairus K. Tarapore.

Unique Private Equity/Corporate Sponsorship. We benefit from the ownership and support of THL Partners and FNF. Both THL Partners and FNF have significant experience investing in businesses similar to Ceridian. In addition to the financial expertise that THL Partners and FNF provide, FNF also brings meaningful operational expertise. FNF also brings cross-selling and distribution opportunities. We expect that THL Partners’ and FNF’s unique combination of financial and operational expertise will continue to enable us to execute our strategic plan.

Our Strategy

Our goals are to continue to increase the value we deliver to our customers, streamline our operations and grow our business profitably. We intend to execute our goals through the following business strategies:

Capitalize on Our Market Positions. We believe our market positions will enable us to benefit from the growth opportunities available in our markets. As a payroll provider, we should benefit from the continued trend toward payroll and HR outsourcing. Accordingly, we intend to use our position to attract new customers to our core payroll business while further growing our Benefits, LifeWorks and HRO operating units. In Comdata, we will continue to expand our product offerings, services and network to increase our customer base and enable our customers to control their spending on a wider range of goods and services. In SVS, we intend to continue using our market position to capture increased global market share in this growing industry and winning large accounts that other providers may not be as well-situated to handle.

Execute U.S. HRS Operating Improvement Plan. Our U.S. HRS operating unit has specific initiatives underway to improve its margins while also improving customer service quality. We believe there is significant potential to increase U.S. HRS margins. Our operating improvement plan consists of several initiatives to significantly improve results, including the following four key initiatives that will be implemented in a phased approach:

•

Workforce Reduction. We targeted a 10% reduction (approximately 550 employees) in our U.S. HRS workforce and corporate infrastructure. The workforce reduction is expected to simplify and streamline our business with minimal impact on sales and customer-facing employees.

•

Selling, General and Administrative Spending Rationalization. We are targeting a reduction in SG&A spending through initiatives, including consolidating facilities, more efficient vendor management and purchasing and reductions in corporate overhead spending.

•

Streamlined Technology Spending. We are targeting cost efficiencies in technology spending through several initiatives including: (i) minimizing investments in and phasing out older, outdated technology and software platforms and applications and focusing on a few key development projects; (ii) outsourcing certain technology functions; and (iii) negotiating cost-effective technology supplier agreements.

•

Business Process Improvements. We are targeting business process improvements including transferring certain processes offshore and streamlining and improving new customer implementations, customer service and other HRS processes. We are currently finalizing negotiations with offshore service companies and the timeline over which to transfer certain processes. Other initiatives include reengineering and simplifying implementation processes to enable us to double the number of new customer additions with existing resources.

When fully executed by the end of 2008, we believe these initiatives will generate $100 million or more in annualized cost savings. We expect to incur one-time costs of approximately $50 million in connection with their execution by the end of 2008. We believe these initiatives can generate an additional $50 million or more in annualized cost savings beyond 2008. We further believe that our plan is highly achievable based on the following key elements: (i) savings are clearly identifiable and consistent with competitive benchmarks; and (ii) we have already executed on several initiatives generating significant annualized cost savings. The Sponsors have worked extensively with our new management team to increase the achievability and accelerate the timing of this operating improvement plan and will provide valuable expertise in executing our cost savings and technology strategies. We believe our operating improvement plan will make U.S. HRS a more efficient and streamlined business, providing better customer service and more capable of capturing the growth opportunities available in the market.

Improve Customer Service and Retention Rates. Our primary focus is on providing timely and reliable service to our customers. We believe our operating improvement plan will further enhance customer service by creating a leaner and more efficient company. For example, through more efficient work flow management, we plan to reduce our call center wait times leading to quicker and more reliable customer service. Also, we plan to streamline certain areas of our organization to place senior executives in a position to be closer and more responsive to customers and their needs. We believe that better customer service will further improve retention rates yielding stronger revenue growth and margins.

Increase Sales through Improved Sales Force and Sales Processes and New Distribution Partners. We have executed an upgrade of our U.S. Payroll sales force by replacing underperformers with new hires. In conjunction with this new hiring plan, we have implemented new accountability measures, including weekly sales force effectiveness reviews with Ms. Marinello directly driving the effort. As the new sales force continues to mature, we expect new sales order improvements and better customer service. We are also targeting new sales channels by developing distribution relationships with new partners including banks, credit unions, affinity partnerships, third-party administrator networks and insurance brokers. We intend to leverage FNF’s extensive relationships as part of this strategy.

Expand into Complementary Markets. We intend to expand our offering of processing services to companies and industries with similar needs as our core customers. For example, U.S. Payroll is targeting the small market segment through our newly developed “Freedom” product, which provides increased functionality on a web-based system. In addition, we have been pursuing distribution opportunities to enable us to better reach this market. In SVS, we are also expanding our international presence by selling stored value cards to existing customers with international operations and foreign locations. In Comdata, we plan to continue expansion by offering processing services to industries such as aviation and construction that have similar needs as our core transportation customers.

Cross-Sell Our Products. Historically, our HRS, SVS and Comdata business segments, and even the operating units within HRS, have operated as standalone operations with little cross-selling. We have begun to focus on more effective selling of our services across the customer bases of our operating units. We believe many such opportunities exist and have noted several representative examples:

•

We can cross-sell add-on HR services to existing U.S. HRS customers as well as sell HR services to Comdata customers. For example, we could: (i) sell our payroll solutions to customers currently using only our LifeWorks services, (ii) provide HRS recruiting management products to our Comdata customers who need help managing their recruiting processes in a competitive industry and (iii) offer Comdata’s stored value payroll cards to HRS customers in high employee turnover market segments and with large numbers of part-time workers or whose employees typically do not have bank accounts.

•

Within U.S. HRS, we have a network of Benefits brokers that currently only sell Benefits products. We plan to leverage our existing relationships with these brokers to sell U.S. Payroll and LifeWorks services.

•	Internationally, we can continue to leverage our operations to service our multinational customers.

We believe that effectively cross-selling our service offerings will strengthen our relationships with existing customers, help us attract new customers and increase our revenue growth and profitability.

The Transactions

On November 9, 2007, the Sponsors and their co-investors acquired all the outstanding equity of Ceridian. Under the terms of the agreement, the Sponsors and their co-investors, including certain members of management, acquired the equity of Ceridian for $36.00 per share or a total equity purchase price of approximately $5.3 billion. Prior to the Acquisition, Ceridian’s common stock was listed on the New York Stock Exchange (CEN). The Acquisition, the related financing (including the issuance of the Restricted Notes) and the application of proceeds therefrom are referred to herein as the “Transactions.”

Our Business Segments

Human Resource Solutions

HRS offers a broad range of HR outsourcing solutions built around a core capability of payroll processing. Our HR outsourcing solutions are designed to help companies more easily and effectively manage their workforce and the information integral to HR processes while reducing costs and enabling them to focus on their core businesses.

Our human resource management products and services are provided principally in the United States, Canada and the United Kingdom. Our international HRS operations are primarily conducted in Canada through Ceridian Canada, and in the United Kingdom through Ceridian UK.

HRS’s and U.S. HRS’s operating unit revenues for the nine months ended September 30, 2008 and the years ended December 31, 2007, 2006 and 2005 were as follows:

	Nine Months Ended September 30, 2008	Period from November 10, 2007 to December 31, 2007	Period from January 1 to November 9, 2007	Year Ended December 31,
				2006	2005
HRS Revenue
U.S. HRS	$263.2	$125.0	$698.2	$822.4	$799.8
Ceridian Canada	169.6	36.5	174.5	182.6	158.1
Ceridian UK	72.5	14.1	84.2	94.8	92.2

Total HRS	$505.3	$175.6	$956.9	$1,099.8	$1,050.1

U.S. HRS Revenue
U.S. Payroll	$598.4	$87.3	$467.3	$527.1	$500.9
Benefits	96.9	20.9	119.5	154.0	151.1
LifeWorks	131.7	16.8	111.4	141.3	147.8

Total	$827.0	$125.0	$698.2	$822.4	$799.8

Products and Services

Our human resource management solutions include:

•	payroll processing, tax filing and other HR services;

•	benefits administration services; and

•	work-life and employee assistance programs.

U.S. Payroll. Our payroll processing for customers in the United States consists primarily of preparing and furnishing employee payroll checks, direct deposit advices and supporting journals and summaries. For certain customers, we may remit customer payroll funds to the customer’s employees. We also supply quarterly and annual social security, Medicare and federal, state and local income tax withholding reports and forms that are required to be filed by employers and employees.

We provide human resource information systems (commonly referred to as “HRIS”) solutions that serve as a “front-end” to our payroll processing system, allowing our customers to utilize a common database for both payroll and other HRIS purposes. This enables the customer to create a single database of employee information for online inquiry, updating and reporting in payroll and other areas important to human resource administration and management, such as employee data tracking, time and labor management, government compliance, compensation analysis and benefits administration. We also provide HRIS solutions that incorporate open, industry standard technology, are scalable and can be utilized with an existing interface as a front-end for our payroll processing and tax filing services.

Our HR/payroll product suite provides an integrated HR/payroll and benefits solution with outsourced payroll and tax filing services to customers primarily in the corporate and enterprise customer markets. It is primarily available in a hosted “application service provider” environment but also can be managed in-house as an installed application. Our hosted solutions provide customers with secure 24/7 access to our solutions using a standard web browser.

Our HR/payroll web product is a web-enabled, fully hosted integrated payroll and human resource administration solution, designed specifically for the corporate and enterprise customer markets. Ceridian’s HR/ payroll web product also includes integrated time management and self-service features, as well as wage attachments and disbursements, Internet payroll management and customization features within the core product offering.

We also provide Internet and phone-in payroll processing, tax filing, unemployment compensation management and related services for small employers located in the United States and Canada. Our Small Business HR/payroll web-based solution allows customers to complete payroll transactions via the Internet. The Small Business HR/payroll product also provides small businesses with access to services such as new hire reporting, tax filing, direct deposit, optional benefits programs, unemployment filing and special reports services that were previously only available to larger companies.

Tax Filing. Our payroll tax filing services for customers in the United States consist primarily of collecting funds for federal, state and local employment taxes from customers based on payroll information provided by the customers, remitting funds collected to the appropriate taxing authorities, filing applicable returns and handling related regulatory correspondence and amendments. Our tax filing services are provided not only to employers who utilize our payroll processing service, but also to local and regional payroll processors and directly to employers as standalone tax services.

Other HR Services. We also provide customers with a number of other HR solutions. Such services include time and attendance, administration of payroll and benefit functions, recruiting, employee/manager self-service and human capital management services. These services are generally designed to automate, streamline and integrate certain traditional HR services to provide our customers with the ability to focus less on administration and more on their core business.

Benefits. We provide employee health and welfare benefits administration services to our customers. Employee health and welfare benefits administration services include health insurance portability (i.e., COBRA and HIPAA) compliance services. Health and welfare benefits administration services also encompass benefits provided to active employees, such as annual health plan enrollment, ongoing employee enrollment and eligibility services, tuition refund plans, transportation reimbursement under the Transportation Equity Act, and Internal Revenue Code Section 125 plans including fully-administered and self-administered flexible spending accounts and premium-only plans.

We also provide qualified domestic relations order and medical support order administration to our customers, and administration and benefits billing services for benefits provided to retired and inactive employees of our customers, including retiree healthcare, disability, surviving dependent, family leave and severance benefits.

LifeWorks. We provide customers of all sizes and their employees with a single source for fully integrated work-life and employee assistance programs. Our customers include employers in both the private and public sectors (including certain agencies of the U.S. government). Services are delivered through online access and telephonically, and through face-to-face counseling provided by referral resources.

The services and programs we provide may be customized to meet an individual customer’s particular needs. Our portfolio of products allows a customer to choose the mix, level and mode of access to services that best meet its needs. These products range from “high touch technology” capabilities allowing employees to access specific information online to comprehensive “person-to-person” consultation and referral services. Also included are specialized service options, such as assistance with college selection, elder care assessment and facility review services, and health and wellness services. These services address employee effectiveness issues and seek to improve employee retention and productivity, reduce absenteeism and increase recruitment success. Consultants provide confidential assistance 24 hours a day to customers’ employees to help them address issues ranging from everyday matters to crisis situations. Supporting these consultants are research and subject matter experts who provide specialized expertise or referrals in areas such as parenting/child care, elder care, disabilities, addiction disorders, mental health, health and wellness, financial, legal, managerial/supervisory and education/schooling issues. We have also entered into arrangements with some service and product providers to provide additional services and expertise to our customers.

HRO. Our HRO operating unit assumes responsibility for our customers’ entire human resources department. We focus on companies with 3,000 to 15,000 employees, providing them with a comprehensive suite of modular, fully managed HRS products.

International Operations. Ceridian Canada provides payroll processing services, HRIS solutions, tax filing services, work-life and employee assistance programs and recruitment services to its Canadian customers. Ceridian Canada collects payroll and payroll tax amounts from customers, remits tax amounts to applicable governmental authorities and makes direct deposits of payroll amounts to employees’ bank accounts. Ceridian UK provides payroll processing services, HRIS solutions, work-life and employee assistance programs and recruitment services primarily in the United Kingdom.

We have begun to expand our international payroll services into other countries, principally in Europe, by engaging partners within a country to provide the payroll administration and processing services that we provide in that country. We in turn have contracted with multinational customers for their international requirements and deliver a fully outsourced payroll service to these customers.

There are risks associated with operating internationally. We refer you to the “Risk Factors” section.

Market

The market for human resource solutions covers a comprehensive range of information management, human resource administration and employee assistance products, services and software. These products, services and software include:

•	transaction-oriented administrative services and software products, primarily in areas such as payroll processing, tax filing and benefits enrollment and administration; and

•

management support services and software, primarily in areas such as recruiting and human capital management, human resource administration, regulatory compliance, work-life and employee assistance programs.

We believe that the market for these solutions will continue to grow as organizations seek to reduce costs, improve productivity and add services for employees by outsourcing administrative services and further automating internal processes. We also believe the demand for human resource solutions will increase as organizations seek assistance in maintaining their compliance with the increasing scope and complexity of laws and regulations governing businesses and increasingly complicated work-life issues faced by employers and employees.

We generally classify customers in the human resource solutions market by employer size into three categories, each of which represents a distinct market opportunity for us:

Type of Employer	Size of Employer*	Typical Characteristics

Small	Fewer than 100 employees	Human resource management needs tend to be relatively more price sensitive, to require less customization or flexibility in product and service offerings and to switch more readily from one provider to another.

Corporate	100 to 5,000 employees	Human resource management needs tend to be more complex, and therefore requires more flexibility in products and services, greater integration among data processing systems and a greater variety of products and services. Within this group, the lower mid-market (100-300 employees) tends to have simpler requirements and upper mid-market (300-5,000 employees) tends to have more complex requirements.

Enterprise	Over 5,000 employees	Human resource management needs tend to be the most complex, and therefore often require the most customization and flexibility in products and services, the greatest integration among data processing systems and the greatest variety of products and services; also has the greatest reliance on their integral legacy systems that increases integration complexity and challenges outsourcing and migration decisions.

*	This column of the table reflects the employer size of U.S. customers. In Canada and the United Kingdom, the employer segment sizes are typically smaller, although the characteristics of such segments are similar in nature.

We believe, however, that with regard to any size employer, a provider of a core transaction-based service, such as payroll processing or tax filing, is afforded opportunities to complement that core service with additional products and services that are natural adjuncts to that service, such as time and labor management, health insurance portability compliance administration, flexible spending account administration, employee self-service, benefits eligibility and enrollment, and employee assistance and work-life services. We believe our ability to wrap value-added services around a core service or product in an integrated manner will lead to revenue growth and our ability to achieve higher margins.

Further, we believe that customers are increasingly seeking providers that can take responsibility for entire human resource management processes. These HRO relationships transfer responsibility for managing each core process from the employer to the provider. Through HRO, we are able to provide our customers with a comprehensive suite of modular, fully managed HRS products and services described above. By fully managing the products and services that we can otherwise provide on a standalone basis and presenting a single face to our customers’ employees, we are able to transfer responsibility for managing each core HR process from the employer to the provider. Our HRO services to date typically involve: (1) conversion and implementation consulting services; (2) processing and hosting services related to payroll, tax filing and benefits needs; and (3) administration of HR, payroll and benefits functions.

Customer Funds

HRS revenue in 2007 and the nine months ended September 30, 2008 includes approximately $143.7 million and $85.7 million, respectively, of investment income earned in lieu of additional fees from customer funds temporarily held in the United States and Canada pending remittance to taxing authorities, customer employees or other third parties. In a very few instances, Ceridian UK holds customer funds for a short period of time in non-interest bearing segregated accounts prior to disbursement pursuant to the customer’s instructions. All customer funds temporarily held by us are held primarily in trusts. Funds from U.S. customers are invested primarily in high quality collateralized short-term investments or money market mutual funds. We may also invest in U.S. Treasury and Agency securities, AAA rated asset-backed securities, and corporate securities rated A3/A- or better. Funds from Canadian customers are invested primarily in securities issued by the government and provinces of Canada, highly rated Canadian banks and corporations, asset-backed trusts and mortgages. The maturity of these investments is carefully managed to meet the related payment obligations. Due to the significance of this investment income, our quarterly revenue and profitability fluctuate as a result of changes in interest rates and in the amount of customer funds held.

Customers

Our existing customer base covers a wide range of industries and markets. Our products and services are generally provided under written agreements, with contracts for repetitive services generally terminable upon relatively short notice.

Customer retention is an important factor in the amount and predictability of revenue and profits in our HRS businesses. The length of time it takes for a contract to become profitable depends on a number of factors such as the pricing of the contract, the number of employees covered by the contract, the complexity of the services involved, the amount of customization of services required and the number of locations in which the customer’s employees are located. The longer we are able to retain a customer, the more profitable that contract will likely be.

Sales and Marketing

Our HRS services are sold in the United States through our direct sales force operating throughout the country. We currently utilize, and seek to develop other, cooperative marketing relationships with other companies offering products or services that complement our businesses as well as informal and formal marketing alliances with human resource consulting firms, other outsourcing firms and benefits brokers. The most significant source of customer leads for these transaction-based products and services are referrals from these marketing relationships and existing customers, and other direct marketing efforts such as web marketing, telemarketing, direct mail and trade shows. Our international HRS operations, principally located in Canada and the United Kingdom, utilize their own direct sales forces. Customer leads for the products and services of these businesses are generally obtained through referrals, trade shows, product demonstration seminars, third-party resellers and direct sales efforts. We are exploring additional cooperative arrangements with other benefits brokers and human resource services providers. We are also seeking to sell a greater variety of our products and services to the customers of our various businesses.

Competition

The human resource solutions industry is highly competitive. Competition comes from national, regional and local third-party transaction processors, as well as from software companies, consulting firms, governments, enterprise wide providers of financial services, complete enterprise outsourcing providers, including information technology providers, and internally developed and operated systems and software.

We believe that the majority of all payroll processing and tax filing in the United States, Canada and the United Kingdom is supported by in-house systems, with the remainder supported by third-party providers. In the United States, we believe that ADP is the largest third-party provider of payroll processing in terms of revenue, with Paychex, Inc. and Ceridian comprising the other two large, national providers in terms of revenue. Other third-party payroll and tax filing providers are generally regional and local competitors, although larger, national providers of benefits administration and 401(k) processing services or financial institutions may expand further into outsourced payroll processing. In Canada, we believe that Ceridian Canada is the second largest outsourced payroll services provider in terms of revenue, facing competition from other national providers, including ADP, and local providers. In the United Kingdom, we believe that Ceridian UK is the second largest outsourced payroll processing provider in terms of revenue, competing with several other national providers, including a subsidiary of ADP and a division of Northgate Information Solutions, and local providers. Competition in both the payroll processing and HRIS areas also comes from a number of large, national software companies that provide both payroll processing software for in-house processing as well as HRIS software, often in conjunction with other enterprise management software applications.

Apart from payroll processing and tax filing, our other human resource solutions generally compete with a variety of national and regional application software companies, consulting firms, financial services companies and human resource services providers. Generally, the markets for these products and services are evolving.

Currently, we believe the principal competitive factors for us in the human resource solutions industry are:

•	repeatable and reliable transaction processing with timely and accurate access to data;

•	servicing our customers;

•	choice of services;

•	performance;

•	price;

•	functionality;

•	ease and flexibility of use;

•	expertise in HR processes;

•	integrated platforms;

•	regulatory compliance in the delivery of products and services; and

•	data security and privacy.

We believe that the ability to integrate transaction processing and broader human resource management solutions with a customer’s other acquired services and in-house applications are increasingly important competitive factors. While we believe our businesses will be able to compete effectively in the overall human resource solutions market, our ability to compete effectively will depend in large measure on our ability to provide reliable and repeatable transaction processing. Without attention to our core capabilities, our opportunity to deliver further value to new and existing customers will be severely restricted.

Regulation

The delivery of services by HRS is subject to various local, state, federal and international laws, statutes and regulations. For example, tax filing services must comply with the applicable regulatory requirements of the various taxing authorities. Additionally, through contract or directly applicable regulation, various data security and privacy interests of our customers must be protected.

Research and Development

We intend to continue to invest resources in our proprietary payroll processing systems and further develop a comprehensive and fully integrated suite of employee administrative services.

The table below reflects the amount of research and development expenses for our HRS businesses for the periods indicated.

	Nine Months Ended September 30, 2008	Period from November 10 to December 31, 2007	Period from January 1 to November 9, 2007	Year Ended December 31,
				2006	2005
	(dollars in millions)
Research and development	$16.3	$2.2	$19.8	$21.1	$22.1
Percent of HRS revenue	2.0%	1.3%	2.1%	1.9%	2.1%

SVS

SVS is a provider of stored value cards to customers principally in the retail, restaurant, airline, hospitality and entertainment, and service industries in the United States. SVS currently provides stored value card programs to more than 450 merchants, for use as gift cards, credits for returned products and retail promotions. In 2007, SVS delivered more than 520 million stored value cards and processed approximately 1 billion transactions, primarily in the United States. We have a small but growing international presence and process transactions originating from 32 other countries. SVS is based in Louisville, Kentucky. SVS’ revenue from products and services for the nine months ended September 30, 2008 and the years ended December 31, 2007, 2006 and 2005 was as follows:

	Nine Months Ended September 30, 2008	Period from November 10, 2007 to December 31, 2007	Period from January 1 to November 9, 2007	Year Ended December 31,
				2006	2005
	(dollars in millions)
Revenue	$28.2	$15.2	$162.0	$153.8	$125.8

Products and Services

SVS provides, among other services, stored value card programs to major retailers that are used as gift cards, gift certificates, credits for returned product and retail promotions. With respect to stored value cards, SVS provides transaction processing and reporting services. Customers may also choose to purchase cards alone. SVS also provides ancillary support services including card inventory management and assistance in designing and supervising the production of plastic cards. SVS believes that its cards, transaction reliability, card maintenance/inventory programs and reporting capability provide benefits to retailers and their customers, including ease of use and controls previously difficult to realize. In 2006, SVS expanded its product offering through the acquisition of the remaining interest in SASH Management, L.L.C. d/b/a Gift Card Solutions and Gift Check Solutions, a mid-market provider of gift certificates and gift cards, and substantially all of the assets of HQ Gift Cards, LLC, a provider of mall gift card program management services.

SVS sells its stored value cards and ancillary services throughout the United States, Canada, Germany, Australia, Japan, France and the United Kingdom through a direct sales force. SVS sales efforts are also being conducted to retailers and other merchants with locations throughout the world. All SVS transaction processing is conducted in Louisville, Kentucky, with a redundant data center in Brentwood, Tennessee, regardless of the location in the world where the sale occurs or the card is used.

Suppliers

SVS’ current business relies upon relationships with third-party suppliers, such as manufacturers of plastic gift cards. The ability of SVS to continue to provide some of its services in the manner in which it currently delivers them may be affected by actions taken by such third-party suppliers.

Competition

SVS competes with a number of national companies in providing private label cards, including First Data Corporation and Chase Paymentech Solutions LLC. SVS competes on the bases of breadth of services offered, systems, technology and price. We believe that one of the competitive weaknesses of SVS is that most of its competitors have established relationships with many of the potential customers of SVS and provide additional and unrelated products and services to these customers, such as credit card processing and check authorization services. By providing these other services which SVS does not provide, these competitors have an advantage of being able to bundle their products and services together and present them to existing customers with whom they have established relationships. We believe a competitive weakness of SVS is that its competitors have greater financial, sales and marketing resources and better brand name recognition than SVS.

We believe the competitive strengths of SVS are:

•	information and communications systems that provide real-time connectivity with retailers’ existing platforms;

•	breadth of solutions offered; and

•	experience in transaction processing and related services providing for high quality control and reduced time of implementation of stored value card solutions.

Regulation

Stored value cards in general, and gift cards specifically, may be subject to various federal, state and foreign laws and regulations, which may include laws and regulations related to consumer and data protection, licensing, escheat, anti-money laundering, and banking and trade practices. At this time and based on SVS’ existing operating model we believe these laws and regulations as currently in effect have no material impact on SVS or its operations, except to the extent of their application to SVS’ customers and other third parties. SVS’ services may also be subject to various rules and regulations of the networks and associations in which SVS and its customers and other related third parties participate. However, these laws and regulations are evolving, unclear and sometimes inconsistent and subject to judicial and regulatory challenge and interpretation, and therefore the extent to which these laws may evolve or have application to, and their impact on, SVS in the future is uncertain.

Research and Development

SVS’ research and development activities principally include applications development for existing products and services and new product development for private commerce solutions. SVS anticipates a continuing need to develop applications to enhance its products and services to meet the needs of its customers. Further, SVS expects to develop applications to bring additional features to its products and services, thus enhancing their use in new segments and industries. The table below reflects the amount of research and development expenses for SVS for the periods indicated.

	Nine Months Ended September 30, 2008	Period from November 10 to December 31, 2007	Period from January 1 to November 9, 2007	Year Ended December 31,
				2006	2005
	(dollars in millions)
Research and development	$1.6	$0.4	$1.6	$1.9	$1.0
Percent of SVS revenue	2.4%	2.6%	1.0%	1.2%	0.8%

Comdata

Comdata provides payment solutions, transaction processing and related services to its customers in a variety of industries such as trucking, government services, aviation, construction, retail, restaurants and hospitality. Payment solutions range from credit and debit cards, fleet, fuel, payroll, purchasing and travel and entertainment cards. As a transaction processor, Comdata’s platforms support both its proprietary and branded card networks, as well as card processing for certain other card types. Comdata also provides regulatory compliance services primarily to the transportation industry. Less than 2% of Comdata’s revenue for each of 2007, 2006 and 2005 was derived from customers outside of the United States. Comdata’s revenue from products and services for the nine months ended September 30, 2008 and the years ended December 31, 2007, 2006 and 2005 was as follows:

	Nine Months Ended September 30, 2008	Period from November 10, 2007 to December 31, 2007	Period from January 1 to November 9, 2007	Year Ended December 31,
				2006	2005
	(dollars in millions)
Revenue	$99.0	$46.2	$289.0	$311.5	$283.1

Products and Services; Customers

Comdata provides payment solutions, transaction processing, information management, regulatory compliance, financial and other related services to customers within the transportation industry, primarily to companies in the trucking industry. Comdata sells such services through a direct sales force located at its headquarters in Brentwood, Tennessee. Such services are provided to trucking companies, truck stops, and long haul (e.g., long-distance carriers) and local fleets (e.g., local delivery companies, home maintenance companies and local and state government agencies). Comdata’s services primarily involve the use of the Comdata Card to facilitate truck driver transactions and to provide transaction control and trip information for trucking firms. Comdata also markets credit cards and transaction processing in association with MasterCard networks.

The Comdata Card product is a payment card with credit and debit capabilities principally designed to provide businesses with control over payments to and spending by their employees. The Comdata Card allows businesses to authenticate and authorize individual employee purchases. A Comdata customer can review reports of transactions made by its employees over the Internet, as well as request the issuance of new cards. The Comdata Card offers businesses the capability of performing these services on a single, customizable employee card. The Comdata Card may be customized for each individual employee within a business. Although the Comdata Card is primarily used by Comdata’s trucking customers, Comdata believes that the Comdata Card has application to businesses in a variety of industries.

Comdata’s payment services division provides pay cards used by its customers to pay their employees. The pay card service allows employers to post or load payment of wages and other payments, such as expense reimbursements, to cards issued to employees and other recipients. Cardholders, in turn, may access these funds in a number of ways, including withdrawal of cash from ATMs, purchases at stores or use of a Comchek draft. Comdata markets this card-based funds distribution service to a variety of employers, such as temporary staffing companies, professional employment organizations, custodial companies, the restaurant and hospitality industries, and retailers, including the customers of SVS.

Comdata also provides assistance in obtaining regulatory permits, pilot car services, and other compliance services, such as fuel tax reporting and driver log auditing, and local fueling services to its trucking company customers.

Fleet Services. Comdata’s financial services, most commonly initiated through the use of the Comdata Card, are designed to enable truck drivers to obtain funding for purchases and cash advances at truck stops and other locations en route to their destination. Drivers may use the Comdata Card to purchase fuel, lodging and other approved items, obtain cash advances from ATM machines or through the use of Comchek drafts (drafts that are drawn on Comdata and payable through a bank), and make direct deposits of pay, settlements (for non-employee owner-operators) or trip advances to personal bank accounts.

Use of the Comdata Card allows the trucking company customer greater control over its expenses by allowing it to set limits on the use of the cards, such as by designating locations where the cards may be used, and the frequency and amount of authorized use. Use of a Comdata Card also enables Comdata to capture and provide transaction and trip-related information to trucking company customers. This information greatly enhances a customer’s ability to track and plan fuel purchases and other trip expenses and to settle with drivers. Comdata also provides information gathering and processing services in connection with fueling transactions that Comdata does not fund, but that are billed instead directly by the truck stop to the trucking company. Fees for these “direct bill” transactions are substantially lower than fees for Comdata funded transactions. Comdata also provides fuel price tracking reports and fuel management programs within a network of truck stops, including cost/plus fuel purchase programs.

Comdata also provides trucking companies with online access to Comdata’s computer system for data on fuel purchases and other trip information, facilitating pre- and post-trip planning functions. Comdata’s web-based portal enables customers to go online from their computer for interactive reporting capabilities, the latest diesel fuel prices and related information.

In addition to the Comdata Card, Comdata provides Comchek drafts, or Comcheks. Comcheks are used by Comdata’s commercial customers to pay for business expenses and for their employees and agents to obtain cash. Comcheks may also be used by Comdata’s prepaid/debit cardholders to pay for personal expenses and to withdraw cash from their card balances. Comcheks have to be registered in Comdata’s system for specific dollar amounts before they can be used. Customers initiate the registration process by calling Comdata. Comdata will register Comcheks on a customer’s account based on the credit limit or prepaid balance and parameters established for that customer. The person cashing the Comchek is instructed on the face of the Comchek to call Comdata to obtain an authorization number before cashing. The Comchek is deposited into and clears through the banking system like a check.

Comdata’s regulatory compliance division assists in determining the permits needed for a designated trip, truck and load; purchases those permits on behalf of the customer; and delivers them to the carrier or a truck stop where they can be picked up by the driver. Comdata also provides other regulatory compliance services, such as processing and auditing of driver trip logs, reporting of fuel taxes, annual licensing and motor vehicle registration verification. Pilot services for oversized loads are also provided.

Truck Stop Services. Comdata maintains a nationwide electronic data network with 24-hour independent truck stop service centers that utilize point-of-sale devices and other computer equipment to facilitate communication with Comdata’s database and operations centers. The service centers accept Comdata’s payment instruments as a method of payment pursuant to a service center agreement with Comdata.

Comdata’s merchant services division provides fueling centers with PC-based, point-of-sale systems that automate the various transactions that occur at a fuel purchase desk and systems that enable customers to transact card-based fuel purchases at the fuel pump. These systems accept many types of fuel purchase cards currently used by drivers. The merchant services division additionally offers point-of-sale systems for use at attended and unattended fuel sites.

Local Fueling. Comdata is a provider of fuel management and payment systems for local transportation truck fleets. Comdata provides local fleet operators with Comdata MasterCard corporate fleet cards that offer the fleet operators transaction control and trip-related information gathering features similar to those of the Comdata Card.

Financial Services. Comdata’s financial services business purchases accounts receivable due to trucking companies from manufacturers and shippers at a discount and with recourse back to the trucking company in the event of non-payment. This allows trucking companies to receive payment on shipping invoices sooner than they may otherwise receive payment from shippers.

Comdata provides services to more than long-distance and local trucking fleet customer accounts. Comdata also provides services to truck stops, travel centers and repair facilities nationwide. Contracts for these services generally range from one to three years in duration.

Comdata is also pursuing fixed based operators that service private airplanes and airplane fleets. Comdata expects to provide these aviation customers with controlled spending solutions offered through the Comdata Card. Comdata will provide flight managers with flexibility, efficiency, service and control over operations. Benefits include consolidated billing for all trip-related expenses, with line-item detail, as well as the management of expenditures including fuel purchases, repairs, travel and entertainment, and fuel discount administration.

Competition

The principal competitive factors relevant to transaction processing are marketing efforts, pricing, reliability of computer and communications systems and time required to effect transactions. The major credit and debit card associations and companies, such as Visa, MasterCard, American Express and Discover, are significant competitors of Comdata since they make cash available to, and facilitate purchases of fuel and other products by, holders of their cards on a nationwide basis. Several other companies also offer similar services, including First Data Corporation, T-Chek Systems, Inc., Fleet One, L.L.C., FleetCor and Wright Express Corp. In addition, truck stops often negotiate directly with trucking companies for a direct billing relationship. Some of Comdata’s competitors, such as Transportation Clearing House, LLC, an affiliate of Flying J, Inc., are under common ownership with entities that operate or franchise nationwide truck stop chains. In addition, Comdata competes with truck stops and other service centers that offer similar products and services.

While the majority of regulatory services continue to be performed by customers in-house, at least one other nationwide company, Xero-Fax, Inc., and several regional companies, including The Permit Company, provide permit services similar to those provided by Comdata. Competition in this market is influenced by price, the expertise of personnel and the ease with which permits may be ordered and received. In addition, we believe that technological advances will impact the way regulatory services are delivered and may give rise to new competitors or change the way this service is offered.

We believe that Comdata’s competitive strengths include its:

•	ability to provide services to trucking companies and drivers at a large number of locations in the continental United States and Canada;

•	ability to offer a variety of services, frequently tailored to an individual customer’s needs;

•	proprietary databases regarding funds transfers and fuel purchases;

•	long-term relationships in the transportation industry;

•	high quality of customer service; and

•	positive reputation in the transportation industry.

Research and Development

Comdata’s research and development activities principally include applications development for existing products and services, and the new product development for private commerce solutions. Comdata anticipates a continuing need to develop applications to enhance its products and services to meet the needs of its customers. Further, Comdata expects to develop applications to bring additional features to its products and services, thus enhancing their use in new segments and industries.

The table below reflects the amount of research and development expenses for Comdata for the periods indicated.

	Nine Months Ended September 30, 2008	Period from November 10 to December 31, 2007	Period from January 1 to November 9, 2007	Year Ended December 31,
				2006	2005
	(dollars in millions)
Research and development	$3.6	$1.4	$5.3	$5.6	$5.6
Percent of Comdata revenue	1.3%	3.0%	1.8%	1.8%	2.0%

Suppliers

Comdata’s current business relies upon relationships with suppliers and other third-parties, such as MasterCard, to effect and support transactions, including access to the MasterCard network, Cirrus ATM network and the Maestro point-of-sale debit network. The ability of Comdata to continue to provide some of its services in the manner in which it currently delivers them may be affected by actions taken by suppliers and other third-parties, including MasterCard or other similar card associations.

Network and Data Processing Operations

Comdata and SVS together operate two communications and data processing facilities, one located in Brentwood, Tennessee and the other in Louisville, Kentucky. All internal data processing functions for Comdata’s business, including its payment processing systems, and SVS are conducted in one of these two facilities, depending on the application, process or transaction being performed. These dual sites operate in tandem with one another to execute certain functions. Moreover, each facility serves as a back-up facility for the other in connection with various activities.

International Operations

Approximately 27.3% of HRS revenue in 2007 was obtained from our international operations. Our Ceridian Canada operations provide certain HRS services for our Canadian customers, and our Ceridian UK subsidiary primarily provides certain HRS services in the United Kingdom. We are beginning to expand our international HRS business into other countries by engaging a partner within a country to provide us with payroll administration and processing services for that country. Comdata also has operations in Canada, and is expanding its transportation businesses internationally. SVS is also expanding its business internationally. Approximately 5% of SVS’ and approximately 2% of Comdata’s revenues in 2007 were derived from customers outside of the United States.

Regulation

Many states require persons engaged in the business of money transmission or the sale or issuance of payment instruments, such as the Comchek draft, to obtain a license from the appropriate state agency. Comdata is licensed in 41 states, and is subject to the various state requirements to maintain these licenses, including posting bonds, periodic reporting and annual examinations. Comdata believes that it is currently in compliance in all material respects with the regulatory requirements applicable to its business. The failure to comply with the requirements of any particular state could significantly adversely affect our business in that state.

Other Investments and Divestitures

We refer you to Note 4, “Investing Activity,” and Note 12, “Supplementary Data to Statements of Operations,” in our audited consolidated financial statements.

Intellectual Property

We own or license a number of trademarks, tradenames, copyrights, service marks, trade secrets and other intellectual property rights that relate to our products and services. Although we believe that these intellectual property rights are, in the aggregate, of material importance to our businesses, we believe that none of our businesses are materially dependent upon any particular trademark, tradename, copyright, service mark, license or other intellectual property right. We believe, however, that the “Ceridian” and “Comdata” names, marks and logos are of material importance to us. U.S. trademark and service mark registrations are generally for a term of 10 years, renewable every 10 years as long as the trademark or service mark is used in the regular course of trade.

We have entered into confidentiality agreements with most of our key employees and consultants. In addition, we have entered into license agreements with customers of our businesses, which agreements impose restrictions on these customers’ use of our proprietary software and other intellectual property rights.

Seasonality

Because the volume of payroll items processed increases in the fourth quarter of each year in connection with employers’ year-end reporting requirements, our HRS revenue and profitability tend to be greater in that quarter. The gift card business of SVS is greatest generally from September through January, as merchants prepare for the holiday seasons and consumers purchase and use gift cards in greater volumes during these months. SVS’ billable fees are therefore greater during this period. In Comdata, trucking activity has traditionally diminished at the end of December of each year, which has led to declining accounts receivable and drafts payable balances and increased cash flow from operations at the end of the year.

Employees

As of September 30, 2008, we employed approximately 8,860 people on a full- or part-time basis. None of our employees are covered by a collective bargaining agreement.

Backlog

Although our businesses are typically characterized by long-term customer relationships that result in a high level of recurring revenue, a substantial portion of our customer contracts used by our businesses can be terminated by our customers upon relatively short notice periods, including contracts that have been extended beyond their original terms. In addition, orders for products and services can be terminated by our customers, and no order for one of our products or services is considered firm until the contract is executed. The timing of the delivery of our products and services is largely dependent upon the customer. As such, we do not have backlog information that can be provided for our businesses.

In our HRS business, we do, however, track the estimated dollar value of a year’s worth of product or service orders from our customers that have not yet been billed or installed. Although not a reported number, this metric is used by management as a planning tool relating to resources needed to install products and services, and a means of assessing our performance against installation timing expectations of us and our customers.

Legal Proceedings

We are subject to claims and a number of judicial and administrative proceedings considered normal in the course of our current and past operations, including employment-related disputes, contract disputes, intellectual property disputes, government audits and proceedings, customer disputes and tort claims. In some proceedings, the claimant seeks damages as well as other relief, which, if granted, would require substantial expenditures on our part.

Some of these matters raise difficult and complex factual and legal issues, and are subject to many uncertainties, including the facts and circumstances of each particular action, and the jurisdiction, forum and law under which each action is proceeding. Because of this complexity, final disposition of some of these proceedings may not occur for several years. As such, we are not always able to estimate the amount of our possible future liabilities.

There can be no certainty that we may not ultimately incur charges in excess of presently or established future financial accruals or insurance coverage. Although occasional adverse decisions (or settlements) may occur, it is management’s opinion that the final disposition of these proceedings will not, considering the merits of the claims and available reserves and insurance and based upon the facts and circumstances currently known, have a material adverse effect on our financial position or results of operations.

Securities Class Action and Derivative Action

Since August 6, 2004, six shareholder lawsuits have been filed against Ceridian and certain of our former executive officers in the United States District Court, District of Minnesota. Those lawsuits were consolidated into a single case captioned In re Ceridian Corporation Securities Litigation, Case No. 04-cv-03704 PJS-RLE. This consolidated action purports to be a class action filed on behalf of all persons who purchased or otherwise acquired our common stock between April 17, 2003 through and including March 17, 2005, and allege claims against Ceridian and certain of our former executive officers under Sections 10(b) and 20(a) of the Exchange Act. Plaintiffs challenge the accuracy of certain public disclosures made by us regarding our financial performance, and in particular our accounting for revenue and expenses, accounting for capitalization, accounting for derivatives, accounting for long-term leases, and accounting for trademarks. Plaintiffs allege, in essence, that our series of restatements constituted a violation of Section 10(b) and 20(a) of the Exchange Act. On May 25, 2006, the United States District Court, District of Minnesota granted our motion to dismiss the consolidated class action complaint and gave leave to the plaintiffs to file an amended complaint. An amended complaint was filed on July 14, 2006. Our motion to dismiss the amended consolidated class action complaint with prejudice was granted on June 5, 2007. Plaintiffs appealed that decision on July 3, 2007. Oral arguments at the Eighth Circuit Court of Appeals were held on April 14, 2008. On September 11, 2008, the Eighth Circuit Court of Appeals affirmed the dismissal of the amended consolidated class action complaint.

Since August 13, 2004, two shareholders filed derivative suits on behalf of Ceridian against Ceridian, as nominal defendant, certain current and former directors and certain of our former executive officers in the United States District Court, District of Minnesota. James Park, Derivatively On Behalf of Ceridian Corporation v. Ronald L. Turner, et al., and Anthony Santiamo, Derivatively On Behalf of Ceridian Corporation v. Ronald L. Turner, et al., both served August 19, 2004. These complaints were consolidated into a single lawsuit. The consolidated lawsuit, which relies on the same factual allegations as the purported class action shareholder lawsuits described above, alleges that our Board of Directors as of August 2004 and certain of our former executive officers breached fiduciary duties, through abuse of control, gross mismanagement, waste of corporate assets and unjust enrichment. In connection with the settlement of Sullivan v. Marinello, et al., Case No. 27-CV-07-12994, discussed below, the consolidated lawsuit was dismissed with prejudice on April 28, 2008.

Securities and Exchange Commission Investigation

On January 22, 2004, we announced that we were responding to a document request from the Commission, and that we had been advised that the Commission had issued a formal order of investigation. In February 2004, we provided documents responsive to the Commission. In July 2004, we advised the Commission of an investigation being directed by the Audit Committee of our Board of Directors. We kept the Commission advised on a regular basis of the Audit Committee’s investigation. On December 10, 2004, we received a further formal confidential document request from the Commission. The second request broadened the areas of inquiry to include, among other things, our restatements, revenue recognition, capitalization, expense recognition, how we respond to any internal ethics complaints, and our accounting policies and procedures. The formal document requests state that the Commission investigation is a non-public, fact-finding inquiry, and that the investigation and document requests do not mean that the Commission has concluded that we have violated any securities laws. As is common in investigations by the Commission, on June 15, 2005, we received a subpoena from the Commission seeking certain additional documents that relate to some of the areas of inquiry identified above. The subpoena is consistent with investigations of this type and was anticipated. On January 8, 2007, we received a second subpoena seeking additional documents relating to the areas of inquiry identified above. We continue to fully cooperate with the Commission.

Post-Transactions Matters

Two suits filed against Ceridian and/or its Board of Directors before the Transactions have been settled since the consummation of the Transactions.

Minneapolis Firefighters’ Relief Association Litigation. On June 4, 2007, the Minneapolis Firefighters’ Relief Association filed a purported class action complaint in the Delaware Court of Chancery, Civil Action No. 2996-CC, against Ceridian, our directors, the Sponsors and certain of their affiliates, challenging the proposed transaction as inadequate and unfair to Ceridian’s public stockholders. The complaint alleged that the directors breached their fiduciary duties and that the Sponsors and certain of their affiliates aided and abetted the alleged breaches of fiduciary duty in entering into the merger agreement related to the Acquisition (the “Merger Agreement”). The complaint sought, among other relief, class certification of the lawsuit, declaratory relief, an injunction against the Acquisition, compensatory damages to the putative class, and an award of attorneys’ fees and expenses to plaintiff. On June 6, 2007, plaintiff moved for a preliminary injunction and expedited trial with respect to certain provisions of the Merger Agreement, including Section 7.1(j) thereof, which provided that buyers could terminate the Merger Agreement if a majority of the board’s nominees are not elected at the annual meeting. On June 11, 2007, plaintiff filed a petition pursuant to Section 211 of the Delaware General Corporation Law seeking an order requiring Ceridian to hold an annual meeting of its shareholders following the adjudication of the validity of Section 7.1(j). The Court of Chancery scheduled the requested trial on the Section 211 claim and the validity of Section 7.1(j) of the Merger Agreement to take place simultaneously on August 1-2, 2007. The parties engaged in extensive expedited discovery of parties and third parties.

On June 26, 2007, plaintiff filed an amended complaint, expanding on the existing allegations, adding disclosure claims, and challenging the provision of the confidentiality agreements signed by potential bidders that precluded requesting a waiver of the standstill provisions. At the request of plaintiff, the court scheduled a preliminary injunction hearing regarding the challenged standstill provisions and certain deal protections in the Merger Agreement to take place on August 3, 2007, immediately after the already scheduled August trial. On July 12, 2007, the parties advised the Delaware Court of Chancery that they had reached a partial settlement of the actions. The parties agreed to settlement terms that include, among other things: (1) the entry of an order providing that the annual meeting of Ceridian stockholders would be held on September 12, 2007 at which meeting stockholders would be permitted to vote with respect to the election of directors and the Acquisition; (2) Ceridian eliminating the provision of the confidentiality agreements entered into with the third parties during the strategic alternatives process prohibiting the third parties from requesting that Ceridian amend or waive any part of the standstill provision of the confidentiality agreement; (3) amending the Merger Agreement to eliminate a provision permitting buyers to terminate the Merger Agreement upon an election of a new board of directors comprised of a majority of directors not nominated by the current board; and (4) amending the Merger Agreement to change the definition of “superior proposal” thereunder, decreasing the trigger from 66 2/3% to 40% of Ceridian’s assets or stock. The Sponsors and one other signatory requested and received waivers of the standstill provision.

In connection with the proposed settlement, the court entered an order directing that the annual meeting would be held on September 12, 2007 at which meeting stockholders were permitted to vote with respect to the election of directors and the Acquisition. The settlement was subject to court approval. Plaintiff’s counsel reported to the court that the plaintiff had shared the terms of the proposed settlement with Pershing Square Capital Management, L.P. (“Pershing Square”) and Pershing Square provided input regarding the terms of the settlement. Plaintiff further reported to the court that Pershing Square had advised plaintiff’s counsel that it would not oppose the motion seeking approval of the settlement. As part of the settlement, the plaintiff reserved the right to assert certain claims relating to the termination fees, claims arising from conduct after July 11, 2007 and any disclosure issues that plaintiff raised with defendants no less than five days before Ceridian’s definitive proxy statement was filed with the Commission which the parties were unable to resolve in good faith. Plaintiff’s counsel submitted extensive comments regarding proposed additional and amended disclosures prior to the filing of the definitive proxy statement, which Ceridian considered and responded to in preparing the definitive proxy statement. There were no disclosure issues raised by plaintiff in this process that the parties were not able to resolve in good faith.

Following notice to the class and a hearing, an amended settlement was approved by the court on February 25, 2008. The court’s order included dismissal of the Delaware litigation with prejudice and the release of a broad set of claims against the defendants by the entire plaintiff class of the predecessor company stockholders, including the named plaintiff in this action, while reserving decision on plaintiff counsel’s request for an award of attorneys’ fees and expenses. The Court of Chancery’s order finally approving the settlement has now become non-appealable. As set forth in a court order filed on March 24, 2008, the parties reached an agreement on an award of attorneys’ fees and expenses to plaintiff’s counsel in the amount of $5.1 million and such amount was paid by us on April 2, 2008.

Sullivan Litigation. On June 20, 2007, Patrick Sullivan brought a putative class action lawsuit in Minnesota state court, Case No. 27-CV-07-12994, against Ceridian’s president and chief executive officer and members of its Board of Directors, along with the Sponsors. The complaint alleged, among other things, breach of fiduciary duties by the individual defendants in connection with Ceridian’s entry into the Merger Agreement. The complaint also alleged that the Sponsors aided and abetted the alleged breaches. Among other things, the complaint challenged the merger consideration offered to Ceridian shareholders in connection with the Acquisition as inadequate and challenged Section 7.1(j) of the Merger Agreement. The plaintiff sought class certification and requested, among other things, an order enjoining consummation of the Acquisition. Plaintiff also sought costs and disbursements of the action, including attorneys’ fees. On August 2, 2007, the parties reached an agreement to settle the case. The terms of the settlement included an agreement by the us to make certain additional disclosures, which were included in our definitive proxy statement distributed to stockholders in connection with the Acquisition. The terms of the settlement also included, among other things: (i) an agreement by the plaintiff that the action will be stayed pending court approval of the proposed settlement of the actions brought in the Delaware Court of Chancery by the Minneapolis Firefighters’ Relief Association; and (ii) dismissal with prejudice of the action upon court approval of the settlement of the Delaware litigation. Defendants also agreed not to object to a request by Minnesota plaintiff’s counsel to the Minnesota court for attorneys’ fees in an amount not to exceed $0.3 million and agreed to pay costs of notice. Following the Delaware court’s order finally approving the settlement of the Delaware litigation, plaintiff’s counsel in this Minnesota litigation stipulated to a dismissal to be submitted for the court’s approval and the case was dismissed on May 5, 2008.

Other Matters

Truck Stop Litigation. In March and April 2007, six representatives of owner-operated independent-truck stops located in several states filed nearly identical complaints in the United States District Court for the Eastern District of Pennsylvania against Ceridian and its wholly-owned subsidiary Comdata, alleging anticompetitive conduct with respect to trucker fleet card and point-of-sale systems businesses in violation of the Sherman Antitrust Act, Sections 1 and 2. The plaintiffs seek class certification and are asking for damages described by plaintiffs as the overcharges plaintiffs and other members of the class paid to defendants, trebled; pre- and post-judgment interest; injunctive relief to prevent further anticompetitive conduct; and the costs of suit, including reasonable attorneys’ fees. We believe these claims are without merit, and we intend to vigorously defend our positions in these actions. Pursuant to a tolling agreement, plaintiffs have agreed to voluntarily dismiss Ceridian without prejudice, subject to their limited right at a later date to seek leave of the court to rejoin Ceridian as a defendant.

Flying J Litigation. In January 2008, Flying J filed a motion seeking to add Comdata as a defendant to the action it originally filed against TravelCenters of America (TA) and Pilot Corporation and Pilot Travel Centers (Pilot). In March, that motion was granted and the new complaint was filed on March 18, 2008. Flying J alleges that Comdata, TA and Pilot engaged in an unlawful boycott against Flying J in violation of Section 1 of the Sherman Act. Flying J further alleges that the alleged boycott amounts to a conspiracy and that the alleged conspiracy violates Section 2 of the Sherman Act. Flying J makes similar state claims under the laws of Utah and further alleges civil conspiracy and tortious interference. As to Comdata only, Flying J makes allegations of unlawful monopolization and unlawful attempts to monopolize. Flying J seeks injunctive relief as well as an unspecified amount of damages, prejudgment interest and costs of litigation, including attorney fees. We currently believe these claims have no merit and intend to defend ourselves vigorously. In May 2008, Flying J and TA agreed to settle their dispute and TA has been dismissed from the lawsuit.

Properties

Our principal executive offices are located at 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425. As of September 30, 2008, the principal computer and office facilities used in our businesses were located in the metropolitan areas of Minneapolis, Minnesota; Atlanta, Georgia; Los Angeles, California; Chicago, Illinois; St. Louis, Missouri; Louisville, Kentucky; Raleigh, North Carolina; Nashville, Tennessee; Dallas, Texas; El Paso, Texas; St. Petersburg, Florida; Philadelphia, Pennsylvania; in London, Manchester and Reading, England; in Glasgow, Scotland; in Winnipeg, Manitoba, St. Laurent, Quebec and Markham, Ontario, Canada; and in Ebene, Mauritius.

The following table summarizes the usage and location of our facilities as of September 30, 2008:

Facilities

(in thousands of square feet)

	U.S.	Non-U.S.	Total
Type of Property Interest
Owned	388	—	388
Leased	1,529	436	1,965

Total	1,917	436	2,353

Property Interest by Segment
HRS	1,445	425	1,870
SVS	83	0	83
Comdata	319	11	330
Corporate	70	—	70

Total	1,917	436	2,353

Utilization of Property
Office, Computer Center & Other	1,858	436	2,294
Leased or Subleased to Others	59	—	59

Total	1,917	436	2,353

With the exception of our St. Petersburg, Florida facility, we conduct all of our operations in leased facilities, including our 193,214 square feet Minneapolis headquarters complex in Minneapolis, Minnesota. Most of these leases contain renewal options and require payment for taxes, insurance and maintenance.

MANAGEMENT

As of December 12, 2008 our executive officers, significant employees and directors and their respective ages and positions are:

Name	Age	Position
Kathryn V. Marinello	52	Chairman, President, Chief Executive Officer and Director
Gregory J. Macfarlane	38	Executive Vice President and Chief Financial Officer
James Burns	62	Executive Vice President and President, Ceridian International
Perry H. Cliburn*	50	Executive Vice President, Chief Information Officer
Brett Rodewald	45	President, Comdata Network, Inc.
Michael F. Shea	43	Executive Vice President, Quality & Service Operations
Michael W. Sheridan	46	Executive Vice President, General Counsel and Corporate Secretary
Kairus K. Tarapore	47	Executive Vice President, Human Resources
Brent B. Bickett	44	Director
William P. Foley, II	63	Director
Thomas M. Hagerty	45	Director
Scott L. Jaeckel	38	Director
Soren L. Oberg	38	Director
Alan L. Stinson	63	Director

*	On September 3, 2008, we entered into a mutual termination agreement with Mr. Cliburn, one of our named executive officers. Under the terms of the agreement, Mr. Cliburn’s employment with us will terminate effective December 31, 2008, at which time his employment agreement with us will be terminated. It is anticipated that Mr. Cliburn will continue to serve as our executive vice president, chief information officer until December 31, 2008. See “Executive Compensation—Severance Payments to Perry H. Cliburn.”

Kathryn V. Marinello was named President and Chief Executive Officer of Ceridian Corporation on October 9, 2006. From 2002 to October 2006, Ms. Marinello was President and Chief Executive Officer of multiple large GE businesses, including Fleet Services, Consumer Financial Services, Partnership Marketing Group and the GE Financial Network. Before joining GE, Ms. Marinello was President of the Electronic Payments Group at First Data Corporation, which provides electronic banking and commerce, debit and commercial processing to the financial services industry. Before this role, she served as president of U.S. Bank Card Services, a wholly-owned subsidiary of U.S. Bank. She also worked at Chemical Bank, leading their marketing, information service, and financial department, and at Citibank and Barclays as controller. In addition, Ms. Marinello serves on the board of directors of General Motors, the executive committee of the Minnesota Business Partnerships, the board of directors and audit committee for the Greater Twin Cities United Way and is a member of the Business Roundtable. She holds a B.A. from the University at Albany, State University of New York and an M.B.A. in marketing from Hofstra University.

Gregory J. Macfarlane was named our Executive Vice President and Chief Financial Officer in March 2007. Prior to joining us, Mr. Macfarlane served as Executive Vice President and Chief Financial Officer for GE-WMC Mortgage from July 2004 to March 2007. Prior to that he served as the Chief Financial Officer for GE’s Fleet Leasing Japanese Business from 1999 to 2001 and Partnership Marketing Group from 2001 to July 2004. Mr. Macfarlane holds an M.B.A. from the Kellogg School of Management, Northwestern University and has a B.B.A. from Wilfrid Laurier University.

James Burns was named Executive Vice President and President, Ceridian International in April 2007. Mr. Burns served as interim President of Comdata from May 2007 to August 2007. Prior to serving as President, Ceridian International, Mr. Burns was President of Ceridian Canada from November 2002. Prior to November 2002, he was our European Chief Financial Officer for five years. Prior to joining us in 1998, Mr. Burns was the group Chief Financial Officer for PCL plc, an IT outsourcing and data capture company. Mr. Burns studied law and economics at Glasgow University and became a member of the Institute of Chartered Accountants of Scotland in 1972.

Perry H. Cliburn joined us in December 2006 as Executive Vice President and Chief Information Officer. Prior to joining us, Mr. Cliburn was the Senior Vice President and Chief Information Officer for Hewitt Associates Inc., a business process outsourcing company, from April 1999 to September 2006. Prior to that he was a Senior Vice President for First Data Corporation where he served from 1995 to 1999 and an associate partner at Arthur Anderson LLP from 1992 to 1995. He holds both a B.S. and an M.B.A. from Mississippi State University.

Brett Rodewald joined us in August 2007 as President of Comdata Network, Inc. Mr. Rodewald served as Executive Vice President and General Manager of Comdata’s transportation services division from August 2003 to August 2007, and Executive Vice President of the finance and credit divisions of Comdata from February 2002 to July 2003. Prior to joining Comdata, Mr. Rodewald served as Vice President and Controller of the commercial group of Bank of America’s card services division from 1999 to 2002. He holds a B.S. in finance from Arizona State University.

Michael F. Shea joined us in January 2007 as Executive Vice President, Quality & Service Operations. Prior to joining us, Mr. Shea served as Senior Vice President of Operations at GE Fleet Services from June 2003 to January 2007. Mr. Shea holds a B.S. in Business Administration from the University of North Dakota in Grand Forks.

Michael W. Sheridan was named our Executive Vice President, General Counsel and Corporate Secretary in November 2007. Mr. Sheridan served as General Counsel of Comdata and its subsidiaries from 1996 until November 2007. From 1991 to 1996, he was Comdata’s associate general counsel. Prior to joining Comdata, Mr. Sheridan was an attorney in the Nashville office of Adams, Reese, Stokes & Bartholomew, P.A. He holds a B.A. from Vanderbilt University and received his J.D. from the University of Tennessee School of Law.

Kairus K. Tarapore joined us in December 2006 as Executive Vice President, Human Resources. Prior to joining us, Mr. Tarapore served in various positions with divisions of GE, including Senior Vice President, Global Quality of GE Fleet Services from October 2004 to December 2006; Vice President, Human Resources, of GE Auto Financial Services from July 2002 to September 2004; Human Resources Integration Leader of GE Fleet Services, Canada, from 2001 to 2002; and the Human Resources leader for GE Capital International Services (now Genpact), from 1999 to 2001. Mr. Tarapore holds a Bachelor of Commerce in Accounting from Sydenham College, Bombay University and a Master’s Degree in HR from XLRI Jamshedpur, India.

Brent B. Bickett has served as a director since November 2007. Mr. Bickett joined FNF in January 1999 and currently holds the position of Co-President of FNF, a position he has served in since May 31, 2007. Mr. Bickett formerly held the position of Executive Vice President, Corporate Finance of FNF’s predecessor company, and was responsible for mergers and acquisitions and business development efforts from March 2005. Prior to joining FNF’s predecessor, Mr. Bickett was a member of the Investment Banking Division of Bear, Stearns and Co. Inc. from August 1990 until January 1999, serving since 1997 as a Managing Director of that firm’s real estate and leisure group. Mr. Bickett holds a B.S. from the University of Southern California and an M.B.A. from Anderson School of Management at UCLA.

William P. Foley, II has served as a director since April 2008. Mr. Foley has served as the Executive Chairman of both FNF and FIS since October 2006. From October 2006 until May 2007, Mr. Foley served as Chief Executive Officer of FNF. Mr. Foley served as Chairman of the Board and Chief Executive Officer of FNF’s predecessor company since its formation in 1984 until 2006 and as President of FNF’s predecessor from 1984 to 1994. Mr. Foley is Chairman of the Board of FNF and FIS. Mr. Foley holds a B.S. from the United States Military Academy at West Point, an M.B.A. from Seattle University and a J.D. from the University of Washington School of Law.

Thomas M. Hagerty has served as a director since April 2008. Mr. Hagerty is a Managing Director of THL Partners. Mr. Hagerty has been employed by THL Partners and its predecessor, Thomas H. Lee Company, since 1988. Mr. Hagerty also serves a director of FNF, FIS, Hawkeye Energy Holdings, LLC, MGIC Investment Corporation, Inc. and Sedgwick Claims Management Services Inc. Mr. Hagerty holds a B.B.A. from the University of Notre Dame and an M.B.A. from Harvard Graduate School of Business Administration.

Scott L. Jaeckel has served as a director since November 2007. He is a Managing Director at THL Partners. Mr. Jaeckel worked at Thomas H. Lee Company from 1994 to 1996, rejoining in 1998. From 1992 to 1994, Mr. Jaeckel worked at Morgan Stanley & Co. Incorporated in the Corporate Finance Department. He currently serves as a director of MoneyGram International, Inc., Paramax Capital Group, Sedgwick CMS Holdings, Inc., Warner Music Group Corp. and other private companies. He holds a B.A. from The University of Virginia and an M.B.A. from the Harvard Graduate School of Business Administration.

Soren L. Oberg has served as a director since November 2007 and is a Managing Director at THL Partners, having joined the firm in 1993. Prior to joining THL Partners, Mr. Oberg worked at Morgan Stanley & Co. Incorporated in the Merchant Banking Division and at Hicks, Muse, Tate & Furst Incorporated. He currently serves as a director of American Media, Inc., Cumulus Media Partners, Grupo Corporativo Ono, Hawkeye Holdings LLC and West Corporation, and other private companies. Mr. Oberg holds an A.B. from Harvard College and an M.B.A. from the Harvard Graduate School of Business Administration.

Alan L. Stinson has served as a director since November 2007. Mr. Stinson is the Chief Executive Officer of FNF, a position he has served in since May 31, 2007, prior to that Mr. Stinson was Co-Chief Operating Officer for FNF. Mr. Stinson joined FNF’s predecessor in October 1998 as Executive Vice President of Financial Operations, and in June 1999 was appointed Chief Financial Officer of FNF’s predecessor. Prior to joining FNF’s predecessor, Mr. Stinson was Executive Vice President and Chief Financial Officer of Alamo Title Holding Company from 1994 to 1998. He was a Partner at Deloitte & Touche, LLP from 1980 to 1994. Mr. Stinson holds a B.B.A. from the University of Texas.

The Board of Directors and Committees of the Board

All of our non-executive directors are designees of THL Partners or FNF. The Stockholders Agreement for Ceridian Holding, our parent, entered into in connection with the Transactions, requires up to three directors designated by THL Partners, up to three directors designated by FNF, and one management representative. The number of directors designated by each of THL Partners and FNF are subject to reduction if each of their respective ownership interests falls below certain specified percentages. In addition, our employment agreement with Kathryn V. Marinello provides that she will serve as Chair of our Board as long as she remains employed by us.

Prior to the Transactions, committees of the Board performed certain delegated Board functions. These committees included the Audit Committee, the Compensation and Human Resources Committee and the Nominating and Corporate Governance Committee. On the date of the Transactions, these committees were dissolved. With the exception of the recent appointment of an audit committee, discussed below, since the Transactions, no new committees were formed and all functions of the dissolved committees are performed by the Board.

Although not formally considered by our Board because our securities are not registered or traded on any national securities exchange, we do not believe that any of our directors would be considered independent for either Board or Audit Committee purposes based upon the listing standards of the New York Stock Exchange (the “NYSE”), the exchange on which our common stock was listed prior to the Transactions. We believe none of our directors would be considered independent because of their relationships with certain affiliates of the funds and other entities that hold significant interests in THL Partners and FNF, which owns approximately 99.61% of our outstanding common stock on a fully diluted basis, and other relationships with us, all as described more fully under “Certain Relationships and Related Party Transactions.”

Audit Committee

Prior to the Transactions, this committee:

•	monitored the integrity of our financial reporting process and systems of internal controls regarding finance, accounting, tax and legal compliance;

•	monitored the independence and performance of our independent registered public accounting firm and internal auditing department; and

•	provided an avenue of communication among the independent registered public accounting firm, management, the internal auditing department and the Board.

This committee also had the sole authority to:

•	engage and terminate our independent registered public accounting firm;

•	determine and pre-approve the type and scope of all audit and non-audit services provided by our independent registered public accounting firm; and

•	approve the compensation of the independent registered public accounting firm.

KPMG, our independent registered public accounting firm, reported directly to the Audit Committee, and this committee had full oversight over all services performed by KPMG. This committee periodically met in separate executive sessions with KPMG, our general counsel and senior executives within our internal audit department.

From January 1, 2007 through November 9, 2007 (the date of the Transactions), our Audit Committee was composed of George R. Lewis (Chair), L. White Matthews, III, and William L. Trubeck.

Upon consummation of the Transactions, this committee was dissolved.

Effective October 2, 2008 we appointed an audit committee comprised of Scott L. Jaeckel and Alan L. Stinson, with Mr. Stinson serving as the committee’s chairman. The audit committee has responsibility for, among other things:

•	overseeing management’s maintenance of our disclosure practices and the audits of our financial statements;

•	overseeing management’s establishment and maintenance of processes to assure that an adequate system of internal control is functioning;

•	overseeing management’s establishment and maintenance of processes to assure our compliance with all applicable laws, regulations and corporate policy;

•	investigating any matter brought to its attention within the scope of its duties and engaging independent counsel and other advisers as the audit committee deems necessary;

•	reviewing our annual and quarterly financial statements and prior to any release of earnings;

•	reviewing and assessing the adequacy of any formal written charter on an annual basis;

•	reviewing and approving all related person transactions for potential conflict of interest situations on an ongoing basis;

•

determining compensation of and reviewing the performance of the independent accountants and appointing or terminating the independent accountants and considering and approving, in advance, any non-audit services proposed to be performed by the independent accountants; and

•	handling such other matters that are specifically delegated to the audit committee by our board of directors from time to time.

Compensation and Human Resources Committee

Prior to the Transactions, this committee:

•	approved the compensation and benefits of our executive officers, including the chief executive officer;

•	reviewed the process of managing executive succession, diversity and development;

•	assessed the adequacy of our human resource policies and principles;

•	determined compensation policies, practices and structures to attract and retain our key executives; and

•	recommended to the Board compensation for non-employee directors.

The committee established processes and practices for determining compensation for our executive officers. The committee’s authority and the role of executive officers and any external compensation consultants are described in the “Compensation Discussion and Analysis” section of this prospectus.

Between January 1, 2007 and November 9, 2007 (the date of the Transactions), the compensation of the non-employee directors of the Board was determined by the Board upon recommendation of this committee. This committee assumed this responsibility in 2007. Prior to 2007, the Nominating and Corporate Governance Committee made recommendations to the Board regarding compensation of non-employee directors. A description of the compensation program for non-employee directors may be found in “Director Compensation”. The current non-employee director compensation program was approved by the Board in December of 2005, upon recommendation of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee did not use any external compensation consultants to recommend the amount or form of such non-employee director compensation. The Nominating and Corporate Governance Committee considered the prior compensation structure for non-employee directors of the Board and competitive data on the amount and form of non-executive director compensation gathered from published surveys.

From January 1, 2007 through September 12, 2007, the Compensation and Human Resources Committee was composed of Nicholas D. Chabraja (Chair), Ronald T. LeMay, Richard Szafranski and Alan F. White. From September 12, 2007 through November 9, 2007 (the date of the Transactions), the Compensation Committee was composed of Ronald T. LeMay (Chair), Richard Szafranski and Alan F. White. All of these directors were “independent directors,” as defined in our Corporate Governance Principles in effect prior to the Transactions, “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act and “outside directors” within the meaning of Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended.

Nominating and Corporate Governance Committee

Prior to the Transactions, this committee:

•	reviewed the composition and organization of the Board and its committees and recommends to the Board the adoption of relevant corporate governance policies;

•	considered all nominees for Board membership; and

•	conducted periodic evaluations of the performance of the Board.

This committee considered director candidates proposed by stockholders.

From January 1, 2007 through September 12, 2007, the Nominating and Corporate Governance Committee was composed of Ronald T. LeMay (Chair), Nicholas D. Chabraja, Richard Szafranski and Alan F. White. From September 12, 2007 through November 9, 2007 (the date of the Transactions), the Nominating and Corporate Governance Committee was composed of Alan F. White (Chair), Richard Szafranski and Ronald T. LeMay.

EXECUTIVE COMPENSATION

Throughout this prospectus, we refer to the individuals who served as our Chief Executive Officer and Chief Financial Officer during 2007, as well as the other individuals included in the Summary Compensation Table, as our “named executives.”

Overview

Prior to the Transactions, our Board had a standing Compensation and Human Resources Committee, or the Compensation Committee, that assisted the Board in discharging its responsibilities relating to the compensation of executive officers (including the named executives). The Compensation Committee operated pursuant to a written Charter adopted by the Board and was responsible for establishing and administering our executive compensation program. The Compensation Committee had direct oversight of the compensation and benefit programs for executive officers and certain other senior-level employees who have significant influence and responsibilities for operations and financial accounting. The Compensation Committee had the authority to approve the compensation of all other executive officers (including all other named executives). See “Management—The Board of Directors and Committees of the Board.”

Prior to the Transactions, all compensation decisions were made by the Compensation Committee. On the date of the Transactions, the Compensation Committee was dissolved. Since the Transactions, no new compensation committee was formed, and the functions of the Compensation Committee are performed solely by the Board as a whole.

Prior to the Transactions, the compensation of the non-employee directors of the Board was determined by the Board upon recommendation of the Compensation Committee. This committee assumed this responsibility in 2007. Prior to 2007, the Nominating and Corporate Governance Committee made recommendations to the Board regarding compensation of non-employee directors. A description of the compensation program for non-employee directors may be found in the “Director Compensation” section of this prospectus. The Compensation Committee did not use any external compensation consultants to recommend the amount or form of such non-employee director compensation. The Compensation Committee considered the prior compensation structure for non-employee directors of the Board and competitive data on the amount and form of non-executive director compensation gathered from published surveys. Since the Transactions, compensation of non-employee directors is determined solely by the Board as a whole.

Per the rules of the Commission, the compensation information set forth below for the current named executives (as well as certain of our former executives and directors) reflects the inclusion of certain equity-related events consisting of the acceleration of vesting of unvested restricted stock and the cash-out of all outstanding stock options upon the consummation of the Transactions. In addition, the compensation information for the current named executives includes the FAS 123R value of stock option awards made following the Transactions, which are currently intended to be in lieu of future annual grants. As a result, a significant portion of the stated total 2007 compensation for the current named executive officers consists of the above-mentioned nonrecurring items. With respect to our chairman, president and chief executive officer, Kathryn V. Marinello, her 2007 annual base salary, cash bonus, and perquisites totaled $2,266,751.

Compensation Discussion and Analysis

Executive Compensation Philosophy and Compensation Process

The performance of our businesses is dependent upon building a core group of management personnel with the appropriate skills, abilities and market knowledge, and continually developing the appropriate succession plans to continue to grow our business. The Board’s guiding philosophy is to provide a compensation program that will attract, motivate, reward and retain top quality executive leadership for our current and long-term success. To that end, the executive compensation program seeks to:

•	emphasize performance-based pay by rewarding superior performance with superior levels of compensation;

•	align the interests of senior management with the interests of our stockholders through the use of equity compensation, and, prior to the Transactions, through stock ownership guidelines;

•	motivate behaviors that increase the short- and long-term financial performance of our Company; and

•	compete appropriately with other companies by evaluating base salary and short- and long-term incentive pay against the external marketplace.

Total compensation (base salary, annual cash performance bonus and long-term equity incentive compensation) generally is targeted in a range between the 50th and 75th percentiles of comparative market data. Greater weight is given to an executive’s performance-based compensation (annual cash performance bonus and long-term equity incentives) than to base salary. The higher the level of responsibility an executive has, the greater the executive’s total direct compensation emphasizes performance-based compensation. The Board believes that a higher level of at-risk pay is appropriate given the influence senior-level executives have on the Company’s performance. The executive compensation program also accounts for individual performance, which enables the Board to differentiate among executives and emphasize the link between their personal performance and compensation.

In the first quarter of each year the Board receives information regarding competitive compensation levels and practices for positions comparable to our executive officer and senior-level positions. This information is obtained from published nationwide compensation surveys compiled by nationally recognized compensation consulting firms. The companies included in the surveys are determined by these compensation consulting firms, and may include: Alliance Data Systems, ADP, Bisys Group, Convergys, CSG Systems International, DST Systems, Fidelity National Information Systems, First Data, Global Payments, Paychex, Sabre Holdings, and Wright Express. General compensation surveys are used because, for many executive positions, our competition for talent is not industry specific. The competitive information, along with each executive’s current compensation information, is compiled for comparison purposes by management into a tally sheet for the Board review. Upon review of the tally sheets, the Board makes individual compensation decisions based on the following factors: individual performance, business unit and company performance, and overall scope of responsibilities. In making annual decisions regarding compensation for the chief executive officer, the Board meets in executive session to consider the chief executive officer’s performance for the year and the external competitive compensation information from the surveys described above. For all senior-level executives, the Board solicits and considers input from the chief executive officer regarding individual performance and potential.

The Board also periodically reviews termination payment scenarios and all of our benefit and perquisite programs for each of the named executives and other executive officers.

2007 Components of Executive Compensation

The principal components of compensation for the named executives were:

•	base salary;

•	annual cash performance bonus;

•	long-term equity incentives;

•	other executive benefits and perquisites; and

•	employment agreements, which contain termination and change in control benefits.

There is no pre-established policy or target for the allocation among the components of compensation.

Base Salary. Base salary generally is targeted to approximate the 50th percentile of comparative market data. The 50th percentile was selected to assure that we pay approximately the same for a given position as the marketplace, without over- or under-compensating an executive. Deviation from the 50th percentile may be determined to be appropriate based on the Board’s assessment of the need to attract a particular executive, the responsibilities of the position, the executive’s performance and experience, and relative internal reporting relationships, recognizing that not all positions are directly correlated at different companies and not all individuals have the same talents among their peers. All of the named executives’ base salaries approximate the 50th percentile except for Mr. Cliburn, whose base salary exceeds this percentile. The board deviated with respect to Mr. Cliburn based on its assessment of the salary he was receiving prior to being hired by us and the increased responsibilities associated with his position with us.

Annual Cash Performance Bonus. Our short-term incentive program consists of an annual cash performance bonus to focus executives and all employees on meeting shorter-term financial and other goals in a time frame that is consistent with our annual business planning. The Board determines the goals for the performance bonus plan in conjunction with the Board’s approval of strategic and operating plans, so that the performance goals support the achievement of these plans. Each named executive’s target annual incentive bonus percentage is set as a percentage of base salary, generally within the targeted range of the 50th to 75th percentile of comparative market data. The individual performance plans provide for threshold, target and superior payments to reward executives for varying degrees of accomplishment of their financial and non-financial performance objectives.

The Compensation Committee established the following annual cash performance bonus percentages for our named executives for 2007 as follows:

Objective	Threshold Bonus (Percentage of Base Salary	Target Bonus (Percentage of Base Salary)	Superior Bonus (Percentage of Base Salary)
Kathryn V. Marinello	80%	110%	140%
Gregory J. Macfarlane	50%	70%	90%
Perry H. Cliburn	50%	70%	90%
Brett Rodewald	35%	50%	70%
Michael F. Shea	40%	60%	80%
Gary M. Nelson(1)	50%	70%	90%
Douglas C. Neve(1)	60%	80%	100%

(1)	Messrs. Nelson and Neve resigned in March 2007 and November 2007, respectively. See “—Severance Payments to Executives Departing in 2007.”

Differences in target bonus percentages among the named executives are based on the scope of the respective named executives responsibilities and external market comparisons.

An executive’s annual cash performance bonus plan may have a number of different financial and non-financial criteria for achievement tied to Company performance objectives and individualized based on the executive’s ability to influence and contribute to results. Examples of individual performance criteria include: growth; compliance; cost reduction/simplification; employee engagement; and customer loyalty. The financial and non-financial performance criteria established by the Compensation Committee for the 2007 annual cash performance bonus was as follows:

Kathryn V. Marinello

Objective & Weight	Threshold	Target	Superior
Ceridian Corporate Net Income - 25%	20.00%	27.50%	35.00%
US Payroll Controllable EBIT - 25%	20.00%	27.50%	35.00%
Growth Metric - Payroll Transaction Volume - 25%	20.00%	27.50%	35.00%
Individual Performance - 25%	20.00%	27.50%	35.00%

Total	80%	110%	140%

Gregory J. Macfarlane

Objective & Weight	Threshold	Target	Superior
Ceridian Corporate Net Income - 25%	12.50%	17.50%	22.50%
US Payroll Controllable EBIT - 25%	12.50%	17.50%	22.50%
Growth Metric - Payroll Transaction Volume - 25%	12.50%	17.50%	22.50%
Individual Performance - 25%	12.50%	17.50%	22.50%

Total	50%	70%	90%

Perry H. Cliburn

Objective & Weight	Threshold	Target	Superior
Ceridian Corporate Net Income - 25%	12.50%	17.50%	22.50%
US Payroll Controllable EBIT - 25%	12.50%	17.50%	22.50%
Growth Metric - Payroll Transaction Volume - 25%	12.50%	17.50%	22.50%
Individual Performance - 25%	12.50%	17.50%	22.50%

Total	50%	70%	90%

Brett Rodewald

Objective & Weight	Threshold	Target	Superior
Ceridian Corporate Net Income - 25%	8.75%	12.50%	17.50%
Comdata Transportation Revenue - 25%	8.75%	12.50%	17.50%
Growth Metric - Comdata Transportation Revenue - 25%	8.75%	12.50%	17.50%
Individual Performance - 25%	8.75%	12.50%	17.50%

Total	35%	50%	70%

Michael F. Shea

Objective & Weight	Threshold	Target	Superior
Ceridian Corporate Net Income - 25%	8.75%	12.50%	17.50%
US Payroll Controllable EBIT - 25%	8.75%	12.50%	17.50%
Growth Metric - Payroll Transaction Volume - 25%	8.75%	12.50%	17.50%
Individual Performance - 25%	8.75%	12.50%	17.50%

Total	35%	50%	70%

The net income and revenue growth metrics were chosen in order to provide a balance between top and bottom line growth, while the cash flow (EBIT) metric recognizes the overall health of our business and, prior to the Transactions, stock price. The plan was designed to align all executives to overall Ceridian performance (25%), while also tying them to specific business unit performance (50%) and their own individual personal performance (25%).

The specific 2007 corporate performance amounts associated with the Threshold, Target and Superior metrics for Ceridian Corporate Net Income, U.S. Payroll Controllable EBIT and Payroll Transaction Volume are set forth in the table below (dollars in millions). This represents bonus plan metrics applicable to Ms. Marinello and Messrs. Macfarlane, Cliburn and Shea as indicated above.

Objective	Threshold	Target	Superior
Ceridian Corporate Net Income	$175.5	$184.7	$193.9
US Payroll Controllable EBIT	$100.7	$106.0	$111.3
Payroll Transaction Volume	106,600,000	107,650,953	109,803,972

The specific 2007 corporate performance amounts associated with the Threshold, Target and Superior metrics for Mr. Rodewald were (dollars in millions):

Objective	Threshold	Target	Superior
Ceridian Corporate Net Income	$175.5	$184.7	$193.9
Comdata Transportation Controllable EBIT	$219.8	$231.4	$243.0
Comdata Revenue	$330.0	$336.7	$343.4

With respect to the individual performance metric, each of the named executives are subjectively evaluated on the overall growth of their business unit and the achievement of personal and department goals related to customer loyalty and retention, employee engagement and strategic initiatives.

The tables below reflect the actual performance achieved in 2007 for the applicable corporate performance metrics (dollars in millions).

Objective	Actual
Ceridian Corporate Net Income	$ 194.7
US Payroll Controllable EBIT	$ 128.5
Payroll Transaction Volume	109,341,190

Objective	Actual
Ceridian Corporate Net Income	$ 194.7
Comdata Transportation Controllable EBIT	$ 227.0
Comdata Revenue	$ 336.5

The actual amount of the annual cash performance bonus paid or awarded to a named executive is subject to the discretion of the Board, and the amount can be impacted by significant external events, individual employment status and performance, and unusual business events. As a result, the Board may from time to time exercise its discretion and award annual cash performance bonuses in excess of the performance achieved by named executives and no or reduced annual cash performance bonus to named executives who had achieved their performance goals. The Board did not exercise this discretion for awards paid in association with 2007 performance. The actual bonuses paid for each named executive are reflected in column (g) of the Summary Compensation Table set forth herein.

Long-Term Equity Incentives. Prior to the Transactions, our long-term equity incentive compensation program was in the form of stock awards and non-qualified stock options. The use of equity is designed to motivate long-term improvement of business fundamentals to foster stockholder value through an increased stock price. In the past, awards have been granted annually to all named executives, senior-level executives, a majority of other executives, and a significant number of key contributors based on their level of responsibility, ability to impact results, and individual performance and experience. Each year, the Board reviews the overall long-term incentive program and determines the targeted total share pool and grant ranges for specific levels of employees. The grant ranges are expressed in present cash value because this cash value indicates the expense to the Company pursuant to FAS 123R. In 2007, the Compensation Committee modified the long-term equity incentive compensation program to focus awards on successful and high potential employees, which resulted in fewer executives receiving equity awards.

For the named executives, prior to the Transactions, the Board generally used an individually determined cash compensation multiplier, based on position, to determine any long-term equity incentive award. The multiplier was used to ensure that a significant portion of total direct compensation is delivered in the form of equity rather than cash, supporting the philosophy of giving greater weight to performance-based compensation. The Board believed this approach to be consistent with competitive practice. The multiplier for each named executive was based upon the Board’s judgment of the executive’s responsibilities within Ceridian and external competitive norms for the position.

For executives, including the named executives, prior to the Transactions, stock options were awarded to deliver 65% of the long-term equity incentive value and stock awards were awarded to deliver the remaining 35% of the long-term equity incentive value. The specific stock vehicles were selected to encourage stock ownership and retention (stock awards) and motivate accelerated stockholder growth through an increased stock price (stock options). In addition, the long-term equity incentive program targeted awards to approximately 10% of salaried employees, selecting these individuals based on their individual performance and ability to impact business results. For these “key employees,” awards were granted in the form of restricted stock. Stock options expired five years after the date of grant. This term was chosen in order to encourage an accelerated appreciation in stock price. The Board believed this time horizon provided accelerated performance while providing sufficient time to achieve objectives.

Prior to the Transactions, annual long-term equity incentive awards were generally made in the first quarter of the year to existing employees, with the grants made on the day of a Board meeting, in order to coordinate the general timing with other compensation actions, such as any annual salary increases and any cash performance bonus payments. Periodic long-term equity incentive awards were granted throughout the year for newly hired and promoted executives. Such awards were granted at a Board meeting or on the first business day of the month, and were not coordinated with the public release of nonpublic material information. Awards were priced based on the closing price on the New York Stock Exchange of a share of common stock on the date of grant.

Upon the consummation of the Transactions, outstanding equity awards under our then existing equity incentive plans were accelerated to vest immediately, our prior 2004 and 2001 Long Term Stock Incentive plans were terminated and the Ceridian Holding 2007 Stock Incentive Plan (the “2007 Plan”) became effective. The 2007 Plan provides 10,540,540 shares of common stock of Ceridian Holding available for issuance pursuant to awards of stock options and/or restricted stock under the plan. The 2007 Plan is administered by the board of directors of Ceridian Holding, who determine the terms of each award that is granted, and interpret the terms of the 2007 Plan. The board of directors of Ceridian Holding may also make adjustments to awards conditioned upon the attainment of performance conditions, including adjustments to the terms and conditions of such awards and the criteria therein. The 2007 Plan may be amended or terminated at any time by the board of directors of Ceridian Holding; however, no amendment or termination may be made without the consent of the participant if such action would materially diminish the participant’s rights under the 2007 Plan or any award. The termination of the 2007 Plan would not affect any awards outstanding on the termination date. Awards made after the Transactions in 2007 were priced based on the post-Transactions value per share, or $10 per share, which was a fair market valuation of the common stock of Ceridian Holding as determined by the board of directors of Ceridian Holding. In 2007, the current named executives received one-time stock option grants under the 2007 Plan which are currently intended to be in lieu of receiving future annual grants.

Other Executive Benefits and Perquisites. We offer certain benefit and perquisite programs for the named executives and other senior-level executives. The Board believes that these programs are necessary to be competitive in attracting and retaining top quality leaders. The Board periodically reviews the benefit and perquisite programs to ensure the programs remain competitive, cost-effective, and in-line with the original goals of the programs. Except as indicated, all named executives are eligible for the following programs:

•

Deferred Compensation Plan. We maintain a deferred compensation plan that allows executives to defer receipt of up to 100% of their base salary and/or annual cash performance bonus into accounts that track the performance of investment funds. This plan was established to give executives an additional tax-deferred method to save for retirement, education or other significant expenditures.

•

Defined Contribution Retirement Plans. We sponsor a defined contribution 401(k) retirement plan for U.S. employees that provides for voluntary employee contributions and a company match. This plan is our primary retirement plan for U.S. employees. We have also established a 401(k) restoration matching contribution program for executives whose 401(k) plan employer matching contributions are limited by IRS regulations. In addition, for the current named executives other than Brett Rodewald, who is president of Comdata Network, Inc., we make supplemental executive retirement plan

(“SERP”) contributions. Both the 401(k) restoration and SERP contributions are credited annually to the executive’s account in our deferred compensation plan. The 401(k) restoration and SERP programs are intended to provide an enhanced retirement benefit to those executives who did not participate in any defined benefit pension plan in order to attract and retain mid-career executives.

•

Other Supplemental Benefits and Perquisites. We provide the named executives with certain miscellaneous benefits, including long-term care insurance and enhanced short- and long-term disability programs, and one additional week of vacation leave. Further, all named executives may obtain an annual executive physical for themselves at our expense, and their spouses may also obtain an annual physical, the cost of which is income to the executive. As part of her employment agreement, we agreed to provide Kathryn V. Marinello with an allowance, to be determined periodically by the Board, for membership in a country club of her choice. Ms. Marinello has not yet requested this allowance. The Board periodically reviews the necessity and value of these programs and makes determinations primarily based on their review and understanding of industry competitive practices.

In addition, we generally provide a cash payment in lieu of certain other perquisites to executives. The cash payment is intended to replace common competitive perquisites and provide increased flexibility for the executive while reducing our administrative expenses. As a result, we generally do not provide common perquisites such as a car allowance, financial counseling and legal counseling to executives.

The Board has approved a policy that permits non-employee directors, the named executives, and other senior or key personnel (authorized in advance by the chief executive officer) to use our airplane for personal use. In addition, a spouse or other family member may accompany a director or executive on our airplane. The director or executive incurs income calculated at the Standard Industry Fare Level (“SIFL”) rates for any personal use of our airplane.

Employment Agreements and Termination and Change in Control Benefits. We have employment agreements with all of the current named executives, except Brett Rodewald. Our employment agreements with Kathryn V. Marinello, Gregory J. Macfarlane and Michael F. Shea were amended and restated at the time of the Transactions. The primary purpose of the agreements is to establish the terms of employment and to protect both Ceridian and the individual. We are provided with reasonable protections that the executive will perform at acceptable levels and will not compete with, disparage, or recruit employees from us after termination of the employment relationship. The executive is provided financial protection in the event of certain reasons for termination of employment, in recognition of the executive’s professional career and a foregoing of present and future career options. The employment agreements provide for severance payments in the event of certain categories of termination. See “—Potential Payments upon Termination or Change of Control for Named Executives.”

2007 Compensation for Named Executives

Kathryn V. Marinello. Ms. Marinello became President and Chief Executive Officer on October 20, 2006. Ms. Marinello’s 2007 base salary was set at $780,000, based on a salary analysis. Ms. Marinello’s 2007 annual cash incentive target bonus was at 110% of her base salary, with a superior payment of 140% of base salary. In addition, for 2007, Ms. Marinello’s cash incentive bonus was multiplied by 1.25 (representing the last three months of 2006 and all of 2007). On October 20, 2006, the date she became an employee, Ms. Marinello was granted stock options and restricted stock which were redeemed upon consummation of the Transactions for $4,351,658 and $3,906,936 respectively. In addition, Ms. Marinello had a portion of her restricted stock awards vest in 2007 in accordance with their terms prior to the consummation of the Transactions. This amount equaled $1,887,302. The amount reflects the Compensation Committee past practice of determining long-term incentive compensation by multiplying total cash compensation (base salary plus target annual cash performance bonus) by 2.0, the multiple traditionally used by the Compensation Committee for the chief executive officer. This amount in turn was then multiplied by 1.25 representing service to be rendered by Ms. Marinello in 2006 and 2007.

Gregory J. Macfarlane. Mr. Macfarlane became Executive Vice President and Chief Financial Officer on March 26, 2007. Mr. Macfarlane’s initial base salary was set at $350,000, based on a salary analysis. On March 26, 2007, the date he became an employee, Mr. Macfarlane was granted stock options and restricted stock redeemed upon consummation of the Transactions for $119,397 and $621,000, respectively.

Perry H. Cliburn. Mr. Cliburn became Executive Vice President, Chief Information Officer on December 14, 2006. For 2007, Mr. Cliburn’s base salary was set at $400,000, based on a salary analysis. Mr. Cliburn received stock options and restricted stock prior to 2007, which upon the consummation of the Transactions were redeemed for $518,627 and $337,140, respectively.

Brett Rodewald. Mr. Rodewald became President of Comdata Network, Inc. on August 21, 2007. From January 1, 2007 to February 19, 2007, Mr. Rodewald’s base salary was set at $250,000; from February 19, 2007 to November 12, 2007, his base salary was set at $265,000; from November 12, 2007 to December 31, 2007, his salary was set at $300,000, in connection with his appointment as President of Comdata Network, Inc. In each case, his salary was based on a salary analysis. We do not have an employment agreement with Mr. Rodewald. In 2007, Mr. Rodewald was granted stock options and restricted stock as part of our then existing annual grant process. He also received a restricted stock retention award in 2007. Upon the consummation of the Transactions, these stock options and restricted stock were redeemed in addition to previous years’ stock option and restricted stock awards for $631,943 and $795,852, respectively. In addition, Mr. Rodewald had a portion of his restricted stock awards previously granted vest in accordance with their terms prior in 2007 to the consummation of the Transactions. This amount equaled $121,166.

Michael F. Shea. Mr. Shea became Executive Vice President, Quality & Service Operations on January 29, 2007. Mr. Shea’s initial base salary was set at $275,000, based on a salary analysis. On January 29, 2007, the date he became an employee, Mr. Shea was granted stock options and restricted stock redeemed upon consummation of the Transactions for $210,642 and $565,380, respectively.

Gary M. Nelson. Mr. Nelson resigned as Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary in November 2007. He held various positions with us from July 1997. For 2007, Mr. Nelson’s base salary was set at $365,000, based on a salary analysis. In 2007, Mr. Nelson was granted stock options and restricted stock as part of our then existing annual grant process. Upon the consummation of the Transactions, these stock options and restricted stock were redeemed in addition to previous years’ stock option and restricted stock awards for $5,269,185 and $582,732, respectively. In addition, Mr. Nelson had a portion of his restricted stock awards previously granted vest in accordance with their terms in 2007 prior to the consummation of the Transactions. This amount equaled $288,360.

Douglas C. Neve. Mr. Neve resigned as Executive Vice President and Chief Financial Officer in March 2007. He held that position since March 2005. For 2007, Mr. Neve’s base salary was set at $400,000, based on a salary analysis.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation(5) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(i)	(j)
Kathryn V. Marinello(5)	2007	$780,000		$5,794,238	$19,248,958	$1,349,282	$137,469	$27,309,947
President and Chief Executive Officer	2006	$138,000	$950,000	$225,646	$165,253		$66,040	$1,544,939

Gregory J. Macfarlane	2007	$262,500	$150,000	$621,000	$2,769,398	$311,238	$216,493	$4,330,628
Executive Vice President and Chief Financial Officer

Perry H. Cliburn	2007	$400,000		$337,140	$2,108,627	$335,701	$74,500	$3,255,968
Executive Vice President, Chief Information Officer

Brett Rodewald	2007	$267,980		$917,634	$2,221,943	$175,388	$30,009	$3,612,954
President, Comdata Network, Inc.

Michael F. Shea	2007	$248,557	$180,000	$565,380	$2,330,642	$217,044	$43,737	$3,585,360
Executive Vice President Quality & Service Operations

Gary M. Nelson(6)	2007	$341,635		$871,092	$5,269,184		$2,709,927	$9,191,838
Former Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary

Douglas C. Neve(6)	2007	$83,077		$1,044,680	$2,968,515		$1,208,788	$5,305,060
Former Executive Vice President and Chief Financial Officer

(1)	Messrs. Macfarlane and Shea received a one-time sign-on bonus upon hire pursuant to their employment agreements. In 2006, Ms. Marinello received a sign-on bonus pursuant to her employment agreement.

(2)	With respect to 2007, this column includes the value of restricted stock that naturally vested in 2007 prior to the Transactions, as well as the value of previously unvested restricted stock cashed out in the Transaction. The Transactions consideration amount of $36 per share was used to calculate the cash out value. The amount associated with the Transactions for Ms. Marinello was $3,906,936, for Mr. Macfarlane was $621,000, for Mr. Cliburn was $337,140, for Mr. Rodewald was $795,852, for Mr. Shea was $565,380 and for Mr. Nelson was $582,732. For details, see the “Option Exercised and Stock Vested” table. In 2007, prior to the Transactions, stock awards were granted to Messrs. Macfarlane, Nelson and Shea with FAS 123R values of $570,458, $227,508 and $462,335, respectively. With respect to 2006 for Ms. Marinello, this column represents the recognized FAS 123R expense in 2006 of stock option, restricted stock and restricted stock unit awards granted in 2006 and prior years.

(3)	With respect to 2007, this column includes the FAS123R value for the new stock option awarded under the 2007 Plan for Ms. Marinello and Messrs. Macfarlane, Cliburn, Rodewald and Shea. All option grants were pursuant to the 2007 Plan. This column also includes the value of the stock options cashed out based on the $36 per share consideration price for the Transactions. The value associated with the cash-out of stock options in connection with the Transactions for Ms. Marinello was $4,351,658, for Mr. Macfarlane was $119,398, for Mr. Cliburn was $518,627, for Mr. Rodewald was $631,943, for Mr. Shea was $210,642 and for Mr. Nelson was $5,269,185. Prior to the Transactions, Messrs. Macfarlane, Nelson and Shea received stock option awards under the former 2004 and 2001 Long Term Stock Incentive plans with a FAS123R values of $325,238, $387,282 and $228,148, respectively. These awards were subsequently cashed out upon the consummation of the Transactions. This column includes the stock option exercises that occurred in 2007 by Mr. Neve, details of which can be found on the “Option Exercises and Stock Vested” table. It is currently intended that the options granted in 2007 following the Transactions to the current named executives will be one-time grants under the 2007 Plan in lieu of receiving future annual grants. With respect to 2006 for Ms. Marinello, represents the recognized FAS 123R expense in 2006 of stock option, restricted stock and restricted stock unit awards granted in 2006 and prior years.

(4)	This column includes the annual performance-based cash incentive awards earned in 2007. These awards were paid in February 2008. Details on the payout range for these awards can be found on the “Grants of Plan Based Awards” table under the column “Estimated Future Payouts under Non-Equity Incentive Plan Awards.”

(5)	This column includes the annual cash perquisities allowance, 401(k) match amounts, restoration match amounts, supplemental executive retirement plan (SERP) amounts, long term care insurance, other personal benefits and severance payments. The table below represents the detailed breakdown by category for 2007. With respect to Ms. Marinello, a detailed breakdown by category is also included for 2006. The long term care insurance amounts paid by the company in 2007 for Messrs. Nelson and Neve also include payments made for spouses under the plan. The amounts shown in this column include the following:

Name	Year	Cash in Lieu of other Perks(a)	401(k) Match(b)	Restoration Match(c)	SERP(d)	Long-Term Care Insurance(e)	Other Personal Benefits(f)	Severance Related Payments(g)
Kathryn V. Marinello	2007	$8,654	$9,000	$22,200	$62,400		$35,215
	2006	$45,000			$11,040		$10,000
Gregory J. Macfarlane	2007	$19,230	$9,000	$1,500	$21,000	$692	$165,071
Perry H. Cliburn	2007	$25,000	$9,000	$7,467	$32,933	$100
Brett Rodewald	2007	$15,000		$8,323		$76	$6,610
Michael F. Shea	2007	$13,846	$9,000	$942	$19,885	$64
Gary M. Nelson	2007	$16,019	$9,000			$9,983		$2,674,925
Douglas C. Neve	2007	$5,288	$9,000			$104,853		$1,089,647

(a)	We provide a cash payment in lieu of additional perquisites to its executives.

(b)	Reflects amount of contributions to qualified 401(k) plans offered to all employees. For more details see, “—Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans.”

(c)	We provide for supplemental 401(k) restoration employer matching contributions of up to 4% of gross pay above government-imposed compensation limits for participants to our deferred compensation plan. For more details see, “—Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans.”

(d)	We provide defined contribution SERP employer contributions to our deferred compensation plan that generally vested on the second anniversary of the date of credit. For 2007, all amounts were vested based on SERP plan provision as it relates to the Transactions. For more details see, “—Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans.”

(e)	Represents employer-paid premiums to long-term care insurance policies.

(f)	Other personal benefits in 2007 include: for Ms. Marinello, a home security system ($26,043), an executive physical ($7,993) and one personal trip on our jet ($1,179), for Mr. Macfarlane, an executive physical ($5,661) and costs associated with his relocation ($159,410), and for Mr. Rodewald, costs incurred for a trip related to a reward and recognition event. In 2006, the amounts for Ms. Marinello represent payment of fees to legal counsel representing Ms. Marinello in the negotiation of her employment agreement.

(g)	Includes one-time severance payments to Messrs Nelson and Neve. For more details, see “—Severance Payments to Executives Departing in 2007.”

(6)	Messrs. Nelson and Neve resigned in November 2007 and March 2007, respectively. See “—Severance Payments to Executives Departing in 2007.”

Grants of Plan-Based Awards

As discussed in “—Compensation Discussion and Analysis,” we provide for annual cash performance bonus awards and long-term equity incentive awards consisting of stock option awards and stock awards to our named executives. Following the Transactions, named executives received one-time grants under the award in lieu of receiving systematic annual grants.

The following table provides information on each grant made to a named executive under any plan during 2007. No consideration was paid by the named executive to receive any of the awards listed below.

GRANTS OF PLAN-BASED AWARDS

	Estimated Future payouts under Non-equity incentive plan awards(1)				Estimated future payouts under equity incentive plan awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All other stock awards; Number of shares of stock or units(2) (#)	All other option awards; Number of securities underlying options(3) (#)	Exercise or base price of option awards(4) ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
(a)	(b)	(c )	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Kathryn V. Marinello(5)	n/a	$780,000	$1,072,500	$1,365,000
	11/9/2007								1,405,406	$10.00	$7,083,246
	11/9/2007					1,405,405				$10.00	$7,814,054

Gregory J. Macfarlane	n/a	$175,000	$245,000	$315,000
	11/9/2007								250,000	$10.00	$1,260,000
	11/9/2007					250,000				$10.00	$1,390,000
	3/26/2007								40,750	$33.07	$325,238
	3/26/2007							17,250			$570,458

Perry H. Cliburn	n/a	$200,000	$280,000	$360,000
	12/21/2007								150,000	$10.00	$756,000
	12/21/2007					150,000				$10.00	$834,000

Brett Rodewald	n/a	$92,750	$132,500	$185,500
	12/21/2007							`	150,000	$10.00	$756,000
	12/21/2007					150,000				$10.00	$834,000
	2/16/2007							16,934			$579,990
	3/28/2007							1,585			$52,495
	3/28/2007								8,921	$33.12	$76,099

Michael F. Shea	n/a	$110,000	$165,000	$220,000
	11/9/2007								200,000	$10.00	$1,008,000
	11/9/2007					200,000				$10.00	$1,112,000
	1/29/2007							15,705			$462,355
	1/29/2007								32,110	$29.44	$228,148

Gary M. Nelson(6)	5/26/2007							6,890			$227,508
	5/26/2007								45,697	$33.02	$387,282

Douglas C. Neve(6)

(1)	Reflects annual cash performance bonus awards made to the named executives. The amounts reflected in the “threshold”, “target” and “maximum” amounts contained columns (c), (d) and (e) for each named executive reflects a percentage of base salary for such named executive which are discussed above under the heading “—Annual Cash Performance Bonus Awards.” The bonus payments for 2007 performance have been made based on the metrics described in the compensation discussion and analysis and are shown in the “Summary Compensation Table” in the column titled “Non-Equity Incentive Plan Compensation.” These bonuses were paid in February 2008.

(2)	Awards to Rodewald, Shea and Nelson prior to November 9, 2007 were granted under the prior 2004 Long Term Stock Incentive Plan. Mr. Macfarlane’s awards prior to November 9, 2007 were granted from the prior 2001 Long Term Stock Incentive Plan. Upon the consummation of the Transactions, outstanding equity awards were accelerated to vest immediately, our prior plans were terminated and the 2007 Plan became effective.

(3)	All option grants made on November 9, 2007 and December 21, 2007 were pursuant to the 2007 Plan. It is currently intended the options granted in 2007 following the Transactions to the current named executives will be one-time grants under the 2007 Plan in lieu of receiving future annual grants.

(4)	Prior to the Transactions, the exercise price of each option was equal to the market value (closing price on the New York Stock Exchange) of a share of Ceridian common stock on the date of grant. Following the Transactions, because we are no longer listed on the New York Stock Exchange, awards were priced based on the post-Transactions value per share, or $10 per share.

(5)	Pursuant to the terms of Ms. Marinello’s employment agreement, the annual cash performance bonus received by Ms. Marinello for services rendered in 2006 are reflected in the 2007 annual cash performance bonus. The amounts listed under the column caption “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” for Ms. Marinello reflect the amount of a 2007 annual cash performance bonus multiplied by 1.25 to reflect approximately 15 months of service to be provided by Ms. Marinello in 2006 and 2007.

(6)	Messrs. Nelson and Neve resigned in March 2007 and November 2007, respectively. See “—Severance Payments to Executives Departing in 2007.”

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unexercised stock options, restricted stock or restricted stock units that have not vested, and other equity incentive awards held by a named executive and remain outstanding as of December 31, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	Option Awards(1)				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
(a)	(b)	(c)	(e)	(f)	(g)	(h)
Kathryn V. Marinello		2,810,811	10	11/9/2017
Gregory J. Macfarlane		500,000	10	11/9/2017
Perry H. Cliburn		300,000	10	12/21/2017
Brett Rodewald		300,000	10	12/21/2017
Michael F. Shea		400,000	10	11/9/2017
Gary M. Nelson(2)
Douglas C. Neve(2)

(1)	Represents grants of non-qualified stock options under the 2007 Plan. It is currently intended the options granted in 2007 following the Transactions to the current named executives will be one-time grants under the 2007 Plan in lieu of receiving future annual grants. Such options are granted 50% time based vesting and 50% performance based vesting. Subject to certain exceptions, so long as the named executive remains employed by us, the non-qualified stock option grants have five-year elapsed time vesting schedules, with one-fifth cumulative vesting on the anniversary of the date of grant. The exercise price is determined based on the post-Transactions value per share, or $10 per share. Stock options expire ten years from the date of grant. The vesting criteria for the performance-based stock options granted in 2007 following the Transactions is based on the value of our common equity reaching $20 per share, provided that, in connection with a change of control, vesting would be prorated based on the value of our stock between $10 and $20 per share.

(2)	Messrs. Nelson and Neve resigned in November 2007 and March 2007, respectively. See “—Severance Payments to Executives Departing in 2007.”

Option Exercises and Stock Vested

The following table provides information concerning each exercise of stock options and vesting of restricted stock or restricted stock units during 2007 for each named executive on an aggregate basis.

OPTION EXERCISES AND STOCK VESTED

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise #	Value Realized on Exercise $		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
(a)	(b)	(c)		(d)	(e)
Kathryn V. Marinello	352,361	$4,351,658	(3)	54,264	$1,887,302	(2)
				108,526	$3,906,936	(4)

Gregory J. Macfarlane	40,750	$119,397	(3)	17,250	$621,000	(4)

Perry H. Cliburn	52,706	$518,627	(3)	9,365	$337,140	(4)

Brett Rodewald				3,733	$121,166	(2)
	52,835	$631,943	(3)	22,107	$795,852	(4)

Michael F. Shea	32,110	$210,642	(3)	15,705	$565,380	(4)

Gary M. Nelson(5)				8,786	$288,360	(2)
	348,768	$5,269,185	(3)	16,187	$582,732	(4)

Douglas C. Neve(5)	244,925	$2,968,515	(1)	31,660	$1,044,680	(2)

(1)	The aggregate dollar value realized on exercise is the difference between the market price on the date of exercise of the shares of Ceridian common stock underlying the option exercised and the exercise price of such option, multiplied by the number of shares of Ceridian common stock subject to the option exercised.

(2)	The aggregate dollar value realized on vesting is the market price of the underlying Ceridian common stock on the vesting date multiplied by the number of shares or units vested.

(3)	The aggregate dollar value realized on exercise is the difference between the per share consideration price of $36 for the Transactions and of the shares of Ceridian common stock underlying the option exercised and the exercise price of such option, multiplied by the number of shares of Ceridian common stock subject to the option exercised. Represents the value of options cashed out at the time of the consummation of the Transactions.

(4)	The aggregate dollar value realized on the consummation of the Transactions on November 9, 2007 using the per share consideration price of $36 underlying Ceridian common stock on the vesting date multiplied by the number of shares or units vested. Represents the value of restricted stock unvested and cashed out at the time of the consummation of the Transactions.

(5)	Messrs. Nelson and Neve resigned in November 2007 and March 2007, respectively. See “—Severance Payments to Executives Departing in 2007.”

Pension Benefits

No named executives were eligible to participate in a defined benefit pension plan.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

We sponsor a non tax-qualified deferred compensation plan that allows certain executives, including the named executives, to defer up to 100% of their annual base salary and annual cash performance bonus award into investment accounts. Gains and/or losses on these investment accounts mirror the gains and/or losses on the actual underlying investment funds. Accounts are paid at termination of employment; however, at the time of the voluntary election to defer, the executive may elect an in-service distribution date for a lump sum payment. Payments following termination of employment are made in a single lump sum unless the executive is at least age 55 with 10 years of service at termination and has elected to receive the account in annual installments.

We also sponsor a 401(k) restoration plan that matches employee contributions made to our tax-qualified 401(k) plan of up to 4% of gross pay above the IRS-imposed compensation limits for participants. All contributions to the 401(k) restoration plan are immediately 100% vested. In addition, we provide a non tax-qualified supplemental executive retirement plan employer contribution for our named executives and certain other senior executives. The SERP employer contribution is calculated at 8% of the named executive’s base salary and target annual cash performance bonus award. Prior to the Transactions, the SERP contribution generally vested on the second anniversary of the date of credit. Upon the consummation of the Transactions, SERP contributions immediately vested, and the SERP plan was amended effective January 1, 2008 to again vest on the second anniversary of the date of credit. Both types of employer contributions are credited as of the last day of the calendar year into the account of the named executive in the deferred compensation plan. Accounts are paid at termination of employment in a single lump sum unless the executive is at least age 55 with 10 years of service at termination and has elected to receive the account in annual installments. Unvested amounts are forfeited upon termination of employment.

The following table provides information concerning our non-qualified defined contribution plan and other non-qualified deferred compensation plans that provide for the deferral of compensation on a basis that is not tax-qualified to a named executive.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
Kathryn V. Marinello		84,600	491		11,040
Gregory J. Macfarlane(3)	12,789	22,500	172
Perry H. Cliburn		40,400	30		862
Brett Rodewald		8,323	364		8,200
Michael F. Shea(3)	23,269	20,827	(582)
Gary M. Nelson(4)			172,303	826,614	654,310
Douglas C. Neve(4)			6,325	33,181	117,971

(1)	Amounts in this column reflect deferrals of annual cash performance bonus awards earned in 2006 and deferred in 2007.

(2)	Each named executive selects from 12 “deemed” investment vehicles to credit investment gains and/or losses. Gains and/or losses are based on the actual investment experience of the underlying investment; no above market earnings are credited.

(3)	In 2007, Messrs. Macfarlane and Shea deferred a portion of their 2007 base salary. The base salary deferral is included in the “Salary” column in the Summary Compensation Table.

(4)	In 2007, Messrs. Nelson and Neve resigned and subsequently took distributions from the plan.

Potential Payments upon Termination or Change-in-Control.

We believe that reasonable and appropriate severance and change-in-control benefits are appropriate to protect our named executives against circumstances over which they have no control and as consideration for the promises of non-compete, non-disparage and non-recruit that we require in our employment agreements. Furthermore, we believe change-in-control severance payments align the named executives’ interests with our own by enabling the named executive to evaluate a transaction in the best interests of our shareholders and our other constituents without undue concern over whether the transaction may jeopardize the named executive’s own employment.

We have entered into employment agreements and maintain benefit plans and programs that would require us to provide certain benefits and payments to our current named executives in the event of termination of employment under specific circumstances. The amount of compensation payable to our current named executives in each situation is listed in the tables below.

The employment agreements of Ms. Marinello, and Messrs. Macfarlane and Shea each have an initial five-year term, expiring November 9, 2012. The employment agreement of Mr. Cliburn has an initial three-year term, expiring December 14, 2009. All employment agreements with our named executives automatically renew for successive additional one-year terms on the anniversary date of the agreement. The employment agreements differ between these executives; significant differences are noted below.

We have not entered into an employment agreement with Mr. Rodewald. However, he is subject to our Change in Control Severance Policy (the “Severance Policy”), which provides certain severance benefits to specified employees. No named executive is subject to the Severance Policy except Mr. Rodewald. The policy expires November 9, 2009.

Involuntary Termination, Death and Disability

Involuntary Termination Prior November 9, 2009.

Our employment agreements with Ms. Marinello and Messrs. Macfarlane, Shea and Cliburn specify that if we terminate such executive without cause within two years of the date of the Transactions, such termination would be deemed to be a change of control termination and entitle the applicable executive to the severance and other payments due pursuant to the change of control provisions of their respective employment agreements. See “—Change of Control Arrangements” below.

Furthermore, the benefits provided upon termination of a named executive’s employment without cause are also provided upon the termination by the executive of the executive’s employment for “good reason”, which is generally defined as an adverse change in an executive’s responsibilities, authority, compensation, benefits or working conditions or a material breach by us of the executive’s employment agreement.

The Severance Policy covering Mr. Rodewald provides that Mr. Rodewald would be entitled to receive payment that is equal to the following:

•	two times the executive’s annual base salary;

•	prorated bonus, if any;

•	30 days’ of annual base salary through the notice period;

•	the employer subsidy of any COBRA health, dental and vision premiums for six months; and

•	reasonable reimbursement of outplacement services not to exceed $12,000.

Involuntary Termination After November 9, 2009.

If we terminate Ms. Marinello without cause on at least 30 days’ notice and a release of claims is signed by her, she will be entitled to receive payment equal to:

•	30 days’ of annual base salary through the notice period;

•	two times the sum of (a) the annual base salary plus (b) the annual cash performance bonus award she was entitled to for the fiscal year immediately prior to the termination; and

•

a prorated share of the annual cash performance bonus she would otherwise have received for the current fiscal year if she had remained employed by us for the fiscal year in which termination occurred.

In addition, Ms. Marinello’s employment agreement also provides for:

•	the payment of any COBRA health, dental and vision premiums for 18 months; and

•	reasonable reimbursement of outplacement services not to exceed $50,000 for up to 24 months.

If we terminate Messrs. Macfarlane, Shea or Cliburn without cause on at least 30 days’ notice and a release of claims is signed by him, he will be entitled to receive payment equal to:

•	30 days’ of annual base salary through the notice period;

•	two times the executive’s annual base salary; and

•	a prorated share of the annual cash performance bonus he would otherwise have received for the current fiscal year if he had remained employed by us for the fiscal year in which termination occurred.

In addition, Messrs. Macfarlane, Shea and Cliburn’s employment agreements also provide for:

•	the payment of any COBRA health, dental and vision premiums for six months; and

•	reasonable reimbursement of outplacement services not to exceed $20,000 for up to 24 months.

Furthermore, the benefits provided upon termination of each executive’s employment agreement without cause are also provided upon the termination by the executive of the executive’s employment agreement for “good reason”, which is generally defined as an adverse change in an executive’s responsibilities, authority, compensation, benefits or working conditions or a material breach by us of the executive’s employment agreement.

Termination due to Death. If termination occurs due to death, the deceased executive’s estate will be entitled to receive payment equal to:

•	the executive’s annual base salary; and

•	a proportionate share of the annual cash performance bonus the executive would otherwise have received for the year in which termination occurred and “target” goals had been achieved.

Termination due to Disability. If termination occurs due to disability, the terminated executive will be entitled to receive payment equal to:

•	the executive’s base pay for six months following the disability; and

•	a proportionate share of the annual cash performance bonus the executive would otherwise have received for the year in which termination occurred and “target” goals had been achieved.

Change of Control Arrangements. Under the terms of our equity compensation plans, the exercisability of unvested stock options or the vesting of other awards under our stock-based compensation plans accelerate upon a “change of control” of Ceridian.

The employment agreements provide that following a “change of control termination” of the executive, the executive will be entitled to receive payment that is equal to three times the following:

•	the executive’s annual base salary;

•	any bonus the executive would have received under all applicable Ceridian annual cash performance bonus programs for the year in which the termination occurs had “superior” targets been achieved;

•	for Ms. Marinello only, the annual cash performance bonus she would have received had she remained employed with Ceridian for the full year; and

•

the highest annual aggregate amount of the employer contributions into our 401(k) restoration and the SERP contribution made into the Ceridian Corporation Deferred Compensation Plan in each of the last three years.

The lump sum payments made to the executives would be in lieu of any other severance payment specified in their employment agreements. Outplacement services (up to $50,000 for Ms. Marinello, up to $20,000 for Messrs. Macfarlane, Shea, and Cliburn), relocation and attorney’s fees would also be provided in certain circumstances.

For purposes of the employment agreements, a “change of control” is generally defined as any of the following:

•

a merger or consolidation involving Ceridian if less than 50 percent (60 percent for Mr. Cliburn) of its voting stock after the business combination is held by persons who were stockholders before the business combination;

•	ownership by a person or group acting in concert of at least 20 percent of our voting securities, excluding acquisition by us, or our benefit plans;

•	a sale of substantially all of our assets;

•	approval by our stockholders of a plan for the liquidation of our company;

•

a change in the composition of the Board such that the current Board or those members of the Board (other than a director whose initial assumption of office was in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Ceridian) who were elected or appointed by, or on the nomination or recommendation of, at least a two-thirds (2/3) majority of the then-existing directors who either were directors on the date of the employment agreement or were previously so elected or appointed cease for any reason to constitute at least a majority of the Board; or

•	any other events or transactions that our Board determines constitute a change of control.

The term “change of control termination” refers to either of the following if it occurs within two years of a “change of control” of Ceridian:

•

termination of an executive’s employment by us for any reason other than conduct that constitutes fraud, theft or embezzlement of our assets, an intentional violation of law involving moral turpitude, or failure to follow our conduct or ethics policies; and

•

the executive terminates employment with us for “good reason,” which is generally defined as an adverse change in an executive’s responsibilities, authority, compensation, benefits or working conditions or a material breach by us of the executive’s employment agreement.

A change of control termination does not include termination of employment due to death or disability, but includes termination in anticipation of a change of control, whether or not the change of control actually occurs.

Potential Payments upon Termination or Change of Control for Named Executives

Kathryn V. Marinello. The following table describes the potential termination payments for Ms. Marinello assuming termination on December 31, 2007:

Executive Benefits and Payments Upon Termination	Voluntary Termination	Involuntary Termination Without Cause/ Termination for Good Reason	For Cause Termination	Change of Control Termination	Death	Disability
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Compensation
Severance or Other(1)	$65,000	$8,443,800	$	$8,443,800	$780,000	$390,000
Short-Term Incentive(2)		858,000		858,000	858,000	858,000
Long-Term Incentives Unvested & Accelerated(3)
Stock Options
Benefits and Perquisites
Incremental Non-qualified Retirement(4)
Post-termination Health(5)		159,641		159,641
Life Insurance(6)					50,000
Disability Benefits(7)						300,492
Accrued Paid Time Off(8)	60,000	60,000	60,000	60,000	60,000	60,000
Outplacement Services(9)		50,000		50,000

(1)	Severance for involuntary termination without cause or for good reason or change of control termination is equal to three times the sum of: (a) base salary, (b) the earned bonus the executive would have been entitled to in the year of termination, (c) the bonus the executive would have been entitled to in the year of termination if “superior” targets had been met, and (d) certain retirement contributions. In the event of voluntary termination, the executive will be paid for a 30 day notice period. Payment for death is one times base salary. In the event of disability, base salary is continued for six months.

(2)	Annual cash performance bonus award is payable at “target” for change of control, involuntary termination without cause or for good reason, and in the event of death or disability.

(3)	Value of “in the money” stock options based on an estimated value of $10 per share at December 31, 2007 which equals the exercise price for the awards granted on November 9, 2007. Stock options accelerate vesting upon a change in control and in the event of death or disability.

(4)	The unvested portion of the defined contribution supplemental executive retirement plan benefit generally accelerates vesting upon change of control, death or disability, however, upon consummation of the Transactions, all unvested portions accelerated.

(5)	In an involuntary termination without cause or for good reason, or change of control termination, we pay a portion of health, dental and vision insurance coverage to age 65. The annual employer cost based on 2008 rates is $11,403. The amount shown in column (e) is based on 14 years of coverage to age 65; assuming a constant annual rate.

(6)	Payout based on company-paid coverage of $50,000.

(7)	Disability benefits are provided under both an insured and a self-insured policy. The annual benefit is based on 65% of base salary plus bonus, capped at $25,041 per month. The amount shown indicates the annual payment.

(8)	Estimated amount based on current base salary and annual personal days off accrual.

(9)	Reasonable outplacement is provided for involuntary termination without cause, for good reason, and for change of control termination for up to 24 months, up to a maximum of $50,000.

Gregory J. Macfarlane. The following table describes the potential termination payments for Mr. Macfarlane assuming termination on December 31, 2007:

Executive Benefits and Payments Upon Termination	Voluntary Termination	Involuntary Termination Without Cause/ Termination for Good Reason		For Cause Termination	Change of Control Termination	Death	Disability
(a)	(b)	(c)	(d)		(e)	(f)	(g)
Compensation
Severance or Other(1)	$29,167	$2,062,500	$		$2,062,500	$350,000	$175,000
Short-Term Incentive(2)		245,000			245,000	245,000	245,000
Long-Term Incentives Unvested & Accelerated(3)
Stock Options

Benefits and Perquisites
Incremental Non-qualified Retirement(4)
Post-termination Health(5)		312,144			312,144
Life Insurance(6)						50,000
Disability Benefits(7)							300,492
Accrued Paid Time Off(8)	26,923	26,923		26,923	26,923	26,923	26,923
Outplacement Services(9)		20,000			20,000

(1)	Severance for involuntary termination without cause or for good reason or change of control termination is equal to three times the sum of: (a) base salary, (b) the bonus he would have been entitled to in the year of termination if “superior” targets had been met, and (c) certain retirement contributions. In the event of voluntary termination, the executive will be paid for a 30 day notice period. Payment for death is one times base salary. In the event of disability, base salary is continued for six months.

(2)	Annual cash performance bonus award is payable at “target” for change of control, involuntary termination without cause or for good reason, and in the event of death or disability.

(3)	Value of “in the money” stock options based on an estimated value of $10 per share at December 31, 2007 which equals the exercise price for the awards granted on November 9, 2007. Stock options accelerate vesting upon a change in control and in the event of death or disability.

(4)	The unvested portion of the defined contribution supplemental executive retirement plan benefit generally accelerates vesting upon change of control, death or disability, however, upon consummation of the Transactions, all unvested portions accelerated.

(5)	In an involuntary termination without cause or for good reason, or change of control termination, we pay a portion of health, dental and vision insurance coverage to age 65. The annual employer cost based on 2008 rates is $11,148. The amount shown in column (e) is based on 28 years of coverage to age 65; assuming a constant annual rate.

(6)	Payout based on company-paid coverage of $50,000.

(7)	Disability benefits are provided under both an insured and a self-insured policy. The annual benefit is based on 65% of base salary plus bonus, capped at $ 25,041 per month. The amount shown indicates the annual payment.

(8)	Estimated amount based on current base salary and annual personal days off accrual.

(9)	Reasonable outplacement is provided for involuntary termination without cause, for good reason, and for change of control termination for up to 24 months, up to a maximum of $20,000.

Perry H. Cliburn. The following table describes the potential termination payments for Mr. Cliburn assuming termination on December 31, 2007:

Executive Benefits and Payments Upon Termination	Voluntary Termination	Involuntary Termination Without Cause/ Termination for Good Reason		For Cause Termination	Change of Control Termination	Death	Disability
(a)	(b)	(c)	(d)		(e)	(f)	(g)
Compensation
Severance or Other(1)	$33,333	$2,401,200	$		$2,401,200	$400,000	$200,000
Short-Term Incentive(2)		280,000			280,000	280,000	280,000
Long-Term Incentives Unvested & Accelerated(3)
Stock Options

Benefits and Perquisites
Incremental Non-qualified Retirement(4)
Post-termination Health(5)		141,473			141,473
Life Insurance(6)						50,000
Disability Benefits(7)							300,492
Accrued Paid Time Off(8)	30,769	30,769		30,769	30,769	30,769	30,769
Outplacement Services(9)		20,000			20,000

(1)	Severance for involuntary termination without cause or change of control termination is three times the sum of: (a) base salary, (b) the bonus he would have been entitled to in the year of termination if “superior” targets had been met, and (c) certain retirement contributions. In the event of involuntary termination without cause or for good reason, or voluntary termination, the executive will be paid for a 30 day notice period. Payment for death is one times base salary. In the event of disability, base salary is continued for six months.

(2)	Annual cash performance bonus award is payable at “target” for change of control, involuntary termination without cause or for good reason, and in the event of death or disability.

(3)	Value of “in the money” stock options based on an estimated value of $10 per share at December 31, 2007 which equals the exercise price for the awards granted on December 21, 2007. Stock options accelerate vesting upon a change in control and in the event of death or disability.

(4)	The unvested portion of the defined contribution supplemental executive retirement plan benefit generally accelerates vesting upon change of control, death or disability, however, upon consummation of the Transactions, all unvested portions accelerated.

(5)	In an involuntary termination without cause or for good reason, or change of control termination, we pay a portion of health, dental and vision insurance coverage to age 65. The annual employer cost based on 2008 rates is $8,842. The amount shown in column (e) is based on 16 years of coverage to age 65; assuming a constant annual rate.

(6)	Payout based on company-paid coverage of $50,000.

(7)	Disability benefits are provided under both an insured and a self-insured policy. The annual benefit is based on 65% of base salary plus bonus, capped at $25,041 per month. The amount shown indicates the annual payment.

(8)	Estimated amount based on current base salary and annual personal days off accrual.

(9)	Reasonable outplacement is provided for involuntary termination without cause, for good reason, and for change of control termination for up to 24 months, up to a maximum of $20,000.

Michael F. Shea. The following table describes the potential termination payments for Mr. Shea assuming termination on December 31, 2007:

Executive Benefits and Payments Upon Termination	Voluntary Termination	Involuntary Termination Without Cause/ Termination for Good Reason		For Cause Termination	Change of Control Termination	Death	Disability
(a)	(b)	(c)	(d)		(e)	(f)	(g)
Compensation
Severance or Other(1)	$22,917	$1,547,481	$		$1,547,481	$275,000	$137,500
Short-Term Incentive(2)		165,000			165,000	165,000	165,000
Long-Term Incentives Unvested & Accelerated(3)
Stock Options

Benefits and Perquisites
Incremental Non-qualified Retirement(4)
Post-termination Health(5)		203,366			203,366
Life Insurance(6)						50,000
Disability Benefits(7)							294,937
Accrued Paid Time Off(8)	21,154	21,154		21,154	21,154	21,154	21,154
Outplacement Services(9)		20,000			20,000

(1)	Severance for involuntary termination without cause or for good reason or change of control termination is equal to three times the sum of: (a) base salary, (b) the bonus he would have been entitled to in the year of termination if “superior” targets had been met, and (c) certain retirement contributions. In the event of voluntary termination, the executive will be paid for a 30 day notice period. Payment for death is one times base salary. In the event of disability, base salary is continued for six months.

(2)	Annual cash performance bonus award is payable at “target” for change of control, involuntary termination without cause or for good reason, and in the event of death or disability.

(3)	Value of “in the money” stock options based on an estimated value of $10 per share at December 31, 2007 which equals the exercise price for the awards granted on November 9, 2007. Stock options accelerate vesting upon a change in control and in the event of death or disability.

(4)	The unvested portion of the defined contribution supplemental executive retirement plan benefit generally accelerates vesting upon change of control, death or disability, however, upon consummation of the Transactions, all unvested portions accelerated.

(5)	In an involuntary termination without cause or for good reason or change of control termination, we pay a portion of health, dental and vision insurance coverage to age 65. The annual employer cost based on 2008 rates is $8,842. The amount shown in column (e) is based on 23 years of coverage to age 65; assuming a constant annual rate.

(6)	Payout based on company-paid coverage of $50,000.

(7)	Disability benefits are provided under both an insured and a self-insured policy. The annual benefit is based on 65% of base salary plus bonus. The amount shown indicates the annual payment.

(8)	Estimated amount based on current base salary and annual personal days off accrual.

(9)	Reasonable outplacement is provided for involuntary termination without cause, for good reason, and for change of control termination for up to 24 months, up to a maximum of $20,000.

Brett Rodewald. While Mr. Rodewald does not have an employment agreement, the following table describes the potential termination payments for Mr. Rodewald assuming termination on December 31, 2007:

Executive Benefits and Payments Upon Termination		Voluntary Termination	Involuntary Termination Without Cause/ Termination for Good Reason		For Cause Termination	Change of Control Termination		Death		Disability
(a)	(b)		(c)	(d)		(e)	(f)		(g)
Compensation
Severance or Other(1)	$		$625,000	$		$625,000	$		$
Short-Term Incentive(2)			150,000			150,000		150,000		150,000
Long-Term Incentives Unvested & Accelerated(3)
Stock Options
Benefits and Perquisites
Incremental Non-qualified Retirement(4)
Post-termination Health(5)			5,700			5,700
Life Insurance(6)								500,000
Disability Benefits(7)										300,492
Accrued Paid Time Off(8)		21,923	21,923		21,923	21,923		21,923		21,923
Outplacement Services(9)			12,000			12,000

(1)	Severance for involuntary termination without cause or for good reason or change of control termination is equal to two times the base salary plus a 30 day paid notice period.

(2)	Annual cash performance bonus award is payable at “target” for change of control, involuntary termination without cause or for good reason, and in the event of death or disability.

(3)	Value of “in the money” stock options based on an estimated value of $10 per share at December 31, 2007 which equals the exercise price for the awards granted on December 21, 2007. Stock options accelerate vesting upon a change in control and in the event of death or disability.

(4)	Mr. Rodewald is not eligible for the supplemental executive retirement plan.

(5)	In an involuntary termination without cause or for good reason, or change of control termination, he would receive a COBRA subsidy for 6 months.

(6)	Payout based on company-paid coverage of $500,000.

(7)	Disability benefits are provided under both an insured and a self-insured policy. The annual benefit is based on 65% of base salary plus bonus, capped at $25,041 per month. The amount shown indicates the annual payment.

(8)	Estimated amount based on current base salary and annual personal days off accrual.

(9)	Reasonable outplacement is provided for involuntary termination without cause, for good reason, and for change of control termination, up to a maximum of $12,000.

Severance Payments to Executives Departing in 2007

Douglas C. Neve

Mr. Neve resigned as Executive Vice President and Chief Financial Officer in March 2007. Pursuant to the terms of his employment agreement and a mutual termination agreement, he received payment of $1,172,724, less applicable withholdings, consisting of: (i) $83,077, representing 75 days of Mr. Neve’s base annual salary, (ii) $932,192, representing two years of Mr. Neve’s base salary, annual perquisite cash supplement and severance

(iii) $106,667, representing a prorated “target” annual incentive bonus to which he would have otherwise been entitled in connection with fiscal year 2007, (iv) $30,788, representing annual personal days off accrual and (v) $20,000 in lieu of outplacement counseling services. All of his unvested equity awards vested as of March 8, 2007. Mr. Neve received no additional payments with respect to severance.

In accordance with the terms of the mutual termination agreement, we agreed to pre-pay the remaining premiums in respect of the long term care insurance policy that benefits Mr. Neve and his spouse and to supplement payments relating to health and dental coverage for Mr. Neve and his dependents until September 30, 2007. Mr. Neve also agreed to cooperate with us in connection with litigation or investigations involving the Company, and we will pay Mr. Neve $1,000 per day, subject to proration, in connection with any such service.

Gary M. Nelson

Mr. Nelson resigned as Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary in November 2007. Pursuant to the terms of his employment agreement, he received a lump sum payment of $2,674,925, less applicable withholdings, consisting of: (i) $2,341,122, representing a severance payment, (ii) $60,192 representing accrued but unpaid vacation time, and (iii) $273,611, representing a prorated “target” annual incentive bonus to which he would have otherwise been entitled in connection with fiscal year 2007.

Severance Payments to Perry H. Cliburn

On September 3, 2008, we entered into a mutual termination agreement with Mr. Cliburn. Under the terms of the agreement, Mr. Cliburn’s employment with us will terminate effective December 31, 2008, at which time his employment agreement with us will be terminated. It is anticipated that Mr. Cliburn will continue to serve as our executive vice president, chief information officer until December 31, 2008.

Pursuant to the terms of the mutual termination agreement, upon Mr. Cliburn’s termination he will receive, less applicable withholding, a payment of $800,000, representing two years of his base salary, inclusive of any severance, and payment for any then existing accrued and untaken personal days-off. Following his termination, Mr. Cliburn will also receive, less applicable withholding, an amount equal to his incentive cash bonus, if any, earned with respect to 2008, and reimbursement for outplacement services not to exceed $20,000. Based on the provisions of our 2008 annual cash performance plan, the maximum amount of Mr. Cliburn’s 2008 bonus is $360,000

Tax and Accounting Implications

In determining specific elements and payment of compensation for the named executives, the Board considers how such decisions may affect us and the individual executive. The following highlights certain tax and accounting rules that may be considered by the Board.

Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, limits to $1 million the tax deduction for annual compensation paid to each of the named executives unless certain requirements are met. One of these requirements is that the individual compensation in excess of $1 million be based on attainment of performance goals established in the manner prescribed by Section 162(m). The Board supports the philosophy that a significant portion of the total compensation provided to an executive should be performance based. At the same time, the Board believes that it is important to retain the flexibility to tailor the compensation program in the manner it believes to be most beneficial to Ceridian and its stockholders. Therefore, the Board has not adopted a policy that all compensation must be deductible.

In 2007, we were not able to deduct compensation in excess of $1 million for Ms. Marinello. As Messrs. Neve and Neslon were not employees at the end of 2007, all payments made in 2007 were exempt from Section 162(m), and thus were able to be fully deducted.

Nonqualified Deferred Compensation. On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, creating Section 409A of the Internal Revenue Code of 1986, as amended, and changing the tax rules applicable to nonqualified deferred compensation arrangements. We believe that we have been operating in good faith compliance with the statutory provisions that began effective January 1, 2005. In 2006, we amended our deferred compensation plan, benefit equalization plan, and certain of our employment agreements to reflect the requirements of Section 409A.

Accounting for Stock-Based Compensation. Beginning on January 1, 2006, we began accounting for all stock-based payments in accordance with the requirements of FAS 123R. The compensation expense is a significant factor in determining the amount of all stock awards and stock option awards to employees.

Director Compensation

In 2007, prior to the Transactions, we used a combination of cash and stock-based incentive compensation to attract and retain qualified Board candidates. Any director who also was a member of management, or, following the Transactions, a THL Partners or FNF employee did not receive any separate compensation for Board service. See “Certain Relationships and Related Person Transactions—Management Agreements.”

Cash and Equity Compensation. In 2007, prior to the Transactions, we paid non-employee directors an annual cash retainer (payable in quarterly installments) and meeting attendance fees as set forth below. We also paid in quarterly installments the additional annual retainers to each committee chairman and to the presiding Director. Additionally, in 2007, prior to and in anticipation of the Transactions, in lieu of customary annual equity awards, the directors received cash and certain directors received restricted stock and restricted stock unit awards.

Reimbursement of Certain Fees and Expenses. In addition to the compensation described above, we reimburse non-employee directors for expenses incurred in attending Board, stockholder and committee meetings. We may from time to time transport a non-employee director to and from such meetings in our airplane. Prior to the Transactions, non-employee directors could also use our airplane for personal use, although none did. Non-employee directors are covered by our $100,000 travel accident insurance policy, providing a payment of up to $100,000 upon dismemberment or death while traveling on company business.

Stock Ownership Guidelines. In 2007, as a publicly held company, we required each of our non-employee directors to own shares of our common stock, including restricted shares, equal to at least four times the annual then-current Board retainer within five years of becoming a director of Ceridian. However, because we are now a privately-held company, we no longer maintain those stock ownership guidelines.

The following table and text discuss the compensation of those persons who served as a non-executive member of our Board of Directors during all or a portion of 2007.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Total ($)
(a)	(b)	(c)	(d)	(h)
John D. Barfitt(4)	$23,450	$	$	$23,450
Brent B. Bickett(5)
Nicholas D. Chabraja(6)	59,364	656,964	563,306	1,279,634
Paul C. Hilal(7)	23,450			23,450
Scott L. Jaeckel(8)
Richard T. LeMay(9)	78,831	467,496	733,221	1,279,548
Robert J Levenson(10)	23,450			23,450
George R. Lewis(11)	83,124	566,064	732,736	1,381,924
L. White Matthews, III(12)	210,731	939,644	91,200	1,241,575
Soren L. Oberg(13)
Gregory A. Pratt(14)	23,450			23,450
Alan L. Stinson(15)
Richard Szafranski(16)	70,244	223,848		294,092
William Trubeck(17)	70,243	279,253		349,496
Alan F. White(18)	70,243	299,700	296,120	666,063

(1)	This column reflects the aggregate dollar amount of the annual Board retainer, if any, and any committee chair retainer paid to the non-employee director in cash. This column also includes cash payments made in lieu of annual stock option awards.

(2)	This column includes the value of restricted stock that naturally vested in 2007 prior to the Transactions, as well as the value of previously unvested restricted stock cashed out in the Transactions. The Transactions consideration amount of $36 per share was used to calculate these values. The amount associated with the Transactions for Mr. LeMay was $467,496 for Mr. Lewis was $566,064, for Mr. Matthews was $892,044, for Mr. White was $244,620, for Mr. Trubeck was $235,368, for Mr. Szafranski was $223,848 and for Mr. Chabraja was $656,964. In addition, on January 3, 2007, Messrs. Chabraja, LeMay, Lewis, Matthews, Szafranski, Trubeck and White received restricted stock award grants with the FAS 123R value of $32,996. These awards were subsequently cashed out at the consummation of the Transactions. Also, on April 27, 2007, Mr. Matthews received additional restricted stock awards upon assuming the role of the Chairman of the Board of Directors. The FAS 123R value of these grants was $165,041. These awards were subsequently cashed out at the consummation of the Transactions.

(3)	This column includes the value of option exercises prior to the Transactions as well as the value associated with the stock options cashed out based on the $36 per share consideration price for the Transactions. The value associated with the cash out of stock options in connection with the Transactions for Mr. LeMay was $644,866, for Mr. Lewis was $644,866, for Mr. Matthew was $91,200, for Mr. White was $296,120, and for Mr. Chabraja was $563,306.

(4)	Mr. Barfitt resigned from the Board effective November 9, 2007 in connection with the Transactions.

(5)	Mr. Bickett was appointed to the Board effective November 9, 2007. Mr. Bickett did not receive any compensation as a director during 2007.

(6)	Mr. Chabraja’s term on the Board ended September 12, 2007 when he did not stand for re-election at our annual meeting.

(7)	Mr. Hilal resigned from the Board effective November 9, 2007 in connection with the Transactions.

(8)	Mr. Jaeckel was appointed to the Board effective November 9, 2007. Mr. Jaeckel did not receive any compensation as a director during 2007.

(9)	Mr. LeMay resigned from the Board effective November 9, 2007 in connection with the Transactions.

(10)	Mr. Levenson resigned from the Board effective November 9, 2007 in connection with the Transactions.

(11)	Mr. Lewis resigned from the Board effective November 9, 2007 in connection with the Transactions.

(12)	Mr. Matthews resigned from the Board effective November 9, 2007 in connection with the Transactions.

(13)	Mr. Oberg was appointed to the Board effective November 9, 2007. Mr. Oberg did not receive any compensation as a director during 2007.

(14)	Mr. Pratt resigned from the Board effective November 9, 2007 in connection with the Transactions.

(15)	Mr. Stinson was appointed to the Board effective November 9, 2007. Mr. Stinson did not receive any compensation as a director during 2007.

(16)	Mr. Szafranski resigned from the Board effective November 9, 2007 in connection with the Transactions.

(17)	Mr. Trubeck resigned from the Board effective November 9, 2007 in connection with the Transactions.

(18)	Mr. White resigned from the Board effective November 9, 2007 in connection with the Transactions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

As a result of the Transactions, we are a wholly-owned subsidiary of Foundation Holdings, a company whose common stock is 100% owned by an intermediate holding company, Ceridian Intermediate. Ceridian Intermediate issued common stock and cumulative preferred stock, representing approximately 81% and 19%, respectively, of its equity value. Ceridian Intermediate’s common stock is held by its parent, Ceridian Holding and the preferred stock is held by the Sponsors and certain members of our management. The Sponsors and certain members of our management hold shares representing 100% of the equity values and 100% of the voting rights of Ceridian Intermediate and Ceridian Holding.

The following table and related notes sets forth certain information regarding beneficial ownership of Ceridian Intermediate and Ceridian Holding by: (i) each person (including any “group” as that term is used in section 13(d)(3) of the Securities Exchange Act of 1934) who is known to the registrant to be the beneficial owner of more than five percent of each entity’s voting securities; (ii) each of our directors and executive officers; and (iii) all of our directors and executive officers as a group. Ceridian Holding’s outstanding securities consist of 130,247,003 shares of common stock as of December 12, 2008. Ceridian Holding has authorized and reserved 10,540,540 of common stock shares pursuant to the Ceridian Holding 2007 Stock Incentive Plan. Ceridian Intermediate’s outstanding securities consist of 100 shares of common stock and 30,056,997 shares of cumulative preferred stock as of December 12, 2008. Ceridian Intermediate’s cumulative preferred stock has senior dividend, liquidation and other rights over the Ceridian Intermediate’s common stock shares. See “Certain Relationships and Related Party Transactions—Acquisition.” The common stock of Ceridian Holding and the common stock of Ceridian Intermediate do not participate in any senior dividend, liquidation or other payments or rights provided to the preferred cumulative stock of Ceridian Intermediate. To our knowledge, each of the securityholders has sole voting and investment power as to the common stock of Ceridian Holding and the preferred cumulative stock of Ceridian Intermediate shown unless otherwise noted. Beneficial ownership of the securities listed in the table has been determined in accordance with the applicable rules and regulations promulgated under the Securities Exchange Act of 1934.

	Securities Beneficially Owned
Name and Address	Ceridian Holding Common Stock	Percentage of Ceridian Holding Common Stock	Ceridian Intermediate Cumulative Preferred Stock	Percentage of Ceridian Intermediate Cumulative Preferred Stock	Percent of Total
Principal Securityholders:
Thomas H. Lee Partners, L.P. and Affiliates(1)	86,943,594	66.75%	20,063,906	66.75%	66.75%
Fidelity National Financial, Inc.(2)	42,804,531	32.86%	9,877,969	32.86%	32.86%
Directors and Executive Officers:
Kathryn V. Marinello(3)	203,125	*	46,875	*	*
Gregory J. Macfarlane(3)	16,250	*	3,750	*	*
Brent B. Bickett(2)	42,804,531	32.86%	9,877,969	32.86%	32.86%
Alan L. Stinson(2)	42,804,531	32.86%	9,877,969	32.86%	32.86%
William P. Foley, II(2)	42,804,531	32.86%	9,877,969	32.86%	32.86%
Soren Oberg(1)	86,943,594	66.75%	20,063,906	66.75%	66.75%
Scott Jaeckel(1)	86,943,594	66.75%	20,063,906	66.75%	66.75%
Thomas M. Hagerty(1)	86,943,594	66.75%	20,063,906	66.75%	66.75%
Michael W. Sheridan(3)	14,219	*	3,281	*	*
Douglas C. Neve(3)	—	—	—	—	—
Perry H. Cliburn(3)	8,125	*	1,875	*	*
Brett Rodewald(3)	36,536	*	8,437	*	*
Michael F. Shea(3)	16,250	*	3,750	*	*
Gary M. Nelson(3)	—	—	—	—	—
All directors and executive officers as a group (16 persons)(1)(2)	130,026,380	99.84%	30,006,093	99.84%	99.84%

*	Less than one percent.

(1)	Includes interests owned by (i) Thomas H. Lee Equity Fund VI, L.P.; (ii) Thomas H. Lee Parallel Fund VI, L.P.; (iii) Thomas H. Lee Parallel (DT) Fund VI, L.P. (the entities in the aforementioned clauses (i) through (iii) collectively referred to as the “THL Funds”); (iv) THL Equity Fund VI Investors (Ceridian), L.P.; (v) THL Equity Fund VI Investors (Ceridian) II, L.P.; (vi) THL Equity Fund VI Investors (Ceridian) III, LLC; (vii) THL Equity Fund VI Investors (Ceridian) IV, LLC; (viii) THL Equity Fund VI Investors (Ceridian) V, LLC (the entities in the aforementioned clauses (iv) through (viii) collectively referred to as the “THL Coinvest Entities”); (ix) THL Operating Partners, LP; (x) THL Coinvestment Partners, LP (THL Coinvestment Partners, LP, together with THL Operating Partners, LP, the THL Funds and the THL Coinvest Entities, collectively referred to as the “THL Investors”); (xi) Great West Investors L.P. (“Great West”); and (x) Putnam Investments Employees’ Securities Company III LLC (“Putnam ESC”, and together with Great West and the THL Investors, referred to as the “THL Entities”). The THL Entities may be deemed to beneficially own and have shared voting power over 86,943,594 shares of the common stock of Ceridian Holding and 20,063,906 shares of the preferred stock of Ceridian Intermediate. Each of the THL Entities disclaims beneficial ownership of such shares except to the extent of its pecuniary interest therein.

THL Equity Advisors VI, LLC (“Advisors VI”) is the general partner of the THL Funds, and the general partner or manager of the THL Coinvest Entities. Thomas H. Lee Partners, L.P. (“THL Partners”) is the sole member of Advisors VI, and the general partner of both THL Operating Partners, LP and THL Coinvestment Partners, LP. Putnam Investment Holdings (“Putnam Holdings”) is the managing member of Putnam ESC. Putnam Investments, LLC (“Putnam Investments”) is the managing member of Putnam Holdings (Putnam Investment, together with Putnam Holdings and Putnam ESC, collectively referred to as “Putnam”). Putnam and Great West are co-investment entities of THL Partners. Thomas H. Lee Advisors, LLC (“THL Advisors”) is the general partner of THL Partners, and the attorney-in-fact for Putnam Investments and Great West.

Of the shares of common stock of Ceridian Holding: THL Advisors has shared voting power over 86,943,594 shares and shared dispositive power over 86,943,594 shares; Advisors VI has shared voting power over 86,575,902 shares and shared dispositive power over 86,575,902 shares; Thomas H. Lee Equity Fund VI, L.P. has shared voting power over 23,636,578 shares and shared dispositive power over 23,636,578 shares; Thomas H. Lee Parallel Fund VI, L.P. has shared voting power over 16,005,433 shares and shared dispositive power over 16,005,433 shares; Thomas H. Lee Parallel (DT) Fund VI, L.P. has shared voting power over 2,795,828 shares and shared dispositive power over 2,795,828 shares; THL Equity Fund VI Investors (Ceridian), L.P. has shared voting power over 27,854,642 shares and shared dispositive powers over 27,854,642 shares; THL Equity Fund VI Investors (Ceridian) II, L.P. has shared voting power over 14,950,000 shares and shared dispositive power over 14,950,000 shares; THL Equity Fund VI Investors (Ceridian) III, LLC has shared voting power over 488,258 shares and shared dispositive power over 488,258 shares; THL Equity Fund VI Investors (Ceridian) IV, LLC has shared voting power over 697,450 shares and shared dispositive power over 697,450 shares; THL Equity Fund VI Investors (Ceridian) V, LLC has shared voting power over 148,713 shares and shared dispositive power over 148,713 shares; THL Partners has shared voting power over 86,702,368 shares and shared dispositive powers over 86,702,368 shares; THL Operating Partners, LP has shared voting power over 59,922 shares and shared dispositive powers over 59,922 shares; THL Coinvestment Partners, LP has shared voting power over 65,544 shares and shared dispositive powers over 65,544 shares; Great West has shared voting power over 120,636 shares and shared dispositive power over 120,636 shares; Putnam ESC has shared voting power over 120,590 shares and shared dispositive power over 120,590 shares.

Of the shares of preferred stock of Ceridian Intermediate: THL Advisors has shared voting power over 20,063,906 shares and shared dispositive power over 20,063,906 shares; Advisors VI has shared voting power over 19,979,285 shares and shared dispositive power over 19,979,285 shares; Thomas H. Lee Equity Fund VI, L.P. has shared voting power over 5,454,595 shares and shared dispositive power over 5,454,595 shares; Thomas H. Lee Parallel Fund VI, L.P. has shared voting power over 3,693,562 shares and shared dispositive power over 3,693,562 shares; Thomas H. Lee Parallel (DT) Fund VI, L.P. has shared voting power over 645,191 shares and shared dispositive power over 645,191 shares; THL Equity Fund VI Investors (Ceridian), L.P. has shared voting power over 6,427,994 shares and shared dispositive powers over 6,427,994 shares; THL Equity Fund VI Investors (Ceridian) II, L.P. has shared voting power over 3,450,000 shares and shared dispositive power over 3,450,000 shares; THL Equity Fund VI Investors (Ceridian) III, LLC has shared voting power over 112,675 shares and shared dispositive power over 112,675 shares; THL Equity Fund VI Investors (Ceridian) IV, LLC has shared voting power over 160,950 shares and shared dispositive power over 160,950 shares; THL Equity Fund VI Investors (Ceridian) V, LLC has shared voting power over 34,318 shares and shared dispositive power over 34,318 shares; THL Partners has shared voting power over 20,008,239 shares and shared dispositive powers over 20,008,239 shares; THL Operating Partners, LP has shared voting power over 13,828 shares and shared dispositive powers over 13,828 shares; THL Coinvestment Partners, LP has shared voting power over 15,126 shares and shared dispositive powers over 15,126 shares; Great West has shared voting power over 27,839 shares and shared dispositive power over 27,839 shares; Putnam ESC has shared voting power over 27,828 shares and shared dispositive power over 27,828 shares.

Each of Scott Jaeckel, Soren Oberg and Thomas M. Hagerty are Managing Directors of THL Advisors. As such, Messrs. Jaeckel, Oberg and Hagerty, as directors of each of Ceridian Holding and Ceridian Intermediate, may be deemed to beneficially own the shares of common stock of Ceridian Holding and shares of preferred stock of Ceridian Intermediate owned directly by each of the THL Entities. Messrs. Jaeckel, Oberg and Hagerty disclaim beneficial ownership of the shares of common stock of Ceridian Holding and shares of preferred stock of Ceridian Intermediate, and the response herein shall not be deemed an admission that Messrs. Jaeckel, Oberg and Hagerty are the beneficial owners of the securities for the purpose of Section 16 of the Securities Exchange Act of 1934 or for any other purpose, except to the extent of their pecuniary interest therein.

The address of THL Advisors and Messrs. Jaeckel, Oberg and Hagerty is 100 Federal Street, Boston, Massachusetts 02110. The address of Putnam is One Post Office Square, Boston, Massachusetts 02109. The address for Great West is c/o Great-West Life & Annuity Insurance Company, 8515 C. Orchard Road 3T2, Greenwood Village, Colorado 80111. The address of the remaining entities set forth in footnote 1 is the same as for THL Advisors.

(2)	Includes interests held by Fidelity National Financial, Inc. (“FNF”). FNF has shared voting power over 42,804,531 shares of common stock of Ceridian Holding and shared dispositive power over 42,804,531 shares of common stock of Ceridian Holding. FNF has shared voting power over 9,877,969 shares of preferred stock of Ceridian Intermediate and shared dispositive power over 9,877,696 shares of preferred stock of Ceridian Intermediate.

Alan L. Stinson is the chief executive officer of FNF. Brent B. Bickett is a co-president of FNF. William P. Foley, II is the chairman of the board of directors of FNF. As such, Messrs. Bickett and Stinson, as directors of each of Ceridian Holding and Ceridian Intermediate, may be deemed to beneficially own the shares of common stock of Ceridian Holding and shares of preferred stock of Ceridian Intermediate owned directly by FNF. Messrs. Bickett and Stinson disclaim beneficial ownership of the shares of common stock of Ceridian Holding and shares of preferred stock of Ceridian Intermediate, and the response herein shall not be deemed an admission that Messrs. Bickett and Stinson are the beneficial owners of the securities for the purpose of Section 16 of the Securities Exchange Act of 1934 or for any other purpose, except to the extent of their pecuniary interest therein.

The address for FNF is 601 Riverside Avenue, Jacksonville, Florida 32204.

(3)	The address of Ms. Marinello and Messrs. Macfarlane, Sheridan, Neve, Cliburn, Rodewald, Shea, and Nelson is c/o Ceridian Corporation, 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Acquisition

On May 30, 2007, Foundation Holdings and Foundation Merger Sub, affiliates of the Sponsors, entered into an agreement and plan of merger (as amended as of July 30, 2007) to acquire all the outstanding equity of Ceridian. Under the terms of the agreement, the Sponsors and their co-investors, including certain members of management, acquired the equity of Ceridian for a total equity purchase price of approximately $5.3 billion.

The Acquisition, including related fees and expenses, was financed through (i) $346.7 million of available cash on hand, (ii) $2,250.0 million of borrowings under a senior secured term loan facility (together with the revolving facility providing for borrowings up to $300.0 million, the “senior secured credit facilities”), (iii) $1,300.0 million of senior notes and (iv) an equity investment of approximately $1,600.0 million by the Sponsors.

As a result of the Transactions, Ceridian became a wholly-owned subsidiary of Foundation Holdings, Inc., a company whose common stock is owned by Ceridian Intermediate. Ceridian Intermediate issued common stock and cumulative preferred stock, representing 81.25% and 18.75%, respectively, of its equity value. Ceridian Intermediate’s common stock is held by its parent, Ceridian Holding, and the preferred stock is held by the Sponsors and certain members of our management. Ceridian Holding only issued common stock, and the Sponsors and certain members of our management hold all the common stock of Ceridian Holding through various investment entities. The preferred stock of Ceridian Intermediate is senior to the common stock of Ceridian Intermediate in terms of dividends and upon liquidation. Holders of preferred stock have approximately 18% of the voting power of Ceridian Intermediate and are entitled to cumulative preferential non-cash dividends accruing at the rate per share of approximately 13% per annum of the liquidation preference of the preferred stock. The Sponsors and certain members of our management hold shares representing 100% of the equity values and 100% of the voting rights of Ceridian Intermediate and Ceridian Holding.

Management Agreements

On May 30, 2007, we entered into two separate management agreements with FNF and THL Managers VI, LLC (“THLM”), an affiliate of THL Partners. Pursuant to these management agreements, FNF and THLM each, respectively, agreed to provide us with financial advisory, strategic and general oversight services. The agreements also provide that we will pay annual management fees to each of THLM and FNF in an amount equal to the greater of (a) $2.0 million, or (b) 0.5 percent of “Adjusted EBITDA,” which for purposes of the management agreement is EBITDA as defined in our senior secured credit facilities, further adjusted to exclude the payments made pursuant to the management agreements and certain stock options or other equity compensation recognized under SFAS 123R. We also agreed under the management agreements to indemnify THLM, FNF and parties related to THLM and FNF as well as to pay certain expenses and fees incurred by THLM and FNF in connection with the Transactions.

The agreements terminate upon the earlier of (a) seven years from the date of the agreement or (b) the consummation of an initial public offering of Ceridian. Upon the occurrence of an initial public offering, a lump sum payment equal to the net present value of the annual management fee for a seven year period, discounted using the 10-year treasury discount rate as of the date of determination, would be due to THLM and FNF.

For the year ended December 31, 2007 and the nine months ended September 30, 2008, we recorded fees of $0.8 million and $3.2 million, respectively, to THLM and FNF. In addition, pursuant to the agreements, we paid one time transaction fees of $36.0 million to each of THLM and FNF at the closing of the Transactions.

Stockholders Agreement

In connection with the Transactions, the Sponsors and certain members of our management holding shares representing 100% of the equity values and 100% of the voting rights of Ceridian Intermediate and Ceridian Holding entered into a stockholders agreement. The stockholders agreement contains agreements among the parties with respect to the election of the directors of Foundation Holdings, Ceridian Intermediate and Ceridian Holding, restrictions on the issuance or transfer of shares, including tag-along rights, take-along rights and preemptive rights, and other special corporate governance provisions (including the right to approve various corporate actions). The management participants who hold shares of stock (including through the exercise of options) of Ceridian Intermediate and Ceridian Holding are party to these agreements.

Relocation Arrangements

In connection with the hiring of our executive vice president and chief financial officer, Gregory J. Macfarlane in 2007, consistent with the provisions of our Employee Relocation Policy, we arranged for the purchase of his California residence by a third-party relocation services company at an appraised market value of $2.2 million. In addition, in connection with the relocation of our executive vice president and president, Ceridian International, James Burns, to the United Kingdom in 2008, we arranged for the purchase of his Canadian residence by a third-party relocation services company at an appraised market value of $1.01 million.

Under these arrangements, we are responsible for the mortgage and all costs associated with the homes, including taxes, insurance, utilities, maintenance, repairs and improvements, until such time as they are sold. Additionally, we remain responsible for any loss on the ultimate resale of the homes. The homes are currently listed for sale.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Credit Facilities

In connection with the Transactions, we entered into senior secured credit facilities with Deutsche Bank AG New York Branch, as administrative agent and collateral agent, Deutsche Bank AG Canada Brach, as Canadian sub-Agent, various lenders, Deutsche Bank Securities Inc., as joint lead arranger and book runner, Credit Suisse Securities (USA) LLC as joint lead arranger and book runner, and Banc of America Securities LLC as joint book runner. Set forth below is a summary of the terms of the senior secured credit facilities.

The senior secured credit facilities provide for aggregate borrowings of up to $2,550.0 million including:

•	a revolving credit facility of up to $300.0 million in revolving credit loans, swingline loans and letters of credit; and

•	a term loan facility of $2,250.0 million, the entire amount of which was drawn concurrently with the consummation of the Transactions.

The senior secured credit facilities provide for multi-currency borrowing in certain currencies listed in the definitive documentation for the senior secured credit facilities. In addition, certain of our subsidiaries were designated as borrowers under the term loan facility and/or the revolving credit facility described above.

In addition to the $300.0 million available under our revolving credit facility, we may, at our option and subject to certain conditions, increase the amount of indebtedness we incur under our senior secured credit facilities through additional term loan borrowings or additional availability under our revolving credit facility in an aggregate amount not to exceed $300.0 million without the consent of any person other than the institutions agreeing to provide all or any portion of such increase.

All revolving loans incurred under the senior secured credit facilities mature on May 9, 2014. The term loan facility matures on November 9, 2014.

All obligations under the senior secured credit facilities are unconditionally guaranteed by, subject to certain exceptions, substantially all of our material present and future domestic wholly-owned restricted subsidiaries. The senior secured credit facilities are secured by, among other things:

•

a first priority security interest in substantially all of the assets of our company, including, without limitation, all receivables, contracts, contract rights, equipment, intellectual property, inventory and other tangible and intangible assets, subject to certain exceptions;

•

a pledge of (i) all of our present and future capital stock and the present and future capital stock of each of our direct and indirect material domestic subsidiaries, and (ii) 65% of the voting capital stock and 100% of non-voting capital stock of material first-tier foreign subsidiaries, subject to certain exceptions; and

•	all proceeds and products of the property and assets described above.

Borrowings under the senior secured credit facilities bear interest at a floating rate, which can be either the Eurodollar rate plus an applicable margin or, at the borrower’s option, an alternative base rate (defined as the higher of (x) the Deutsche Bank AG New York Branch prime rate and (y) the federal funds effective rate, plus one half percent (.50%) per annum) plus an applicable margin. The applicable margin under the revolving credit facility is subject to adjustment based on an adjusted consolidated leverage ratio. The interest rate payable under the senior secured credit facilities will increase by 2.00% per annum during the continuance of any payment event of default.

For Eurodollar loans, we may select interest periods of one, two, three or six months, or, with the consent of the all relevant affected lenders, nine or twelve months. Interest will be payable at the end of the selected interest period, but no less frequently than every three months within the selected interest period.

The senior secured credit facilities require payment of a commitment fee on the average daily unused portion of the revolving commitments. Prior to the maturity date, funds borrowed under the revolving credit facility may be borrowed, repaid and reborrowed, without premium or penalty.

The term loan facility is subject to amortization, commencing with the first full fiscal quarter ended after November 9, 2008, in equal quarterly installments of principal in an aggregate amount equal to (a) 0.25% of the original principal amount of the term loans and (b) in the case of installments due in the twelve months beginning November 9, 2011, 0.50% of the original principal amount of the term loans, with the remaining balance payable at maturity.

Voluntary prepayments of principal amounts outstanding under the senior secured credit facilities are permitted at any time, however, if a prepayment of principal is made with respect to a Eurodollar loan on a date other than the last day of the applicable interest period, the lenders will receive compensation for any funding losses and expenses incurred as a result of the prepayment.

In addition, mandatory prepayments are required to prepay amounts outstanding under the senior secured credit facilities in an amount equal to:

•

100% (which percentage will be reduced to 50% or 0% upon the achievement of certain leverage ratios related to the Adjusted Consolidated Leverage Ratio) of the net cash proceeds from certain asset dispositions by us or any of our restricted subsidiaries, subject to certain exceptions and reinvestment provisions;

•

100% of the net cash proceeds from the issuance or incurrence of any additional debt by us or any of our restricted subsidiaries (excluding debt permitted under the senior secured credit facilities); and

•	50% (which percentage will be reduced to 25% or 0% upon the achievement of certain leverage ratios) of excess cash flow, as defined in the senior secured credit facilities.

The senior secured credit facilities contain restrictive covenants which, among other things, limit the incurrence of additional indebtedness, investments, dividends, transactions with affiliates, asset sales, acquisitions, mergers and consolidations, prepayments of other indebtedness, liens and encumbrances and other matters customarily restricted in such agreements. In addition, commencing with the fiscal quarter ending on or around December 31, 2008, the senior secured credit facilities require us to maintain a secured leverage ratio.

The senior secured credit facilities contain customary events of default, including without limitation, payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to certain other indebtedness in excess of specified amounts, certain events of bankruptcy and insolvency, judgment defaults in excess of specified amounts, failure of any material provision of any guaranty or security document supporting the senior secured credit facilities to be in full force and effect, and a change of control.

DESCRIPTION OF THE NOTES

General

Certain terms used in this description are defined under the subheading “Certain Definitions.” In this description, (i) the term “Issuer” refers to only Ceridian Corporation and not to any of its Subsidiaries, and (ii) the terms “we,” “our” and “us” each refer to the Issuer, its successors and their respective consolidated Subsidiaries.

The Issuer issued the Restricted Notes and will issue the Exchange Notes under an indenture, dated as of November 9, 2007 (the “Indenture”) among the Issuer, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The terms of the Indenture include those stated therein and include those made part thereof by reference to the Trust Indenture Act. The term “Notes” refers to the Restricted Notes, the Exchange Notes and any other notes issued under the Indenture.

The following description is only a summary of the material provisions of the Indenture. We urge you to read the Indenture because it, not this description, defines your rights as Holders of the Notes. We have filed a copy of the Indenture and its supplement as an exhibit to the registration statement, which includes this prospectus.

Brief Description of Notes

The Notes:

•	are unsecured senior obligations of the Issuer;

•	are pari passu in right of payment with all existing and future senior indebtedness (including the Senior Credit Facilities);

•	are effectively subordinated to all existing and future secured Indebtedness of the Issuer to the extent of the value of the assets securing such Indebtedness (including the Senior Credit Facilities);

•	are senior in right of payment to all Subordinated Indebtedness of the Issuer; and

•	are guaranteed on a senior unsecured basis by each of the Issuer’s Restricted Subsidiaries that guaranteed the Senior Credit Facilities.

Guarantees

The Guarantors, as primary obligors and not merely as sureties, jointly and severally, irrevocably and unconditionally guarantees, on an unsecured senior basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture and the Notes, whether for payment of principal of or interest on the Notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture by executing the Indenture.

The Restricted Subsidiaries that guaranteed the Senior Credit Facilities guaranteed the Notes. Each of the Guarantees of the Notes is a general unsecured obligation of each Guarantor, pari passu in right of payment with all existing and future senior indebtedness of each such entity, and effectively subordinated to all existing and future secured Indebtedness of each such entity to the extent of the value of the assets securing such Indebtedness and senior in right of payment to all existing and future Subordinated Indebtedness of each such entity. The Notes are structurally subordinated to Indebtedness and other liabilities of Subsidiaries of the Issuer that do not guarantee the Notes.

General

Not all of the Issuer’s Subsidiaries Guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute or contribute, as the case may be, any of their assets to a Guarantor. None of the Issuer’s Foreign Subsidiaries, non-Wholly-Owned Subsidiaries, Unrestricted Subsidiaries, special purpose Subsidiaries or Receivables Subsidiaries or any other Subsidiary that did not guarantee the Senior Credit Facilities guarantee the Notes. For the fiscal year ended December 31, 2007 and the nine months ended September 30, 2008, the non-guarantor subsidiaries accounted for approximately $314.7 million and $250.3 million of our total revenue, respectively. As of September 30, 2008, the non-guarantor subsidiaries accounted for approximately $2,080.7 million, or 22.0%, of our total assets, and approximately $1,446.8 million, or 17.9% of our total liabilities.

The obligations of each Guarantor under its Guarantees is limited as necessary to prevent the Guarantees from constituting a fraudulent conveyance under applicable law.

Any entity that makes a payment under a Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

If a Guarantee was rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk Factors—Risks Related to the Notes—Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.”

Each Guarantee by a Guarantor provides by its terms that it shall be automatically and unconditionally released and discharged upon:

(a) any sale, exchange or transfer (by merger or otherwise) of (i) the Capital Stock of such Guarantor (including any sale, exchange or transfer) after which the applicable Guarantor is no longer a Restricted Subsidiary or (ii) all or substantially all the assets of such Guarantor which sale, exchange or transfer is made in a manner in compliance with the applicable provisions of the Indenture;

(b) the release or discharge of the guarantee by such Guarantor of the Senior Credit Facilities or the guarantee which resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under the guarantee of the Senior Credit Facilities;

(c) the designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary; or

(d) the Issuer exercising its legal defeasance option or covenant defeasance option as described under “Legal Defeasance and Covenant Defeasance” or the Issuer’s obligations under the Indenture governing the Guarantee being discharged in a manner not in violation of the terms of that Indenture.

Ranking

The payment of the principal of, premium, if any, and interest on the Notes and the payment of any Guarantee of the Notes rank pari passu in right of payment to all senior indebtedness of the Issuer or the relevant Guarantor, as the case may be, including the obligations of the Issuer or such Guarantor under the Senior Credit Facilities.

The Notes are effectively subordinated to all of the existing and future Secured Indebtedness of the Issuer and Guarantors to the extent of the value of the assets securing such Indebtedness. As of September 30, 2008, the Issuer and the Guarantors had $2,450.0 million of secured debt, excluding up to $100.0 million available to borrow under the Senior Credit Facilities, to which the Notes are effectively subordinated.

Although the Indenture contains limitations on the amount of additional Indebtedness that the Issuer and the Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Secured Indebtedness. See “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

Paying Agent and Registrar for the Notes

The Issuer will maintain one or more paying agents for each series of Notes. The initial paying agent for each series of Notes is the Trustee.

The Issuer will also maintain a registrar in respect of each series of Notes. If the Issuer fails to appoint a registrar the Trustee will act as such. The registrar for each series of Notes maintains a register reflecting ownership of that series of Notes outstanding from time to time and makes payments on and facilitates transfer of those Notes on behalf of the Issuer.

The Issuer may change the paying agents or the registrars without prior notice to the Holders. The Issuer, any Restricted Subsidiary or any Subsidiaries of a Restricted Subsidiary may act as a paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. Any registrar or Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Issuer is not required to transfer or exchange any Note selected for redemption. Also, the Issuer is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Principal, Maturity and Interest

On November 9, 2007, the Issuer issued the Restricted Notes in an aggregate principal amount of $1,300.0 million of notes, consisting of $825.0 million in aggregate principal amount of Senior Cash Pay Notes and $475.0 million in aggregate principal amount of Senior Toggle Notes. The Notes will mature on November 15, 2015. Subject to compliance with the covenant described below under the caption “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” the Issuer may issue additional Notes from time to time under the Indenture (“Additional Notes”). In addition, in connection with the payment of PIK Interest or Partial PIK Interest in respect of the Senior Toggle Notes, the Issuer is entitled to, without the consent of the Holders, increase the outstanding principal amount of the Senior Toggle Notes or issue additional Senior Toggle Notes (the “PIK Notes”) under the Indenture on the same terms and conditions as the Senior Toggle Notes (in each case, a “PIK Payment”). The Restricted Notes, the Exchange Notes and any Additional Notes and PIK Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to “Notes” for all purposes of the Indenture and this “Description of the Notes” include any Additional Notes and any PIK Notes that are actually issued and references to “principal amount” of the Notes include any increase in the principal amount of the outstanding Notes as a result of a PIK Payment.

Interest will accrue on the Notes from the Issue Date, or from the most recent date to which interest has been paid or provided for. Interest is payable semiannually using a 360-day year comprised of twelve 30-day months to Holders of record at the close of business on the or immediately preceding the interest payment date, on May 15 and November 15 of each year, commencing May 15, 2008. If a payment date is not on a Business Day at the place of payment, payment may be made at the place on the next succeeding Business Day and no interest will accrue for the intervening period.

For any interest payment period prior to November 15, 2011, the Issuer may, at its option, elect to pay interest on the Senior Toggle Notes:

•	entirely in cash (“Cash Interest”);

•	entirely by increasing the principal amount of the outstanding Senior Toggle Notes or by issuing PIK Notes (“PIK Interest”); or

•

on 50% of the outstanding principal amount of the Senior Toggle Notes in cash and on 50% of the principal amount by increasing the principal amount of the outstanding Senior Toggle Notes or by issuing PIK Notes (“Partial PIK Interest”).

The Issuer must elect the form of interest payment with respect to each interest period by delivering a notice to the Trustee prior to the beginning of each interest period. The Trustee shall promptly deliver a corresponding notice to the Holders. In the absence of such an election for any interest period, interest on the Senior Toggle Notes shall be payable according to the election for the previous interest period. Interest for the first interest period commencing on the Issue Date was payable entirely in cash. After November 15, 2011, the Issuer will make all interest payments on the Senior Toggle Notes entirely in cash. Notwithstanding anything to the contrary, the payment of accrued interest in connection with any redemption of Notes as described under “Optional Redemption” or “Repurchase at the Option of Holders” shall be made solely in cash.

Cash Interest on the Senior Toggle Notes will accrue at a rate of 12 1/4% per annum and be payable in cash. PIK Interest on the Senior Toggle Notes will accrue at a rate of 13% per annum and be payable (x) with respect to Senior Toggle Notes represented by one or more global notes registered in the name of, or held by, The Depository Trust Company (“DTC”) or its nominee on the relevant record date, by increasing the principal amount of any outstanding global Senior Toggle Notes by an amount equal to the amount of PIK Interest or Partial PIK Interest, as applicable, for the applicable interest period (rounded up to the nearest whole dollar) (or, if necessary, pursuant to the requirements of the depositary or otherwise, to authenticate new global notes executed by the Issuer with such increased principal amounts) and (y) with respect to Senior Toggle Notes represented by certificated notes, by issuing PIK Notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest or Partial PIK Interest, as applicable, for the applicable period (rounded up to the nearest whole dollar), and the Trustee will, at the request of the Issuer, authenticate and deliver such PIK Notes in certificated form for original issuance to the Holders on the relevant record date, as shown by the records of the registrar of Holders. In the event that the Issuer elects to pay Partial PIK Interest for any interest period, each Holder will be entitled to receive Cash Interest in respect of 50% of the principal amount of the Senior Toggle Notes held by such Holder on the relevant record date and Partial PIK Interest in respect of 50% of the principal amount of the Senior Toggle Notes held by such Holder on the relevant record date. Following an increase in the principal amount of the outstanding global Senior Toggle Notes as a result of a PIK Payment, the global Senior Toggle Notes will bear interest on such increased principal amount from and after the date of such PIK Payment. Any PIK Notes issued in certificated form will be dated as of the applicable interest payment date and will bear interest from and after such date. All Senior Toggle Notes issued pursuant to a PIK Payment will mature on November 15, 2015 and will be governed by, and subject to the terms, provisions and conditions of, the Indenture and shall have the same rights and benefits as the Senior Toggle Notes issued on the Issue Date. Any certificated PIK Notes will be issued with the description PIK on the face of such PIK Note.

Interest on the Senior Cash Pay Notes will accrue at a rate of 11 1 /4% per annum and be payable in cash.

Principal of, premium, if any, and interest on the Notes will be payable at the office or agency of the Issuer maintained for such purpose or, at the option of the Issuer, payment of Cash Interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and Cash Interest with respect to the Notes represented by one or more global notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. Until otherwise designated by the Issuer, the Issuer’s office or agency will be the office of the Trustee maintained for such purpose.

Offers to Purchase; Open Market Purchases

The Issuer is not required to make any sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuer may be required to offer to purchase Notes as described under the caption “Repurchase at the Option of Holders.” We may at any time and from time to time purchase Notes in the open market or otherwise.

Optional Redemption

Senior Cash Pay Notes

At any time prior to November 15, 2011, the Senior Cash Pay Notes may be redeemed, in whole or in part, at a redemption price equal to 100% of the principal amount of Senior Cash Pay Notes redeemed plus the Applicable Premium as of the date of redemption (the “Redemption Date”), and, without duplication, accrued and unpaid interest to the Redemption Date, subject to the rights of Holders of Senior Cash Pay Notes on the relevant record date to receive interest due on the relevant interest payment date. Such redemption or purchase may be made upon notice mailed by first-class mail to the registered address of each Holder of Senior Cash Pay Notes, not less than 30 nor more than 60 days prior to the Redemption Date. The Issuer may provide in such notice that payment of the Redemption Price and performance of the Issuer’s obligations with respect to such redemption or purchase may be performed by another Person.

On and after November 15, 2011, the Senior Cash Pay Notes may be redeemed, at the Issuer’s option, in whole or in part, at any time and from time to time at the redemption prices set forth below. Such redemption may be made upon notice mailed by first-class mail to the registered address of each Holder of Senior Cash Pay Notes, not less than 30 nor more than 60 days prior to the Redemption Date. The Issuer may provide in such notice that the payment of the Redemption Price and the performance of the Issuer’s obligations with respect to such redemption may be performed by another Person. The Senior Cash Pay Notes will be redeemable at the redemption prices (expressed as percentages of principal amount of the Senior Cash Pay Notes to be redeemed) set forth below plus accrued and unpaid interest thereon to the applicable Redemption Date, subject to the right of Holders of record of Senior Cash Pay Notes on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on November 15 of each of the years indicated below:

Year	Percentage
2011	105.625%
2012	102.813%
2013 and thereafter	100.000%

In addition, until November 15, 2010, the Issuer may, at its option, redeem up to 35% of the then outstanding aggregate principal amount of Senior Cash Pay Notes at a redemption price equal to 111.250% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings to the extent such net cash proceeds are received by or contributed to the Issuer or a Restricted Subsidiary; provided that at least 50% of the sum of the aggregate principal amount of Senior Cash Pay Notes originally issued under the Indenture and any Additional Notes that are Senior Cash Pay Notes issued under the Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 180 days of the date of closing of each such Equity Offering or sale.

Senior Toggle Notes

At any time prior to November 15, 2011, the Senior Toggle Notes may be redeemed, in whole or in part, at a redemption price equal to 100% of the principal amount of Senior Toggle Notes redeemed plus the Applicable Premium as of the date of redemption (the “Redemption Date”), and, without duplication, accrued and unpaid interest to the Redemption Date, subject to the rights of Holders of Senior Toggle Notes on the relevant record date to receive interest due on the relevant interest payment date. Such redemption or purchase may be made upon notice mailed by first-class mail to the registered address of each Holder of Senior Toggle Notes, not less than 30 nor more than 60 days prior to the Redemption Date. The Issuer may provide in such notice that payment of the Redemption Price and performance of the Issuer’s obligations with respect to such redemption or purchase may be performed by another Person.

On and after November 15, 2011, the Senior Toggle Notes may be redeemed, at the Issuer’s option, in whole or in part, at any time and from time to time at the redemption prices set forth below. Such redemption may be made upon notice mailed by first-class mail to the registered address of each Holder of Senior Toggle Notes, not less than 30 nor more than 60 days prior to the Redemption Date. The Issuer may provide in such notice that the payment of the Redemption Price and the performance of the Issuer’s obligations with respect to such redemption may be performed by another Person. The Senior Toggle Notes will be redeemable at the redemption prices (expressed as percentages of principal amount of the Senior Toggle Notes to be redeemed) set forth below plus accrued and unpaid interest thereon to the applicable Redemption Date, subject to the right of Holders of record of Senior Toggle Notes on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on November 15 of each of the years indicated below:

Year	Percentage
2011	106.125%
2012	103.063%
2013 and thereafter	100.000%

In addition, until November 15, 2010, the Issuer may, at its option, redeem up to 35% of the then outstanding aggregate principal amount of Senior Toggle Notes at a redemption price equal to 112.250% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings to the extent such net cash proceeds are received by or contributed to the Issuer or a Restricted Subsidiary; provided that at least 50% of the sum of the aggregate principal amount of Senior Toggle Notes originally issued under the Indenture and any Additional Notes that are Senior Toggle Notes issued under the Indenture after the Issue Date (but excluding PIK Notes) remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 180 days of the date of closing of each such Equity Offering or sale.

The Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect thereto may be performed by another Person. Notice of any redemption upon any Equity Offering may be given prior to the completion of the related Equity Offering, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

The Trustee shall select the Notes to be purchased in the manner described under “Repurchase at the Option of Holders—Selection and Notice.”

Repurchase at the Option of Holders

Change of Control

The Indenture provides that if a Change of Control occurs, unless the Issuer has previously or concurrently mailed a redemption notice with respect to all the outstanding Notes thereunder as described under “Optional Redemption,” the Issuer will make an offer to purchase all of such Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, to the date of purchase, subject to the right of Holders of the Notes of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will send notice of such Change of Control Offer by first-class mail, with a copy to each Trustee, as applicable, to each Holder of Notes to the address of such Holder appearing in the security register with the following information:

(1) that a Change of Control Offer is being made pursuant to the covenant entitled “Repurchase at the Option of Holders—Change of Control,” and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3) that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4) that unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes, provided that the paying agent receives, not later than the close of business on the fifth Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7) that the Holders whose Notes are being repurchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to a minimum of $2,000 or an integral multiple of $1,000 in principal amount; provided, however, that if PIK Notes are issued or PIK Interest is paid, the principal amount of such unpurchased portion may equal a minimum of $1.00 or an integral multiple of $1.00; and

(8) the other instructions, as determined by the Issuer, consistent with the covenant described hereunder, that a Holder must follow.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

On the Change of Control Payment Date, the Issuer will, to the extent permitted by law,

(1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer,

(2) deposit with a paying agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered, and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer.

The Senior Credit Facilities provide and future credit agreements or other agreements to which the Issuer becomes a party may provide that certain change of control events with respect to the Issuer would constitute a default thereunder (including a Change of Control under the Indenture). If we experience a change of control that triggers a default under our Senior Credit Facilities, we could seek a waiver of such default or seek to refinance our Senior Credit Facilities. In the event we do not obtain such a waiver or refinance the Senior Credit Facilities, such default could result in amounts outstanding under our Senior Credit Facilities being declared due and payable.

Our ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.

The Change of Control purchase feature of the Notes may in certain circumstances make it more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the initial purchasers of the Restricted Notes and us. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Liens.” Such restrictions in the Indenture can be waived only with the consent of the Holders of a majority in principal amount of the Notes then outstanding thereunder. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer and its Restricted Subsidiaries. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Issuer to make an offer to repurchase the Notes as described above.

The provisions in the Indenture relative to the Issuer’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified at any time with the written consent of the Holders of a majority in principal amount of the Notes under that Indenture.

Asset Sales

The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless:

(1) the Issuer or Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Issuer or Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(a) any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of the Issuer or any Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes or that are owed to the Issuer or a Restricted Subsidiary, that are assumed by the transferee of any such assets and for which the Issuer and all of its Restricted Subsidiaries have been validly released by all creditors in writing,

(b) any securities received by such Issuer or Restricted Subsidiary from such transferee that are converted by such Issuer or Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale, and

(c) any Designated Non-cash Consideration received by such Issuer or Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed 5.0% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose.

Within 15 months after the receipt of any Net Proceeds of any Asset Sale, such Issuer or Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale,

(1) to permanently reduce:

(a) Obligations under the Senior Credit Facilities and to correspondingly reduce commitments with respect thereto;

(b) Obligations under Pari Passu Indebtedness (as defined below) that is secured by a Lien, which Lien is permitted by the Indenture, and to correspondingly reduce commitments with respect thereto;

(c) Obligations under (A) the Notes (to the extent such purchases are at or above 100% of the principal amount thereof) or (B) any other Pari Passu Indebtedness of the Issuer or Restricted Guarantor (and to correspondingly reduce commitments with respect thereto); provided the Issuer shall make an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders of Notes to purchase a pro rata amount of Notes at 100% of the principal amount thereof, plus accrued but unpaid interest; or

(d) Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Issuer or another Restricted Subsidiary;

(2) to (a) make an Investment in any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or a Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) acquire properties, (c) make capital expenditures or (d) acquire other assets that, in the case of each of clauses (a), (b), (c) and (d), either (x) are used or useful in a Similar Business or (y) replace the businesses, properties and/or assets that are the subject of such Asset Sale;

provided that, in the case of clause (2) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Issuer or a Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, the Issuer or a Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination; provided further that if any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds.

Any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in the preceding paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds with respect to the Notes exceeds $50.0 million, the Issuer shall make an offer to all Holders of the Notes and, if required by the terms of any Indebtedness that is pari passu in right of payment with such Notes (“Pari Passu Indebtedness”), to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of such Notes and such Pari Passu Indebtedness that is a minimum of $2,000 or an integral multiple of $1,000, or if PIK Notes are issued or PIK Interest is paid in respect of the Notes, a minimum of $1.00 and an integral multiple of $1.00 (in each case in aggregate principal amount), that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $50.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee.

To the extent that the aggregate principal amount of Notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds with respect to the Notes, the Issuer may use any remaining Excess Proceeds for general corporate purposes, subject to the other covenants contained in the Indenture. If the aggregate principal amount of Notes and the Pari Passu Indebtedness surrendered in an Asset Sale Offer exceeds the amount of Excess Proceeds with respect to a series of Notes, the Trustee shall select the Notes and the Issuer or the agent for such Pari Passu Indebtedness will select such other Pari Passu Indebtedness to be purchased on a pro rata basis based on the principal amount of the Notes and such Pari Passu Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

Pending the final application of any Net Proceeds pursuant to this covenant, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of an Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

Selection and Notice

If the Issuer is redeeming less than all of a series of Notes at any time, the Trustee will select the Notes of such series to be redeemed (a) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed or (b) on a pro rata basis to the extent practicable, or, if the pro rata basis is not practicable for any reason by lot or by such other method as the Trustee shall deem appropriate.

Notices of purchase or redemption shall be mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the purchase or redemption date to each Holder of Notes to be redeemed at such Holder’s registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. If any Note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

The Issuer will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Certain Covenants

Set forth below are summaries of certain covenants contained in the Indenture.

Limitation on Restricted Payments

The Indenture provides that the Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

(1) declare or pay any dividend or distribution or make any payment on account of the Issuer’s or a Restricted Subsidiary’s Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than:

(a) dividends or distributions payable solely in Equity Interests (other than Disqualified Stock) of the Issuer or a Restricted Subsidiary; or

(b) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary of the Issuer, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(2) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent of the Issuer, including in connection with any merger or consolidation;

(3) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness other than:

(a) Indebtedness permitted under clause (8) of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(b) the purchase, repurchase or other acquisition of Subordinated Indebtedness of the Issuer or a Restricted Subsidiary purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(4) make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) immediately after giving effect to such transaction on a pro forma basis, the Issuer could incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock pursuant to clause (c) thereof only), (6)(c) and (9) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of (without duplication):

(a) 50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from the first day of the fiscal quarter in which the Issue Date occurs to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, if such Consolidated Net Income is a deficit, minus 100% of such deficit; plus

(b) 100% of the aggregate net proceeds (including cash and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property) received by the Issuer or a Restricted Subsidiary since immediately after the Issue Date (other than (i) to the extent used to fund the Transactions and (ii) net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) from the issue or sale of:

(i)(A) Equity Interests of the Issuer, including Treasury Capital Stock, but excluding cash proceeds and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property received from the sale of:

(x) Equity Interests to directors, officers, employees, members of management or consultants of the Issuer, its Restricted Subsidiaries and any direct or indirect parent company of the Issuer, after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph; and

(y) Designated Preferred Stock; and

(B) to the extent such proceeds are actually contributed to the capital of the Issuer or a Restricted Subsidiary, Equity Interests of the Issuer’s direct or indirect parent companies (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph); or

(ii) debt of the Issuer or a Restricted Subsidiary that has been converted into or exchanged for such Equity Interests of the Issuer or a direct or indirect parent company of the Issuer;

provided, however, that this clause (b) shall not include the proceeds from (W) Refunding Capital Stock (as defined below), (X) Equity Interests or convertible debt securities sold to the Issuer or a Restricted Subsidiary, as the case may be, (Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (Z) Excluded Contributions; plus

(c) 100% of the aggregate amount of net proceeds (including cash and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property) contributed to the capital of the Issuer following the Issue Date (other than (i) net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” (ii) by a Restricted Subsidiary and (iii) any Excluded Contributions); plus

(d) 100% of the aggregate amount of proceeds (including cash and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property) received by the Issuer or a Restricted Subsidiary by means of:

(i) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of Restricted Investments made by the Issuer or any of its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Issuer or any of its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Issuer or any of its Restricted Subsidiaries, in each case after the Issue Date; or

(ii) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary (other than to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clause (7) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a dividend or distribution from an Unrestricted Subsidiary after the Issue Date; plus

(e) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the Issuer in good faith or if such fair market value may exceed $75.0 million, in writing by an Independent Financial Advisor, at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clause (7) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment.

The foregoing provisions do not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2)(a) the redemption, repurchase, retirement or other acquisition of any (i) Equity Interests (“Treasury Capital Stock”) of the Issuer or a Restricted Subsidiary or Subordinated Indebtedness of the Issuer or a Restricted Guarantor or (ii) Equity Interests of any direct or indirect parent company of the Issuer, in the case of each of clause (i) and (ii), in exchange for, or out of the proceeds of the substantially concurrent sale (other than to the Issuer or a Restricted Subsidiary) of, Equity Interests of the Issuer, or any direct or indirect parent company of the Issuer to the extent contributed to the capital of the Issuer or a Restricted Subsidiary (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”), (b) the declaration and payment of dividends on the Treasury Capital Stock out of the proceeds of the substantially concurrent sale (other than to the Issuer or a Restricted Subsidiary) of the Refunding Capital Stock, and (c) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6)(a) or (b) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Issuer) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3) the defeasance, redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Issuer or a Restricted Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer or a Restricted Guarantor, as the case may be, which is incurred in compliance with “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:

(a) the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value, plus the amount of any premium required to be paid under the terms of the instrument governing the

Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and any fees and expenses incurred in connection with the issuance of such new Indebtedness;

(b) such new Indebtedness is subordinated to the Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value;

(c) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired; and

(d) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so defeased, redeemed, repurchased, acquired or retired;

(4) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Issuer or any of its direct or indirect parent companies held by any future, present or former director, officer, employee, member of management or consultant of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or arrangement; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year $20.0 million (which shall increase to $30.0 million subsequent to the consummation of an underwritten public Equity Offering of common stock) (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $30.0 million in any calendar year) (which shall increase to $50.0 million subsequent to the consummation of an underwritten public Equity Offering of common stock); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Issuer and, to the extent contributed to the capital of the Issuer, Equity Interests of any of the direct or indirect parent companies of the Issuer, in each case to directors, officers, employees, members of management or consultants of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Issue Date (other than Equity Interests the proceeds of which are used to fund the Transactions), to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of the preceding paragraph; plus

(b) the cash proceeds of key man life insurance policies received by the Issuer or any of its Restricted Subsidiaries after the Issue Date; less

(c) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a) and (b) of this clause (4);

and provided further that cancellation of Indebtedness owing to the Issuer or any Restricted Subsidiary from directors, officers, employees, members of management or consultants of the Issuer, any of its Subsidiaries or its direct or indirect parent companies in connection with a repurchase of Equity Interests of the Issuer or any of the Issuer’s direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries issued in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(6)(a) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Issuer or any of its Restricted Subsidiaries after the Issue Date, provided that the amount of dividends paid pursuant to this clause (a) shall not exceed the aggregate amount of cash actually received by the Issuer or a Restricted Subsidiary from the issuance of such Designated Preferred Stock;

(b) a Restricted Payment to a direct or indirect parent company of the Issuer or any of the Restricted Subsidiaries, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent corporation issued after the Issue Date, provided that the amount of Restricted Payments paid pursuant to this clause (b) shall not exceed the aggregate amount of cash actually contributed to the capital of the Issuer or a Restricted Subsidiary from the sale of such Designated Preferred Stock; or

(c) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph;

provided, however, in the case of each of (a), (b) and (c) of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Issuer could incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(7) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding not to exceed 1.5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(9) the declaration and payment of dividends on the Issuer’s common stock (or a Restricted Payment to any direct or indirect parent entity to fund a payment of dividends on such entity’s common stock), following the first public Equity Offering of such common stock after the Issue Date, of up to 6% per annum of the cash proceeds received by (or, in the case of a Restricted Payment to a direct or indirect parent entity, contributed to the capital of) the Issuer in or from any such public Equity Offering;

(10) Restricted Payments that are made with Excluded Contributions;

(11) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (11) not to exceed $175 million or if Consolidated Leverage Ratio is less than 3.75 to 1.00, the greater of $175 million and 3.75% of Total Assets at the time made;

(12) distributions or payments of Receivables Fees;

(13) any Restricted Payment used to fund the Transactions and the fees and expenses related thereto or owed to Affiliates, in each case to the extent permitted by the covenant described under “—Transactions with Affiliates”;

(14) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions “Repurchase at the Option of Holders—Change of Control” and “Repurchase at the Option of Holders—Asset Sales”; provided that all Notes tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(15) the declaration and payment of dividends or the payment of other distributions by the Issuer or a Restricted Subsidiary to, or the making of loans or advances to, any of the Issuer’s direct or indirect parents in amounts required for any direct or indirect parent companies to pay, in each case without duplication,

(a) franchise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(b) federal, foreign, state and local income or franchise taxes; provided that, in each fiscal year, the amount of such payments shall be equal to the amount that the Issuer and its Restricted Subsidiaries would be required to pay in respect of federal, foreign, state and local income or franchise taxes if such entities were corporations paying taxes separately from any parent entity at the highest combined applicable federal, foreign, state, local or franchise tax rate for such fiscal year;

(c) customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of the Issuer to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries;

(d) general corporate operating and overhead costs and expenses of any direct or indirect parent company of the Issuer to the extent such costs and expenses are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries;

(e) fees, indemnities and expenses incurred in connection with the Transactions or amounts payable to the Investors pursuant to the Sponsor Management Agreement;

(f) fees and expenses other than to Affiliates of the Issuer related to (i) any equity or debt offering of such parent entity (whether or not successful) and (ii) any Investment otherwise permitted under this covenant (whether or not successful);

(g) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Issuer or any direct or indirect parent of the Issuer; and

(h) to finance Investments otherwise permitted to be made pursuant to this covenant; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment; (B) such direct or indirect parent company shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the capital of the Issuer or one of its Restricted Subsidiaries or (2) the merger of the Person formed or acquired into the Issuer or one of its Restricted Subsidiaries (to the extent not prohibited by the covenant “—Merger, Consolidation or Sale of All or Substantially All Assets” below) in order to consummate such Investment; (C) such direct or indirect parent company and Affiliates (other than the Issuer or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Issuer or a Restricted Subsidiary could have given such consideration or made such payment in compliance with the Indenture; (D) any property received by the Issuer shall not increase amounts available for Restricted Payments pursuant to clause (3) of the preceding paragraph; and (E) such Investment shall be deemed to be made by the Issuer or a Restricted Subsidiary by another provision of this covenant or pursuant to the definition of “Permitted Investments” (other than clause (9) thereof);

(16) the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents that were contributed to such Unrestricted Subsidiaries as an Investment pursuant to clause (7) of this paragraph); and

(17) payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries, taken as a whole, that complies with the covenant described under “—Merger, Consolidation or Sale of All or Substantially All Assets”; provided that as a result of such consolidation, merger or transfer of assets, the Issuer shall make a Change of Control Offer and that all Notes tendered by Holders in connection with such Change of Control Offer are repurchased, redeemed or acquired for value;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (11) and (16), no Default shall have occurred and be continuing or would occur as a consequence thereof.

As of September 30, 2008, all of the Subsidiaries of the Issuer were Restricted Subsidiaries. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an

Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investment.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph of this covenant or under clause (7), (10) or (11) of the second paragraph of this covenant, or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Issuer and the Restricted Guarantors will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary that is not a Guarantor to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Issuer and the Restricted Guarantors may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary that is not a Guarantor may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis for the Issuer and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four fiscal quarter period; provided, however, that Restricted Subsidiaries that are not Guarantors may not incur Indebtedness or issue Disqualified Stock or Preferred Stock if, after giving pro forma effect to such incurrence or issuance (including pro forma application of the net proceeds therefrom), more than an aggregate of $300.0 million of Indebtedness, Disqualified Stock and Preferred Stock of Restricted Subsidiaries that are not Guarantors is outstanding pursuant to this paragraph at such time.

The foregoing limitations do not apply to:

(1) the incurrence of Indebtedness under Credit Facilities by the Issuer or any of its Restricted Subsidiaries and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount of $2,850.0 million outstanding at any one time less the aggregate amount of all Net Proceeds of Specified Asset Sales applied by the Issuer or any Restricted Subsidiary since the Issue Date to repay any term indebtedness under a Credit Facility or to repay any revolving credit Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder pursuant to the covenant described above under “Repurchase at the Option of Holders—Asset Sales”; provided in no event shall the amount which may be incurred under this clause be less than $1,425.0 million at any one time outstanding;

(2) the incurrence by the Issuer and any Restricted Guarantor of Indebtedness represented by the Notes (including any PIK Notes and any Guarantee, but excluding any Additional Notes);

(3) the incurrence by the Issuer and any Restricted Guarantor of Indebtedness represented by the Exchange Notes and related guarantees of the Exchange Notes to be issued in exchange for the Notes and Guarantees pursuant to the Registration Rights Agreement;

(4) Indebtedness of the Issuer and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1) and (2));

(5) Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and Preferred Stock incurred by the Issuer or any of its Restricted Subsidiaries, to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Equity Interests of any Person owning such assets in an aggregate principal amount, and Indebtedness pursuant to any Sale and Leaseback Transaction, together with any Refinancing Indebtedness in respect thereof and all other Indebtedness, Disqualified Stock and/or Preferred Stock incurred and outstanding under this clause (5), not to exceed the greater of $125.0 million or 2.0% of Total Assets at any time outstanding;

(6) Indebtedness incurred by the Issuer or a Restricted Subsidiary constituting reimbursement obligations with respect to bankers’ acceptances and letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such bankers’ acceptances and letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(7) Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that such Indebtedness is not reflected on the balance sheet (other than by application of FIN 45 as a result of an amendment to an obligation in existence on the Issue Date) of the Issuer or a Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (7));

(8) Indebtedness of the Issuer to a Restricted Subsidiary or a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that any such Indebtedness owing by the Issuer or a Guarantor to a Restricted Subsidiary that is not a Guarantor is expressly subordinated in right of payment to the Notes or the Guarantee of the Notes, as the case may be; provided further that subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (8);

(9) shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or a Restricted Subsidiary or any pledge of such shares of Preferred Stock constituting a Permitted Lien) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (9);

(10) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness, exchange rate risk or commodity pricing risk;

(11) obligations in respect of customs, stay, performance, bid, appeal and surety bonds and completion guarantees and other obligations of a like nature provided by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business or consistent with past practice;

(12)(a) Indebtedness or Disqualified Stock of the Issuer or a Restricted Guarantor and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary that is not a Guarantor in an aggregate principal amount or liquidation preference equal to 200.0% of the net cash proceeds received by the Issuer and its Restricted Subsidiaries since immediately after the Issue Date from the issue or sale of Equity Interests of the Issuer or cash contributed to the capital of the Issuer (in each case, other than proceeds of

Disqualified Stock or sales of Equity Interests to, or contributions received from, the Issuer or any of its Subsidiaries) as determined in accordance with clauses (3)(b) and (3)(c) of the first paragraph of “—Limitation on Restricted Payments” to the extent such net cash proceeds or cash has not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to the second paragraph of “—Limitation on Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (1), (2), (3), (7) and (12) of the definition thereof) and (b) Indebtedness or Disqualified Stock of the Issuer or a Restricted Guarantor and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary that is not a Guarantor not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (12)(b), does not at any one time outstanding exceed the greater of $275.0 million and 4.25% of Total Assets (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (12)(b) shall cease to be deemed incurred or outstanding for purposes of this clause (12)(b) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Issuer or a Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (12)(b));

(13) the incurrence by the Issuer or a Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock which serves to refund or refinance:

(a) any Indebtedness, Disqualified Stock or Preferred Stock incurred as permitted under the first paragraph of this covenant and clauses (2), (3), (4) and (12)(a) above and clause (14) below, or

(b) any Indebtedness, Disqualified Stock or Preferred Stock issued to so refund or refinance the Indebtedness, Disqualified Stock or Preferred Stock described in clause (a) above,

including, in each case, additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including tender premiums), defeasance costs and fees and expenses in connection therewith (collectively, the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced,

(B) to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated or pari passu to the Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated or pari passu to the Notes or the Guarantee at least to the same extent as the Indebtedness being refinanced or refunded or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and

(C) shall not include:

(i) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Issuer;

(ii) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Guarantor; or

(iii) Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary.

and provided further that subclause (A) of this clause (13) will not apply to any refunding or refinancing of Indebtedness under a Credit Facility;

(14) Indebtedness, Disqualified Stock or Preferred Stock of (x) the Issuer or a Restricted Subsidiary incurred to finance an acquisition or (y) Persons that are acquired by the Issuer or a Restricted Subsidiary or merged into the Issuer or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that after giving effect to such acquisition or merger, either

(i) the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant, or

(ii) the Fixed Charge Coverage Ratio is no less than the Fixed Charge Coverage Ratio immediately prior to such acquisition or merger;

(15) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within six Business Days of its incurrence;

(16) Indebtedness of the Issuer or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to the Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit;

(17)(a) any guarantee by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture, or

      (b) any guarantee by a Restricted Subsidiary of Indebtedness of the Issuer; provided that such Restricted Subsidiary shall comply with the covenant described below under “—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”;

(18) Indebtedness of Foreign Subsidiaries of the Issuer in an amount not to exceed at any one time outstanding and together with any other Indebtedness incurred under this clause (18) 5.0% of the Foreign Subsidiary Total Assets (it being understood that any Indebtedness incurred pursuant to this clause (18) shall cease to be deemed incurred or outstanding for purposes of this clause (18) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which such Foreign Subsidiary could have incurred such Indebtedness under the first paragraph of this covenant without reliance on this clause (18));

(19) Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Restricted Subsidiary incurred to finance or assumed in connection with an acquisition in a principal amount not to exceed the greater of $150.0 million or 2.5% of Total Assets in the aggregate at any one time outstanding together with all other Indebtedness, Disqualified Stock and/or Preferred Stock issued under this clause (19) (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (19) shall cease to be deemed incurred or outstanding for purposes of this clause (19) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Issuer or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (19));

(20) Indebtedness consisting of Indebtedness issued by the Issuer or any of its Restricted Subsidiaries to future, current or former directors, officers, employees, members of management and consultants thereof or any direct or indirect parent thereof, their respective estates, heirs, family members, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Issuer, a Restricted Subsidiary of the Issuer or any of its respective direct or indirect parent companies to the extent described in clause (4) of the second paragraph under the caption “—Limitation on Restricted Payments”;

(21) cash management obligations and Indebtedness in respect of netting services, employee credit card programs and similar arrangements in connection with cash management and deposit accounts; and

(22) Indebtedness arising from the St. Petersburg Sale and Leaseback.

For purposes of determining compliance with this covenant:

(1) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (22) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer, in their sole discretion, may classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses; provided that all Indebtedness outstanding under the Credit Facilities on the Issue Date will be treated as incurred on the Issue Date under clause (1) of the preceding paragraph; and

(2) at the time of incurrence or reclassification, the Issuer will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above.

Accrual of interest, the accretion of accreted value and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

The Indenture provides that the Issuer will not, and will not permit any Restricted Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Issuer or a Restricted Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Restricted Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Issuer or such Restricted Guarantor, as the case may be. The Indenture will not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Liens

The Indenture provides that the Issuer will not, and will not permit any Restricted Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures obligations under any Indebtedness, on any asset or property of the Issuer or Restricted Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1) in the case of Liens securing Subordinated Indebtedness, the Notes under such Indenture or the related Guarantees, as applicable, are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2) in all other cases, the Notes under the Indenture or the related Guarantees, as applicable, are equally and ratably secured.

The foregoing shall not apply to (a) Liens securing the Notes and the related Guarantees, (b) Liens securing Indebtedness permitted to be incurred under Credit Facilities, including any letter of credit facility relating thereto, that was permitted by the terms of the Indenture to be incurred pursuant to clause (1) of the second paragraph under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (c) Liens incurred to secure Obligations in respect of any Indebtedness permitted to be incurred pursuant to the covenant described above under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that, with respect to Liens securing Obligations permitted under this subclause (c), at the time of incurrence and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio would be no greater than 4.25 to 1.0.

Any Lien created for the benefit of Holders of the Notes pursuant to this covenant shall be deemed automatically and unconditionally released and discharged upon the release and discharge of each of the Liens described in clauses (1) and (2) above.

Merger, Consolidation or Sale of All or Substantially All Assets

The Indenture provides that the Issuer may not consolidate or merge with or into (whether or not the Issuer is the surviving corporation), and may not sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of it and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to any Person unless:

(1) the Issuer is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or the Person to whom such sale, assignment, transfer, lease, conveyance or other disposition will have been made is organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”); provided that in the case where the Successor Company is not a corporation, a co-obligor of the Notes under such Indenture is a corporation;

(2) the Successor Company, if other than the Issuer, expressly assumes all the obligations of the Issuer under the Notes under such Indenture pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default exists;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(a) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or

(b) the Fixed Charge Coverage Ratio would be no less than such ratio immediately prior to such transaction;

(5) each Restricted Guarantor, unless it is the other party to the transactions described above, in which case clause (1)(b) of the second succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Indenture and Notes; and

(6) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture.

The Successor Company will succeed to, and be substituted for, the Issuer under the Indenture and the Notes, as applicable. Notwithstanding the foregoing clauses (3) and (4),

(1) the Issuer or any Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to the Issuer or Restricted Guarantor; and

(2) the Issuer may merge with an Affiliate of such Issuer solely for the purpose of reorganizing the Issuer in a State of the United States so long as the amount of Indebtedness of the Issuer and the Restricted Subsidiaries is not increased thereby.

Subject to certain limitations described in the Indenture governing release of a Guarantee upon the sale, disposition or transfer of a guarantor, no Restricted Guarantor under an Indenture will, and the Issuer will not permit any Restricted Guarantor to, consolidate or merge with or into (whether or not the Issuer or a Restricted Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1)(a) such Restricted Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Restricted Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is organized or existing under the laws of the jurisdiction of organization of such Restricted Guarantor, as the case may be, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Restricted Guarantor or such Person, as the case may be, being herein called the “Successor Person”);
(b) the Successor Person, if other than such Restricted Guarantor, expressly assumes all the obligations of such Restricted Guarantor under the Indenture and such Restricted Guarantor’s related Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(c) immediately after such transaction, no Default exists; and

(d) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture; or

(2) the transaction does not violate the covenant described under “Repurchase at the Option of Holders—Asset Sales.”

In the case of clause (1) above, the Successor Person will succeed to, and be substituted for, such Restricted Guarantor under the Indenture and such Restricted Guarantor’s Guarantee. Notwithstanding the foregoing, any Restricted Guarantor may merge into or transfer all or part of its properties and assets to another Restricted Guarantor or the Issuer.

Transactions with Affiliates

The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of their properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $20.0 million, unless:

(1) such Affiliate Transaction is on terms that are not materially less favorable to the relevant Issuer or Restricted Subsidiary than those that would have been obtained in a comparable transaction by such Issuer or Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(2) the Issuer delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $40.0 million, a resolution adopted by the majority of the board of directors of the Issuer approving such Affiliate

Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) above.

The foregoing provisions do not apply to the following:

(1) transactions between or among the Issuer or any of its Restricted Subsidiaries;

(2) Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments” and Permitted Investments;

(3) the payment of management, consulting, monitoring, transaction, advisory and termination fees and related expenses and indemnities, directly or indirectly, to the Investors, in each case pursuant to the Sponsor Management Agreement;

(4) the payment of reasonable and customary fees paid to, and indemnities provided on behalf of, directors, officers, employees, members of management or consultants of the Issuer, any direct or indirect parent companies of the Issuer or any Restricted Subsidiary;

(5) transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustees a letter from an Independent Financial Advisor stating that such transaction is fair to such Issuer or Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the relevant Issuer or Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(6) any agreement as in effect as of the Issue Date (other than the Sponsor Management Agreement), or any amendment thereto (so long as any such amendment is not disadvantageous to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date);

(7) the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement, principal investors agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement are not otherwise materially more disadvantageous to the Holders when taken as a whole;

(8) the Transactions and the payment of all fees and expenses related to the Transactions;

(9) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, including consulting services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Issuer and its Restricted Subsidiaries, in the reasonable determination of the board of directors of the Issuer or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(10) the issuance of Equity Interests (other than Disqualified Stock) by the Issuer or a Restricted Subsidiary;

(11) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(12) payments by the Issuer or any of its Restricted Subsidiaries to any of the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the board of directors of the Issuer in good faith;

(13) payments or loans (or cancellation of loans) to employees or consultants of the Issuer, any of its direct or indirect parent companies or any of its Restricted Subsidiaries and employment agreements, severance arrangements, stock option plans and other similar arrangements with such employees or consultants which, in each case, are approved by a majority of the board of directors of the Issuer in good faith;

(14) Investments by the Investors in debt securities of the Issuer or any of its Restricted Subsidiaries so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5.0% of the proposed outstanding issue amount of such class of securities; and

(15) payments by the Issuer (and any direct or indirect parent thereof) and its Subsidiaries pursuant to tax sharing arrangements among the issuer (and any such parent) and its Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Issuer and its Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Issuer, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent of amounts received from Unrestricted Subsidiaries) would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year were the Issuer and its Restricted Subsidiaries (to the extent described above) to pay such taxes separately from any such parent entity.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(1)(a) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(b) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(2) make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries,

except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a) contractual encumbrances or restrictions pursuant to the Senior Credit Facilities and the related documentation and other contractual encumbrances or restrictions in effect on the Issue Date;

(b) the Indenture and the Notes and the Guarantees;

(c) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (3) above on the property so acquired;

(d) applicable law or any applicable rule, regulation or order;

(e) any agreement or other instrument of a Person acquired by the Issuer or any of its Restricted Subsidiaries in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(f) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of (i) the Issuer or (ii) a Restricted Subsidiary, pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary that impose restrictions on the assets to be sold;

(g) Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(h) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(i) other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(j) customary provisions in joint venture agreements and other similar agreements relating solely to such joint venture;

(k) customary provisions contained in leases or licenses of intellectual property and other agreements, in each case, entered into in the ordinary course of business;

(l) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (k) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

(m) restrictions created in connection with any Receivables Facility that, in the good faith determination of the Issuer, are necessary or advisable to effect such Receivables Facility.

Limitation on Guarantees of Indebtedness by Restricted Subsidiaries

The Indenture provides that the Issuer will not permit any of its Restricted Subsidiaries that is a Wholly-Owned Subsidiary of the Issuer (and non-Wholly-Owned Subsidiaries if such non-Wholly-Owned Subsidiaries guarantee other capital markets debt securities), other than a Guarantor or a Foreign Subsidiary, to guarantee the payment of any Indebtedness of the Issuer or Restricted Guarantor unless such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture to the Indenture providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Issuer or any Restricted Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the Notes or a related Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes or such Restricted Guarantor’s related Guarantee; provided that this covenant shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

Reports and Other Information

The Indenture provides that for so long as any Notes thereunder are outstanding, unless the Issuer is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise complies with such reporting requirements, the Issuer will furnish without cost to each Holder of Notes and file with the Trustee:

(1) within 90 days after the end of each fiscal year of the Issuer thereafter:

(w) audited year-end consolidated financial statements of the Issuer and its Subsidiaries (including balance sheets, statements of operations and statements of cash flows which would be required from a SEC registrant in an Annual Report Form 10-K, including pursuant to Rule 3-10 of Regulation S-K promulgated by the SEC) prepared in accordance with GAAP;

(x) the information described in Item 303 of Regulation S-K under the Securities Act (“Management’s Discussion and Analysis of Financial Condition and Results of Operations”) with respect to such period, to the extent such information would otherwise be required to be filed in an Annual Report on Form 10-K; and

(y) all pro forma and historical information in respect of any significant transaction (as determined in accordance with Rule 3-05 of Regulation S-X under the Securities Act) consummated more than 75 days prior to the date such information is furnished for the time periods for which such financial information would be required (if the Issuer were subject to the filing requirements of the Exchange Act) in a filing on Form 8-K with the SEC at such time;

(2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Issuer thereafter:

(w) unaudited quarterly consolidated financial statements of the Issuer and its Subsidiaries (including balance sheets, statements of operations and statements of cash flows which would be required from a SEC registrant in a Quarterly Report on Form 10-Q, including the financial statements required by Rule 3-10 of Regulation S-X promulgated by the SEC, and reviewed by the Issuer’s Independent Registered Accountant Firm in accordance with SAS 100 or the Attestation Standard AR Section 100 if the Issuer is not a public company) prepared in accordance with GAAP, subject to normal year-end adjustments;

(x) the information described in Item 303 of Regulation S-K under the Securities Act with respect to such period to the extent such information would otherwise be required to be filed in a Quarterly Report on Form 10-Q; and

(y) all pro forma and historical financial information in respect of any significant transaction (as determined in accordance with Rule 3-05 of Regulation S-X under the Securities Act) consummated more than 75 days prior to the date such information is furnished to the extent not previously provided and for the time periods such financial information would be required (if the Issuer were subject to the filing requirements of the Exchange Act) in a filing on Form 8-K with the SEC at such time; and

(3) within five Business Days following the occurrence of any of the following events, a description in reasonable detail of such event: (i) any change in the executive officers or directors of the Issuer, (ii) any incurrence of any material on-balance sheet or material off-balance sheet long-term debt obligation or capital lease obligation (each as defined in Item 303 of Regulation S-K under the Securities Act) of or relating to the Issuer or any of its Restricted Subsidiaries, (iii) the acceleration of any Indebtedness of the Issuer or any of its Restricted Subsidiaries, (iv) any issuance or sale by the Issuer of Equity Interests of the Issuer (excluding any issuance or sale pursuant to any stock option plan in the ordinary course of business), (v) the entry into of any agreement by the Issuer or any of its Subsidiaries relating to a transaction that has resulted or may result in a Change of Control, (vi) any resignation or termination of the independent accountants of the Issuer or any engagement of any new independent accountants of the Issuer, (vii) any determination by the Issuer or the receipt of advice or notice by the Issuer from its independent accountants, in either case, relating to non-reliance on previously issued financial statements, a related audit opinion or a completed interim review and (viii) the completion by the Issuer or any of its Restricted Subsidiaries of the acquisition or disposition of a significant amount of assets, otherwise than in the ordinary course of business, in each case to the extent such information would be required from an SEC registrant in a Form 8-K.

In addition, the Issuer agreed in the Indenture that, for so long as any Notes remain outstanding thereunder, it will furnish to the Holders and to securities analysts and prospective investors that certify that they are qualified institutional buyers, upon their request, the information described above as well as all information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

In addition, if at any time any direct or indirect parent becomes a Guarantor (there being no obligation of any such parent to do so), such entity holds no material assets other than cash, Cash Equivalents and the Capital Stock of the Issuer or any other direct or indirect parent of the Issuer (and performs the related incidental activities associated with such ownership) and would comply with the requirements of Rule 3-10 of Regulation S-X promulgated by the SEC (or any successor provision), the reports, information and other documents required to be furnished to Holders of the Notes pursuant to this covenant may, at the option of the Issuer, be furnished by and be those of parent rather than the Issuer.

Covenant Suspension

If on any date following the Issue Date (i) any series of Notes have Investment Grade Ratings from both Rating Agencies and (ii) no Default has occurred and is continuing under the Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Issuer and its Restricted Subsidiaries will not be subject to the following covenants (collectively, the “Suspended Covenants”) in the Indenture:

(1) “Repurchase at the Option of Holders”;

(2) “Certain Covenants—Limitation on Restricted Payments”;

(3) “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(4) clause (4) of the first paragraph of “Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets”;

(5) “Certain Covenants—Transactions with Affiliates”;

(6) “Certain Covenants—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”; and

(7) “Certain Covenants—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries.”

In the event that the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants under an Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies (a) withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes under the Indenture below an Investment Grade Rating and/or (b) the Issuer or any of their Affiliates enter into an agreement to effect a transaction that would result in a Change of Control and one or more of the Rating Agencies indicate that if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause such Rating Agency to withdraw its Investment Grade Rating or downgrade the ratings assigned to such Notes below an Investment Grade Rating, then the Issuer and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the Indenture with respect to future events, including, without limitation, a proposed transaction described in clause (b) above.

The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.” Additionally, upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Net Proceeds shall be reset at zero. In the event of any such reinstatement, no action taken or omitted to be taken by the Issuer or any of its Restricted Subsidiaries prior to such reinstatement and available will give rise to a Default or Event of Default under the Indenture with respect to Notes; provided that (1) with respect to Restricted Payments made after any such reinstatement, the amount of Restricted Payments made will be calculated as though the covenant described under the caption “Certain Covenants—Limitation on Restricted Payments” had been in effect prior to, but not during the Suspension Period, provided that any Subsidiaries designated as Unrestricted Subsidiaries during the Suspension Period shall automatically become Restricted Subsidiaries on the Reversion Date (subject to the Issuer’s right to subsequently designate them as Unrestricted Subsidiaries in compliance with the covenants set forth under “Certain Covenants”) and (2) all Indebtedness incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified as having been incurred or issued pursuant to clause (4) of the second paragraph of “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

There can be no assurance that any series of the Notes will ever achieve or maintain Investment Grade Ratings.

Events of Default and Remedies

The Indenture provides that each of the following is an Event of Default:

(1) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(2) default for 30 days or more in the payment when due of interest on or with respect to the Notes;

(3) failure by the Issuer or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 30% in principal amount of the Notes to comply with any of its obligations, covenants or agreements (other than a default referred to in clauses (1) and (2) above) contained in the Indenture or the Notes;

(4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries, other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(a) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $50.0 million or more at any one time outstanding;

(5) failure by the Issuer or a Significant Party to pay final non-appealable judgments aggregating in excess of $50.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding have been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6) certain events of bankruptcy or insolvency with respect to the Issuer or any Significant Party; or

(7) the Guarantee of any Significant Party shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Party, as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture.

If any Event of Default (other than of a type specified in clause (6) above with respect to the Issuer) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 30% in principal amount of the then total outstanding Notes under the Indenture may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately.

Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of the first paragraph of this section with respect to the Issuer, all outstanding Notes thereunder will become due and payable without further action or notice with respect to the Indenture. The Indenture provides that the Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. In addition, the Trustee shall have no obligation to accelerate the Notes if in the best judgment of such Trustee acceleration is not in the best interest of the Holders of such Notes.

The Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding Notes thereunder by notice to the Trustee may on behalf of the Holders of all such Notes waive any existing Default and its consequences under the Indenture except a continuing Default in the payment of interest on, premium, if any, or the principal of any Note held by a non-consenting Holder. In the event of any Event of Default specified in clause (4) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

(1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(2) holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3) the default that is the basis for such Event of Default has been cured.

Subject to the provisions of the Indenture relating to the duties of the Trustee thereunder, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Notes thereunder unless the Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Note may pursue any remedy with respect to the Indenture or Notes unless:

(1) such Holder has previously given the Trustee thereunder notice that an Event of Default is continuing;

(2) Holders of at least 30% in principal amount of the total outstanding Notes have requested the Trustee to pursue the remedy;

(3) Holders of the Notes have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) Holders of a majority in principal amount at maturity of the total outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, under the Indenture the Holders of a majority in principal amount of the total outstanding Notes thereunder are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee thereunder or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve a Trustee in personal liability.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor or any of their parent companies shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The obligations of the Issuer and the Guarantors under the Indenture will terminate (other than certain obligations) and will be released upon payment in full of all of the Notes issued thereunder. The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the Notes and have the Issuer’s and each Guarantor’s obligations discharged with respect to its Guarantee with respect to the Notes (“Legal Defeasance”) and cure all then existing Events of Default with respect to those Notes except for:

(1) the rights of Holders of Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to the Indenture;

(2) the Issuer’s obligations with respect to the Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustees for the Notes, and the Issuer’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Issuer may, at its option and at any time, elect to have its obligations and those of each Guarantor released with respect to substantially all of the restrictive covenants in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default with respect to the Notes issued thereunder. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Issuer) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal amount of, premium, if any, and interest due on the Notes on the stated maturity date or on the redemption date, as the case may be, of such principal amount, premium, if any, or interest on such Notes and the Issuer must specify whether such Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(a) the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(b) since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Senior Credit Facilities or any other material agreement or instrument (other than the Indenture) to which, the Issuer or any Restricted Guarantor is a party or by which the Issuer or any Restricted Guarantor is bound;

(6) the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or Restricted Guarantor or others; and

(7) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when either:

(1) all Notes issued thereunder theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2) (a) all Notes issued thereunder not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption and redeemed within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer or a Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Notes cash in U.S. dollars, Government Securities, or a combination thereof in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(b) no Default (other than that resulting from borrowing funds to be applied to make such deposit) with respect to the Indenture or the Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under the Senior Credit Facilities, or any other material agreement or instrument governing Indebtedness (other than the Indenture) to which the Issuer or a Guarantor is a party or by which the Issuer or a Guarantor is bound;

(c) the Issuer has paid or caused to be paid all sums payable by it under the Indenture; and

(d) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of such Notes at maturity or the redemption date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, any Guarantee and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding, including consents obtained in connection with a purchase of, or tender offer or exchange offer for Notes, and any existing Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes, other than Notes beneficially owned by the Issuer or their Affiliates (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes).

The Indenture provides that, without the consent of each affected Holder of Notes, an amendment or waiver may not, with respect to such Notes held by a non-consenting Holder:

(1) reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal amount of or change the fixed final maturity of any such Note or alter or waive the provisions with respect to the redemption of such Notes (other than provisions relating to the covenants described above under the caption “Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any such Note;

(4) waive a Default in the payment of principal of or premium, if any, or interest on such Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration) or in respect of a covenant or provision contained in the Indenture or any Guarantee which cannot be amended or modified without the consent of all Holders;

(5) make any Note payable in money other than that stated therein;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes;

(7) make any change in these amendment and waiver provisions;

(8) impair the right of any Holder to receive payment of principal of, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(9) make any change to the ranking of the Notes that would adversely affect the Holders; or

(10) except as expressly permitted by the Indenture, modify the Guarantees of any Significant Party in any manner adverse to the Holders of the Notes.

Notwithstanding the foregoing, the Issuer and the Trustee may amend or supplement the Indenture and the Notes and the Issuer, the Trustee and the Guarantors may amend or supplement any Guarantee issued under the Indenture without the consent of any Holder;

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to comply with the covenant relating to mergers, consolidations and sales of assets;

(4) to provide the assumption of the Issuer’s or Guarantor’s obligations to the Holders;

(5) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder in any material respect;

(6) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or Guarantor;

(7) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(8) to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee thereunder pursuant to the requirements thereof;

(9) to add a Guarantor under the Indenture;

(10) to provide for the issuance of exchange notes or private exchange notes, which are identical to the Exchange Notes except that they are not freely tradeable;

(11) to conform the text of the Indenture or the Guarantees or the Notes issued thereunder to any provision of this “Description of the Notes” to the extent that such provision in this “Description of the Notes” was intended to be a verbatim recitation of a provision of the Indenture, Guarantee or Notes; or

(12) making any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including, without limitation, to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Notices

Notices given by publication will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

Concerning the Trustee

The Indenture contains certain limitations on the rights of the Trustee thereunder, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Indenture provides that the Holders of a majority in principal amount of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The Indenture, the Notes and any Guarantee are governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. For purposes of the Indenture, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(a) 1.0% of the principal amount of such Note on such Redemption Date; and

(b) the excess, if any, of (A) the present value at such Redemption Date of (I) the redemption price of such Note at November 15, 2011 (such redemption price being set forth in the table appearing above under the caption “Optional Redemption”), plus (II) all required interest payments (calculated based on the cash interest rate) due on such Note through November 15, 2011 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (B) the principal amount of such Note on such Redemption Date.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Issuer or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions;

in each case, other than:

(a) disposition of Cash Equivalents or Investment Grade Securities or securities constituting customer funds or obsolete or worn out property or any disposition of inventory or goods (or other assets) held for sale in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries in a manner permitted pursuant to the provisions described above under “Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(c) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “Certain Covenants—Limitation on Restricted Payments”;

(d) any disposition of assets or issuance or sale of Equity Interests of a Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value of less than $25.0 million;

(e) any disposition of property or assets or issuance of securities by a Restricted Subsidiary of the Issuer to the Issuer or by the Issuer or a Restricted Subsidiary of the Issuer to another Restricted Subsidiary of the Issuer;

(f) to the extent allowable under Section 1031 of the Internal Revenue Code any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g) the sale, lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

(h) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) foreclosures on assets;

(j) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(k) any financing transaction with respect to property built or acquired by the Issuer or a Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and asset securitizations permitted by the Indenture, and the St. Petersburg Sale and Leaseback;

(l) sales of accounts receivable in connection with the collection or compromise thereof;

(m) transfers of property subject to casualty or condemnation proceedings (including in lieu thereof) upon the receipt of the net cash proceeds therefor; provided such net cash proceeds are deemed to be Net Proceeds and are applied in accordance with the second paragraph under “Repurchase at the Option of Holders—Asset Sales”;

(n) the abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of the Issuer are not material to the conduct of the business of the Issuer and its Restricted Subsidiaries taken as a whole; and

(o) voluntary terminations of Hedging Obligations.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Equivalents” means:

(1) United States dollars or Canadian dollars;

(2)(a) euro, or any national currency of any participating member state of the EMU; or

(b) in the case of the Issuer or a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business;

(3) issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3) and (4) entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 24 months after the date of creation thereof;

(7) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency), and in each case maturing within 24 months after the date of creation thereof and institutional money market funds registered under the Investment Company Act of 1940;

(8) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(9) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition;

(10) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s; and

(11) investment funds investing 95% of their assets in securities of the types described in clauses (1) through (10) above.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Interest” has the meaning set forth under “Principal, Maturity and Interest.”

“Change of Control” means the occurrence of any of the following:

(1) sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries, taken as a whole, to any Person other than a Permitted Holder; or

(2) the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of more than 50% of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies provided that for purposes of calculating the “beneficial ownership” of any group, any Voting Stock of which any Permitted Holder is the “beneficial owner” shall not be included in determining the amount of Voting Stock “beneficially owned” by such group.

“Comdata” means Comdata Network, Inc.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person, for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees and capitalized software expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Indebtedness” means, as of any date of determination, the sum, without duplication, of (1) the total amount of Indebtedness of the Issuer and its Restricted Subsidiaries, plus (2) the greater of the aggregate liquidation value and maximum fixed repurchase price without regard to any change of control or redemption premiums of all Disqualified Stock of the Issuer and the Restricted Guarantors and all Preferred Stock of its Restricted Subsidiaries that are not Guarantors, in each case, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest expense (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (w) any Special Interest, (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility); plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3) interest income of such Person and its Restricted Subsidiaries for such period (other than interest and investment income earned on customer funds).

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Leverage Ratio” means, as of the date of determination, the ratio of (a) the Consolidated Indebtedness of the Issuer and its Restricted Subsidiaries on such date less the amount of cash and equivalents in excess of any Restricted Cash that would be stated on the balance sheet of the Issuer and its Restricted Subsidiaries and held by the Issuer and its Restricted Subsidiaries as of such date of determination, as determined in accordance with GAAP, to (b) EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended four fiscal quarters ending immediately prior to such date for which internal financial statements are available.

In the event that the Issuer or any Restricted Subsidiary (i) incurs, redeems, retires or extinguishes any Indebtedness or (ii) issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Consolidated Leverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Consolidated Leverage Ratio is made (the “Consolidated Leverage Ratio Calculation Date”), then the Consolidated Leverage Ratio shall be calculated giving pro forma effect to such incurrence, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business made (or committed to be made pursuant to a definitive agreement) during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Leverage Ratio Calculation Date, and other operational changes that the Issuer or any of its Restricted Subsidiaries has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Leverage Ratio Calculation Date shall be calculated on a pro forma basis in accordance with GAAP assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and other operational changes had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Consolidated Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation, discontinued operation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation or operational change, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer.

For the purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination determined in a manner consistent with that used in calculating EBITDA for the applicable period.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(1) after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to the Transactions), severance, legal settlements, relocation costs, curtailments or modifications to pension and post-retirement employee benefit plans, the amount of any restructuring charges or reserves deducted, including any restructuring costs incurred in connection with acquisitions, costs related to the closure, opening and/or consolidation of facilities, retention charges, systems establishment costs, spin-off costs, transition costs associated with transferring operations offshore and other transition costs, signing, retention and completion bonuses, conversion costs and excess pension charges and consulting fees incurred in connection with any of the foregoing shall be excluded,

(2) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period and adjust for the one-time or out-of-period impact of any accounting policy changes,

(3) any after-tax effect of income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,

(4) any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Issuer, shall be excluded,

(5) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to such Person or a Subsidiary thereof that is the Issuer or a Restricted Subsidiary in respect of such period,

(6) solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of the first paragraph of “Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided that Consolidated Net Income of the Issuer will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Issuer or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(7) effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such Person and such Subsidiaries) in component amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to the Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(8) any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments (other than those arising from Comdata fuel derivative arrangements) shall be excluded,

(9) any impairment charge or asset write-off, in each case, pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(10) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights and any non-cash charges associated with the rollover, acceleration or payout of Equity Interests by management of the Company or any of its direct or indirect parent companies in connection with Transactions shall be excluded,

(11) any fees and expenses incurred during such period, or any amortization thereof for such period, in each case, regardless of how characterized under GAAP, in connection with the Transactions and any acquisition, Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded,

(12) accruals and reserves that are established within twelve months after the Issue Date that are so required to be established as a result of the Transactions in accordance with GAAP shall be excluded; and

(13) to the extent actually reimbursed, or so long as the Issuer had made a determination that there exists reasonable evidence that such will be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruptions shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant described under “Certain Covenants—Limitation on Restricted Payments” only (other than clause (3)(d) thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Issuer and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Issuer and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Issuer or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (3)(d) thereof.

“Consolidated Secured Debt Ratio” means, as of the date of determination, the ratio of (a) the Consolidated Indebtedness of the Issuer and its Restricted Subsidiaries on such date that is secured by Liens less the amount of cash and equivalents in excess of any Restricted Cash that would be stated on the balance sheet of the Issuer and its Restricted Subsidiaries and held by the Issuer and its Restricted Subsidiaries as of such date of determination, as determined in accordance with GAAP, to (b) EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended four fiscal quarters ending immediately prior to such date for which internal financial statements are available.

In the event that the Issuer or any Restricted Subsidiary (i) incurs, redeems, retires or extinguishes any Indebtedness or (ii) issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Consolidated Secured Debt Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Consolidated Secured Debt Ratio is made (the “Consolidated Secured Debt Ratio Calculation Date”), then the Consolidated Secured Debt Ratio shall be calculated giving pro forma effect to such incurrence, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, made (or committed to be made pursuant to a definitive agreement) during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Secured Debt Ratio Calculation Date, and other operational changes that the Issuer or any of its Restricted Subsidiaries has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Secured Debt Ratio Calculation Date shall be calculated on a pro forma basis in accordance with GAAP assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and other operational changes had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Consolidated Secured Debt Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation, discontinued operation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation or operational change, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer.

For the purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination determined in a manner consistent with that used in calculating EBITDA for the applicable period.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds

(a) for the purchase or payment of any such primary obligation, or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Facilities” means, with respect to the Issuer or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Credit Facilities, or other financing arrangements (including, without limitation, commercial paper facilities, Receivable Facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities or Receivable Facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Issuer, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer, a Restricted Subsidiary or any direct or indirect parent corporation of the Issuer (in each case other than Disqualified Stock) that is issued for cash (other than to the Issuer or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by the principal financial officer of the Issuer, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the first paragraph of the “Certain Covenants—Limitation on Restricted Payments” covenant.

“Disqualified Stock” means, with respect to any Person and series of Notes, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of such Notes or the date such Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased in order to satisfy applicable statutory or regulatory obligations.

“Domestic Subsidiary” means any Subsidiary of the Issuer that is organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period

(1) increased (without duplication) by:

(a) provision for taxes based on income or profits or capital gains, including, without limitation, state, franchise and similar taxes, foreign withholding taxes and foreign unreimbursed value added taxes (including in each case penalties and interest related to such taxes or arising from tax examinations) of such Person and such Subsidiaries paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income; plus

(b) Fixed Charges of such Person and such Subsidiaries for such period (including (x) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (y) fees payable in respect of letters of credit and (z) costs of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges) to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income; plus

(c) Consolidated Depreciation and Amortization Expense of such Person and such Subsidiaries for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d) any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence or repayment of Indebtedness (and any amendment or modification to any such transaction) permitted to be incurred by the Indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the Notes and the Senior Credit Facilities, (ii) any amendment or other modification of the Notes and (iii) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility, and, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(e) any non-cash charges not set forth in clauses (a) through (e) above, including any write offs or write downs, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to the extent paid, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(f) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(g) the amount of management, monitoring, consulting, transaction and advisory fees and related expenses paid in such period to the Investors to the extent otherwise permitted under “Certain Covenants—Transactions with Affiliates” deducted (and not added back) in computing Consolidated Net Income and any business optimization expenses; plus

(h) the amount of loss on sale of receivables and related assets to the Receivables Subsidiary in connection with a Receivables Facility deducted (and not added back) in computing Consolidated Net Income; plus

(i) any costs or expense deducted (and not added back) in computing Consolidated Net Income by such Person or any such Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Issuer or a Restricted Guarantor or net cash proceeds of an issuance of Equity Interest of the Issuer or a Restricted Guarantor (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants—Limitation on Restricted Payments”;

(2) decreased by (without duplication) (a) any non-cash gains increasing Consolidated Net Income of such Person and such Subsidiaries for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period and (b) the minority interest income consisting of subsidiary losses attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary to the extent such minority interest income is included in Consolidated Net Income; and

(3) increased or decreased by (without duplication):

(a) any net loss or gain resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133 and International Accounting Standards No. 39 and their respective related pronouncements and interpretations; provided those arising from Comdata fuel derivative arrangements shall be included other than to the extent they relate to mark-to-market adjustments; plus or minus, as applicable,

(b) any net loss or gain resulting from currency translation losses or gains related to currency remeasurements of indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk).

In calculating EBITDA for any period, pro forma effect shall be given to (1) any operating expense reductions and other operating improvements or synergies projected in good faith to result from any acquisition, amalgamation, merger or operational change (including, to the extent applicable, from the Transactions) and (2) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in footnote 3 to the “Summary Historical and Pro Forma Consolidated Information” under “Prospectus Summary” in this prospectus (as if, in each case, such operating expense reductions, other operating improvements, synergies or adjustments had been realized on the first day of such period); provided that (x) such operating expense reductions and other operating improvements or synergies are reasonably identifiable and factually supportable, (y) with respect to operational changes (not resulting from an acquisition), such actions are taken or committed to be taken no later than 27 months after the Issue Date and (z) the aggregate amount of projected operating expense reductions, operating improvements and synergies in respect of operational changes (not resulting from an acquisition) included in any pro forma calculation shall not exceed $150.0 million for any four consecutive quarter period.

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Issuer or of a direct or indirect parent of the Issuer (excluding Disqualified Stock), other than:

(1) public offerings with respect to any such Person’s common stock registered on Form S-8;

(2) issuances to the Issuer or Subsidiary of the Issuer; and

(3) any such public or private sale that constitutes an Excluded Contribution.

“euro” means the single currency of participating member states of the EMU.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Notes” means new notes of the Issuer issued in exchange for the Notes pursuant to the Registration Rights Agreement.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by or contributed to the Issuer from,

(1) contributions to its common equity capital, and

(2) the sale (other than to the Issuer or a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer or a Subsidiary of the Issuer) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer,

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants—Limitation on Restricted Payments.”

“Fixed Charge Coverage Ratio” means, with respect to any period, the ratio of (a) EBITDA of the Issuer and its Restricted Subsidiaries for such period to (b) the Fixed Charges of the Issuer and its Restricted Subsidiaries for such period.

In the event that the Issuer or any Restricted Subsidiary (i) incurs, redeems, retires or extinguishes any Indebtedness or (ii) issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business made (or committed to be made pursuant to a definitive agreement) during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date, and other operational changes that the Issuer or any of its Restricted Subsidiaries has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis in accordance with GAAP assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and other operational changes had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation, discontinued operation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation or operational change, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer.

For the purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve-month period immediately prior to the date of determination determined in a manner consistent with that used in calculating EBITDA for the applicable period.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense of such Person and Restricted Subsidiaries for such period; plus

(2) all cash dividends or other distributions paid to any Person other than such Person or any such Subsidiary (excluding items eliminated in consolidation) on any series of Preferred Stock of the Issuer or a Restricted Subsidiary during such period; plus

(3) all cash dividends or other distributions paid to any Person other than such Person or any such Subsidiary (excluding items eliminated in consolidation) on any series of Disqualified Stock of the Issuer or a Restricted Subsidiary during such period.

“Foreign Subsidiary” means any Subsidiary that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof, and any Restricted Subsidiary of such Foreign Subsidiary.

“Foreign Subsidiary Total Assets” means the total assets of Foreign Subsidiaries of the Issuer, determined on a consolidated basis in accordance with GAAP less customer funds, in each case, as of the most recent balance sheet of the Issuer.

“GAAP” means generally accepted accounting principles in the United States which are in effect on the Issue Date.

“Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuer’s Obligations under the Indenture.

“Guarantor” means each Person that Guarantees the Notes in accordance with the terms of the Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement.

“Holder” means the Person in whose name a Note is registered on the registrar’s books.

“Indebtedness” means, with respect to any Person, without duplication:

(1) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) liabilities accrued in the ordinary course of business; or

(d) representing any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business and (b) obligations under or in respect of Receivables Facilities.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.

“Initial Purchasers” means Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC and Banc of America Securities LLC.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Issuer and the Subsidiaries of the Issuer;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2), which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, and commission, travel, money and similar advances to directors, officers, employees, members of management and consultants, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “Certain Covenants—Limitation on Restricted Payments”:

(1) “Investments” shall include the portion (proportionate to the Issuer’s direct or indirect equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of such Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer or applicable Restricted Subsidiary shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) the Issuer’s direct or indirect “Investment” in such Subsidiary at the time of such redesignation; less

(b) the portion (proportionate to the Issuer’s direct or indirect equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Issuer.

“Investor” means (i) Thomas H. Lee Partners, L.P. and its Affiliates but not including, however, any operating portfolio companies of any of the foregoing and (ii) Fidelity National Financial, Inc. and its Affiliates.

“Issue Date” means November 9, 2007.

“Issuer” has the meaning set forth in the first paragraph under “General.”

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person and its Subsidiaries that are Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect to Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness required (other than required by clause (1) of the second paragraph of “Repurchase at the Option of Holders—Asset Sales”) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Issuer or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Obligations” means any principal (including any accretion), interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal (including any accretion), interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer, that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Partial PIK Interest” has the meaning set forth under “Principal, Maturity and Interest.”

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person.

“Permitted Holders” means each of the Investors.

“Permitted Investments” means:

(1) any Investment in the Issuer or any of its Restricted Subsidiaries;

(2) any Investment in cash and Cash Equivalents or Investment Grade Securities or securities constituting customer funds;

(3) any Investment by the Issuer or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4) any Investment in securities or other assets not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the provisions of “Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date or an Investment consisting of any extension, modification or renewal of any Investment existing on the Issue Date; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the Issue Date or (y) as otherwise permitted under the Indenture;

(6) any Investment acquired by the Issuer or any of its Restricted Subsidiaries:

(a) in exchange for any other Investment or accounts receivable held by the Issuer or such Restricted Subsidiary in connection with or as a result of a bankruptcy workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable; or

(b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7) Hedging Obligations permitted under clause (9) of the covenant described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(8) any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (8) that are at that time outstanding, not to exceed the greater of $200.0 million and 3.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(9) Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Issuer or any of its direct or indirect parent companies; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under the covenant described in “Certain Covenants—Limitation on Restricted Payments”;

(10) Indebtedness permitted under the covenant described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and the creation of Liens on the assets of the Issuer or any of its Restricted Subsidiaries in compliance with the “Limitation on Liens” covenant;

(11) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (5) and (9) of such paragraph);

(12) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

(13) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of $200.0 million and 3.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(14) Investments relating to a Receivables Subsidiary that, in the good faith determination of the Issuer, are necessary or advisable to effect any Receivables Facility;

(15) advances to, or guarantees of Indebtedness of, directors, officers, employees, members of management and consultants not in excess of $10.0 million outstanding at any one time, in the aggregate;

(16) Investments in the ordinary course of business consisting of endorsements for collection or deposit; and

(17) Investments in joint ventures in an aggregate amount not to exceed $12.5 million outstanding at any one time, in the aggregate.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4) Liens in favor of the issuer of stay, customs, appeal, performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness permitted to be incurred pursuant to clause (5), (12)(b), (18), (19) or (22) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that Liens securing Indebtedness permitted to be incurred pursuant to clause (18) extend only to the assets of Foreign Subsidiaries and Liens securing Indebtedness permitted to be incurred pursuant to clauses (5) and (19) are solely on the assets financed, purchased, constructed, improved, acquired or assets of the acquired entity, as the case may be;

(7) Liens existing on the Issue Date;

(8) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary;

provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any of its Restricted Subsidiaries;

(9) Liens on property at the time the Issuer or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Issuer or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Issuer or any of its Restricted Subsidiaries;

(10) Liens securing Indebtedness or other obligations of the Issuer or a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) Liens securing Hedging Obligations so long as, in the case of Hedging Obligations related to interest, the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries and do not secure any Indebtedness;

(14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of the Issuer or a Restricted Guarantor;

(16) Liens on equipment of the Issuer or any of its Restricted Subsidiaries granted in the ordinary course of business;

(17) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

(18) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9) and (10); provided, however, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9) and (10) at the time the original Lien became a Permitted Lien under the Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(19) deposits made in the ordinary course of business to secure liability to insurance carriers;

(20) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed the greater of (a) $75.0 million and (b) 1.25% of Total Assets at any one time outstanding;

(21) Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under the caption “Events of Default and Remedies” so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(22) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(23) (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(24) Liens deemed to exist in connection with Investments in repurchase agreements permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(25) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes; and

(26) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Issuer or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“PIK Interest” has the meaning set forth under “Principal, Maturity and Interest.”

“PIK Notes” has the meaning set forth under “Principal, Maturity and Interest.”

“PIK Payment” has the meaning set forth under “Principal, Maturity and Interest.”

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Issuer in good faith.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivables Facility” means any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Issuer or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Issuer or any of its Restricted Subsidiaries sells their accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Receivables Facilities and other activities reasonably related thereto.

“Registration Rights Agreement” means the Registration Rights Agreement with respect to the Notes, dated the Issue Date, among the Issuer, the Guarantors and the Initial Purchasers and any similar registration rights agreements with respect to any Additional Notes.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business, provided that any assets received by the Issuer or a Restricted Subsidiary in exchange for assets transferred by the Issuer or the Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Representative” means any trustee, agent or representative (if any) for an issue of Senior Indebtedness of the Issuer.

“Restricted Cash” means cash and Cash Equivalents held by any Restricted Subsidiary that is contractually restricted from being distributed to the Issuer or any Restricted Guarantor, except for such restrictions that are contained in agreements governing Indebtedness permitted under the Indenture and that is secured by such cash or Cash Equivalents, or are classified as “restricted cash” on the consolidated balance sheet of the Issuer prepared in accordance with GAAP.

“Restricted Guarantor” means a Guarantor that is a Restricted Subsidiary.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, each direct and indirect Subsidiary of the Issuer (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Issuer or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by such Issuer or a Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Facilities” means the Credit Facility under the Credit Agreement to be entered into as of the Issue Date by and among the Issuer, the Guarantors, the lenders party thereto in their capacities as lenders thereunder and Deutsche Bank AG New York Branch, as Administrative Agent, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof.

“Significant Party” means any Guarantor or Restricted Subsidiary that would be, a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means any business conducted or proposed to be conducted by the Issuer and its Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental, complementary or ancillary thereto.

“Special Interest” means all additional interest then owing pursuant to the Registration Rights Agreement.

“Specified Asset Sale” means an Asset Sale having a fair market value in excess of $1,000.0 million.

“Sponsor Management Agreement” means the management agreement between the Investors and the Issuer and any direct or indirect parent company, as in effect on the Issue Date and giving effect to amendments thereto that, taken as a whole, are not materially adverse to the interests of the holders of the Notes.

“St. Petersburg Sale and Leaseback” refers to the sale and leaseback of the Issuer’s facility located in St. Petersburg, Florida.

“Subordinated Indebtedness” means with respect to a series of Notes:

(1) any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes; and

(2) any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Notes.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(2) any partnership, joint venture, limited liability company or similar entity of which

(x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Total Assets” means total assets of the Issuer and its Restricted Subsidiaries on a consolidated basis prepared in accordance with GAAP less customer funds, in each case, as shown on the most recent balance sheet of the Issuer and its Restricted Subsidiaries as may be expressly stated without giving effect to any amortization of the amount of intangible assets since the Issue Date.

“Transactions” means the transactions described under “Prospectus Summary—The Transactions.”

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to November 15, 2011; provided, however, that if the period from the Redemption Date to November 15, 2011 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Issuer which at the time of determination is an Unrestricted Subsidiary (as designated by the Issuer, as provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or a Restricted Subsidiary of the Issuer (other than solely any Unrestricted Subsidiary of the Subsidiary to be so designated); provided that

(1) Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by the Issuer;

(2) such designation complies with the covenants described under “Certain Covenants—Limitation on Restricted Payments”; and

(3) each of:

(a) the Subsidiary to be so designated; and

(b) its Subsidiaries

has not at the time of designation, and does not thereafter, incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or a Restricted Subsidiary.

The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(1) the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in the first paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(2) the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries would be no less than such ratio immediately prior to such designation,

in each case on a pro forma basis taking into account such designation.

Any such designation by the Issuer shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the resolution of the board of directors of the Issuer or committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2) the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax considerations relating to the exchange of Restricted Notes for Exchange Notes in the exchange offers. It does not contain a complete analysis of all the potential tax considerations relating to the exchange. This summary is limited to holders of Restricted Notes that hold the Restricted Notes as “capital assets” (in general, assets held for investment). Special situations, such as the following, are not addressed:

•

tax consequences to holders that may be subject to special tax treatment, such as tax-exempt entities, dealers in securities or currencies, brokers, financial institutions or “financial services entities,” insurance companies, regulated investment companies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, retirement plans, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, former citizens or long-term residents of the United States, or corporations that accumulate earnings to avoid U.S. federal income tax;

•	tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle or other risk reduction transaction;

•	tax consequences to holders whose “functional currency” is not the U.S. dollar;

•	tax consequences to persons who hold notes through a partnership or similar pass-through entity;

•	alternative minimum tax, gift tax or estate tax consequences, if any; or

•	any state, local or foreign tax consequences.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, existing and proposed Treasury regulations promulgated thereunder, and rulings, judicial decisions and administrative interpretations thereunder, as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below.

Consequences of Tendering Notes

The exchange of your Restricted Notes for Exchange Notes in the exchange offers will not constitute a taxable event for U.S. federal income tax purposes. Accordingly, the exchange of your Restricted Notes for Exchange Notes will have no U.S. federal income tax consequences to you. For example, you will retain the tax basis in the Exchange Notes that you had in the Restricted Notes and the holding period for the Exchange Notes will include your holding period for the Restricted Notes. In addition, because the Senior Toggle Restricted Notes are treated for U.S. federal income tax purposes as issued with original issue discount (“OID”), you will be required to include OID in income with respect to the Senior Toggle Exchange Notes in the same manner and amount as with respect to the Senior Toggle Restricted Notes.

The preceding discussion of certain material U.S. federal income tax consequences is for general information only and is not tax advice. Accordingly, each investor is urged to consult its own tax advisor as to the particular tax consequences to it of exchanging Restricted Notes for Exchange Notes, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

PLAN OF DISTRIBUTION

Each broker-dealer that receives Exchange Notes in the exchange offers for its own account must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such Exchange Notes. Broker-dealers who acquired the Restricted Notes directly from us in the initial offering must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resales of the Exchange Notes and cannot rely on the position of the staff of the SEC enunciated in the Exxon Capital no-action letter. In addition, broker-dealers who acquired Restricted Notes directly from us in the initial offering cannot use this prospectus in connection with resales of the Exchange Notes. We reserve the right in our sole discretion to purchase or make offers for, or to offer Exchange Notes for, any Restricted Notes that remain outstanding subsequent to the expiration of the exchange offers pursuant to this prospectus or otherwise and, to the extent permitted by applicable law, purchase Restricted Notes in the open market, in privately negotiated transactions or otherwise. This prospectus, as it may be amended or supplemented from time to time, may be used by all persons subject to the prospectus delivery requirements of the Securities Act, including broker-dealers in connection with resales of Exchange Notes received in the exchange offers, where such Exchange Notes were acquired as a result of market-making activities or other trading activities and may be used by us to purchase any Restricted Notes outstanding after expiration of the exchange offers. We have agreed that, for a period of 90 days from the date on which the exchange offers are completed, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until March 24, 2009, all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers in the exchange offers for their own account may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it in the exchange offers for its own account and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of such Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 90 days from the date on which the exchange offers are completed, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offers, other than commissions or concessions of any brokers or dealers and will indemnify holders of the Notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Weil, Gotshal & Manges LLP, New York, New York has passed upon the validity of the Exchange Notes and the related guarantees on behalf of us.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated balance sheets of Ceridian Corporation and subsidiaries as of December 31, 2007 (successor) and December 31, 2006 (predecessor), and the related consolidated statements of operations, cash flows and stockholders’ equity and comprehensive income for the periods from November 10, 2007 to December 31, 2007 (successor) and January 1, 2007 to November 9, 2007 (predecessor), and for each of the years in the two-year period ended December 31, 2006 (predecessor) have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2007 financial statements refers to the adoption of the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes an interpretation of FASB Statement No. 109, as of January 1, 2007; Statement of Financial Accounting Standards No. 123R, Share Based Payment, on January 1, 2006; and Statement of Financial Accounting Standards No. 158, Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans, on December 31, 2006.

WHERE YOU CAN FIND MORE INFORMATION

We and the guarantors have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the Exchange Notes being offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us, the guarantors or the Exchange Notes, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. We are not currently subject to the informational requirements of the Exchange Act. As a result of the offering of the Exchange Notes, we will become subject to the informational requirements of the Exchange Act, and, in accordance therewith, will file reports and other information with the SEC. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at Room 1580, 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (http://www.sec.gov).

So long as we are subject to the reporting requirements of the Exchange Act, we and the guarantors are required to make available to the trustee and the holders of the notes the information required to be filed with the SEC. Regardless of whether we are subject to the reporting requirements of the Exchange Act, we and our guarantors have agreed to make available to the trustee and the holders of the notes certain information that would otherwise be required to be filed with the SEC under Sections 13 or 15(d) of the Exchange Act.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

Audited Consolidated Financial Statements

Independent Auditors’ Report	F-2

Consolidated Statements of Operations of Ceridian Corporation and Subsidiaries for the periods November  10, 2007 through December 31, 2007 and January 1, 2007 through November 9, 2007 and the Years Ended December 31, 2006 and 2005

F-3

Consolidated Balance Sheets of Ceridian Corporation and Subsidiaries as of the Years Ended December 31, 2007 and 2006	F-4

Consolidated Statements of Stockholders’ Equity and Comprehensive Income of Ceridian Corporation and Subsidiaries for the periods November 10, 2007 through December 31, 2007 and January 1, 2007 through November 9, 2007 and for the Years Ended December 31, 2006 and 2005

F-5

Consolidated Statements of Cash Flows of Ceridian Corporation and Subsidiaries for the periods November  10, 2007 through December 31, 2007 and January 1, 2007 through November 9, 2007 and for the Years Ended December 31, 2006 and 2005

F-8

Notes to Consolidated Financial Statements for the periods November 10, 2007 through December 31, 2007 and January 1, 2007 through November 9, 2007 and for the Years Ended December 31, 2006 and 2005	F-9

Unaudited Consolidated Financial Statements

Unaudited Consolidated Statements of Operations of Ceridian Corporation and Subsidiaries for the Nine Months Ended September 30, 2008 and 2007	F-71

Unaudited Consolidated Balance Sheets of Ceridian Corporation and Subsidiaries as of September 30, 2008 and December 31, 2007	F-72

Unaudited Consolidated Statements of Cash Flows of Ceridian Corporation and Subsidiaries for the Nine Months Ended September 30, 2008 and 2007	F-73

Notes to Unaudited Consolidated Financial Statements for the Nine Months Ended September 30, 2008	F-74

Independent Auditors’ Report

The Board of Directors

Ceridian Corporation:

We have audited the accompanying consolidated balance sheets of Ceridian Corporation (a wholly owned subsidiary of Ceridian Holding Corp.) and subsidiaries as of December 31, 2007 (successor) and December 31, 2006 (predecessor), and the related consolidated statements of operations, cash flows and stockholders’ equity and comprehensive income for the periods from November 10, 2007 to December 31, 2007 (successor) and January 1, 2007 to November 9, 2007 (predecessor), and for each of the years in the two year period ended December 31, 2006 (predecessor). These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of their internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ceridian Corporation (a wholly owned subsidiary of Ceridian Holding Corp.) and subsidiaries as of December 31, 2007 (successor) and December 31, 2006 (predecessor), and the results of their operations and their cash flows for the periods from November 10, 2007 to December 31, 2007 (successor) and January 1, 2007 to November 9, 2007 (predecessor) and for each of the years in the two year period ended December 31, 2006 (predecessor) in conformity with U.S. generally accepted accounting principles.

As discussed in Notes 2 and 10 to the consolidated financial statements, the Company adopted the provisions of Financial Accounting Standards Board Interpretation No. 48 Accounting for Uncertainty in Income Taxes an interpretation of FASB Statement No. 109, as of January 1, 2007, Statement of Financial Accounting Standards No. 123R, Share Based Payment, on January 1, 2006 and Statement of Financial Accounting Standards No. 158, Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans, on December 31, 2006.

/s/ KPMG LLP

Minneapolis, Minnesota

April 25, 2008, except for Note 19,

which is as of July 25, 2008.

CERIDIAN CORPORATION

(A wholly owned subsidiary of Ceridian Holding Corp.)

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in millions)

	Successor	Predecessor
	Period from November 10 to December 31, 2007	Period from January 1 to November 9, 2007	Years Ended December 31
			2006	2005
Revenue	$237.0	$1,407.9	$1,565.1	$1,459.0
Costs and expenses
Cost of revenue	128.2	782.0	852.4	793.2
Selling, general & administrative	70.8	451.3	440.1	449.5
Research & development	4.0	26.7	28.6	28.7
(Gain) loss on derivative instruments	(0.1)	2.0	2.7	11.6
Other (income) expense, net	6.4	(9.7)	(10.5)	4.5
Interest income	(3.4)	(18.0)	(13.5)	(7.8)
Interest expense	50.3	5.3	6.0	5.5

Earnings (loss) before income taxes	(19.2)	168.3	259.3	173.8
Income tax provision (benefit)	(6.8)	72.8	85.7	45.9

Net earnings (loss)	$(12.4)	$95.5	$173.6	$127.9

See notes to consolidated financial statements.

CERIDIAN CORPORATION

(A wholly owned subsidiary of Ceridian Holding Corp.)

CONSOLIDATED BALANCE SHEETS

(Dollars in millions)

	Successor	Predecessor
	December 31
	2007	2006
ASSETS
Current assets
Cash and equivalents	$98.6	$294.7
Trade and other receivables, net	803.8	682.2
Prepaids	60.1	112.6
Other current assets	12.0	18.7

Total current assets	974.5	1,108.2
Property, plant and equipment, net	84.5	110.3
Goodwill	3,504.7	952.6
Other intangible assets, net	1,444.8	106.0
Deferred financing fees	65.3	0.7
Other noncurrent assets	41.2	63.2

Total assets before customer funds	6,115.0	2,341.0
Customer funds	3,851.8	4,593.4

Total assets	$9,966.8	$6,934.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term debt and current portion of long-term obligations	$2.6	$16.6
Accounts payable	98.5	93.6
Drafts and settlements payable	233.7	269.2
Customer advances	37.8	33.1
Accrued interest	32.8	0.4
Deferred revenue	53.3	162.6
Deferred income taxes	14.4	—
Accrued taxes	11.1	8.9
Employee compensation and benefits	77.0	72.8
Other accrued expenses	84.1	64.3

Total current liabilities	645.3	721.5
Long-term obligations, less current portion	3,532.1	83.9
Deferred income taxes	327.7	27.7
Employee benefit plans	84.0	103.3
Other noncurrent liabilities	55.5	29.9

Total liabilities before customer funds obligations	4,644.6	966.3
Customer funds obligations	3,834.8	4,596.9

Total liabilities	8,479.4	5,563.2
Stockholders’ equity
Common stock, for 2007, $.01 par, authorized 10,540,540 shares, issued 50,000 shares; for 2006, $.01 par, authorized 500,000,000 shares, issued 151,567,406 shares	—	1.5
Paid-in capital	1,544.5	924.0
Retained earnings (accumulated deficit)	(12.4)	867.0
Treasury common stock at cost, 11,089,941 shares	—	(260.8)
Accumulated other comprehensive income	(44.7)	(160.5)

Total stockholders’ equity	1,487.4	1,371.2

Total liabilities and stockholders’ equity	$9,966.8	$6,934.4

See notes to consolidated financial statements.

CERIDIAN CORPORATION

(A wholly owned subsidiary of Ceridian Holding Corp.)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME

(Dollars in millions)

					Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)				Total Stockholders’ Equity
	Common Shares Issued		Treasury Common Stock				Foreign Currency Translation	Unrealized (loss) gain on Customer Funds	Unrealized gain on Marketable Securities	Pension & Postretirement Liability Adjustment
	Shares	Amount	Shares	Amount
Balance on January 1, 2005	151,073,244	$1.5	(1,650,117)	$(33.2)	$936.6	$565.5	$44.1	$18.5	$3.6	$(240.9)	$1,295.7
Net earnings	—	—	—	—	—	127.9	—	—	—	—	127.9
Foreign currency translation, net	—	—	—	—	—	—	4.8	—	—	—	4.8
Change in unrealized gain (loss), net of tax of $(10.5) and $1.3	—	—	—	—	—	—	—	(18.3)	2.3	—	(16.0)
Realized net (gain), net of tax of $(0.6) and $(1.6)	—	—	—	—	—	—	—	(1.1)	(2.7)	—	(3.8)
Pension & postretirement liability adjustment, net of tax of $0.4	—	—	—	—	—	—	—	—	—	(0.3)	(0.3)

Total comprehensive income											112.6
Exercises of stock options	299,736	—	5,389,255	108.3	(20.0)	—	—	—	—	—	88.3
Restricted stock awards, net	194,426	—	(94,467)	(1.8)	3.7	—	—	—	—	—	1.9
Employee stock purchase plans	—	—	243,377	4.9	(1.0)	—	—	—	—	—	3.9
Repurchases	—	—	(10,736,450)	(222.3)	—	—	—	—	—	—	(222.3)
Tax benefit from stock options	—	—	—	—	11.7	—	—	—	—	—	11.7

Balance on December 31, 2005	151,567,406	$1.5	(6,848,402)	$(144.1)	$931.0	$693.4	$48.9	$(0.9)	$3.2	$(241.2)	$1,291.8
Net earnings	—	—	—	—	—	173.6		—	—	—	173.6
Foreign currency translation, net	—	—	—	—	—	—	3.6	—	—	—	3.6
Change in unrealized gain (loss), net of tax of $(0.9) and $0.6	—	—	—	—	—	—	—	(1.1)	1.5	—	0.4
Realized net (gain), net of income tax of $(0.0) and $(0.9)	—	—	—	—	—	—	—	0.1	(1.4)	—	(1.3)
Pension & postretirement liability adjustment, net of tax of $119.8	—	—	—	—	—	—	—	—	—	223.4	223.4

Total comprehensive income											399.7
Pension & other postretirement adjustment for adoption of SFAS 158, net of tax of $(103.9)	—	—	—	—	—	—	—	—	—	(196.6)	(196.6)
Exercises of stock options	—	—	8,724,312	197.7	(28.0)	—	—	—	—	—	169.7
Restricted stock awards, net	—	—	93,495	2.4	(1.2)	—	—	—	—	—	1.2
Employee stock purchase plans	—	—	1,095	—	0.1	—	—	—	—	—	0.1
Repurchases	—	—	(13,052,441)	(316.8)	—	—	—	—	—	—	(316.8)
Tax benefit from stock options	—	—	—	—	22.1	—	—	—	—	—	22.1

Balance on December 31, 2006	151,567,406	$1.5	(11,081,941)	$(260.8)	$924.0	$867.0	$52.5	$(1.9)	$3.3	$(214.4)	$1,371.2

See notes to consolidated financial statements.

CERIDIAN CORPORATION

(A wholly owned subsidiary of Ceridian Holding Corp.)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME (continued)

(Dollars in millions)

					Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)				Total Stockholders’ Equity
	Common Shares Issued		Treasury Common Stock				Foreign Currency Translation	Unrealized (loss) gain on Customer Funds	Unrealized gain on Marketable Securities	Pension & Postretirement Liability Adjustment
	Shares	Amount	Shares	Amount
Balance on January 1, 2007	151,567,406	$1.5	(11,081,941)	$(260.8)	$924.0	$867.0	$52.5	$(1.9)	$3.3	$(214.4)	$1,371.2
Net earnings	—	—	—	—	—	95.5	—	—	—	—	95.5
Foreign currency translation, net	—	—	—	—	—	—	41.2	—	—	—	41.2
Change in unrealized gain (loss), net of tax of $4.6 and $0.0	—	—	—	—	—	—	—	7.0	0.1	—	7.1
Realized net (gain), net of tax of $(0.0) and $(0.9)	—	—	—	—	—	—	—	0.1	(2.8)	—	(2.7)
Pension & postretirement liability adjustment, net of tax of $6.2	—	—	—	—	—	—	—	—	—	21.1	21.1

Total comprehensive income											162.2
Exercises of stock options	—	—	3,845,959	90.0	(16.8)	—	—	—	—	—	73.2
Restricted stock awards, net	—	—	(76,874)	1.7	4.9	—	—	—	—	—	6.6
Employee stock purchase plans	—	—	51,192	0.1	36.9	—	—	—	—	—	37.0
Repurchases	—	—	—	—	—	—	—	—	—	—	—
Tax benefit from stock options	—	—	—	—	37.0	—	—	—	—	—	37.0

Balance on November 9, 2007	151,567,406	$1.5	(7,261,664)	$(169.0)	$986.0	$962.5	$93.7	$5.2	$0.6	$(193.3)	$1,687.2

See notes to consolidated financial statements.

CERIDIAN CORPORATION

(A wholly owned subsidiary of Ceridian Holding Corp.)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME (continued)

(Dollars in millions)

					Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)				Total Stockholders’ Equity
	Common Shares Issued		Treasury Common Stock				Foreign Currency Translation	Unrealized (loss) gain on Customer Funds	Unrealized gain on Marketable Securities	Pension & Postretirement Liability Adjustment
	Shares	Amount	Shares	Amount
Balance on November 10, 2007	—	—	—	—	—	—	—	—	—	—	—
Equity contributions, net of $55.8 of equity issuance costs	50,000	—	—	—	1,544.2	—	—	—	—	—	1,544.2
Net loss	—	—	—	—	—	(12.4)		—	—	—	(12.4)
Foreign currency translation, net	—	—	—	—	—	—	(42.7)	—	—	—	(42.7)
Change in unrealized gain (loss), net of tax of $3.4 and $(0.2)	—	—	—	—	—	—	—	5.8	(0.3)	—	5.5
Pension & postretirement liability adjustment, net of tax of $(4.9)	—	—	—	—	—	—	—	—	—	(7.5)	(7.5)

Total comprehensive loss											(57.1)
Stock-based compensation	—	—	—	—	0.3	—	—	—	—	—	0.3

Balance on December 31, 2007	50,000	$—	—	$—	$1,544.5	$(12.4)	$(42.7)	$5.8	$(0.3)	$(7.5)	$1,487.4

See notes to consolidated financial statements.

CERIDIAN CORPORATION

(A wholly owned subsidiary of Ceridian Holding Corp.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in millions)

	Successor	Predecessor
	Period from November 10 to December 31, 2007	Period from January 1 to November 9, 2007	Years ended December 31
			2006	2005
Cash Flows from Operating Activities
Net earnings (loss)	$(12.4)	$95.5	$173.6	$127.9
Adjustments to reconcile net earnings (loss) to net cash provided by (used for) operating activities:
Deferred income tax provision (benefit)	(24.2)	33.7	25.3	(11.4)
Depreciation and amortization	25.4	74.0	86.9	85.3
Provision for doubtful accounts	1.0	2.8	5.3	11.2
Net periodic pension cost (benefit)	(1.2)	8.8	6.7	11.6
Unrealized (gain) loss on derivative instruments	(0.6)	1.0	(0.2)	1.1
Gain on sale of marketable securities and other assets	—	(9.2)	(9.3)	(4.3)
Stock-based compensation	0.3	45.0	21.0	2.5
Tax benefits from stock-based compensation	—	(30.7)	(22.1)	—
Foreign currency remeasurement loss	6.6	—	—	—
Asset abandonments	—	0.3	0.3	9.1
Other	—	2.5	1.8	5.3
Changes in operating assets and liabilities excluding effects of acquisitions:
Trade and other receivables	(0.8)	(84.5)	(113.3)	(85.6)
Accounts payable	(46.7)	50.5	(2.6)	20.3
Drafts and settlements payable	(77.3)	41.8	36.5	79.3
Deferred revenue	39.7	21.7	54.3	19.4
Employee compensation and benefits	24.6	(18.1)	(4.1)	10.1
Accrued taxes	13.8	(5.8)	3.6	13.2
Contribution to retirement plan trust	—	—	(75.0)	—
Other current assets and liabilities	1.1	(20.9)	(27.0)	4.3

Net cash provided by (used for) operating activities	(50.7)	208.4	161.7	299.3
Cash Flows from Investing Activities
Expended for property, plant and equipment	(3.9)	(33.2)	(30.3)	(31.4)
Expended for technology	(4.2)	(20.8)	(22.7)	(32.8)
Proceeds from sales of businesses and assets	3.3	14.3	20.0	31.5
Expended for acquisitions of investments and businesses, less cash acquired	—	(10.4)	(41.1)	(10.4)

Net cash used for investing activities	(4.8)	(50.1)	(74.1)	(43.1)
Cash Flows from Financing Activities
Revolving credit facilities and overdrafts, net	—	(94.0)	(7.5)	11.5
Repayment of other long-term obligations	(1.7)	(9.1)	(5.8)	(11.2)
Tax benefits from stock-based compensation	—	30.7	22.1	—
Proceeds from stock option exercises	—	75.4	150.8	92.2
Acquisition of Ceridian Corporation	(5,305.3)	—	—	—
Repurchase of common stock	—	—	(316.8)	(222.3)
Proceeds from debt issuance	3,550.0	—	—	—
Payment of debt issuance costs	(84.8)	—	—	—
Payment of equity issuance costs	(60.3)	—	—	—
Stock issuance	1,600.0	—	—	—

Net cash provided by (used for) financing activities	(302.1)	3.0	(157.2)	(129.8)
Effect of Exchange Rate Changes on Cash	(1.0)	1.2	1.4	2.2

Net Cash Flows (Used) Provided	(358.6)	162.5	(68.2)	128.6
Cash and equivalents at beginning of period	457.2	294.7	362.9	234.3

Cash and equivalents at end of period	$98.6	$457.2	$294.7	$362.9

	Successor	Predecessor
	Period From November 10 to December 31, 2007	Period From January 1 to November 9, 2007	Twelve months ended December 31
			2006	2005
Interest and Income Taxes
Interest paid	$14.9	$5.4	$6.2	$6.3
Income taxes paid	$5.0	$44.0	$52.4	$56.9
Income taxes refunded	$0.1	$2.9	$0.4	$7.0

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions, except share data)

1. ORGANIZATION

On November 9, 2007, Foundation Holdings, Inc. and Foundation Merger Sub, Inc., affiliates of Thomas H. Lee Partners, L.P. and Fidelity National Financial, Inc. (the “Sponsors”), completed the acquisition of all the outstanding equity of Ceridian Corporation (the “Merger”). Upon the consummation of the Merger, Ceridian Corporation merged with and into Foundation Merger Sub, Inc. and became a wholly-owned subsidiary of Foundation Holdings, Inc. (“Foundation Holdings”), a company whose common stock is owned by Ceridian Intermediate Corporation. Ceridian Intermediate Corporation (“Ceridian Intermediate”) common stock is owned by Ceridian Holding Corp. (“Ceridian Holding”). The Sponsors and their co-investors, including certain members of management, acquired 13% cumulative preferred stock of Ceridian Intermediate (19% of the combined equity value) and common stock of Ceridian Holding (81% of the combined equity value). The preferred stock of Ceridian Intermediate will be senior to the common stock of Ceridian Holding in terms of dividends and upon liquidation.

Although Ceridian Corporation (also referred to in this report as the “Company”, “we”, “our” and “us” ) continued as the same legal entity after the Merger, the application of push down accounting represents the termination of the old accounting entity and the creation of a new one. As a result, the accompanying consolidated statements of operations, cash flows, and stockholder’s equity and comprehensive income are presented for two periods: Predecessor and Successor, which related to the period preceding the Merger and the period succeeding the Merger, respectively.

Ceridian Corporation (the “Company”) is an information services company principally in the human resource, transportation and retail markets. We are comprised of three business segments: Human Resource Solutions (“HRS”), Stored Value Solutions (“SVS”) and Comdata (“Comdata”). The HRS segment enables customers to outsource a broad range of employment processes, such as payroll, tax filing, human resource information systems, employee self-service, time and labor management, benefits administration, employee assistance and work-life programs, recruitment and applicant screening, and post-employment health insurance portability compliance. We have HRS operations primarily in the United States, Canada and the United Kingdom. The SVS business segment sells stored value cards and provides card-based services primarily to retailers in the form of gift cards, credits for product returns and retail promotions. The Comdata business segment provides transaction processing, financial services and regulatory compliance services primarily to transportation industries. SVS and Comdata’s operations are located primarily in the United States. Our businesses are more fully described in Note 17, “Segment Data.”

2. ACCOUNTING POLICIES

Basis of Consolidation

We include in our consolidated financial statements the subsidiaries and investments in which we have a majority interest. We also include in our consolidated financial statements the grantor trusts that hold funds provided by our HRS payroll and tax filing customers pending remittance to employees of those customers or tax authorities in the United States and Canada. The customer funds held in trust and customer deposits related to our HRS benefits services and Comdata retail services businesses are separately identified as “customer funds” in our consolidated balance sheets. Through customer agreements, we are entitled to receive the interest income on these customer funds. Further information on our accounting for these funds is provided in the section “Revenue Recognition” later in this Note 2 and in Note 6, “Customer Funds.”

We account for our less than 20% owned investments at cost and periodically review those investments to determine whether we exercise a degree of significant influence over their management that would require the application of the equity method. We held no equity method investments as of December 31, 2007 or 2006.

All material intercompany transactions have been eliminated from our consolidated financial statements.

Assignment of fair values upon acquisition of goodwill and other intangible assets

In the event of a business combination where we are the acquiring party, we are required to assign fair values to all identifiable assets and liabilities acquired, including intangible assets such as customer lists, identifiable intangible trademarks, technology and covenants not to compete. We are also required to determine the useful life for amortizable identifiable intangible assets acquired. These determinations require significant judgments, estimates and assumptions and, when material amounts are involved, we generally utilize the assistance of independent valuation consultants. The remainder of the purchase cost of the acquired business not assigned to identifiable assets or liabilities is then recorded as goodwill. We assess the carrying value of goodwill annually, or more frequently when certain developments occur, for impairment of that value.

A number of significant assumptions and estimates are also involved in determining the current fair value of the reporting units including operating cash flows, markets and market share, sales volumes and prices and working capital changes. We consider historical experience and all available information at the time the fair values of our reporting units are estimated. However, actual fair values that could be realized in an actual transaction may differ from those used to evaluate the impairment of goodwill. The evaluation of impairment involves comparing the current fair value of the reporting units to the recorded value.

If the recorded value of a reporting unit exceeds its current fair value, then to the extent that the recorded value of goodwill of the reporting unit exceeds the implied fair value of the reporting unit’s goodwill, an impairment loss is recognized. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination is determined. That is, the fair value of a reporting unit is allocated to all of the assets and liabilities of that reporting unit including any unrecognized intangible assets and the excess is the implied fair value of goodwill.

Recently Issued Accounting Pronouncements

In September 2006, the FASB issued SFAS 157, “Fair Value Measurements.” SFAS 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability, and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Under the standard, fair value measurements would be separately disclosed by level within the fair value hierarchy. On February 2, 2008, the FASB issued FASB Staff Position (“FSP”) 157-b which delays the effective date of SFAS 157 for one year for all nonfinancial assets and nonfinancial liabilities except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). SFAS 157 and FSP 157-b are effective for fiscal years beginning after November 15, 2007. The Company has elected a partial deferral of SFAS 157 under the provisions of FSP 157-b related to the measurement of fair value used when evaluating goodwill, other intangible assets and other long-lived assets for impairment and valuing asset retirement obligations and liabilities for exit or disposal activities. The impact of partially adopting SFAS 157 is not expected to have a material effect on the results of our operations or financial position.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities Including an Amendment of SFAS No. 115, ‘Accounting for Certain Investments in Debt and Equity Securities.’” SFAS No. 159 allows entities to choose, at specified election dates, to measure eligible financial assets and liabilities at fair value in situations in which they are not otherwise required to be measured at fair value. If a company elects the fair value option for an eligible item, changes in that item’s fair value in subsequent reporting periods must be recognized in current period earnings. SFAS No. 159 also establishes presentation and disclosure requirements designed to draw comparison between entities that elect different measurement attributes for similar assets and liabilities. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company did not elect the fair value option for any of its existing financial assets and liabilities.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements.” SFAS No. 160 amends Accounting Research Bulletin (ARB) No. 51 and establishes standards of accounting and reporting on noncontrolling interests in consolidated statements, provides guidance on accounting for changes in the parent’s ownership interest in a subsidiary, and establishes standards of accounting of the deconsolidation of a subsidiary due to the loss of control. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008 and we are currently evaluating the impact of this new standard.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations.” The objective of this Statement is to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. To accomplish that, this Statement establishes principles and requirements for how the acquirer: recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141(R) is effective for fiscal years beginning after December 15, 2008 and we are currently evaluating the impact of this new standard.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of our financial statements and our reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates that could significantly affect our results of operations or financial condition involve the assignment of fair values to goodwill and other intangible assets and testing for impairment, the capitalization, amortization and impairment testing of technology, the valuation of certain customer fund investments and noncurrent assets, the determination of our liability for pensions and postretirement benefits, costs associated with restructuring operations, the determination of fair value and estimated expected life related to stock options granted, and the resolution of tax matters and contingencies. Further discussion on these estimates can be found in related disclosures elsewhere in our Notes.

Changes in Presentation

We have reclassified certain prior year amounts to conform to the current year’s presentation. For the years ended December 31, 2006 and 2005, we increased cost of revenue by $9.4 and $8.0, respectively, decreased selling, general and administration expenses by $9.9 and $8.6, respectively, and increased research and development expenses by $0.5 and $0.6, respectively. These reclassifications were made to properly classify compensation related expenses to the appropriate consolidated statement of operations line item.

Cash and Investments, including Derivatives

We classify investments that are readily convertible to cash within three months of purchase as cash equivalents in our consolidated balance sheets and report those amounts at amortized cost (which approximates fair value). We account for our investments in marketable securities under SFAS 115, “Accounting for Certain Investments in Debt and Equity Securities,” and investments other than marketable securities or derivative instruments under Accounting Principles Board (“APB”) Opinion 18, “The Equity Method of Accounting for Investments in Common Stock.” Customer funds and other investments in marketable equity or debt securities are classified as available-for-sale and reported in the balance sheet at fair value, with changes in fair value reported in accumulated other comprehensive income as further discussed in Note 4, “Investing Activity.”

We account for derivatives in accordance with SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended and interpreted. SFAS 133 requires that all derivatives be measured at fair value on the balance sheet. The treatment of changes in the fair value of a derivative depends on the character of the transaction, including whether it has been designated and qualifies as part of a hedging relationship as defined under SFAS 133. Derivatives that do not meet the SFAS 133 criteria for hedge accounting are designated as economic hedges and changes in the fair value associated with these instruments are included in the consolidated statement of operations as loss on derivative instruments. In those cases where the derivative meets the SFAS 133 hedge accounting criteria for a cash flow hedge, the change in fair value of the derivative that is effective in offsetting changes in cash flows of the designated risk being hedged is reported, net of related taxes, as accumulated other comprehensive income in stockholders’ equity until realized. The change in fair value of the derivative that is associated with ineffectiveness in the hedging relationship is reported in current earnings. We may enter into interest rate and fuel price derivative instruments for the purpose of economically hedging revenue risk and not for speculative activity. Our economic hedging activities may include the use of contracts such as swaps, collars, caps and floors, as economic hedges of variable income from investments of customer funds and corporate cash, in the case of interest rate derivatives, and, in the case of fuel price derivatives, from transportation revenue based on a percentage of the dollar value of the transaction processed. We further discuss derivative instruments in Note 4, “Investing Activity.”

Concentrations

Cash deposits of client and corporate funds are maintained primarily in large credit-worthy financial institutions in the countries in which we operate. These deposits may exceed the amount of any deposit insurance that may be available through government agencies. All deliverable securities are held in custody with large credit-worthy financial institutions which bear the risk of custodial loss. Non-deliverable securities, primarily money market securities, are restricted to large, credit-worthy broker-dealers and financial institutions.

Trade and Other Receivables, Net

Trade and other receivables balances are shown on the consolidated balance sheets net of the allowance for doubtful accounts of $12.3 and $13.7 as of December 31, 2007 and 2006, respectively. Amounts recorded on the consolidated balance sheets approximate fair value.

We assess the collectibility of our accounts receivable based primarily on the creditworthiness of the customer as determined by credit checks and analysis, as well as the customer’s payment history. The amount established for the allowance for doubtful accounts is dependent on various matters including changes in the customer’s financial condition and general economic factors.

We assess the reserve for sales adjustment based on an analysis of historical trends. The amount established for the reserve for sales adjustment is dependent on various matters including customer negotiations and the notification of disputes by the customer.

Property, Plant and Equipment

Our property, plant and equipment assets as of November 9, 2007 were revalued to fair value with assets acquired after November 9, 2007 being carried at cost and depreciated for financial statement purposes generally using the straight-line method at rates based on the estimated lives of the assets, which are generally as follows:

	Successor	Predecessor
Buildings	40 years	40 years
Building improvements	5-10 years	5-10 years
Machinery and equipment	3-8 years	3-8 years
Computer equipment	3-6 years	3-6 years

We charge repairs and maintenance to expense as the costs are incurred. Capitalized interest included in property, plant and equipment costs were not material.

We review the carrying value of long-lived assets whenever events or changes in circumstances such as market value, asset utilization, physical change, legal factors or other matters indicate that the carrying value may not be recoverable. When the review indicates that the carrying value of the asset or group of assets representing the lowest level of identifiable cash flows exceeds the sum of the expected future cash flows (undiscounted and without interest charges), we determine the fair value of the impaired asset or asset group. If the fair value of the asset or asset group is less than the carrying value of the asset or asset group, we recognize an asset write-down charge against operations. The amount of the impairment loss is the amount by which the carrying value exceeds the fair value of the impaired asset or group of assets.

Goodwill and Other Intangibles

Goodwill, which represents the excess purchase price over the fair value of net assets of businesses acquired, is assigned to reporting units based on the benefits derived from the acquisition. Goodwill and indefinite lived intangibles are not amortized against earnings but instead are subject to impairment review on at least an annual basis. We perform the assessment of our goodwill and indefinite lived intangibles balances in the fourth quarter of each year. After consideration of the factors prescribed in SFAS 142, “Goodwill and Other Intangible Assets,” that might indicate a risk of impairment, we found no indication of impairment at December 31, 2007 and 2006.

Intangible assets represent amounts assigned to specifically identifiable intangible assets at the time of an acquisition. With the exception of a trade name that is not amortized, these assets are amortized on a straight-line basis generally over the following periods:

	Successor	Predecessor
Customer lists and relationships	12-15 years	3-15 years
Technology	3-7 years	3-7 years
Non-compete agreements	2 years	2-7 years

We regularly review these recorded amounts and assess their recoverability along with our other long-lived asset groups. Our review considers factors such as whether the amortization of other intangible assets for each operating unit can be recovered through forecasted undiscounted cash flows over their remaining economic life. We discuss the results of current reviews in Note 12, “Supplementary Data to the Statement of Operations.”

Technology Costs

Our technology efforts are for internal use. Under the provisions of American Institute of Certified Public Accountants (“AICPA”) Statement of Position (“SOP”) 98-1, “Accounting for Costs of Computer Software Developed or Obtained for Internal Use,” we capitalize costs associated with technology developed or obtained for internal use when both the preliminary project stage is completed and our management has authorized further funding for the project which it deems probable of completion. Capitalized internal-use technology costs include only: (1) external direct costs of materials and services consumed in developing or obtaining the technology; (2) payroll and payroll-related costs for employees who are directly associated with and who devote time to the project; and (3) interest costs incurred while developing the technology. Capitalization of these costs ceases no later than the point at which the project is substantially complete and ready for its intended purpose. We do not include general and administrative costs and overhead costs in capitalizable costs. We charge research and development costs and other computer software maintenance costs related to technology development to operations as incurred. Capitalized interest included in technology costs was not material.

We generally amortize technology costs using the straight-line method over a range of three to seven years, but not exceeding the expected life of the technology.

We regularly review the carrying value of technology in connection with our impairment analysis of other long-lived assets and recognize a loss when the value of estimated undiscounted net cash flow benefit related to the asset group falls below the unamortized cost, or when abandoned.

Receivables Securitization

During 2007, we terminated a credit facility under which we sold Comdata receivables to third parties through a consolidated subsidiary of Comdata. Prior to its termination, the subsidiary was consolidated since Comdata owned 100% of the equity, the subsidiary’s activities were virtually all on Comdata’s behalf and the substantive risks and rewards of the assets rest directly with Comdata. Additionally, the subsidiary had a unilateral right to reclaim all of the transferred assets. Therefore, we accounted for the outstanding advances as secured borrowings under SFAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” and the sold receivables and borrowings remained in our consolidated balance sheets. We further explain our policy and the operation of this facility in Note 9, “Financing.”

Revenue Recognition

We recognize revenue from the sale of our products and services when the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the seller’s price to the buyer is fixed or determinable; and (4) collectibility is reasonably assured. Generally, we rely on a signed contract between us and the customer as the persuasive evidence of a sales arrangement. We address these and the other criteria for revenue recognition in the following discussion of types of revenue within our business.

HRS

Repetitive Business

The majority of our HRS revenue is generated by recurring monthly or quarterly fees from our payroll processing, tax filing and other human resource services business (“Payroll and Tax Services”), benefits administration services business (“Benefit Services”) and work-life and employee assistance programs business (“LifeWorks”). This revenue is generated by service fees, income from investment of customer funds in lieu of additional fees, software maintenance and subscription fees.

Payroll and Tax Services. Generally, service fees for HRS payroll processing are contracted on a per transaction basis and recognized as revenue when transaction services are provided and the amount is billable. We also recognize payroll revenue from customer funds held temporarily pending remittance to the customers’ employees. These payroll deposits are primarily invested through grantor trusts. We derive and recognize investment income in lieu of additional fees as a component of revenue as earned.

Our tax filing services consist primarily of: (1) collecting funds for federal, state and local employment taxes from customers based on payroll information provided by the customers; (2) remitting funds collected to the appropriate taxing authorities; (3) filing applicable returns; and (4) handling related regulatory correspondence and amendments for customers. Revenue from these tax filing services is billed and recognized as the services are provided, generally on a monthly basis. We hold our customers’ tax filing deposits for the period between collection and remittance of the funds to the applicable taxing authority. These tax filing deposits are invested through a grantor trust. We derive and recognize this investment income in lieu of additional fees as a component of revenue as earned.

Payroll processing and tax filing services are sold separately; accordingly, we have objective evidence of standalone value for most services. Separate sales also establish the fair value of many of the services sold in the event a customer contracts with us for multiple services. Where fair value cannot be established on the undelivered element, revenue (and the related direct costs of revenue) for the delivered elements are deferred and recognized ratably over the remaining repetitive processing period commencing upon completion of implementation consulting services.

Benefit Services. We provide employee health and welfare benefits administration services to our customers. Employee health and welfare benefits administration services include health insurance portability compliance services related primarily to COBRA (Consolidated Omnibus Budget Reconciliation Act). Health and welfare benefits administration services also encompass benefits provided to active employees, such as (1) annual health plan enrollment, (2) ongoing employee enrollment and eligibility services, (3) tuition refund plans, (4) transportation reimbursement under the Transportation Equity Act, and (5) Internal Revenue Code Section 125 plans (Flexible Spending), which include fully administered and self-administered flexible spending accounts and premium-only plans.

We also provide retirement planning services that include: (1) administration services for benefits provided to retired and inactive employees, which include retiree healthcare, disability, surviving dependent, family leave and severance benefits; and (2) defined benefit plan administration, ESOP administration and Qualified Domestic Relations Order administration.

Revenue for COBRA services is generally earned and recognized as the services are provided. Revenue associated with other health and welfare benefits administration and retirement planning services is generally recognized monthly based on the number of employees that receive or participate in the benefit.

Benefit Services are sold separately; accordingly, we have objective evidence of standalone value for most services. Separate sales also establish the fair value of many of the services sold in the event a customer contracts with us for multiple services. Where fair value cannot be established on the undelivered element, revenue (and the related direct costs of revenue) for the delivered elements are deferred and recognized ratably over the remaining repetitive processing period commencing upon completion of implementation consulting services.

LifeWorks. We provide work-life, employee assistance, health and productivity, and FMLA administration solutions to our clients. LifeWorks services are delivered through on-line access and telephonically, and through face-to-face counseling provided by referral resources. Contracted fees for these services are generally billed monthly or quarterly. Revenue is generally earned and recognized ratably over the term of the contract based on the number of customer employees served and the level of service.

Non-Repetitive Business

We generate revenue from delivery of professional services (i.e. data conversion, implementation and training) and shipment of materials.

Revenue from professional services is non-refundable and is determined either on a time and materials basis or firm fixed fee. If these services or materials are sold on a standalone basis revenue is recognized as the professional services or materials are delivered. When professional services or materials are sold as part of a multiple element arrangement, we allocate revenue first to the fair value of the undelivered element(s) and allocate the residual revenue to the delivered element(s) which revenue is typically recognized over the one to four month implementation and conversion period. In the absence of fair value for an undelivered element(s), the arrangement is accounted for as a single unit of accounting, resulting in a deferral of revenue recognition for the delivered elements until all undelivered elements have been fulfilled, at which time previously deferred revenue is recognized ratably over the remaining contract term of the arrangement.

SVS

SVS sells stored value cards and provides subsequent activation, reporting and transaction processing services. Customers may also choose to purchase cards alone, without a continuing obligation for services from SVS. SVS recognizes revenue for card sales without services upon shipment.

For card sales with future processing services, revenue on both the card sales and services are deferred and reported on the consolidated balance sheets as deferred income. Costs of the cards sold are deferred and reported on the consolidated balance sheets in other current assets. Costs associated with the services are recognized as incurred. The deferred income and deferred cost on the card sale are both recognized in earnings over the estimated life of the card, which includes the transaction processing period. The recognition period is 30 months, beginning upon activation of the card. The deferred income on the services where we charge a fee upon card activation for unlimited transactions is recognized in earnings over the same 30 month period, beginning when the fee is assessed. The deferred income on the services where we charge a fee each time a transaction is processed is recognized in earnings over the same 30 month period, beginning when the fee is assessed. Our history of providing services to our customers indicates that (1) we can expect activation of a card within approximately eight months following card shipment, and (2) during the six months following the activation of a card, approximately 90% of the services have been performed. Sales of cards under either arrangement do not include a right of return of the cards shipped.

Comdata

Comdata’s funds transfer system is designed to enable truck drivers to obtain funding for purchases and cash advances at truck stops and other locations en route to their destinations. Drivers may use Comdata’s proprietary Comdata Card to purchase fuel, lodging and other approved items, obtain cash advances from automated teller machines or through the use of Comchek drafts and make direct deposits of pay, settlements or trip advances to personal bank accounts. Revenue from funds transfer transactions is based on a per transaction fee that is based on either a fixed amount or a percentage of the face value of the transaction and is recognized when the transaction is processed.

Comdata purchases accounts receivable due to trucking companies from manufacturers and shippers at a discount and with recourse back to the trucking company in the event of non-payment. This service allows trucking companies to receive payment on shipping invoices sooner. The non-refundable discount represents adequate compensation charged for servicing the receivables over a 30-day period. If the collection period extends beyond 30 days, a non-refundable additional fee is charged for each month of servicing. After 90 days, an uncollected receivable can be returned to the seller for its face value. Comdata recognizes revenue from the discounted fee in the month of the purchase and the additional fees for servicing as it becomes entitled to collect the fee.

Comdata also provides fueling centers with: (1) PC-based, point of sale systems that automate the various transactions that occur at a fuel purchase desk; and (2) “pay at the pump” systems which enable customers to transact card-based fuel purchases at the pump. Revenue from the sale of PC-based point of sale equipment and pay at the pump equipment is recognized based on shipping and installation terms. Recurring service revenues for these activities are recognized as earned. Support and maintenance contracts are generally for 12 month periods and are invoiced annually, with the revenue recognized on a straight-line basis over the maintenance period. These products and services are all sold separately; accordingly, we have standalone value for each product and service. Separate sales also establish the fair value of each of the products and services sold in the event a customer contracts with us for multiple products and/or services. Sales of equipment under these arrangements do not include a right of return.

Gross Versus Net Revenue

We include in revenue amounts that we bill for and remit to third-party vendors for associated products and services as required on a gross basis as a principal rather than net as an agent when the following conditions are met: (1) we are the primary obligor in the arrangement with the customer; (2) we have credit risk and inventory risk; (3) we have latitude in the establishment of pricing, subject to general economic restraints; and (4) we have full discretion in vendor selection.

Presentation of Taxes Collected from Customers

A tax assessed by a governmental authority that is directly imposed on a revenue producing transaction is reported on a net basis.

Costs and Expenses

Cost of Revenue

We assign to cost of revenue those costs that directly benefit the delivery of our revenue-producing products and services. Most of these costs are recognized as incurred, that is, as we become obligated to pay for them. Some costs of revenue are recognized in the period that a product is sold and delivered. Other costs of revenue are recognized over the period of use or in proportion to the related revenue.

For HRS, a substantial portion of the costs included in cost of revenue are recognized as incurred and the remaining costs are recognized over the period of use. The costs recognized as incurred consist primarily of customer service staff costs, customer technical support costs, consulting and purchased services, delivery services and royalties. The costs of revenue recognized over the period of use are depreciation and amortization of technology assets, rentals of facilities and equipment, and direct and incremental costs associated with deferred implementation service revenue.

For Comdata, the principal types of costs included in cost of revenue that are recognized as incurred include customer service staff costs, banking fees and telecommunications costs. The principal Comdata cost of revenue that is recognized when the product is delivered is the cost of equipment sold to customers. The principal Comdata costs of revenue that are recognized over the period of use include depreciation and amortization of technology assets, and rentals of facilities and equipment.

For SVS, the purchase cost of retail card stock is deferred and recognized in proportion to and over the same period as the related revenue.

Selling, General and Administrative Expense

We include in selling expense costs related to maintaining a direct marketing infrastructure and sales force and other direct marketing efforts such as advertising, telemarketing, direct mail and trade shows.

General and administrative expense includes the cost of maintaining the infrastructure of the company that is not directly related to delivery of products and services or selling efforts. Also included in this category are the provision for doubtful accounts receivable, amortization of other intangible assets, net periodic pension costs and one-time costs such as those related to the Merger.

Research and Development Expense

We include in research and development expense those costs related to maintaining a technical workforce to the extent that their activities principally involve the following software development activities:

•	conceptual formulation and design of possible product or process alternatives;

•	testing in search for or evaluation of product or process alternatives;

•	modification of the formulation or design of a product or process; and

•	engineering activity required to advance the design of a product to the point that it meets specific functional and economic requirements and is ready for production.

Loss on Derivative Instruments

We include in loss on derivative instruments the change in the fair value of derivative instruments designated as economic hedges, which are derivatives that do not meet the SFAS 133 criteria for hedge accounting treatment. We do not enter into derivative instruments for speculative purposes. The effective portion of changes in the fair value of derivative contracts that meets the SFAS 133 hedge accounting requirements is reported in accumulated other comprehensive income. As of December 31, 2007 and 2006, we did not have any derivative contracts that meet the SFAS 133 hedge accounting requirements. We discuss our policy on derivative instruments earlier in this Note 2 under the caption “Cash and Investments, including Derivatives.”

Other (Income) Expense, net

We include in other (income) expense, net the results of transactions that are not appropriately classified in another category and that generally are not recurring. Those transactions might relate to litigation and contract settlements, currency exchange, asset sales, exit activities, and impairment of asset values (asset write-downs).

Leases

We conduct substantially all of our operations in leased facilities. We recognize rent holidays, including the time period during which we have access to the property for construction of improvements, construction allowances and escalating rent provisions on a straight-line basis over the term of the lease.

Stock-Based Compensation

In December 2004, FASB issued SFAS 123R, “Share-Based Payment.” SFAS 123R is a revision of SFAS 123, “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and amends SFAS 95, “Statement of Cash Flows,” and its related implementation guidance. On January 1, 2006, we adopted the provisions of SFAS 123R using the modified prospective method, under which prior periods are not retroactively restated. The valuation provisions of SFAS 123R apply to awards granted after the effective date. Estimated stock-based compensation expense for awards granted prior to the effective date but that remain unvested on the effective date will be recognized over the remaining service period using the compensation cost estimated for the SFAS 123 pro forma disclosures. SFAS 123R focuses primarily on accounting for transactions in which an entity obtains employee services through stock-based payment transactions. SFAS 123R requires a public entity to measure the cost of employee services received in exchange for the award of equity instruments based on the fair value of the award at the date of grant. The cost is to be recognized over the period during which an employee is required to provide services in exchange for the award. SFAS 123R also requires the benefits of tax deductions in excess of recognized compensation expense be reported as a financing cash flow, rather than as an operating cash flow as prescribed under the prior accounting rules. This requirement reduces net operating cash flows and increases net financing cash flows in periods after adoption. Total cash flow remains unchanged from what would have been reported under prior accounting rules.

Prior to the adoption of SFAS 123R, we followed the intrinsic value method in accordance with APB 25 to account for our equity grants. Accordingly, no compensation expense was recognized for stock purchase rights granted in connection with the issuance of stock options under our employee stock option plans or employee stock purchase plans; however, compensation expense was recognized in connection with the issuance of restricted stock. The adoption of SFAS 123R primarily resulted in a change in our method of recognizing the fair value of stock-based compensation and estimating forfeitures for all unvested awards.

The following table shows the effect of adopting SFAS 123R on selected reported items (referred to in the table as “As Reported”) and what those items would have been under previous guidance under APB 25:

	Year Ended December 31, 2006
	As Reported	Pro Forma Under APB No. 25	Difference
Earnings before income taxes	$259.3	$274.4	$(15.1)
Net earnings	$173.6	$183.7	$(10.1)
Cash flows from operating activities	$161.7	$183.8	$(22.1)
Cash flows from financing activities	$(157.2)	$(179.3)	$22.1

Results of operations for the year ended December 31, 2005 have not been restated to reflect recognition of stock-based compensation expense.

If compensation expense for employee stock-based compensation had been determined based on the fair value at the grant dates consistent with the methods provided in SFAS No. 123, net income for the year ended December 31, 2005 would have been as follows:

Pro Forma Effect of Fair Value Accounting	Year Ended December 31, 2005
Net earnings as reported	$127.9
Add: Stock-based compensation expense included in reported net income, net of related tax effects	1.5
Deduct: Total stock-based employee compensation expense determined under the fair value method for all awards, net of related tax effects	(10.9)

Pro forma net earnings	$118.5

The adoption of SFAS 123R had a material impact on our consolidated results of operations and the statement of cash flows. However, we believe that stock-based compensation aligns the interests of employees with the interests of shareholders. See Note 11, “Stock-Based Compensation Plans” of this report for further information regarding our stock-based compensation plans.

We use the Black-Scholes standard option pricing model (“Black-Scholes model”) to determine the fair value of stock options with term-based vesting conditions. The determination of the fair value of the awards on the date of grant using the Black-Scholes model is affected by our stock price as well as assumptions of other variables, including the risk-free interest rate and expected volatility of our stock price in future periods.

We use an integrated Monte Carlo simulation model and a trinomial lattice model to determine fair value of the performance-based options. The Monte Carlo model utilizes multiple input variables that determine the probability of satisfying the market conditions stipulated in the award. This probability is an input into the trinomial lattice model used to fair value the options.

If factors change and we employ different assumptions for estimating stock-based compensation expense in future periods or if we adopt a different valuation model, the future periods may differ significantly from what we have recorded in the current period and could materially affect our net earnings.

The Black-Scholes model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable, characteristics not present in our option grants. Existing valuation models, including the Black-Scholes and lattice binomial models, may not provide reliable measures of the fair values of our stock-based compensation. Consequently, there is a risk that our estimates of the fair values of our stock-based compensation awards on the grant dates may bear little resemblance to the actual values realized upon the exercise or forfeiture of those stock-based awards in the future. Some employee stock options may expire worthless, or only realize minimal intrinsic value, as compared to the fair values originally estimated on the grant date and recognized in our financial statements. Alternatively, some employee stock options may realize significantly more value than the fair values originally estimated on the grant date and recognized in our financial statements. Currently, there is no market-based mechanism or other practical application to verify the reliability and accuracy of the estimates stemming from these valuation models, nor is there a means to compare and adjust the estimates to actual values.

Successor

To determine fair value of both term and performance based stock options, the risk-free interest rate used was based on the implied yield currently available on U.S. Treasury zero coupon issues with remaining term equal to the contractual term of the option. The estimated volatility of our common stock is based on the historical 120-month volatility data for selected comparable public companies and our actual volatility for a six year period before the Merger. Because we do not anticipate paying any cash dividends in the foreseeable future, we use an expected dividend yield of zero. The amount of stock-based compensation expense we recognize during a period is based on the portion of the awards that are ultimately expected to vest.

We estimate option forfeitures at the time of grant and revise those estimates in subsequent periods if actual forfeitures differ from those estimates. We analyze historical data to estimate pre-vesting forfeitures and record stock-based compensation expense for those awards expected to vest. We recognize term-based stock compensation expense using the straight-line method.

To estimate the expected life of term-based options, we have used the simplified method allowed by Staff Accounting Bulletin (“SAB”) No. 107, “Share-Based Payment.” Our historical experience (subsequent to the Merger) is too limited to be able to reasonably estimate expected life and historical experience of options granted by Ceridian Holding subsequent to the Merger.

Predecessor

To determine fair value, we analyzed historical employee exercise and termination data to estimate the expected life assumption. We believed that historical data represented the best estimate of the expected life of a new employee option. We also stratified our employee population based upon distinctive exercise behavior patterns. The risk-free interest rate used was based on the implied yield available on U.S. Treasury zero coupon issues. The estimated volatility of our common stock was based on historical daily volatility levels of our common shares. We believed the historical data represented the best estimate of the volatility. Because we did not anticipate paying any cash dividends, we used an expected dividend yield of zero. The amount of stock-based compensation expense we recognized during a period was based on the portion of the awards that were ultimately expected to vest. We estimated option forfeitures at the time of grant and revised those estimates in subsequent periods if actual forfeitures differed from those estimates. We analyzed historical data to estimate pre-vesting forfeitures and recorded stock-based compensation expense for those awards expected to vest.

Litigation

We are subject to claims and a number of judicial and administrative proceedings considered normal in the course of our current and past operations, including employment-related disputes, contract disputes, intellectual property disputes, government audits and proceedings, customer disputes, and tort claims. We account for these claims in accordance with SFAS 5, “Accounting for Contingencies.” We accrue for those expenses where information available prior to issuance of the financial statements indicates that it is probable that a liability had been incurred at the date of the financial statements and the amount of loss can be reasonably estimated.

Income Taxes

We base our provision or benefit for income taxes on income recognized for financial statement purposes, which includes the effects of temporary differences between financial statement income and income recognized for tax return purposes. We record a valuation allowance to reduce our deferred tax assets when it is more likely than not the deferred tax asset will not be realized.

In July 2006, the FASB issued Interpretation 48, “Accounting for Uncertainty in Income Taxes—an amendment of FASB Statement 109” (“FIN 48”). FIN 48 clarifies the application of SFAS 109, “Accounting for Income Taxes,” by establishing a threshold condition that a tax position must meet for any part of the benefit of that position to be recognized in the financial statements. In addition to recognition, FIN 48 provides guidance concerning measurement, derecognition, classification, and disclosure of income tax positions. We adopted the new standard January 1, 2007. As a result of the implementation of FIN 48, we recognized no adjustment in the liability for unrecognized income tax benefits. We are continuing to follow our practice of classifying our interest and penalties related to income taxes as a component of our income tax provision.

Translation of Foreign Currencies

We have international operations whereby the local currencies serve as functional currencies. We translate foreign currency assets and liabilities at the end-of-period exchange rates and foreign currency statements of operations at the weighted average exchange rates for each period. We report the effect of changes in the U.S. dollar carrying values of assets and liabilities of our international operations that are due to changes in exchange rates between the U.S. dollar and their functional currency as “foreign currency translation” in “accumulated other comprehensive income” in the accompanying consolidated statements of stockholders’ equity and comprehensive income. Gains and losses from transactions and translation of assets and liabilities denominated in currencies other than the functional currency of the international operation are recorded in results of operations as “other (income) expense, net.”

3. MERGER

On November 9, 2007, the Sponsors completed the Merger for $5,305.3 and was financed through a combination of borrowings under the Company’s senior secured credit facilities, issuance of senior unsecured notes, available cash from the Ceridian Corporation and an equity contribution from the Sponsors. See Note 9 for discussion of our indebtedness.

The following summarizes the preliminary allocation of the purchase price of the Merger based on estimated fair values of the assets acquired and liabilities assumed as of November 10, 2007. Our accounting for the Merger follows the requirements of SAB No. 54, “Application of “Pushdown” Basis of Accounting in Financial Statements of Subsidiaries Acquired by Purchase” and SFAS No. 141, “Business Combinations,” which requires the purchase accounting treatment of the Merger be “pushed down,” resulting in the adjustment of all of our net assets to their respective fair values as of the Merger. In addition, our accounting for the Merger follows the requirements of EITF No. 01-3, “Accounting in a Business Combination for Deferred Revenue of an Acquiree,” which requires the acquiring entity to recognize a liability related to the deferred revenue of an acquired entity. As such, it was determined that revenue for certain items deferred by the Predecessor due to the lack of either stand alone value or fair value under EITF No. 00-21, “Revenue Arrangements with Multiple Deliverables,” did not represent a legal obligation assumed by the Successor because these items had been delivered to the customer.

We engaged outside appraisal firms to assist in determining the fair value of certain long-lived, tangible and identifiable intangible assets and management considered these appraisals to determine the purchase price allocation. Management considered the reports of outside appraisal firms and made the final determination as to the allocation of the purchase price and the fair values of assets and liabilities. This allocation is subject to further refinement by management until all pertinent information is obtained for the restructuring reserve and the final valuation of identifiable intangible assets. Management has final responsibility for determining the allocation of the purchase price.

Purchase Price:
Fair market value of Ceridian Corporation common stock	$5,305.3
Direct costs related to the Merger	4.5

Aggregate Purchase Price	$5,309.8

Purchase Price assigned:
Net working capital	$650.7
Property, plant and equipment	88.0
Goodwill	3,544.5
Identifiable intangible assets	1,470.3
Other non-current assets	40.1
Deferred income taxes	(345.4)
Non-current liabilities and other	(138.4)

Total Purchase Price Assigned	$5,309.8

The following unaudited pro forma financial information presents the consolidated results of operations as if the Merger occurred on January 1, 2006, after including certain pro forma adjustments for interest expense, depreciation and amortization, Sponsor fees, deferred revenue and deferred costs, and related income taxes. The pro forma financial information is not necessarily indicative of the combined results of operations had the Merger occurred at that date or the results of operations that may be obtained in the future.

	Pro Forma
	Years Ended December 31
	2007	2006
Revenues	$1,629.9	$1,490.6
Net loss	$(108.3)	$(118.8)

4. INVESTING ACTIVITY

Derivative Instruments

Fuel Price Contracts

The revenue and net income of Comdata’s business is exposed to variability based on changes in fuel (both diesel fuel and gasoline) prices. For a portion of its customers, Comdata earns fee revenue for card transactions based on a percentage of the total amount of each fuel purchase. An increase or decrease in the price of fuel increases or decreases the total dollar amount of fuel purchases and Comdata revenue. Accordingly, we estimate that for each 10¢ change in the average price per gallon of diesel fuel per year, Comdata revenue and pre-tax earnings are impacted by $2.0, absent the effect of any diesel fuel price derivative contracts. In addition, we estimate that for each 10¢ change in the average price per gallon of gasoline per year, Comdata revenue and pre-tax earnings are impacted by $0.5, absent the effect of any gasoline price derivative contracts.

For 2007, 2006 and 2005, we covered a portion of our diesel fuel price risk for the full year with diesel fuel price derivative instruments. The activity related to diesel fuel price derivative instruments was as follows:

	Successor	Predecessor
	Period From November 10 to December 31, 2007	Period From January 1 to November 9, 2007	Years ended December 31
			2006	2005
Payments to counterparties	$0.5	$1.0	$2.9	$8.2
Unrealized (gain) loss	(0.6)	1.0	(0.2)	1.1

Loss (gain) on derivative instruments	$(0.1)	$2.0	$2.7	$9.3

Our diesel fuel price derivative instruments are carried at fair market value and were reported as a current liability of $0.4 and $0.1 at December 31, 2007 and 2006, respectively.

Investments and Acquisitions of Businesses

At December 31, 2007 and 2006, we held the following publicly-held investments that were accounted for under SFAS 115, “Accounting for Certain Investments in Debt and Equity Securities” as “available for sale,” and privately-held investments that were accounted for on a cost basis which approximates fair value:

		Successor		Predecessor
		December 31, 2007		December 31, 2006
	Holding	Amount	% Owned	Amount	% Owned
The Ultimate Software Group, Inc.	Public	$—	—	$5.1	under 5%
Asure Software, Inc.	Public	0.8	under 5%	—	—
Priority Transportation	Private	—	under 5%	2.5	under 5%
iSarla, Inc.	Private	—	—	1.6	15.6%
ProfitPoint, Inc.	Private	0.8	under 5%	1.5	17.5%
Revelation Technologies, Inc.	Private	—	—	—	7.4%
Reach Financial, LLC	Private	—	15.0%	—	15.0%
Other	Private	0.1		0.2

Total Investments		$1.7		$10.9

Publicly held investments

Predecessor

In the period ended November 9, 2007, we sold our remaining 220,922 shares of The Ultimate Software Group, Inc. (“Ultimate”) common stock for proceeds of $6.6 and a net gain of $5.7. During 2006, we sold 120,000 shares of Ultimate common stock for proceeds of $2.7 and a net gain of $2.3. During 2005, we sold 290,789 shares of Ultimate common stock for proceeds of $4.8 and a net gain of $3.6. Gains and losses on sales of marketable securities are reported in other (income) expense, net in our consolidated statements of operations.

In the period ended November 9, 2007, the remaining 5,720,934 shares of iSarla stock were sold in exchange for cash of $0.9, 1,056,838 shares of Asure Software Inc. (“Asure”) stock of which $1.3 was recorded as an “available for sale” investment, and recorded a net gain of $0.5. In addition, a subsequent payment is due to us, to be determined partially in one year from the transaction date and the remaining in 18 months from the transaction date. This payment is contingent upon Asure achieving certain net working capital balances and in the event of a total payout, we will receive $0.2 in cash and 186,501 shares of Asure stock.

The Ultimate and Asure securities were treated as “available for sale” securities. The carrying value of these securities had been adjusted at each balance sheet date to reflect the market price reported by the stock exchange that lists those securities. The amount of this change is reported as unrealized gain or loss from marketable securities in accumulated other comprehensive income. The cost of a marketable security sold is determined on the average cost method when reclassifying unrealized gains from AOCI into earnings. The cost and fair values of securities available for sale for the period ended November 10 to December 31, 2007, January 1 to November 9, 2007 and the year ended December 31, 2006 were as follows:

	Cost	Gross Unrealized Gain (Loss)	Fair Value
Period Ended November 10 to December 31, 2007—Successor
Asure	$1.4	$(0.6)	$0.8

Period Ended January 1 to November 9, 2007—Predecessor
Asure	$1.3	$0.1	$1.4

At December 31, 2006—Predecessor
Ultimate	$0.9	$4.2	$5.1

There are no material differences between the amount at which an investment is carried and the amount of underlying equity in net assets of the “available for sale” securities.

Acquisitions and divestures of businesses

Successor

As a result of purchase accounting related to the Merger, we recorded a current asset of $4.2 related to the settlement of a contingent payment due to us from a 2006 asset sale. We also recorded a $6.0 current liability and a $3.3 long-term liability for expected payments due to the sellers from two Predecessor acquisitions.

Predecessor

In the period ended November 9, 2007, our HRS business acquired a provider of online payroll and recruitment solutions for $0.7, with additional purchase obligations of up to $4.1 depending on the performance of the business. We preliminarily allocated costs to intangible assets of $4.0 and liabilities of $3.3. Also, in the period ended November 9, 2007, our Comdata business acquired a provider of paperless fuel tax services designed to streamline fuel tax management and reporting processes. The cost of this stock purchase acquisition was $9.9, net of cash acquired, with additional purchase price obligations of up to $6.0 depending on the performance of the business. We preliminarily allocated costs to goodwill of $3.5, other intangible assets totaling $5.9, and net assets of $0.5.

In 2006, we acquired two businesses, one in our HRS segment and one in our SVS segment, for a total purchase price of $33.2, net of cash received. Combined, the acquisitions have additional purchase price obligations of up to $7.0 depending on the performance of the businesses. We preliminarily allocated costs to goodwill of $16.1, intangible assets of $19.2, and net liabilities of $2.1 in relation to these acquisitions. In addition, we acquired the remaining 80.1% equity interest in SASH Management, LLC (“SASH”), a mid-market provider of gift certificates and gift cards, for $5.8 and preliminarily allocated costs to goodwill of $2.9, other intangible assets of $3.2, net assets of $0.3 and eliminated a pre-existing minority interest in SASH of $0.6.

In 2005, we acquired a business in our SVS segment for $8.2 and recorded goodwill of $5.1, other intangible assets of $3.4 and net liabilities of $0.3. During 2005, we also paid out $1.8 in payments related to agreements on prior acquisitions.

Pro forma financial information relating to these acquisitions has not been presented because the impact was not material. The results of operations for the acquired businesses have been included in our consolidated reports of operations since the date of respective acquisition.

In the period ended November 9, 2007, a payroll platform within the HRS segment was sold for $6.2 and we recognized a pre-tax gain of $2.2. Due to a sale price adjustment in the third quarter of 2007, the proceeds and the gain from this sale were reduced by $0.2. In the period ended November 9, 2007, a block of customer contracts were sold from SVS segment for $1.4. We recognized a pretax gain of $1.0.

We divested a portion of a business, including $4.9 of allocated goodwill, in 2006 for a sales price of $11.1 and a subsequent payment to us as noted in the Successor Period. We recognized a gain on the sale of the business of $5.8 in 2006. We are not required to classify the results of operations of the divested business as a discontinued operation as it did not meet the criteria to qualify as a discontinued operation.

5. RESTRUCTURING AND OTHER CHARGES

In connection with the Merger, we identified $25.1 of costs the Company expects to incur associated with implementing its operating improvement plan. Of the total identified costs, $22.0 relates to reductions in our workforce and $3.1 relates to consolidations of our facilities. The costs of this restructuring plan are reflected in the purchase price of the Merger in accordance with FASB Emerging Issues Task Force (“EITF”) No. 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination. As of the Merger date, the operating improvement plan had not been finalized and therefore, the liability established is subject to change once the plan is finalized and the actual costs incurred. Changes to these estimates could increase or decrease the amount of the purchase price allocated to goodwill. For the period from November 10 to December 31, 2007, no monthly payments or adjustments have been made related to the restructuring reserve.

In addition, we recorded a $5.1 reserve associated with a legal settlement regarding the Merger.

6. CUSTOMER FUNDS

Overview

In connection with our U.S. and Canadian payroll and tax filing services, we collect funds for payment of payroll and taxes; temporarily hold such funds in trust until payment is due; remit the funds to the clients’ employees and appropriate taxing authority; file federal, state and local tax returns; and handle related regulatory correspondence and amendments. In connection with our HRS benefits services operation, we receive funds on behalf of our customers for remittances to employees, insurance providers and others. Comdata also holds non-interest bearing funds in a trust for certain of its eCash customers.

We invest the U.S. customer funds primarily in high quality collateralized short-term investments or money market mutual funds. We may also invest these funds in U.S. Treasury and Agency securities, AAA rated asset-backed securities and corporate securities rated A3/A- or better. Our Canadian trust funds are invested in securities issued by the government and provinces of Canada, highly rated Canadian banks and corporations, asset-backed trusts and mortgages.

Ceridian Canada Customer Funds

In August 2007, Ceridian held CDN $39.0 ($41.5) of third-party- or non-bank-sponsored asset backed commercial paper (“ABCP”) in its customer funds investment portfolio. The Canadian market for third-party- sponsored ABCP suffered a liquidity disruption in mid-August 2007, following which a group of financial institutions and other parties agreed, pursuant to the Montreal Accord (the “Accord”), to a standstill period with respect to the ABCP sold by twenty-three conduit issuers. A Pan-Canadian Investors Committee (“Investors Committee”) was subsequently established to oversee the orderly restructuring of these instruments during this standstill period.

On December 23, 2007, the Investors Committee announced that an agreement in principle had been reached to restructure the subject ABCP—whereby the ABCP notes held by Ceridian and other investors will be exchanged for longer-term notes that will more closely match the maturity dates of the underlying assets.

On March 17, 2008 the Investor’s Committee filed an application under the Company’s Creditors Arrangement Act (“CCAA”) asking the Court to call a meeting of ABCP note holders to vote on its plan to restructure trusts covered by the Accord. Under CCAA provisions, the plan must be approved by a majority of note holders as well as by note holders representing 66 2/3% of the total aggregate principal of affected ABCP.

In the absence of an active market for third-party-sponsored ABCP during the standstill period or identification of a similar investment that trades in an active market, Ceridian has estimated the fair value of these assets as of the Merger date and December 31, 2007 using an internally developed valuation model. In creating the model, a considerable number of assumptions were made based on information available at the time. Key components of the model include assumptions that: the proposed restructuring will be successful and therefore the probability of success is not discounted; cash flows from the assets are realized on a going concern basis rather than through asset liquidation; the existing ABCP notes will be converted to into two classes of term floating rate notes at a combined par value equal to those of the original notes; 80% of the principal value of the new trust notes will be senior notes and 20% will be subordinated notes; Ceridian’s share of the senior and subordinated notes will be in the same proportion as those of the overall trust; the senior notes will be “AAA” rated and bear interest at 4.25% and the subordinated notes will be unrated and bear interest at 5.75%; the notes will be secured by a combination of collateralized debt obligations (CDOs) and traditional securitized assets contributed by the individual ABCP trusts with a notional value equal to 100% of the value of the new notes; cash on hand in the new trust and cash flow from the assets going forward will first be dedicated to current and ongoing expenses of the new trust, including legal, accounting, consulting, underwriting, credit enhancement and other related structuring and operating expenses, including commitment fees paid on a CDN $5,400.0 ($5,744.7) margin facility available to the trust to cover collateral shortfalls; cash flow after expenses will next be available to service interest payments on the notes; the senior notes will be repaid in full before the subordinated notes receive principal payments; the underlying collateral in the new trust has an average coupon rate of 6%; principal cash flows from the trust collateral occur over a 15 year total life and 6.5 year average life; the blended average discount rate applied to all cash flows is 6.21%. In addition to the assumptions above, sensitivity analysis was run on the model assuming varying levels of default rates on the underlying collateral ranging between 0% and 10%; varying levels of coupon rates on the senior notes between 3.8% and 4.7% and varying levels of coupon rates on the subordinated notes between 5.3% and 6.2%.

Based on the above assumptions, we have recorded a $4.4 write-down during the period ended November 9, 2007, reflecting our then best estimate of the other than temporary reduction in the fair value of these investments during that period. This write-down is included with the investment income from customer funds. For the period from November 10, 2007 to December 31, 2007 and as of the filing date of this report, no further write-down has been recorded.

Our estimate of the fair value of the ABCP investments at December 31, 2007 is subject to significant uncertainty, especially with regards to critical assumptions underlying our valuation model. The eventual resolution of these uncertainties could be such that the ultimate fair value of these investments may vary significantly from management’s current best estimate.

Financial Statement Presentation

Investment income from invested customer funds constitutes a component of our compensation for providing services under agreements with our customers. Investment income from invested customer funds included in revenue amounted to $20.5 and $123.2 for the periods ended November 10 to December 31, 2007 and January 1 to November 9, 2007, respectively, and $132.0 and $105.5 for the years ended December 31, 2006 and 2005, respectively. The investment income in the January 1 to November 9, 2007 period was reduced by the

$4.4 write-down for ABCP. Investment income includes realized gains and losses from sales of customer funds investments and unrealized losses determined to be not other than temporary. We further discuss our accounting for this investment income in the section entitled “Revenue Recognition” of Note 2, “Accounting Policies.”

The amortized cost of customer funds for December 31, 2007 represents the original cost of assets acquired after November 9, 2007, and the fair value as of November 9, 2007 for assets acquired on or before the Merger date.

The amortized cost and fair values of investments of customer funds available for sale at December 31, 2007 and 2006 were as follows:

Investments of Customer Funds at December 31, 2007—Successor	Amortized Cost	Gross Unrealized		Fair Value
		Gain	Loss
Money market securities and other cash equivalent	$2,061.4	$—	$—	$2,061.4
Available for sale investments:
U.S. government and agency securities	875.0	7.6	(0.2)	882.4
Canadian and provincial government securities	400.7	1.8	(0.0)	402.5
Corporate debt securities	336.7	0.5	(0.4)	336.8
Asset-backed securities	144.3	—	(0.4)	143.9
Mortgage-backed and other securities	13.0	—	—	13.0

Total available for sale investments	1,769.7	9.9	(1.0)	1,778.6

Invested customer funds	3,831.1	$9.9	$(1.0)	3,840.0

Trust receivables	11.8			11.8

Total customer funds	$3,842.9			$3,851.8

Investments of Customer Funds at December 31, 2006—Predecessor	Amortized Cost	Gross Unrealized		Fair Value
		Gain	Loss
Money market securities and other cash equivalents	$2,929.0	$—	$—	$2,929.0
Available for sale investments:
U.S. government and agency securities	937.7	0.6	(12.4)	925.9
Canadian and provincial government securities	374.4	8.8	(0.2)	383.0
Corporate debt securities	258.0	1.2	(1.6)	257.6
Asset-backed securities	62.9	0.2	(0.1)	63.0
Mortgage-backed and other securities	29.5	0.1	(0.1)	29.5

Total available for sale investments	1,662.5	10.9	(14.4)	1,659.0

Invested customer funds	4,591.5	$10.9	$(14.4)	4,588.0

Trust receivables	5.4			5.4

Total customer funds	$4,596.9			$4,593.4

The following represents the gross unrealized losses and the related fair value of the investments of customer funds available for sale, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2007.

	Less than 12 months		12 months or more		Total
	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value
U.S. government and agency securities. .	$(0.2)	$179.3	$—	$—	$(0.2)	$179.3
Canadian and provincial government securities	—	—	—	—	—	—
Corporate debt securities	(0.4)	130.7	—	—	(0.4)	130.7
Asset-backed securities	(0.4)	94.4	—	—	(0.4)	94.4
Mortgage-backed and other securities	—	8.5	—	—	—	8.5

Total available for sale investments	$(1.0)	$412.9	$—	$—	$(1.0)	$412.9

Management does not believe any individual unrealized loss as of December 31, 2007 represents an other-than-temporary impairment. The unrealized losses are primarily attributable to changes in interest rates and not credit deterioration. We currently have both the intent and ability to hold the securities for the time necessary to recover the amortized cost.

The amortized cost and fair value of investment securities available for sale at December 31, 2007, by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	December 31, 2007
Investments of Customer Funds by Maturity Date	Cost	Fair Value
Due in one year or less	$2,371.2	$2,371.2
Due in one to three years	621.1	623.6
Due in three to five years	501.0	504.1
Due after five years	337.8	341.1

Total	$3,831.1	$3,840.0

Total proceeds and gross realized gains and losses from the sale of investment securities available for sale, including calls of securities resulting in a gain or loss, for each of the periods were:

	Successor	Predecessor
	Period From November 10 to December 31, 2007	Period From January 1 to November 9, 2007	Years ended December 31
			2006	2005
Proceeds	$—	$4.8	$1.7	$130.6
Gross gains	—	—	—	1.7
Gross losses	$—	$(0.1)	$1.7	$—

7. TRADE AND OTHER RECEIVABLES, NET

	Successor	Predecessor
	December 31
	2007	2006
Trade receivables from customers	$766.5	$687.2
Interest receivable from invested customer funds	28.3	21.4
Tax receivables and prepayments	34.4	—
Other	10.7	6.3

Total gross receivables	839.9	714.9
Less: reserve for sales adjustments	(7.0)	(9.0)
Less: long-term portion of trade receivables	(1.6)	(0.3)
Less: long-term portion of tax receivables	(0.4)	—
Less: long-term portion of interest receivable from invested customer funds	(14.8)	(9.7)
Less: allowance for doubtful accounts	(12.3)	(13.7)

Trade and other receivables, net	$803.8	$682.2

During 2006 and 2007, a portion of the trade receivables served as collateral under the Comdata receivables securitization facility discussed in Note 9, “Financing.” The aggregate amount served as collateral under this facility amounted to $307.1 at December 31, 2006. During 2007, we terminated this securitization facility. The long-term portion of trade receivables is included in other noncurrent assets on our consolidated balance sheets. The carrying value of total gross receivables approximates fair value.

The interest earnings on invested customer funds are included in revenue as discussed in Note 6, “Customer Funds.”

The activity related to the allowance for doubtful accounts is as follows for each of the periods:

	Successor	Predecessor
Allowance for Doubtful Accounts	Period From November 10 to December 31, 2007	Period From January 1 to November 9, 2007	Years ended December 31
			2006	2005
Balance at beginning of period	$12.3	$13.7	$13.9	$13.3
Provision for doubtful accounts	1.0	2.8	5.3	11.2
Charge-offs, net of recoveries	(1.0)	(4.2)	(5.5)	(10.6)

Balance at end of period	$12.3	$12.3	$13.7	$13.9

8. CAPITAL ASSETS

	Successor	Predecessor
	December 31
	2007	2006
Property, Plant and Equipment
Land	$7.5	$2.9
Machinery and equipment (accumulated depreciation of $5.0 and $198.1)	55.3	253.7
Buildings and improvements (accumulated depreciation of $0.3 and $45.3)	27.0	97.1

Total property, plant and equipment	89.8	353.7
Accumulated depreciation	(5.3)	(243.4)

Property, plant and equipment, net	$84.5	$110.3

Other Intangible Assets
Customer lists and relationships (accumulated amortization of $8.5 and $41.6)	$738.0	$72.6
Trademarks (accumulated amortization of $0.0 and $1.0)	300.0	1.3
Technology (accumulated amortization of $11.5 and $183.1)	422.9	254.5
Non-compete agreements (accumulated amortization of $0.1 and $9.7)	4.0	13.0

Total other intangible assets	1,464.9	341.4
Accumulated amortization	(20.1)	(235.4)

Other intangible assets, net	$1,444.8	$106.0

Goodwill	Successor	Predecessor
At January 1, 2006		$936.5
Acquisitions		19.0
Translation and other adjustments		(2.9)

Balance at December 31, 2006		952.6
Acquisitions		3.5
Translation and other adjustments		31.0

Balance at November 9, 2007		$987.1

Merger	$3,544.5
Translation and other adjustments	(39.8)

Balance at December 31, 2007	$3,504.7

Tax-deductible goodwill at December 31, 2006		$258.1

Tax-deductible goodwill at December 31, 2007	$105.2

	Successor	Predecessor
Depreciation and Amortization	Period from November 10 to December 31, 2007	Period from January 1 to November 9, 2007	Years ended December 31
			2006	2005
Depreciation of property, plant and equipment	$5.3	$34.2	$41.1	$41.4
Amortization of other intangible assets	20.1	39.8	45.8	43.9

Total	$25.4	$74.0	$86.9	$85.3

The weighted average remaining useful life of the other intangible assets is nine years excluding the trademark which has an indefinite life (twelve to fifteen years for customer lists and relationships, three to seven years for technology, and two years for the non-compete agreements). We estimate that amortization of other intangible assets held at December 31, 2007 will be $138.1 for 2008, $134.0 for 2009, $125.4 for 2010, $110.3 for 2011, and $107.3 for 2012.

9. FINANCING

Debt and Capital Lease Obligations

The table below presents our debt and capital lease obligations, followed by a discussion of each of these obligations.

	December 31
Debt and Capital Lease Obligations	2007	2006
Senior secured credit facility	$2,250.0	$—
Senior notes	1,300.0	—
Ceridian revolving credit facility	—	11.6
Comdata receivables securitization facility	—	82.0
Ceridian U.K. overdraft facility	—	—

Total revolving credit facilities and overdrafts	3,550.0	93.6
Capital lease obligations	2.6	6.9

Total debt and capital lease obligations	3,552.6	100.5
Less unamortized discount on senior notes	17.9	—
Less short-term debt and current portions of long-term debt and capital lease obligations	2.6	16.6

Long-term obligations, less current portions	$3,532.1	$83.9

Merger

In connection with the Merger, we executed the following financing arrangements: the senior secured credit facility, the 11 1/4% senior notes due 2015 and the 12 1/4/ 13% senior toggle notes due 2015. These financial arrangements are summarized below. In addition, prior to the consummation of the Merger, we terminated our previous financing arrangements: the $250.0 revolving five year credit facility dated November 18, 2005 and the $150.0 Comdata Receivables Securitization Facility. In connection with the debt issuance, we paid $84.8, of which $66.9 was recorded as deferred financing fees and $17.9 as a debt discount. The debt discount and deferred financing fees will be amortized using the interest method over the term of the related debt.

Successor

Senior Secured Credit Facility

As part of our Merger financing we entered into a senior secured credit facility with Deutsche Bank AG New York Branch, as administrative agent and collateral agent, Deutsche Bank AG Canada Branch, as Canadian sub-agent, and with a syndicate of lenders. The terms of the senior facility are set forth below.

Borrowings

The senior secured credit facility provides for a $2,250.0 term loan facility and a $300.0 revolving credit facility. The term loan facility consists of a $2,140.0 term loan to Ceridian Corporation (“U.S. Term Loan”) and a $110.0 term loan to Ceridian Canada Holdings ULC (“Canada Term Loan”). The revolving credit facility is composed of a $225.0 revolving loan facility available to Ceridian Corporation (“U.S. Revolver”) and $75.0

multi-currency revolving loan facility available to Ceridian Corporation or Ceridian Canada LTD (“Multi-Currency Revolver”). The U.S. Revolver includes a $75.0 letter of credit sub-facility and a $75.0 swingline sub-facility. The Multi-Currency Revolver includes a $25.0 multi-currency letter of credit and a $25.0 multi-currency swingline sub-facility. At our option and subject to certain conditions, we may increase the credit facilities in an aggregate amount not to exceed $300.0 without the consent of any person other than the institutions agreeing to provide all or any portion of such increase.

The U.S. Term Loan and Canada Term Loan were fully borrowed on the closing date. The term loans will amortize in quarterly installments of .25% of the original principal amount of the term loans beginning on the last day of the first full fiscal quarter ended after the first anniversary of the closing date. In the fifth year after the closing date, the term loans will amortize in quarterly installments of .50% of the original principal amount of the term loans and quarterly amortization will be .25% of the original principle thereafter. Any unpaid balance outstanding on the term loans will be payable on November 9, 2014. Repayments and prepayments of the term loans may not be re-borrowed.

Revolving loans may be borrowed, repaid and re-borrowed after the closing date until May 9, 2014, when all outstanding revolving loans are due and payable. Approximately $296.8 of the revolving facilities was available on December 31, 2007. The amount available under the revolving facilities was reduced by $3.2 as result of letter of credit outstanding at December 31, 2007.

Term loans may be prepaid and revolving loan commitments may be reduced, in whole or in part without premium or penalty, subject to minimum prepayment requirements, at our option, at any time upon one to three days’ prior notice. We are required to prepay the loans with the net proceeds of certain incurrence of indebtedness, certain asset sales, and a certain percentage of excess cash flow.

Loan commitments may be withdrawn only if an event of default has occurred. Events of default are described later in this note.

Interest

The interest rates under the senior secured credit facility for term loans and revolving loans are based, at our option, in the case of U.S. Dollar-denominated loans, on LIBOR plus 3.00% or the alternative base rate plus 2.00%, and in the case of alternate currency denominated loans, on the Canadian prime rate plus 2.00% or EURIBOR or Sterling LIBOR plus 3.00%. Swingline loans are based on the alternative base rate plus 2.00%. The applicable margins are in the case of revolving loans and swingline loans subject to reduction based upon the attainment of certain leverage ratios. The interest rate on the senior secured credit facility at December 31, 2007 was 8.24%. Overdue principal and interest bears interest at 2.00% above the rate then applicable to such loans under the term facility. With respect to LIBOR loans, each interest period will have a duration of, at our option, either one, two, three, six, or, if available to all relevant lenders, nine or twelve months, and interest is payable on the last day of each relevant interest period, and, in any event, at least every three months. With respect to alternate base rate loans, interest is payable quarterly in arrears and at the maturity of the facility. Calculations of interest are based on a 360 day year (or 365/366 days in the case of alternate base rate loans or Canadian prime rate loans and 365 days in the case of the sterling LIBOR rate loans) for the actual days elapsed.

The senior facility had associated deferred financing costs that are being amortized at the effective interest rate of 8.21% for U.S. Revolver and Multi-Currency Revolver, 8.14% for the U.S. Term Loan and 8.28% for the Canada Term Loan.

Fees

The senior secured credit facility provides for the payment to the lenders of a commitment fee equal to .50% per annum on the average daily unused portion of the revolving loan commitments, subject to reduction based on the attainment of a certain leverage ratio, payable in arrears. For the purposes of this calculation swingline loans are not considered to be a utilization of the revolving credit facility. The total fees accrued for the period November 10, 2007 to December 31, 2007 was $0.2.

The senior secured credit facility also provides for the payment to the lenders of a letter of credit fee at a per annum rate equal to the applicable margin then in effect with respect to Eurodollar loans under the revolving facility on the aggregate face amount of all outstanding letters of credit, less the amount of the fronting fee, payable quarterly in arrears. A fronting fee in an amount to be agreed (but not to exceed 0.125% per annum) on the face amount of each letter of credit shall be payable quarterly in arrears to the relevant issuing lender.

Collateral and guarantees

The loans under the senior secured credit facility, any incremental facility and under any swap agreement are unconditionally guaranteed by each of our domestic, wholly-owned restricted subsidiaries, excluding customer funds, immaterial subsidiaries and special purpose entities. The loans and guarantees under the senior secured credit facility are secured by a perfected first priority security interest, subject to certain exceptions, in substantially all of our and the subsidiary guarantors’ tangible and intangible assets, including a pledge of the capital stock of each of our direct and indirect material subsidiaries, limited in the case of foreign subsidiaries with respect to the term loans, to 65% of the voting capital stock and 100% of the non-voting capital stock of material first-tier foreign subsidiaries, and a non-recourse pledge of the capital stock of Ceridian Corporation by Foundation Holdings, Inc.

Representations, Warranties and Covenants

The senior facility contains certain customary representations and warranties. In addition, the senior facility contains customary covenants restricting our ability and certain of our subsidiaries ability to, among other things: incur additional indebtedness, issue disqualified stock and preferred stock; create liens; declare dividends; redeem capital stock; make investments; engage in a materially different line of business; engage in mergers, consolidations, acquisitions, asset sales or other fundamental changes; engage in certain transactions with affiliates; enter into certain restrictive agreements; make prepayments on any senior notes or subordinated indebtedness; modify junior financing documentation; and make changes to our fiscal year. In addition, beginning with the fiscal quarter ended December 31, 2008, the senior facility requires us to maintain the ratio of adjusted consolidated total debt to EBITDA below specified levels on a quarterly basis, which levels reduce over time. As of December 31, 2007, we were in compliance with all covenants in the indenture governing the notes.

Events of Default

Events of default under the senior secured credit facility include, but are not limited to: failure to pay interest, principal and fees or other amounts when due; material breach of any representation or warranty; covenant defaults; cross defaults to other material indebtedness; events of bankruptcy, invalidity of security interests; a change of control, material judgments for payment of money; involuntary acceleration of any debt; and other customary events of default. There were no events of default as of December 31, 2007.

11 1/4% Senior Notes due 2015 and 12 1/4%/13% Senior Toggle Notes due 2015

Also in connection with the Merger we sold $825.0 11 1/4% Senior Notes due 2015 (the “Senior Notes”) and $475.0 12 1/4%/13% Senior Toggle Notes due 2015 (the “Senior Toggle Notes,” and together with the Senior Notes, the “Notes”) pursuant to private offerings.

Interest

Interest on the Notes is payable semi-annually in arrears on May 15 and November 15 of each year, commencing on May 15, 2008, and the Notes mature on November 15, 2015. Interest on the Senior Notes accrues at a rate of 11 1/4% per annum and is payable in cash only. The initial interest payment on the Senior

Toggle Notes will be payable entirely in cash. For any subsequent interest payment prior to November 15, 2011, we may elect to pay interest on the Senior Toggle Notes, at our option, (i) entirely in cash (“cash interest”), (ii) entirely by increasing the principal amount of the Senior Toggle Notes (“PIK interest”) or (iii) by paying half the interest on the principal amount of Senior Toggle Notes in cash interest and half in PIK interest. Cash interest on the Senior Toggle Notes will accrue at a rate of 12 1/4% per annum, and PIK interest on the Senior Toggle Notes will accrue at a rate of 13% per annum. After November 15, 2011, all interest payable on the Senior Toggle Notes will be cash interest.

The Senior Notes were issued at a discount of 1.4% thus the carrying value of the Notes as of December 31, 2007 is $1,282.1. The effective interest rate used to amortize the discount was 11.7% for the Senior Notes and 12.8% for the Senior Toggle Notes.

Optional Redemption

At any time prior to November 15, 2011, we may redeem the Notes, in whole or in part, at a price equal to 100% of the principal amount of such Notes plus accrued and unpaid interest and an applicable make-whole premium. On or after November 15, 2011, the Senior Notes may be redeemed, in whole or in part, at redemption prices decreasing from 105.625% of the principal amount thereof plus accrued and unpaid interest to par on November 15, 2013 and thereafter. On or after November 15, 2011, the Senior Toggle Notes may be redeemed, in whole or in part, at redemption prices decreasing from 106.125% of the principal amount thereof plus accrued and unpaid interest to par on November 15, 2013 and thereafter.

Prior to November 15, 2010, we may, at our option, redeem up to 35% of the outstanding Notes of either series with net cash proceeds from one or more equity offerings, so long as (i) we pay 111.25% of the principal amount of the Senior Notes redeemed or 112.25% of the principal amount of the Senior Toggle Notes redeemed, as applicable, plus accrued and unpaid interest, (ii) at least 50% of the aggregate principal amount of the applicable series of Notes remain outstanding after such redemption and (iii) we redeem the Notes within 180 days of completing such equity offering.

Change of Control Offer

Upon a change of control, we are required to offer to repurchase the Notes at a purchase price equal to 101% of the principal amount outstanding plus accrued and unpaid interest.

Covenants

The indenture governing the Notes limits our and our restricted subsidiaries’ ability to, among other things: pay dividends; redeem equity interests or make restricted payments or investments; restrict our subsidiaries from paying dividends or distributions; incur additional debt or issue disqualified stock and preferred stock; sell assets; engage in transactions with affiliates; create liens on assets; and to permit restricted subsidiaries to guarantee indebtedness. As of December 31, 2007, we were in compliance with all covenants in the indenture governing the Notes.

Events of Default

The indenture governing the Notes also contains customary events of default, including but not limited to: failure to pay any principal or interest when due; failure to comply with obligations, covenants or agreements contained in the indenture or Notes; cross defaults with other material indebtedness of payment of principal or acceleration of principal payments; material unsatisfied judgments; events of bankruptcy; and invalidity of any guarantee. There were no events of default as of December 31, 2007.

As of March 31, 2008, we were in default as a result of the failure to deliver the annual financial statements for the fiscal year ended December 31, 2007 within 90 days after the end of such fiscal year and the related management’s discussion and analysis of financial condition and results of operations. On April 4, 2008, we received a waiver to the above mentioned default for the Notes until April 30, 2008.

Guarantees

The Notes are unconditionally guaranteed on an unsecured senior basis by the subsidiaries of Ceridian Corporation that guaranteed the senior secured credit facility.

Registration Rights

The registration rights agreement requires us to use our best efforts to register the senior unsecured notes with the Securities and Exchange Commission as part of an offer to exchange freely tradeable notes for the Notes. If we are unable to register the bonds by the 365th day after the Issue Date, additional interest will be payable at a rate of 0.25% per annum, increasing at rate of .025% per annum for each 90 day period the Notes remain unregistered, provided that in no event may the rate exceed 1.0% per annum. Under this formula the maximum amount of additional interest that Ceridian would pay in the first full year the bonds remain unregistered is $8.1, and the maximum amount of additional interest would be $13.0 for each additional year the bonds remain unregistered. We expect to be able to register the unsecured Notes on a timely basis.

Maturities of Debt

The expected minimum mandatory maturities of the debt are shown below:

Year	Amount
2008	$0
2009	22.5
2010	22.5
2011	27.9
2012	39.7
Thereafter	$3,437.4

We may be required to make additional payments on the term loans with the proceeds of certain incurrence of indebtedness, certain asset sales and a certain percentage of cash flow. No other mandatory redemption of the 11 1/4% Senior Notes, nor the 12 1/4%/13% Senior Toggle Notes is required prior to maturity except in the event of a change in control.

Fair Value of Debt

Based on the borrowing rates currently available to us for bank loans with similar terms and average maturities, the fair value of long-term debt is $3,304.8 at December 31, 2007 and the carrying value is $3,532.1.

Priority of Debt

In the event of liquidation, the senior secured credit facility has priority over the Notes with respect to the proceeds of Collateral.

Other Debt Financing

At December 31, 2007, Ceridian U.K. maintained two overdraft facilities totaling £7.5 million. There were no amounts outstanding as of December 31, 2007. The £6.5 million overdraft facility has been extended to March 2009 and the £1.0 million overdraft facility expired in March 2008. Our practice has been to renew these facilities on an annual basis.

In addition to the facilities described in this section above, Ceridian Canada had available at December 31, 2007 a committed bank credit facility that provided up to CDN $5.0 for issuance of letters of credit and it is renewed annually at the option of the bank. The amounts of letters of credit outstanding under this facility were CDN $3.7 ($3.7) at December 31, 2007.

Capital Lease Obligations

Our capital lease obligations are $2.6 at December 31, 2007. The remaining payments are due in 2008.

Predecessor

Revolving Credit Facility

The domestic revolving credit facility that we entered into on November 18, 2005 (“2005 Revolving Credit Facility”) provided up to $250.0 (subject to possible increase, at our request as authorized by our Board of Directors and upon bank approval, up to $400.0) in a combination of advances and letters of credit until November 18, 2010. This facility included a sublimit for $25.0 for swingline loans, a $100.0 U.S. dollar equivalent sublimit for loans made in Canadian dollars to Ceridian Canada (“Canadian subfacility”), and a $50.0 U.S. dollar equivalent sublimit for multicurrency borrowings in certain currencies. The Canadian subfacility was used to meet the ongoing working capital, capital expenditures and general corporate needs of Ceridian Canada. The interest rate on the Canadian subfacility was the Eurocurrency Rate plus 115.0 basis points. As of December 31, 2006, there were no borrowings against this subfacility. Advances under the 2005 Revolving Credit Facility were unsecured. The terms of the 2005 Revolving Credit Facility required that our consolidated debt must not exceed 50% of our consolidated net worth, as defined in the agreement, as of the end of any fiscal quarter and the ratio of earnings before interest and taxes to interest expense on a rolling four quarter basis must be at least 2.75 to 1. The 2005 Revolving Credit Facility also contained covenants that, among other things, limit liens, subsidiary debt, contingent obligations, operating leases, minority equity investments and divestitures. The 2005 Revolving Credit Facility was terminated prior to the Merger.

Ceridian Canada’s net borrowing under the Canadian subfacility was repaid as of September 30, 2007 and $11.6 was outstanding as of December 31, 2006. The carrying amount approximated fair value.

Comdata Receivables Securitization Facility

In June 2007, Comdata renewed its existing $150.0 receivables securitization facility by amending the agreements to extend the maturity date to June 12, 2010 with similar terms. Under this facility, Comdata sold receivables to a special purpose subsidiary, Comdata Funding Corporation, which resold the receivables to a third party commercial paper conduit (“Conduit”). The interest rate paid by Comdata was typically equal to the Conduit’s pooled A-1/P-1 commercial paper rate (5.9% at September 30, 2007) plus program fees. However, in the event the Conduit was unable to sell commercial paper, the rate becomes the Prime rate or LIBOR plus 1.5% at Comdata’s option. The amount outstanding at December 31, 2006 was $82.0. The carrying amount approximated fair value. The aggregate amount of receivables serving as collateral amounted to $307.1 at December 31, 2006. The amount outstanding is accounted for as long-term debt and the receivables remain on our consolidated balance sheet even though the receivables, up to the amount outstanding, are not available to satisfy claims of creditors. This facility was subject to financial covenants similar to those included in the 2005 Revolving Credit Facility. Amounts outstanding under this facility were repaid and the facility was terminated prior to the Merger.

Equity Activities

In the period from January 1 to November 9, 2007, we did not repurchase any of our common stock on the open market. During 2006, we repurchased 13,046,500 shares of our common stock for $316.7 on the open market at an average net price of $24.27 per share.

We issued 3,998,858 shares in the period from January 1 to November 9, 2007, in connection with the exercise of stock options and granting of restricted stock awards from treasury stock at a cost of $94.3 and a weighted average price of $23.58 per common share. For the twelve months ended December 31, 2006, we issued 8,656,078 shares in connection with the exercise of stock options and granting of restricted stock awards from treasury stock at a cost of $196.1 and weighted average price of $22.66 per common share.

Other Debt Financing

At December 31, 2006, Ceridian U.K. maintained two overdraft facilities totaling £7.5 million. There were no amounts outstanding as of December 31, 2006. The £6.5 million overdraft facility has been extended to March 2009 and the £1.0 million overdraft facility expired in March 2008. Our practice has been to renew these facilities on an annual basis.

In addition to the facilities described in this section above, Ceridian Canada had available at December 31, 2006 a committed bank credit facility that provided up to CDN $5.0 million for issuance of letters of credit and it is renewed annually at the option of the bank. The amounts of letters of credit outstanding under this facility were CDN $3.9 million ($3.3) at December 31, 2006.

Capital Lease Obligations

Our capital lease obligations were $6.9 at December 31, 2006.

10. RETIREMENT PLANS

We maintain defined benefit pension plans covering certain of our current and former U.S. and U.K. employees, as well as other postretirement benefit plans for U.S. retired employees that include heath care and life insurance benefits.

We have adopted SFAS 158, “Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans” at December 31, 2006. This statement requires employers to recognize the overfunded or underfunded status of each defined benefit pension and other postretirement plan as an asset or liability in its statement of financial position, recognize changes in that funded status in the year in which the changes occur through comprehensive income and measure a plan’s assets and its obligations that determine its funded status as of the end of the employer’s fiscal year. Below is the incremental effect of applying SFAS 158 on individual line items in the consolidated balance sheet.

	Year Ended December 31, 2006
	Before Application of Statement 158	Adjustments	After Application of Statement 158
Prepaid Pension Asset	$284.5	$(284.5)	$—
Pension Liabilities	(38.3)	(8.5)	(46.8)
Other Postretirement Liabilities	(47.2)	(7.6)	(54.8)
Deferred Income Taxes	8.8	103.9	112.8
Accumulated other comprehensive income	$17.8	$196.6	$214.4

Pension Benefits

We provide retirement income benefits to our employees through a combination of defined benefit and defined contribution plans. Our largest defined benefit pension plan (the “U.S. defined benefit plan”) is a contributory (salary reduction) defined benefit plan for certain current and former U.S. employees that closed to new participants on January 2, 1995. On September 10, 2007, Ceridian authorized the U.S. defined benefit plan to be amended to (1) exclude from further participation in the U.S. defined benefit plan any participant or former participant who was not employed by the Corporation or another participating employer on January 1, 2008, (2) discontinue participant contributions to the U.S. defined benefit plan, and (3) freeze the accrual of additional benefits as of December 31, 2007. The measurement date for pension benefit plans is December 31.

Assets of the U.S. defined benefit plan are held in an irrevocable trust, do not include any Ceridian securities and consist principally of equity securities, U.S. government securities and other fixed income obligations. Benefits under this plan are generally calculated on final or career average earnings and years of participation in the plan. Most participating employees were required to permit salary reduction contributions to the plan on their behalf by the employer as a condition of active participation. Retirees and other former employees are inactive participants in this plan and constitute approximately 95% of the plan participants. This plan is funded in accordance with funding requirements under the Employee Retirement Income Security Act of 1974, based on determinations of an independent consulting actuary. We also sponsor a nonqualified supplemental defined benefit plan (the “nonqualified defined benefit plan”), which is unfunded and provides benefits to selected U.S. employees in addition to the U.S. defined benefit plan. We expect to make contributions to the nonqualified defined benefit plan amounting to $2.3 during 2008.

The investment policy for our U.S. defined benefit plan specifies the objective is to earn the highest possible total returns consistent with the preservation of capital and anticipated liquidity requirements while minimizing the volatility of returns. Target asset allocation ranges specified in the policy are designed to achieve policy objectives and are based upon actuarial and capital market studies performed by experienced outside consultants. On a regular basis we rebalance assets to maintain asset allocations within policy ranges. Within asset categories we use a range of passive and active investment management styles to achieve our U.S. defined benefit plan’s investment objectives and hire outside managers to manage all assets. The U.S. defined benefit plan currently has no allocation to real estate, derivative instruments, or other alternative investment strategies; however a small amount of real estate and venture capital investments from prior investments is shown in “Cash and Other Assets.” Certain asset managers may use futures contracts within limitations to achieve objectives under their assigned investment mandate. Investment of the U.S. defined benefit plan assets in our securities is prohibited by the investment policy.

On May 31, 2006, we made an employer contribution of $75.0 to our U.S. defined benefit plan from our existing cash balance. This significant contribution resulted in a remeasurement of the plan assets, liabilities and projected pension expenses under SFAS 87, “Employers’ Accounting for Pensions,” as of that date. At the time of the contribution, the discount rate used to value the liabilities increased from 5.5% to 6.25%. Accumulated other comprehensive loss was reduced by $50.0 as a result of the cash contribution. We made no contribution in 2007 or 2005 to the U.S. defined benefit plan.

We provide retirement benefits for our employees in the U.K. through two plans (the “U.K. Plans”). The U.K. Plans contain both defined benefit and defined contribution elements. The assets held by the U.K. Plans on behalf of its defined benefit participants amounted to £28.6 million ($57.2), at December 31, 2007 and consisted primarily of debt securities (36%) and equity securities (36%). We expect to make contributions to these plans amounting to £1.3 million ($2.6) during 2008. The investment policy for the U.K. Plans are to have sufficient monies at all times to meet its obligations as and when they occur in the future. Effective in October 2003, the larger of the two plans was amended to freeze the defined benefit element and enhance the defined contribution element of the plan.

We account for our defined benefit plans (the U.S. defined benefit plan, nonqualified defined benefit plan and the U.K. Plans, collectively referred to as our “defined benefit plans”) using actuarial models required by present accounting rules under SFAS 87, “Employers’ Accounting for Pensions.” This model uses an attribution approach that generally spreads the effect of individual events over the service lives of the employees in such plans. These events include plan amendments and changes in actuarial assumptions such as the expected long-term rate of return on plan assets, discount rate related to the benefit obligation, rate of active participants’

compensation increases and mortality rates. The principle underlying the required attribution approach is that employees render service over their service lives on a relatively smooth basis and, therefore, the income statement effects of pensions are earned in, and should follow, the same pattern.

One of the principal components of the net periodic pension calculation is the expected long-term rate of return on plan assets. The required use of expected long-term rate of return on plan assets may result in recognized pension income that is greater or less than the actual returns of those plan assets in any given year. Over time, however, the expected long-term returns are designed to approximate the actual long-term returns that contribute to the settlement of the liability. Differences between actual and expected returns are recognized in the net periodic pension calculation over five years. We use long-term historical actual return information, the mix of investments that comprise plan assets, and future estimates of long-term investment returns by reference to external sources to develop our expected return on plan assets.

The discount rate assumption used for pension plan accounting is used to determine the benefit obligation and the interest portion of the net periodic pension cost (credit) for the following year. Beginning in 2005, we added additional sources that we analyzed to determine the discount rate used for determining the present value of future pension obligations. We employed a process that analyzed three independently prepared yield curves, taking into consideration the timing of the estimated defined benefit payments in arriving at a discount rate. A 25 basis point decrease in the discount rate would result in a $0.6 annual increase in pension expense for all plans, including the FAS 106 plan. We determine the assumed rate of compensation increase based upon our long-term plans for such increases.

In the table below, we present the allocation of assets held for the U.S. defined benefit plan, which is the largest of our defined benefit plans representing over 91% of total assets in our defined benefit plans, as of the measurement date.

	Successor		Predecessor		Target %
	December 31, 2007		December 31, 2006
Domestic Equity	$295.8	50.5%	$301.7	49.5%	50% +/–8%
Domestic Fixed Income	202.6	34.6%	206.8	33.9%	35% +/–5%
International Equity	87.5	14.9%	101.0	16.6%	15% +/–4%

Total Invested Assets	585.9	100.0%	609.5	100.0%	100%
Cash and Other Assets	11.3		5.9

Total Assets	$597.2		$615.4

The funded status of our defined benefit plans represents the difference between the projected benefit obligation and the plans’ assets at fair value. The projected benefit obligation of our defined benefit plans exceeded the fair value of plan assets by $22.0 and $46.8 at December 31, 2007 and 2006, respectively. Under SFAS 158, we are required to record that unfunded status as a liability in our statement of financial position and recognize the change in that funded status in comprehensive income, net of deferred income taxes.

The projected future pension defined benefit plan payments for our defined benefit plans in each of the next five years and the five-year period following are included in the table below.

Years Ended December 31
2008	2009	2010	2011	2012	2013-2017
$47.7	$48.4	$48.8	$49.7	$50.7	$257.4

The accompanying tables reflect the combined funded status and net periodic pension cost (credit) and combined supporting assumptions for the defined benefit elements of our defined benefit plans.

	Successor	Predecessor
Funded Status of Defined Benefit Retirement Plans at Measurement Date	Period From November 10 to December 31, 2007	Period From January 1 to November 9, 2007	Year ended December 31, 2006
Change in Projected Benefit Obligation During the Period
Projected benefit obligation at beginning of period	$697.9	$706.8	$744.1
Service cost	0.5	2.7	3.3
Interest cost	5.8	34.5	41.5
Plan amendments	—	(16.6)	—
Currency translation and other	(2.5)	11.2	6.9
Actuarial (gain) loss	(14.5)	12.1	(33.0)
Benefits paid and plan expenses	(9.9)	(52.8)	(56.0)

Projected benefit obligation at end of period	$677.3	$697.9	$706.8

Change in Fair Value of Plan Assets During the Period
Plan assets at fair value at beginning of period	$686.0	$660.0	$550.3
Actual return on plan assets	(19.9)	59.6	81.2
Currency translation and other	(2.4)	9.8	4.9
Employer contributions	0.6	9.4	79.6
Benefits paid and plan expenses	(9.9)	(52.8)	(56.0)

Plan assets at fair value at end of period	$654.4	$686.0	$660.0

Funded status of plan	$(22.9)	$(11.9)	$(46.8)

	Successor	Predecessor
	As of December 31
Amounts recognized in Statement of Financial Position	2007	2006
Current liability	$(2.3)	$(7.0)
Noncurrent liability	(20.6)	(39.8)
Deferred income tax	5.4	110.0

Amounts recognized in Accumulated Other Comprehensive Income
Accumulated other comprehensive income, net of tax	$8.4	$209.6

The other comprehensive income related to pension benefit plans is as follows:

	Successor	Predecessor
	Period From November 10 to December 31, 2007	Period From January 1 to November 9, 2007	Years ended December 31
			2006	2005
Recognized net actuarial loss	$—	$(13.5)	$(15.5)	$(16.2)
Unrecognized loss (gain) arising during the period	13.8	(16.9)	(34.8)	16.9
Tax expense (benefit)	(5.4)	7.4	18.7	(0.4)

Other comprehensive income, net of tax	$8.4	$(23.0)	$(31.6)	$0.3

	Successor	Predecessor
Assumption Used in Calculations	Period From November 10 to December 31, 2007	Period From January 1 to November 9, 2007	Years ended December 31
			2006	2005
Discount rate used to determine net benefit cost (credit)	6.22%	5.99%	5.76%	5.53%
Rate of compensation increase	4.04%	4.04%	4.02%	4.00%
Expected return on plan assets	6.99%	8.37%	8.47%	8.69%
Discount rate used to determine benefit obligations	6.22%	5.99%	5.54%	5.53%

	Successor	Predecessor
Net Periodic Pension Cost (Credit)	Period From November 10 to December 31, 2007	Period From January 1 to November 9, 2007	Years ended December 31
			2006	2005
Service cost	$0.5	$2.7	$3.3	$4.1
Interest cost	5.8	34.5	41.5	40.9
Expected return on plan assets	(8.0)	(46.9)	(50.8)	(46.7)
Net amortization and deferral	—	13.5	15.5	16.2

Total before settlements/curtailments	(1.7)	3.8	9.5	14.5
Effect of settlements/curtailments	—	2.1	—	—

Total after settlements/curtailments	$(1.7)	$5.9	$9.5	$14.5

The accumulated benefit obligation of our defined benefit plans was $669.8 and $690.3 at December 31, 2007 and 2006, respectively.

The amount in accumulated other comprehensive income that is expected to be recognized as a component of net periodic pension cost during 2008 is not material.

Postretirement Benefits

We provide health care and life insurance benefits for eligible retired employees, including individuals who retired from operations we subsequently sold or discontinued. We sponsor several health care plans in the U.S. for both pre-and post-age 65 retirees. Our contributions to these plans differ for various groups of retirees and future retirees. Most retirees outside the U.S. are covered by governmental health care programs, and our cost is not significant. The measurement date for postretirement benefit plans is December 31. We implemented Financial Accounting Standards Board Staff Position No. (“FSP”) 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” in 2004, which addressed the accounting for the federal subsidy for the sponsors of single employer defined benefit postretirement healthcare plans that commenced in 2006.

The accompanying tables present the amounts and changes in the aggregate benefit obligation at the beginning and end of and for each of the last two measurement periods and the components of net periodic postretirement benefit cost for U.S. plans for the periods November 10, 2007 through December 31, 2007, January 1, 2007 though November 9, 2007, and years ended December 31, 2006 and 2005. We fund these costs as they become due.

	Successor	Predecessor
Funded Status of Postretirement Health Care and Life Insurance Plans	Period From November 10 to December 31, 2007	Period From January 1 to November 9, 2007	Year ended December 31, 2006
Change in Benefit Obligation
At beginning of period	$58.3	$54.8	$55.5
Service cost	—	0.1	0.1
Interest cost	0.5	2.6	2.9
Participant contributions	0.4	2.2	2.7
Actuarial gain	(1.4)	3.2	(0.3)
Benefits paid	(0.9)	(4.6)	(6.1)

At end of period	$56.9	$58.3	$54.8

Change in Plan Assets
At beginning of period	$—	$—	$—
Company contributions	0.5	2.4	3.4
Participant contributions	0.4	2.2	2.7
Benefits paid	(0.9)	(4.6)	(6.1)

At end of period	$—	$—	$—

Funded Status	$(56.9)	$(58.3)	$(54.8)

	Successor	Predecessor
	As of December 31
	2007	2006
Amounts recognized in Statement of Financial Position
Current liability	$(4.4)	$(3.6)
Noncurrent liability	(52.5)	(51.2)
Deferred income tax	(0.5)	2.8
Amounts recognized in Accumulated Other Comprehensive Income
Accumulated other comprehensive income, net of tax	$(0.9)	$4.8

The other comprehensive income related to postretirement benefits is as follows:

	Successor	Predecessor
	Period From November 10 to December 31, 2007	Period From January 1 to November 9, 2007	Years ended December 31
			2006	2005
Recognized net actuarial loss	$—	$(0.2)	$(0.3)	$(0.5)
Unrecognized loss (gain) arising during the period	(1.4)	3.2	7.9	0.5
Tax expense (benefit)	0.5	(1.1)	(2.8)	—

Other comprehensive income, net of tax	$(0.9)	$1.9	$4.8	$—

	Successor	Predecessor
Net Periodic Postretirement Benefits Cost (Credit)	Period From November 10 to December 31, 2007	Period From January 1 to November 9, 2007	Years ended December 31
			2006	2005
Service cost	$—	$0.1	$0.1	$0.1
Interest cost	0.5	2.6	2.9	3.0
Actuarial loss amortization	—	0.2	0.3	0.5

Net periodic benefit cost	$0.5	$2.9	$3.3	$3.6

The amount in accumulated other comprehensive income that is expected to be recognized as a component of net periodic postretirement benefit cost during 2008 is not material.

The assumed health care cost trend rate represents the rate at which health care costs are assumed to increase. The assumed health care cost trend rate used in measuring the benefit obligation in 2007 is 9.0% for pre-age 65 retirees and 10.5% for post-age 65 retirees. These rates are assumed to decrease gradually to the ultimate health care cost trend rate of 5.0% in 2016 for both groups. A one percent increase in this rate would increase the benefit obligation at December 31, 2007 by $4.0 and the aggregate service and interest cost for 2007 by $0.2. A one percent decrease in this rate would decrease the benefit obligation at December 31, 2007 by $3.8 and the aggregate service and interest cost for the 2007 measurement period by $0.2. The weighted average discount rates used in determining the net periodic postretirement benefit cost were 6.00%, 5.75%, 5.50% and 6.00% for periods November 10 through December 31, 2007, January 1 through November 9, 2007, December 31, 2006 and December 31, 2005, respectively. The weighted average discount rates used in determining the benefit obligation at the measurement dates were 6.25% for November 10 through December 31, 2007, 6.00% for January 1 through November 9, 2007, and 5.75% in 2006. We used the same discount rate for measuring our postretirement benefit plan obligations as for measuring our obligations under our U.S. defined benefit plans. Due to the small size of the participant base, the similarity in characteristics of expected payment obligations to the defined benefit plans’ participant base, and due to very little variability in interest rates over different time periods, using a different discount rate for the postretirement benefits plan would not result in a materially different amount of total benefit obligation.

The projected future postretirement benefit payments and future receipts from the federal subsidy for each of the next five years and the five-year period following are included in the table below.

	Payments	Receipts
2008	$4.8	$0.4
2009	5.0	0.5
2010	5.2	0.5
2011	5.3	0.5
2012	5.3	0.5
2013-2017	26.2	2.4

Defined Contribution Benefits

We sponsor defined contribution plans that provide retirement benefits to substantially all of our employees. Company contributions are based upon the contractual obligations of each respective plan. We recognized expense of $2.8, $17.5, $17.3 and $15.6 for the period November 10 to December 31, 2007, January 1 to November 9, 2007, and for the years ended 2006 and 2005, respectively, with regard to employer contributions to these plans.

11. STOCK-BASED COMPENSATION PLANS

Successor

Overview

We maintained stock-based compensation plans for directors, employees and consultants of the Company.

The Ceridian Holding 2007 Stock Incentive Plan (“2007 SIP”), authorized the issuance of up to 10,540,540 common shares of Ceridian Holding in connection with awards of stock options and stock awards. Eligible participants in the 2007 SIP include our directors, employees and consultants. As of December 31, 2007, 3,329,729 shares were available for future grants under the 2007 SIP.

Stock options awarded under the 2007 SIP vest either annually on a pro rata basis over a five-year period or on a specific date if certain performance criteria are satisfied and certain equity values are attained. The stock option awards have 10-year contractual term and have an exercise price that is not less than the fair market value of the underlying stock on the date of grant.

Performance Options

The performance-based options vest on the earlier to occur of a change in control or an initial public offering (“IPO”) in which the value of the stock is at least $20 per share or higher. If the value of the common stock has not reached $20 or higher per share at the time an IPO/change of control event occurs, the options expire unvested.

We used an integrated Monte Carlo simulation model and a trinomial lattice model to estimate the value of the performance options. The Monte Carlo model utilizes multiple input variables that determine the probability of satisfying the market conditions stipulated in the award. This probability is an input into the trinomial lattice model used to fair value the options. The weighted average assumptions used in estimating the value of the performance based options are as follows:

Successor
Period From November 10 to December 31, 2007
Expected volatility	45.0%
Expected dividend rate	—
Risk-free interest rate	4.2%

The fair value of performance-based options granted during the period November 10 to December 31, 2007 had a weighted average value of $5.56 per option. At December 31, 2007, there was $20.0 of stock option compensation expense related to nonvested performance based awards not yet recognized.

We granted 3,605,405 performance-based options during the period from November 10 to December 31, 2007 with a weighted exercise price of $10 per share. As of December 31, 2007, these options had a weighted contractual term of 9.86 years and the aggregate intrinsic value is not material.

Term Options

The fair value of the term-based stock options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

Successor
Period From November 10 to December 31, 2007
Expected life in years	6.50
Expected volatility	45.0%
Expected dividend rate	—
Risk-free interest rate	3.9%

For the period November 10, 2007 to December 31, 2007, we have used the simplified method allowed by Staff Accounting Bulletin No. 107, “Share-Based Payment,” with the graded vesting approach to determine the expected life for the service based stock options.

The weighted average grant date fair value of term-based stock options granted during the period was $5.04 per share. At December 31, 2007, there was $12.9 of stock option compensation expense related to nonvested term based awards not yet recognized.

We granted 3,605,406 term-based options during the period from November 10 to December 31, 2007 with a weighted exercise price of $10 per share. As of December 31, 2007, these options had a weighted contractual term of 9.86 years and the aggregate intrinsic value is not material.

For all stock options, the risk-free interest rate we use is based on the implied yield currently available on U.S. Treasury zero coupon issues with remaining term equal to the contractual term of the option. The estimated volatility of Ceridian Holding common stock is based on the historical 120-month volatility for several comparable public companies as well as the six-year historical volatility of Predecessor Ceridian Corporation.

Predecessor

As a result of the Merger, all stock options, restricted stock units, and restricted stock awards outstanding at November 9, 2007 became fully vested and paid out. There are no shares remaining available for future grants related to the below plans.

We maintained stock-based compensation plans for non-employee directors, officers, employees, consultants and independent contractors.

The Ceridian Corporation 2004 Long-Term Stock Incentive Plan, as amended (“2004 LTSIP”), authorized the issuance of up to 6,000,000 common shares in connection with awards of stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalents, performance awards, stock awards and other stock-based awards. Eligible participants in the 2004 LTSIP included our employees, officers, consultants, advisors and non-employee directors. As of December 31, 2006, 2,081,676 shares were available for future grants under the 2004 LTSIP.

The Ceridian Corporation Amended and Restated 2001 Long-Term Stock Incentive Plan (“2001 LTSIP”) authorized the issuance of up to 27,000,000 common shares in connection with similar awards. Eligible participants in the 2001 LTSIP include our employees and non-employee directors, consultants and independent contractors. As of December 31, 2006, 1,483,557 shares were available for future grants under the 2001 LTSIP.

We had also granted non-qualified stock options to employees who were not executive officers or directors pursuant to the Ceridian Corporation 2002 Employee Stock Incentive Plan (“2002 ESIP”). The 2002 ESIP was terminated on May 12, 2004 in connection with the approval by our shareholders of the 2004 LTSIP. All outstanding awards under the 2002 ESIP remained in effect at the time of termination of this plan.

Stock options, restricted stock awards and restricted stock units awarded under the 2004 LTSIP, 2001 LTSIP and 2002 ESIP generally vested either annually on a pro rata basis over a three-year period or on a specific date if certain performance criteria are satisfied. Stock options generally had either a 5-year or 10-year term and had an exercise price that was not less than the fair market value of the underlying stock on the date of grant. Prior to February 17, 2006, most stock option award agreements under these plans included a “retirement” feature that accelerates future vesting (service) dates to the “retirement date” for recipients who terminated employment and who were age 55 or older and have 10 years of qualified employment service. Subsequent to February 17, 2006, stock option and restricted stock unit award agreements under the 2004 LTSIP contained a “retirement” feature that permitted the continued vesting of such awards following a recipients’ retirement for recipients who terminated employment and who were age 55 or older and had 10 years of qualified employment service. Restricted stock awards did not include such a “retirement” feature.

For stock option awards granted prior to January 1, 2006, compensation expense was generally recognized evenly over the requisite service period of each individual vesting increment. As a result, in 2006 we recognized approximately $1.3 of compensation expense attributed to retirement eligible employees who received grants prior to January 1, 2006. For restricted stock awards granted prior to January 1, 2006, compensation expense is generally recognized evenly over the requisite service period, which was usually the entire vesting period of each grant. Subsequent to January 1, 2006, compensation expense for all awards was recognized evenly over the requisite service period, which was usually the entire vesting period of each grant. The fair value of stock options and restricted stock units received by retirement eligible employees was expensed when granted.

The Ceridian Corporation Amended and Restated 2001 Director Performance Incentive Plan (“2001 DPIP”), which expired in May 2005, authorized the issuance of common shares in connection with awards of stock options, restricted stock and deferred restricted stock units to our non-employee directors. All outstanding awards under the 2001 DPIP remained in effect at the time of expiration of this plan. Since the expiration of the 2001 DPIP, equity awards were made to non-employee directors under the 2004 LTSIP.

Prior to January 1, 2006, an annual grant of a non-qualified stock option to purchase 4,000 shares was made to each eligible non-employee director at the time of election or re-election to the Board at our annual stockholders’ meeting, with such grants becoming fully exercisable six months after the date of grant. The exercise price of the options was the fair market value of the underlying stock at the date of grant, and the options expired in ten years. Effective January 1, 2006, the amount of shares underlying this annual grant of non-qualified stock options to non-employee directors was increased to 8,000 shares. Such grants vested annually on a pro rata basis over a three year period after the date of grant. The exercise price of the options was at the fair market value of the underlying stock at the date of grant, and the options expired in five years.

Additionally, at least 50% of the annual Board retainer for each non-employee director was provided in the form of restricted stock, deferred restricted stock units or a combination of the two. Non-employee directors elected to receive up to 100% of their annual Board retainer and up to 100% of any Board committee chair fees in the form of restricted stock, deferred restricted stock units or a combination of the two. Such restricted stock and deferred restricted stock units were subject to forfeiture on a pro rata basis if a director’s service on the Board terminated before December 31 in the year of grant other than following a change of control, and the restrictions on transfer of such awards lapsed at the conclusion of the director’s service.

A one-time award of restricted stock was made to each non-employee director when the director first joins the Board with restrictions on transfer that ordinarily lapsed annually over a five-year period. Prior to January 1, 2006, the number of shares awarded had a fair market value equal to two and one-half times the then-current annual Board retainer paid to non-employee directors. Subsequent to January 1, 2006, the number of shares awarded had a fair market value of $150,000.

We had reserved 500,000 common shares for issuance under the 2001 Savings-Related Share Option Plan (“2001 SAYE”) for our employees in the United Kingdom. At December 31, 2006, 51,015 shares of common stock remained eligible to be purchased under the 2001 SAYE. No future participation was permitted in this plan.

We generally used our treasury stock to address our obligations under our stock compensation plans.

The Ceridian Corporation Amended and Restated Employee Stock Purchase Plan (“ESPP”) was terminated on December 15, 2005. The ESPP provided for the issuance of up to 1,600,000 newly issued or treasury common shares to our eligible U.S. employees. The purchase price of the common shares was 85% of the lesser of the fair market value on either the first day or the last day of the applicable three-month offering period. There were 419,359 common shares available under the ESPP at the time of termination.

Stock option activity in the period January 1 to November 9, 2007 was as follows:

	Shares	Weighted Average Exercise Price
Beginning options outstanding	9,376,024	$20.03
Granted	938,488	$33.11
Exercised (Jan. 1 through Nov. 8, 2007)	(3,845,959)	$19.19
Outstanding options payout (Nov. 9, 2007)	(5,912,868)	$22.36
Exercised due to Merger	(9,758,827)	$21.11
Forfeited or expired	(555, 685)	$23.09

Ending options outstanding	—	$—
Ending options exercisable	—	$—

Other information pertaining to options was as follows:

	Period From January 1 to November 9, 2007	Years ended December 31
		2006	2005
Total intrinsic value of stock options exercised	$133.8	$66.3	$35.5
Weighted average grant date fair value per share of stock options granted	$8.48	$8.45	$6.01
Cash received from the exercise of stock options	$75.4	$150.8	$88.3
Tax benefit related to the exercise of stock options	$30.7	$22.1	$11.7

The fair value of these stock options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

	Period From January 1 to November 9, 2007	Years ended December 31
		2006	2005
Expected life in years	3.79	4.23	3.90
Expected volatility	23.5%	32.8%	35.4%
Expected dividend rate	—	—	—
Risk-free interest rate	4.6%	4.4%	4.1%

For the period ended November 9, 2007, we used a projected expected life for each award granted based on historical experience of our employees’ exercise behavior. We stratified our employee population based upon distinctive exercise behavior patterns. Expected volatility was based on historical daily volatility levels of our common shares. The risk-free interest rate was based on the implied yield currently available on U.S. Treasury zero coupon issues.

Restricted stock unit activity in the period January 1 to November 9, 2007 was as follows:

Number of Restricted Stock Units
Beginning units outstanding	368,491
Granted	545,417
Converted (Jan. 1 through Nov. 8, 2007)	(119,180)
Converted due to Merger (Nov. 9, 2007)	(656,678)
Forfeited	(138,050)

Ending units outstanding	—
Ending undelivered vested units	—

The intrinsic value of the converted restricted stock units during the period January 1 to November 9, 2007 was $27.7. The intrinsic value of the converted restricted stock units during the year ended December 31, 2006 was less than $0.1. There were no restricted stock units converted during the years ended December 31, 2005.

Restricted stock award activity in the period January 1 to November 9, 2007 was as follows:

	Number of Restricted Shares	Weighted Average Grant-Date Fair Value
Beginning nonvested balance	299,264	$22.09
Granted	29,148	$32.03
Vested (Jan. 1 though Nov. 8, 2007)	(135,459)	$21.57
Vested due to Merger Nov. 9, 2007	(180,745)	$24.31
Total vested	(316,204)	$23.13
Forfeited	(12,208)	$18.79

Ending nonvested balance as of Nov. 9, 2007	—	$—

The fair value of restricted stock vested during the period January 1 to November 9, 2007 and the years ended December 31, 2006 and 2005 was $7.3, $2.6, and $2.2, respectively.

A summary of information with respect to stock-based compensation is as follows:

	Successor	Predecessor
	Period From November 10 to December 31, 2007	Period From January 1 to November 9, 2007	Years ended December 31
			2006	2005
Stock-based compensation costs included in:
Cost of revenue	$—	$8.4	$4.1	$—
Selling, general and administrative	0.3	35.7	16.5	2.5
Research and development	—	0.9	0.4	—

Total stock-based compensation costs	0.3	45.0	21.0	2.5
Amounts capitalized	—	—	—	—
Amounts charged against income, before income tax benefit	0.3	45.0	21.0	2.5
Income tax benefit related to stock-based compensation included in net earnings	0.1	17.1	7.2	1.0

Net compensation expense included in net earnings	$0.2	$27.9	$13.8	$1.5

12. SUPPLEMENTARY DATA TO STATEMENTS OF OPERATIONS

	Successor	Predecessor
Other (Income) Expense, Net	Period From November 10 to December 31, 2007	Period From January 1 to November 9, 2007	Years ended December 31
			2006	2005
Asset write-downs	$—	$0.3	$0.3	$9.1
Foreign currency (gain) loss	6.4	(0.2)	(0.9)	0.2
Gain on sale of assets	(0.0)	(3.0)	(6.9)	(0.5)
Gain on sale of marketable securities	—	(6.2)	(2.3)	(4.3)
Other (income) expense	(0.0)	(0.6)	(0.7)	—

Total	$6.4	$(9.7)	$(10.5)	$4.5

Asset write-downs

Predecessor

During 2007, we had asset write-downs for technology and property of $0.3. During 2006, we had asset write-downs of $0.3 for technology, all of which was due to abandonment of a technology project. During 2005, we had asset write-downs of $9.1, of which $7.8 was due to abandonment of technology projects.

Foreign currency remeasurement

Successor

To facilitate the Merger, we placed $110.0 of U.S. dollar denominated debt in Ceridian Canada which will be repaid through payments from a legal entity with a functional currency in Canadian dollars. We incurred a $6.6 foreign currency remeasurement loss from November 10 to December 31, 2007.

Gain on sale of assets and marketable securities

Predecessor

The gain on asset sales primarily relates to a $2.0 gain on a payroll platform within the HRS segment, and a $1.0 gain related to the sale of a customer list. The gain on marketable securities in 2007 relates to a $5.7 gain on Ultimate stock sales and a $0.5 gain on the iSarla stock sale.

During 2006, the gain on asset sale primarily relates to a $5.8 gain on the sale of a major portion of the 401(k) recordkeeping and administration business and $1.1 related to the sale of other assets. The gain on marketable securities in 2006 is due to sales of Ultimate stock. The gain of sale of marketable securities in 2005 is the result of Ultimate and USIH stock sales of $3.6 and $0.7, respectively.

13. INCOME TAXES

Successor

An enacted tax rate reduction in Canada resulted in a reduction to our tax expense of $3.2. As of December 31, we consider our tax accruals adequate to cover any U.S. and international tax deficiencies not recoverable through deductions in future years.

Predecessor

Items that impacted the tax provision of the predecessor during 2007 include the merger and activities related to it and the sale of a business unit. The merger activities resulted in additional tax expense of $10.3.

In 2006, the expiration of the statute of limitations on an international tax contingency and a Canadian tax rate reduction resulted in a reduction in our income tax expense of $8.6 and $2.8, respectively. During 2005, we favorably settled a significant tax issue that resulted in a $13.0 reduction in tax expense. We also repatriated $130.3 of earnings from Ceridian Canada pursuant to the American Jobs Creation Act of 2004 resulting in an additional tax expense of $5.2. In addition, a former affiliate settled an audit that resolved our potential obligations from a previous spin-off transaction reducing our tax expense by $5.9. Finally, the expiration of the statue of limitations and other adjustments to our tax contingency liabilities resulted in a $6.2 reduction in our tax expense.

	Successor	Predecessor
Components of Earnings and Taxes from Operations	Period From November 10 to December 31, 2007	Period From January 1 to November 9, 2007	Years ended December 31
			2006	2005
Earnings Before Income Taxes
U.S.	$(18.6)	$136.7	$215.4	$141.2
International	(0.6)	31.6	43.9	32.6

Total	$(19.2)	$168.3	$259.3	$173.8

Income Tax Provision
Current
U.S.	$(2.0)	$30.0	$38.8	$39.4
State and local	0.9	4.2	5.6	2.4
International	18.5	4.9	16.0	15.5

	17.4	39.1	60.4	57.3

Deferred
U.S.	(4.7)	20.2	28.9	(10.9)
State and local	(0.2)	0.6	(0.1)	(0.9)
International	(19.3)	12.9	(3.5)	0.4

	(24.2)	33.7	25.3	(11.4)

Total	$(6.8)	$72.8	$85.7	$45.9

	Successor	Predecessor
	Period From November 10 to December 31, 2007	Period From January 1 to November 9, 2007	Years ended December 31
			2006	2005
Effective Rate Reconciliation
U.S. statutory rate	35%	35%	35%	35%
Income tax provision (benefit) at U.S. statutory rate	$(6.7)	$58.9	$90.8	$60.8
Tax on international earnings	—	—	—	(13.0)
Tax settlements	—	—	(2.0)	(6.2)
Tax on international statute expiration	—	—	(8.6)	—
Tax sharing agreement settlements	—	—	—	(5.9)
Merger related costs	—	5.5	—	—
Meals and entertainment	0.1	0.7	0.9	1.0
State income taxes, net of federal benefit and valuation allowance	0.4	3.8	5.1	3.5
Foreign earnings repatriation	—	4.8	—	5.2
Rate change	(3.2)	—	—	—
Other	2.6	(0.9)	(0.5)	0.5

Income tax provision (benefit)	$(6.8)	$72.8	$85.7	$45.9

	Successor	Predecessor
	December 31
Tax Effect of Items That Comprise a Significant Portion of the Net Deferred Tax Asset and Deferred Tax Liability	2007	2006
Deferred Tax Asset
Employment related accruals	$31.7	$53.6
Foreign tax credit carryover	11.1	—
Accrued liabilities and other	28.6	18.6
Net operating loss carryforwards	32.6	26.9

Total gross deferred tax asset	104.0	99.1
Valuation allowance	(41.9)	(22.7)

Total deferred tax asset	62.1	76.4

Deferred Tax Liability
Intangibles	(357.2)	(47.0)
Other	(44.3)	(27.3)

Total deferred tax liability	(401.5)	(74.3)

Net deferred tax asset/(liability)	$(339.4)	$2.1

Net Deferred Tax by Geography
United States	(302.0)	$23.5
International	(37.4)	(21.4)

Total	$(339.4)	$2.1

Successor

At December 31, 2007, we had total net operating loss carryforwards of approximately $398.2. Amounts available to reduce future taxable income include $5.6 of U.S. federal net operating loss carryforwards, $375.9 of U.S. state net operating loss carryforwards, and $ 16.7 of international net operating loss carryforwards. If unused, these carryforwards will expire between 2008 and 2027.

We have recorded valuation allowances related to certain state and international net operating losses, an international net capital loss carryforward, and excess US foreign tax credits because it is considered more likely than not that these benefits will not be realized. At December 31, 2007, the valuation allowance relating to state tax operating loss carryforwards was approximately $28.1, the allowance related to international operating loss carryforwards was approximately $0.8, the valuation allowance relating to net international capital loss carryforward is $1.9 and the valuation allowance related to the excess foreign tax credits was $11.1. We believe that the remainder of our deferred tax asset is realizable.

We file income tax returns in the U.S. federal jurisdiction, and various states and foreign jurisdictions. With a few exceptions, we are no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2003. In addition, in the first quarter of 2008, we received a final determination of our 2004 and 2005 U.S. federal income tax returns. A small payment was made and there was minimal impact on the consolidated financial statements.

The following table summarizes the activity for unrecognized tax benefits:

	Successor	Predecessor
Federal, State and Foreign Tax	Period From November 10 to December 31, 2007	Period From January 1 to November 9, 2007
Beginning unrecognized tax balance	$3.3	$3.4
Increase prior period positions	—	—
Increase current period positions	0.1	1.1
Decrease current period positions	—	(0.1)
Settlements	—	—
Statutes expiring	—	(1.1)

Ending unrecognized tax benefits	$3.4	$3.3

The total amount of unrecognized tax benefits as of December 31, 2007 was $3.4 including $0.3 of accrued interest. Of the total amount of unrecognized tax benefits, $2.8 represents the amount that, if recognized, would favorably impact our effective income tax rate as of December 31, 2007. It is expected that the amount of unrecognized tax benefits will change in the next 12 months; however, we cannot reasonably estimate the amount of the change. We do not expect the change to have a significant impact on our results of operations or financial condition.

We consider earnings from international subsidiaries to be indefinitely reinvested and accordingly, we do not provide U.S. income taxes or withholding taxes on these earnings. Upon repatriation of those earnings, in the form of dividends or otherwise, we would be subject to both U.S. income taxes and foreign withholding taxes payable offset by applicable foreign tax credits. As of December 31, 2007, as a result of transactions related to the merger and debt financing and the dividend paid in 2005 under the American Jobs Creation Act of 2004, we do not have any undistributed foreign earnings.

We file income tax returns in the U.S. federal jurisdiction, and various states and foreign jurisdictions. With a few exceptions, we are no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2003. During 2007, we received a final determination of our 2001 and 2002 U.S. federal income tax returns. A small refund was received and there was minimal impact on the consolidated financial statements.

14. COMMITMENTS AND CONTINGENCIES

Guarantees and Indemnifications

As a result of the sale of the SourceWeb Assets in 2004, we recorded a pre-tax charge and accrued a liability of $19.2 representing the fair value of an associated guaranteed future minimum royalty obligation to Ultimate. As of December 31, 2007, the remaining liability was $1.7. Future payments of principal and interest under this obligation will amount to $1.7 in 2008.

Our general terms and conditions in customer contracts frequently include a statement indicating we will indemnify and hold our customer harmless from and against any and all claims alleging that the services and materials furnished by us violate any third party’s patent, trade secret, copyright or other intellectual property right. We are not aware of any material pending litigation concerning these indemnities.

Leasing

We conduct substantially all of our operations in leased facilities. Most of our leases contain renewal options and require payments for taxes, insurance and maintenance.

Substantially all our leasing arrangements for equipment and facilities are operating leases and the rental payments under these leases are charged to operations as incurred. The amounts in the accompanying tables do not include capital lease obligations recorded as liabilities.

Our rental expense and sublease income for periods from November 10, to December 31, 2007, January 1 to November 9, 2007, years ended December 31, 2006 and 2005 appear in the following table:

	Successor	Predecessor
Rental Expense	Period From November 10 to December 31, 2007	Period From January 1 to November 9, 2007	Years ended December 31
			2006	2005
Rental expense	$7.1	$45.5	$51.4	$53.0
Sublease rental income	(0.1)	(0.7)	(0.2)	(0.2)

Net rental expense	$7.0	$44.8	$51.2	$52.8

Our future minimum noncancelable lease payments on existing operating leases at December 31, 2007, which have an initial term of more than one year, are presented in the following table:

Future Minimum Lease Payments
2008	$46.1
2009	37.7
2010	32.1
2011	25.1
2012	15.7
Thereafter	$59.7

15. RELATED PARTY TRANSACTIONS

Management Agreements

On May 30, 2007, we entered into two separate management agreements with Fidelity National Financial Inc. (“FNF”) and THL Managers VI, LLC (“THLM”), an affiliate of Thomas H. Lee, L.P (“THL Partners”). Pursuant to these management agreements, FNF and THLM each, respectively, agreed to provide us with financial advisory, strategic and general oversight services. The agreements provide that we paid one time transaction fees of $36.0 to each of THLM and FNF at the closing of the Merger. The agreements also provide that we will pay annual management fees to each of THLM and FNF in an amount equal to the greater of (a) $2.0 million, or (b) 0.5 percent of Adjusted EBITDA, which for purposes of the management agreement is EBITDA as defined in our senior secured credit facilities, further adjusted to exclude the payments made pursuant to the management agreements and certain stock options or other equity compensation recognized under SFAS 123R. We also agreed under the management agreements to indemnify THLM and FNF as well as to pay certain expenses and fees incurred by THLM and FNF in connection with the Merger.

The agreements terminate upon the earlier of (a) seven years from the date of the agreement or (b) the consummation of an initial public offering of Ceridian. Upon the occurrence of an initial public offering, a lump sum payment equal to the net present value of the annual management fee for a seven year period, discounted using the 10-year treasury discount rate as of the date of determination, would be due to THLM and FNF.

During the period from November 10, 2007 to December 31, 2007, the Company recorded a combined management fee expense of $0.8 due to THLM and FNF. The total of $72.0 of transaction fees paid to THLM and FNF was recorded as an equity issuance cost of $55.4 and deferred financing fees of $16.6.

Preferred Stock Dividends

In connection with the Merger, 30,000,000 shares of preferred stock of Ceridian Intermediate were issued and outstanding at $10 per share. Subsequent to the Merger and as of December 31, 2007, 30,935 shares of preferred stock of Ceridian Intermediate were issued to certain of our employees at $10 per share. This preferred stock has a 13% cumulative dividend rate and we expect to fund the payment in future periods at the request of Ceridian Intermediate. As of December 31, 2007, Ceridian Intermediate had accumulated unpaid dividends of $5.6.

Stock-Based Compensation

The 2007 SIP authorized the issuance of up to 10,540,540 common shares of Ceridian Holding in connection with awards of stock options and stock awards. Eligible participants in the 2007 SIP include our directors, employees and consultants.

16. LEGAL MATTERS

We are subject to claims and a number of judicial and administrative proceedings considered normal in the course of our current and past operations, including employment-related disputes, contract disputes, intellectual property disputes, government audits and proceedings, customer disputes, and tort claims. In some proceedings, the claimant seeks damages as well as other relief, which, if granted, would require substantial expenditures on our part.

Some of these matters raise difficult and complex factual and legal issues, and are subject to many uncertainties, including the facts and circumstances of each particular action, and the jurisdiction, forum and law under which each action is proceeding. Because of this complexity, final disposition of some of these proceedings may not occur for several years. As such, we are not always able to estimate the amount of our possible future liabilities. There can be no certainty that we may not ultimately incur charges in excess of presently or established future financial accruals or insurance coverage. Although occasional adverse decisions (or settlements) may occur, it is management’s opinion that the final disposition of these proceedings will not, considering the merits of the claims and available reserves and insurance and based upon the facts and circumstances currently known, have a material adverse effect on our financial position or results of operations.

Securities Class Action

Since August 6, 2004, six shareholder lawsuits have been filed against Ceridian Corporation and certain of our former executive officers in the United States District Court, District of Minnesota. Those lawsuits were consolidated into a single case captioned In re Ceridian Corporation Securities Litigation, Case No. 04-cv-03704 PJS-RLE. This consolidated action purports to be a class action filed on behalf of all persons who purchased or otherwise acquired our common stock between April 17, 2003 through and including March 17, 2005, and allege claims against Ceridian and certain of our former executive officers under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”). Plaintiffs challenge the accuracy of certain public disclosures made by us regarding our financial performance, and in particular our accounting for revenue and expenses, accounting for capitalization, accounting for derivatives, accounting for long-term leases, and accounting for trademarks. Plaintiffs allege, in essence, that our series of restatements constituted a violation of Section 10(b) and 20(a) of the Exchange Act. On May 25, 2006, the United States District Court, District of Minnesota granted our motion to dismiss the consolidated class action complaint and gave leave to the plaintiffs to file an amended complaint. An amended complaint was filed on July 14, 2006. Our motion to dismiss the amended consolidated class action complaint with prejudice was granted on June 5, 2007. Plaintiffs appealed that decision on July 3, 2007. Oral arguments at the Eighth Circuit Court of Appeals are scheduled for April 14, 2008.

We continue to believe these claims are without merit and we intend to vigorously defend our position in this action. We cannot estimate the possible loss or range of loss from this matter.

Derivative Action

Since August 13, 2004, two shareholders have filed derivative suits on behalf of Ceridian Corporation against Ceridian Corporation, as nominal defendant, certain current and former directors and certain of our former executive officers in the United States District Court, District of Minnesota. James Park, Derivatively On Behalf of Ceridian Corporation v. Ronald L. Turner, et al., and Anthony Santiamo, Derivatively On Behalf of Ceridian Corporation v. Ronald L. Turner, et al., both served August 19, 2004. These complaints were consolidated into a single lawsuit. The consolidated lawsuit alleges that our Board of Directors as of August 2004 and certain of our former executive officers breached fiduciary duties, through abuse of control, gross mismanagement, waste of corporate assets and unjust enrichment. The consolidated lawsuit, which relies on the same factual allegations as the purported class action shareholder lawsuits described above, is currently stayed. In connection with the settlement of Sullivan v. Marinello, et al., Case No. 27-CV-07-12994, discussed below, the plaintiffs have agreed that the consolidated lawsuit will be dismissed with prejudice.

SEC Investigation

On January 22, 2004, we filed a Current Report on Form 8-K, under Item 5, stating that we announced that we were responding to a document request from the Securities and Exchange Commission, and that we had been advised that the SEC had issued a formal order of investigation. In February 2004, we provided documents responsive to the SEC. In July 2004, we advised the SEC of the investigation being directed by the Audit Committee of our Board of Directors. We kept the SEC advised on a regular basis of the Audit Committee’s investigation. On December 10, 2004, we received a further formal confidential document request from the SEC. The second request broadened the areas of inquiry to include, among other things, our restatements, revenue recognition, capitalization, expense recognition, how we respond to any internal ethics complaints, and our accounting policies and procedures. The formal document requests state that the SEC investigation is a non-public, fact-finding inquiry, and that the investigation and document requests do not mean that the SEC has concluded that we have violated any securities laws. As is common in SEC investigations, on June 15, 2005, we received a subpoena from the SEC seeking certain additional documents that relate to some of the areas of inquiry identified above. The subpoena is consistent with investigations of this type and was anticipated. On January 8, 2007, we received a second subpoena seeking additional documents relating to the areas of inquiry identified above. We continue to fully cooperate with the SEC.

Universal Delaware, Inc. v. Ceridian Corporation and Comdata Corporation, Civil Action No. 07-1078-JKG (E.D. Pa.)

In March and April 2007, six representatives of owner-operated independent truck stops located in several states filed nearly identical complaints in the United States District Court for the Eastern District of Pennsylvania against Ceridian and its wholly-owned subsidiary Comdata, alleging anticompetitive conduct with respect to trucker fleet card and point-of-sale systems businesses in violation of the Sherman Antitrust Act, Sections 1 and 2. The plaintiffs seek class certification for the period March 2003 to the present for their claims and those of other owner-operated independent truck stops that would be part of the putative class. Excluded from the plaintiffs’ proposed class definition are the truck stops owned or operated by the following chains: (1) Flying J Inc., (2) Love’s Travel Stops & Country Stores, Inc., (3) Petro Stopping Centers, LP, (4) Pilot Travel Centers LLC, and (5) TravelCenters of America LLC. Plaintiffs have not yet moved for class certification. Plaintiffs also seek (1) damages for the alleged overcharges paid by them and other members of the proposed class, trebled (2) pre- and post-judgment interest on the amount of those alleged damages, (3) unspecified injunctive relief, and (4) the costs of suit, including attorney’s fees. We believe these claims are without merit and we intend to vigorously defend our positions in these actions. Pursuant to a tolling agreement, plaintiffs have agreed to voluntarily dismiss Ceridian from the litigation without prejudice, subject to their limited right at a later date to seek leave of court to rejoin Ceridian as a defendant.

Merger with Affiliate of Thomas H. Lee Partners and Fidelity National Financial, Inc.

Upon the announcement of the Merger involving Ceridian and affiliates of THL Partners and FNF, two suits pertaining to the pending Merger were filed against Ceridian and/or its Board of Directors.

On June 4, 2007, the Minneapolis Firefighters’ Relief Association filed a purported class action complaint in the Delaware Court of Chancery, Civil Action No. 2996-CC, against Ceridian, our directors, THL Partners, FNF, Parent and Merger Sub challenging the proposed transaction as inadequate and unfair to Ceridian’s public stockholders. The complaint alleged that the directors breached their fiduciary duties and that THL Partners, FNF, Parent and Merger Sub aided and abetted the alleged breaches of fiduciary duty in entering into the Merger Agreement. The complaint sought, among other relief, class certification of the lawsuit, declaratory relief, an injunction against the proposed transaction, compensatory damages to the putative class, and an award of attorneys’ fees and expenses to plaintiff. On June 6, 2007, plaintiff moved for a preliminary injunction and expedited trial with respect to certain provisions of the Merger Agreement, including Section 7.1(j) thereof, which provided that buyers could terminate the Merger Agreement if a majority of the board’s nominees were not elected at the annual meeting. On June 11, 2007, plaintiff filed a petition pursuant to Section 211 of the Delaware General Corporation Law seeking an order requiring Ceridian to hold an annual meeting of its shareholders following the adjudication of the validity of Section 7.1(j). The Court of Chancery scheduled the requested trial on the Section 211 claim and the validity of Section 7.1(j) of the Merger Agreement to take place simultaneously on August 1-2, 2007. The parties engaged in extensive expedited discovery of parties and third parties.

On June 26, 2007, plaintiff filed an amended complaint, expanding on the existing allegations, adding disclosure claims, and challenging the provision of the confidentiality agreements signed by potential bidders that precluded requesting a waiver of the standstill provisions. At the request of plaintiff, the Court scheduled a preliminary injunction hearing regarding the challenged standstill provisions and certain deal protections in the Merger Agreement to take place on August 3, 2007, immediately after the already scheduled August trial.

On July 12, 2007, the parties advised the Delaware Court of Chancery that they had reached a partial settlement of the actions. The parties agreed to settlement terms which included, among other things, (1) the entry of an order providing that the annual meeting of Ceridian stockholders would be held on September 12, 2007 at which meeting stockholders would be permitted to vote with respect to the election of directors and the Merger; (2) Ceridian eliminating the provision of the confidentiality agreements entered into with the third parties during the strategic alternatives process prohibiting the third parties from requesting that Ceridian amend or waive any part of the standstill provision of the confidentiality agreement; (3) amending the Merger Agreement to eliminate a provision permitting buyers to terminate the Merger Agreement upon an election of a new board of directors comprised of a majority of directors not nominated by the current board; and (4) amending the Merger Agreement to change the definition of “superior proposal” thereunder, decreasing the trigger from 66 2/3% to 40% of Ceridian’s assets or stock. THL Partners, FNF and one other signatory requested and received waivers of the standstill provision.

In connection with the proposed settlement, the Court entered an order directing that the annual meeting would be held on September 12, 2007 at which meeting stockholders would be permitted to vote with respect to the election of directors and the Merger. The settlement was subject to Court approval. Plaintiff’s counsel reported to the Court that the plaintiff had shared the terms of the proposed settlement with Pershing Square Capital Management, L.P. (“Pershing Square”) and Pershing Square provided input regarding the terms of the settlement. Plaintiff further reported to the Court that Pershing Square had advised plaintiff’s counsel that it would not oppose the motion seeking approval of the settlement. As part of the settlement, the plaintiff reserved the right to assert certain claims relating to the termination fees, claims arising from conduct after July 11, 2007 and any disclosure issues that plaintiff raised with defendants no less than five days before Ceridian’s definitive proxy statement was filed with the SEC which the parties were unable to resolve in good faith. Plaintiff’s counsel submitted extensive comments regarding proposed additional and amended disclosures prior to the filing of this proxy statement, which Ceridian considered and responded to in preparing the proxy statement. There were no disclosure issues raised by plaintiff in this process which the parties were not able to resolve in good faith. Upon final approval of the settlement and consummation of the Merger, it was agreed that the pending actions would be dismissed with prejudice.

On June 20, 2007, Patrick Sullivan brought a putative class action lawsuit in Minnesota state court, Case No. 27-CV-07-12994, against Ceridian’s president and chief executive officer and members of its Board of Directors, along with THL Partners and FNF. The complaint alleges, among other things, breach of fiduciary duties by the individual defendants in connection with Ceridian’s entry into the Merger Agreement. The complaint also alleges that THL Partners and FNF aided and abetted the alleged breaches. Among other things, the complaint challenges the Merger consideration offered to Ceridian shareholders as inadequate and challenges Section 7.1(j) of the Merger Agreement. The plaintiff seeks class certification and requests, among other things, an order enjoining consummation of the Merger. Plaintiff also seeks costs and disbursements of the action, including attorneys’ fees.

On August 2, 2007, the parties reached an agreement to settle the case. The terms of the settlement include an agreement by the Company to make certain additional disclosures, which were included in the Company’s definitive proxy statement distributed to stockholders in connection with the Merger. The terms of the settlement also include, among other things, (i) an agreement by the plaintiff that the action will be stayed pending court approval of the proposed settlement of the actions brought in the Delaware Court of Chancery by the Minneapolis Firefighters’ Relief Association; and (ii) dismissal with prejudice of the action upon court approval of the settlement of the Delaware litigation. Defendants also agreed not to object to a request by Minnesota plaintiff’s counsel to the Minnesota court for attorneys’ fees in an amount not to exceed $250,000 and agreed to pay costs of notice. Following the Delaware court’s order finally approving the settlement of the Delaware litigation, plaintiff’s counsel in this Minnesota litigation are preparing a stipulation of dismissal to be submitted following a motion for an award of attorneys’ fees.

Additional Matters

In addition to those described above, we are subject to claims and a number of judicial and administrative proceedings considered normal in the course of our current and past operations, including employment-related disputes, contract disputes, intellectual property disputes, government audits and proceedings, customer disputes, and tort claims. In some proceedings, the claimant seeks damages as well as other relief, which, if granted, would require substantial expenditures on our part. Although occasional adverse decisions (or settlements) may occur, it is management’s opinion that the final disposition of these proceedings will not, considering the merits of the claims and available reserves and insurance and based upon the facts and circumstances currently known, have a material adverse effect on our financial position or results of operations.

17. SEGMENT DATA

We operate in the information services industry principally in the U.S., Canada and United Kingdom, and provide products and services primarily to the human resource, transportation and retail services markets. Our businesses collect, manage and analyze data and process transactions on behalf of customers, report information resulting from such activities to customers, and provide customers with related products, software applications and services. Our technology-based products and services of these businesses are typically provided through long-term customer relationships that result in a high level of recurring revenue. Our HRS, SVS and Comdata business segments are distinguished primarily by reference to the markets served and the nature of the services provided.

Until December 2007, we had only two business segments, HRS and Comdata. Based on the guidance of SFAS 131, “Disclosures about Segments of an Enterprise and Related Information,” we concluded that due to modifications to our management reporting and changes in organizational alignment, two business segments exist within our former Comdata business segment. As a result, two new business segments are being reported, SVS and Comdata, that replace the former Comdata business segment.

HRS offers a broad range of services and software designed to help employers more effectively manage their work forces and information that is integral to human resource processes. These activities are conducted primarily in the U.S. and, to a lesser extent, through subsidiaries located in Canada and the United Kingdom.

SVS sells stored value cards and provides card-based services primarily to retailers in the form of gift cards, credits for product returns and retail promotions.

Comdata provides transaction processing, financial services and regulatory compliance services primarily to transportation industries.

Further information about our business segments is presented in the section of Note 2, “Accounting Policies” entitled “Revenue Recognition.”

The “Other” reporting element includes the unallocated amounts related to our corporate center operations. The assets of corporate center operations include cash and equivalents, trademark as well as deferred income tax and pension-related assets and liabilities. Expenses incurred by corporate center operations are charged or allocated to the business segments.

We measure business segment results by reference to earnings before interest and taxes (“EBIT”) because interest income and interest expense are not allocated to our segments. Revenue from sales between business segments is not material and is eliminated upon consolidation.

	HRS	SVS	Comdata	Other	Total
Period from November 10 to December 31, 2007
Revenue	$175.6	$15.2	$46.2	$—	$237.0
EBIT	27.9	(2.9)	2.7	—	27.7
Total assets before customer funds	3,057.6	482.0	2,168.7	406.7	6,115.0
Customer funds	3,816.7	—	35.1	—	3,851.8

Total assets at December 31, 2007	6,874.3	482.0	2,203.8	406.7	9,966.8
Depreciation and amortization	11.8	0.9	12.5	0.2	25.4
Expended for property, plant and equipment	3.2	0.2	0.5	—	3.9
Expended for technology	$3.8	$0.3	$0.1	$—	$4.2

Period from January 1 to November 9, 2007
Revenue	$956.9	$162.0	$289.0	$—	$1,407.9
EBIT	39.3	11.3	105.0	—	155.6
Total assets before customer funds	1,107.7	203.7	826.6	371.9	2,509.9
Customer funds	2,913.1	—	26.7	—	2,939.8

Total assets at November 9, 2007	4,020.8	203.7	853.3	371.9	5,449.7
Depreciation and amortization	54.0	9.2	10.5	0.3	74.0
Expended for property, plant and equipment	21.6	3.4	8.1	0.1	33.2
Expended for technology	$13.2	$0.9	$6.7	$—	$20.8

Year Ended December 31, 2006
Revenue	$1,099.8	$153.8	$311.5	$—	$1,565.1
EBIT	98.2	15.8	137.8	—	251.8
Total assets before customer funds	1,240.4	231.9	700.3	168.4	2,341.0
Customer funds	4,570.9	—	22.5	—	4,593.4

Total assets at December 31, 2007	5,811.3	231.9	722.8	168.4	6,934.4
Depreciation and amortization	68.1	7.9	9.9	1.0	86.9
Expended for property, plant and equipment	21.3	2.5	6.3	0.2	30.3
Expended for technology	$15.8	$1.3	$4.7	$0.9	$22.7

Year Ended December 31, 2005
Revenue	$1,050.1	$125.8	$283.1	$—	$1,459.0
EBIT	44.6	18.0	108.9	—	171.5
Total assets before customer funds	1,253.9	160.7	635.2	262.4	2,312.2
Customer funds	4,322.2	—	19.0	—	4,341.2

Total assets at December 31, 2007	5,576.1	160.7	654.2	262.4	6,653.4
Depreciation and amortization	68.6	6.2	9.6	0.9	85.3
Expended for property, plant and equipment	23.5	2.2	5.1	0.6	31.4
Expended for technology	$27.9	$0.1	$4.8	$—	$32.8

	Successor	Predecessor
Goodwill, net of amortization	Period From November 10 to December 31, 2007	Period From January 1 to November 9, 2007	Year ended December 31, 2006
HRS
At beginning of period	$—	$817.1	$814.5
Acquisitions in the current period	2,278.4	—	5.5
Translation and other adjustments	(39.8)	31.3	(2.9)

At end of period	$2,238.6	$848.4	$817.1

Tax-deductible goodwill at end of period	$81.1	$242.7	$222.2

SVS
At beginning of period	$—	$64.2	$50.7
Acquisitions in the current period	346.4	—	13.5
Translation and other adjustments	—	(5.0)	—

At end of period	$346.4	$59.2	$64.2

Tax-deductible goodwill at end of period	$12.5	$13.5	$13.5

Comdata
At beginning of period	$—	$71.3	$71.3
Acquisitions in the current period	919.7	3.5	—
Translation and other adjustments	—	4.7	—

At end of period	$919.7	$79.5	$71.3

Tax-deductible goodwill at end of period	$11.6	$25.9	$22.4

Total goodwill
At beginning of period	$—	$952.6	$936.5
Acquisitions in the current period	3,544.5	3.5	19.0
Translation and other adjustments	(39.8)	31.0	(2.9)

At end of period	$3,504.7	$987.1	$952.6

Tax-deductible goodwill at end of period	$105.2	$282.1	$258.1

Revenue by product and services are as follows:

	Successor	Predecessor
	Period From November 10 to December 31, 2007	Period From January 1 to November 9, 2007	Years ended December 31
			2006	2005
HRS
Payroll and Tax Services	$134.9	$711.8	$790.4	$739.8
Benefit Services	20.9	119.5	154.0	151.1
Lifeworks	19.8	125.6	155.4	159.2

Total HRS revenue	175.6	956.9	1,099.8	1,050.1

SVS	15.2	162.0	153.8	125.8
Comdata	46.2	289.0	311.5	283.1

Total Revenue	$237.0	$1,407.9	$1,565.1	$1,459.0

Our operations are conducted primarily in the U.S. and revenue from sales between U.S. and non-U.S. entities is not material. Operations in Canada and the United Kingdom relate almost entirely to the HRS segment. Geographic data for or at the end of each of the last three years, presented below, is determined by reference to the location of operation. No single customer accounted for 10% or more of our consolidated revenue for any of the periods presented.

Revenue by geographic area is as follows:

	Successor	Predecessor
	Period From November 10 to December 31, 2007	Period From January 1 to November 9, 2007	Years ended December 31
			2006	2005
Revenue
U.S	$186.4	$1,149.2	$1,287.7	$1,208.7
Canada	36.5	174.5	182.6	158.1
United Kingdom	14.1	84.2	94.8	92.2

Total revenue	$237.0	$1,407.9	$1,565.1	$1,459.0

Reconciliation of EBIT to earnings (loss) before income taxes:

	Successor	Predecessor
	Period From November 10 to December 31, 2007	Period From January 1 to November 9, 2007	Years ended December 31
			2006	2005
EBIT
HRS	$27.9	$39.3	$98.2	$44.6
SVS	(2.9)	11.3	15.8	18.0
Comdata	2.7	105.0	137.8	108.9

Total EBIT	$27.7	$155.6	$251.8	$171.5
Interest income (expense), net (not allocated to business segments)	(46.9)	12.7	7.5	2.3

Earnings (loss) before income taxes	$(19.2)	$168.3	$259.3	$173.8

Property, plant and equipment by geographic area are as follows:

	Successor	Predecessor
	As of December 31
	2007	2006	2005
Property, plant and equipment
U.S.	$64.2	$93.3	$106.6
Canada	12.6	10.3	8.4
United Kingdom	7.7	6.7	6.5

Total property, plant and equipment	$84.5	$110.3	$121.5

18. SUPPLEMENTARY QUARTERLY DATA (UNAUDITED)

		Predecessor
	Successor	2007				2006
	November 10 to December 31	October 1 To November 9	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Revenue	$237.0	$182.0	$412.4	$407.7	$405.8	$404.0	$386.5	$388.9	$385.7
Costs and Expenses (1)
Cost of revenue	128.2	105.6	232.8	226.8	216.8	218.2	213.6	213.1	207.5
S, G & A	70.8	102.5	112.1	116.4	120.2	103.7	112.8	108.6	115.0
R & D	4.0	6.2	7.3	6.5	6.7	6.2	7.7	6.7	8.0
Loss (gain) on derivative instruments	(0.1)	0.3	—	0.1	1.6	0.3	(0.7)	2.2	0.9
Other (income) expense, net	6.4	(1.4)	(3.1)	(3.8)	(1.3)	(0.8)	(5.6)	(2.5)	(1.6)
Interest income	(3.4)	(2.7)	(5.9)	(5.0)	(4.4)	(3.0)	(2.4)	(4.0)	(4.1)
Interest expense	50.3	0.8	1.4	1.6	1.5	1.5	1.5	1.7	1.3
Total costs and expenses	256.2	211.3	344.6	342.6	341.1	326.1	326.9	325.8	327.0
Earnings (loss) before income taxes	(19.2)	(29.3)	67.8	65.1	64.7	77.9	59.6	63.1	58.7
Income tax provision (benefit)	(6.8)	0.9	26.8	20.5	24.6	28.3	14.0	20.9	22.5
Net earnings (loss)	$(12.4)	$(30.2)	$41.0	$44.6	$40.1	$49.6	$45.6	$42.2	$36.2

(1)	Certain out-of-period adjustments were identified during each quarter of 2007 and 2006 that relate to prior periods. Upon identification of these out-of-period adjustments, we analyzed their effect and concluded that individually and in the aggregate, they were not significant enough to warrant a restatement of our quarterly results.

19. SUPPLEMENTAL GUARANTOR CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

On November 9, 2007, the Company issued $825.0 in principal amount of 11 1/4% Senior Notes due 2015 and $475.0 in principal amount of 12 1/4%/13% Senior Toggle Notes due 2015. In connection with these issuances, all of its domestic subsidiaries have guaranteed such debt (the “Subsidiary Guarantors”) on a joint and several, full and unconditional basis. No foreign subsidiaries (the “Non Guarantor Subsidiaries”) have guaranteed such debt.

The following tables present the condensed consolidating balance sheets of the Company (“Parent”), the Subsidiary Guarantors and the Non Guarantor Subsidiaries as of December 31, 2007 and December 31, 2006 and the condensed consolidating statements of operations and cash flows for the 2007 Successor Period, the 2007 Predecessor Period and the years ending December 31, 2006 and 2005.

Consolidating Balance Sheet—Successor

December 31, 2007

	Parent	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets
Cash and equivalents	$49.0	$26.2	$23.4	$—	$98.6
Trade and other receivables, net	38.7	666.2	30.4	68.5	803.8
Prepaids	20.0	31.0	9.1	—	60.1
Other current assets	(13.5)	22.6	2.9	—	12.0

Total current assets	94.2	746.0	65.8	68.5	974.5
Property, plant and equipment, net	21.5	42.5	20.5	—	84.5
Goodwill	1,204.6	1,664.1	636.0	—	3,504.7
Other intangible assets, net	596.2	708.9	139.7	—	1,444.8
Deferred financing fees	62.7	—	2.6	—	65.3
Other noncurrent assets	551.5	291.0	128.1	(929.4)	41.2

Total assets before customer funds	2,530.7	3,452.5	992.7	(860.9)	6,115.0
Customer funds	2,518.6	124.9	1,208.3	—	3,851.8

Total assets	$5,049.3	$3,577.4	$2,201.0	$(860.9)	$9,966.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term debt and current portion of long-term obligations	$1.9	$—	$0.7	$—	$2.6
Accounts payable	57.5	(53.1)	25.6	68.5	98.5
Drafts and settlements payable	—	233.7	—	—	233.7
Customer advances	0.9	36.9	—	—	37.8
Accrued interest	32.8	—	—	—	32.8
Deferred revenue	15.6	38.7	(1.0)	—	53.3
Deferred income taxes	(20.5)	34.9	—	—	14.4
Accrued taxes	1.5	0.3	9.3	—	11.1
Employee compensation and benefits	41.9	12.3	22.8	—	77.0
Other accrued expenses	39.3	37.6	7.2	—	84.1

Total current liabilities	170.9	341.3	64.6	68.5	645.3
Long-term obligations, less current portion	3,422.1	—	110.0	—	3,532.1
Deferred income taxes	58.9	229.3	39.5	—	327.7
Employee benefit plans	81.3	—	2.7	—	84.0
Other noncurrent liabilities	1,030.9	(157.4)	111.4	(929.4)	55.5

Total liabilities before customer funds obligations	4,764.1	413.2	328.2	(860.9)	4,644.6
Customer funds obligations	2,506.2	124.3	1,204.3	—	3,834.8

Total liabilities	7,270.3	537.5	1,532.5	(860.9)	8,479.4
Stockholders’ equity
Common stock	—	—	—	—	—
Additional paid-in capital	(2,049.1)	2,909.7	683.9	—	1,544.5
Retained earnings (accumulated deficit)	(167.4)	136.9	18.1	—	(12.4)
Treasury common stock	—	—	—	—	—
Accumulated other comprehensive income	(4.5)	(6.7)	(33.5)	—	(44.7)

Total stockholders’ equity	(2,221.0)	3,039.9	668.5	—	1,487.4

Total liabilities and stockholders’ equity	$5,049.3	$3,577.4	$2,201.0	$(860.9)	$9,966.8

Consolidating Balance Sheet—Predecessor

December 31, 2006

	Parent	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets
Cash and equivalents	$138.7	$137.8	$18.2	$—	$294.7
Trade and other receivables, net	90.9	578.1	24.8	(11.6)	682.2
Prepaids	30.5	64.3	17.8	—	112.6
Other current assets	(5.0)	23.7	—	—	18.7

Total current assets	255.1	803.9	60.8	(11.6)	1,108.2
Property, plant and equipment, net	34.1	59.1	17.1	—	110.3
Goodwill	608.4	180.9	163.3	—	952.6
Other intangible assets, net	43.1	57.7	5.2	—	106.0
Deferred financing fees	0.7	—	—	—	0.7
Other noncurrent assets	260.9	378.6	15.9	(592.2)	63.2

Total assets before customer funds	1,202.3	1,480.2	262.3	(603.8)	2,341.0
Customer funds	3,493.1	108.4	991.9	—	4,593.4

Total assets	$4,695.4	$1,588.6	$1,254.2	$(603.8)	$6,934.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term debt and current portion of long-term obligations	$4.3	$—	$12.3	$—	$16.6
Accounts payable	25.5	59.5	20.2	(11.6)	93.6
Drafts and settlements payable	—	269.2	—	—	269.2
Customer advances	0.7	32.4	—	—	33.1
Accrued interest	—	0.4	—	—	0.4
Deferred revenue	36.4	106.0	20.2	—	162.6
Accrued taxes	(19.3)	21.9	6.3	—	8.9
Employee compensation and benefits	41.3	11.2	20.3	—	72.8
Other accrued expenses	29.8	31.6	2.9	—	64.3

Total current liabilities	118.7	532.2	82.2	(11.6)	721.5
Long-term obligations, less current portion	1.9	82.0	—	—	83.9
Deferred income taxes	(19.4)	19.4	27.7	—	27.7
Employee benefit plans	90.2	—	13.1	—	103.3
Other noncurrent liabilities	698.5	(77.2)	0.8	(592.2)	29.9

Total liabilities before customer funds obligations	889.9	556.4	123.8	(603.8)	966.3
Customer funds obligations	3,506.3	108.2	982.4	—	4,596.9

Total liabilities	4,396.2	664.6	1,106.2	(603.8)	5,563.2
Stockholders’ equity
Common stock	1.5	—	—	—	1.5
Additional paid-in capital	107.6	744.9	71.5	—	924.0
Retained earnings	658.7	177.5	30.8	—	867.0
Treasury common stock	(260.8)	—	—	—	(260.8)
Accumulated other comprehensive income	(207.8)	1.6	45.7	—	(160.5)

Total stockholders’ equity	299.2	924.0	148.0	—	1,371.2

Total liabilities and stockholders’ equity	$4,695.4	$1,588.6	$1,254.2	$(603.8)	$6,934.4

Consolidating Statement of Operations—Successor

Period from November 10, 2007 to December 31, 2007

	Parent	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$81.2	$105.6	$50.2	$—	$237.0
Costs and expenses
Cost of revenue	40.6	61.3	26.3	—	128.2
Selling, general & administrative	24.4	29.6	16.8	—	70.8
Research & development	1.8	2.0	0.2	—	4.0
Loss on derivative instruments	—	(0.1)	—	—	(0.1)
Other (income) expense, net	0.1	(0.1)	6.4	—	6.4
Interest income	0.2	(3.4)	(0.2)	—	(3.4)
Interest expense	48.9	0.1	1.3	—	50.3

Earnings (loss) before taxes	(34.8)	16.2	(0.6)	—	(19.2)
Income tax provision (benefit)	(11.9)	5.8	(0.7)	—	(6.8)

Net earnings (loss)	$(22.9)	$10.4	$0.1	$—	$(12.4)

Consolidating Statement of Operations—Predecessor

Period from January 1, 2007 to November 9, 2007

	Parent	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$430.9	712.5	$264.5	$—	$1,407.9
Costs and expenses
Cost of revenue	274.8	375.9	131.3	—	782.0
Selling, general & administrative	212.6	142.7	96.0	—	451.3
Research & development	11.5	8.2	7.0	—	26.7
Loss on derivative instruments	—	2.0	—	—	2.0
Other (income) expense, net	(8.3)	(1.4)	—	—	(9.7)
Interest income	7.0	(23.9)	(1.1)	—	(18.0)
Interest expense	(0.3)	5.0	0.6	—	5.3

Earnings (loss) before taxes	(66.4)	204.0	30.7	—	168.3
Income tax provision (benefit)	(17.3)	77.5	12.6	—	72.8

Net earnings (loss)	$(49.1)	$126.5	$18.1	$—	$95.5

Consolidating Statement of Operations—Predecessor

Year ended December 31, 2006

	Parent	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$515.2	$765.6	$284.3	$—	$1,565.1
Costs and expenses
Cost of revenue	340.8	377.2	134.4	—	852.4
Selling, general & administrative	216.8	123.2	100.1	—	440.1
Research & development	8.9	13.4	6.3	—	28.6
Loss on derivative instruments	—	2.7	—	—	2.7
Other (income) expense, net	(1.6)	(8.0)	(0.9)	—	(10.5)
Interest income	14.6	(27.1)	(1.0)	—	(13.5)
Interest expense	(5.0)	8.5	2.5	—	6.0

Earnings (loss) before taxes	(59.3)	275.7	42.9	—	259.3
Income tax provision (benefit)	(24.6)	98.2	12.1	—	85.7

Net earnings (loss)	$(34.7)	$177.5	$30.8	$—	$173.6

Consolidating Statement of Operations—Predecessor

Year ended December 31, 2005

	Parent	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$529.9	$671.6	$257.5	$—	$1,459.0
Costs and expenses
Cost of revenue	325.1	340.3	127.8	—	793.2
Selling, general & administrative	220.8	133.6	95.1	—	449.5
Research & development	12.8	11.7	4.2	—	28.7
Loss on derivative instruments	2.3	9.3	—	—	11.6
Other (income) expense, net	4.0	0.3	0.2	—	4.5
Interest income	13.3	(19.3)	(1.8)	—	(7.8)
Interest expense	(6.7)	11.8	0.4	—	5.5

Earnings (loss) before taxes	(41.7)	183.9	31.6	—	173.8
Income tax provision (benefit)	(35.5)	68.5	12.9	—	45.9

Net earnings (loss)	$(6.2)	$115.4	$18.7	$—	$127.9

Consolidating Statement of Cash Flows—Successor

Period from November 10, 2007 to December 31, 2007

	Parent	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash Flows from Operating Activities
Net earnings (loss)	$(22.8)	$10.3	$0.1	$—	$(12.4)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Deferred income tax provision (benefit)	(17.5)	(3.6)	(3.1)	—	(24.2)
Depreciation and amortization	7.2	13.6	4.6	—	25.4
Provision for doubtful accounts	(0.2)	1.0	0.2	—	1.0
Net periodic pension costs	(1.2)	—	—	—	(1.2)
Unrealized (gain) loss on derivative instruments	—	(0.6)	—	—	(0.6)
Stock-based compensation	0.3	—	—	—	0.3
Foreign currency remeasurement loss	—	—	6.6	—	6.6
Changes in operating assets and liabilities:
Trade and other receivables	(26.8)	29.9	(3.9)	—	(0.8)
Accounts payable	(18.1)	(34.5)	5.9	—	(46.7)
Drafts and settlements payable	—	(77.3)	—	—	(77.3)
Deferred revenue	72.1	(10.3)	(22.1)	—	39.7
Employee compensation and benefits	35.0	0.5	(10.9)	—	24.6
Accrued taxes	14.0	0.7	(0.9)	—	13.8
Other current assets and liabilities	(50.6)	30.1	21.6	—	1.1

Net cash provided by (used for) operating activities	(8.6)	(40.2)	(1.9)	—	(50.7)
Cash Flows from Investing Activities
Expended for property, plant and equipment	(2.0)	0.2	(2.1)	—	(3.9)
Expended for software and development costs	1.3	(3.4)	(2.1)	—	(4.2)
Proceeds from sales of businesses and assets	—	3.3	—	—	3.3

Net cash provided by (used for) investing activities	(0.7)	0.1	(4.2)	—	(4.8)
Cash Flows from Financing Activities
Repayment of other debt and long-term obligations	(1.7)	—	—	—	(1.7)
Change in intercompany debt	4.4	(8.2)	3.8	—	—
Acquisition of Ceridian Corporation	(5,305.3)	—	—	—	(5,305.3)
Proceeds from debt issuance	3,550.0	—	—	—	3,550.0
Stock issuance	1,600.0	—	—	—	1,600.0
Payment of debt issuance costs	(84.8)	—	—	—	(84.8)
Payment of equity issuance costs	(60.3)	—	—	—	(60.3)

Net cash provided by (used for) financing activities	(297.7)	(8.2)	3.8	—	(302.1)
Effect of Exchange Rate Changes on Cash	—	—	(1.0)	—	(1.0)

Net Cash Flows (Used) Provided	(307.0)	(48.3)	(3.3)	—	(358.6)
Cash and equivalents at beginning of period	356.0	74.5	26.7	—	457.2

Cash and equivalents at end of period	$49.0	$26.2	$23.4	$—	$98.6

Consolidating Statement of Cash Flows—Predecessor

Period from January 1, 2007 to November 9, 2007

	Parent	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash Flows from Operating Activities
Net earnings (loss)	$(49.1)	$126.5	$18.1	—	$95.5
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Deferred income tax provision (benefit)	35.4	(1.5)	(0.2)	—	33.7
Depreciation and amortization	23.8	40.8	9.4	—	74.0
Provision for doubtful accounts	(0.6)	3.1	0.3	—	2.8
Net periodic pension costs	9.0	—	(0.2)	—	8.8
Unrealized (gain) loss on derivative instruments	—	1.0	—	—	1.0
Gain on sale of marketable securities and other assets	(8.2)	(1.0)	—	—	(9.2)
Stock-based compensation	23.7	15.2	6.1	—	45.0
Tax benefits from stock-based compensation	(30.7)	—	—	—	(30.7)
Asset abandonments	—	0.3	—	—	0.3
Other	1.9	1.8	(1.2)	—	2.5
Changes in operating assets and liabilities:
Trade and other receivables	29.2	(119.0)	5.3	—	(84.5)
Accounts payable	25.1	24.2	1.2	—	50.5
Drafts and settlements payable	—	41.8	—	—	41.8
Deferred revenue	10.7	(5.0)	16.0	—	21.7
Employee compensation and benefits	(30.4)	0.5	11.8	—	(18.1)
Accrued taxes	(1.0)	(1.1)	(3.7)	—	(5.8)
Other current assets and liabilities	3.1	(8.5)	(15.5)	—	(20.9)

Net cash provided by operating activities	41.9	119.1	47.4	—	208.4
Cash Flows from Investing Activities
Expended for property, plant and equipment	(8.1)	(13.9)	(11.2)	—	(33.2)
Expended for software and development costs	(10.4)	(8.6)	(1.8)	—	(20.8)
Proceeds from sales of businesses and assets	14.2	0.9	(0.8)	—	14.3
Expended for acquisitions of investments and businesses, less cash acquired	—	(9.7)	(0.7)	—	(10.4)

Net cash used for investing activities	(4.3)	(31.3)	(14.5)	—	(50.1)
Cash Flows from Financing Activities
Revolving credit facilities and overdrafts, net	—	(82.0)	(12.0)	—	(94.0)
Repayment of other debt and long-term obligations	(8.8)	—	(0.3)	—	(9.1)
Change in internal debt	82.4	(69.1)	(13.3)	—	—
Tax benefits from stock-based compensation	30.7	—	—	—	30.7
Proceeds from stock option exercises and stock sales	75.4	—	—	—	75.4

Net cash provided by (used for) financing activities	179.7	(151.1)	(25.6)	—	3.0
Effect of Exchange Rate Changes on Cash	—	—	1.2	—	1.2

Net Cash Flows (Used) Provided	217.3	(63.3)	8.5	—	162.5
Cash and equivalents at beginning of period	138.7	137.8	18.2	—	294.7

Cash and equivalents at end of period	$356.0	$74.5	$26.7	$—	$457.2

Consolidating Statement of Cash Flows—Predecessor

Year ended December 31, 2006

	Parent	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash Flows from Operating Activities
Net earnings (loss)	$(34.7)	$177.5	$30.8	$—	$173.6
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Deferred income tax provision (benefit)	22.6	6.2	(3.5)	—	25.3
Depreciation and amortization	53.8	24.0	9.1	—	86.9
Provision for doubtful accounts	1.3	3.3	0.7	—	5.3
Net periodic pension costs	6.3	—	0.4	—	6.7
Unrealized (gain) loss on derivative instruments	—	(0.2)	—	—	(0.2)
Gain on sale of marketable securities and other assets	(2.3)	(7.0)	—	—	(9.3)
Stock-based compensation	15.0	4.1	1.9	—	21.0
Tax benefits from stock-based compensation	(22.1)	—	—	—	(22.1)
Asset abandonments	0.3	—	—	—	0.3
Other	1.4	0.2	0.2	—	1.8
Changes in operating assets and liabilities:
Trade and other receivables	2.7	(112.8)	(3.2)	—	(113.3)
Accounts payable	(6.9)	2.4	1.9	—	(2.6)
Drafts and settlements payable	—	36.5	—	—	36.5
Deferred revenue	14.8	31.1	8.4	—	54.3
Employee compensation and benefits	(8.7)	0.4	4.2	—	(4.1)
Accrued taxes	(3.4)	6.8	0.2	—	3.6
Contribution to retirement plan trust	(75.0)	—	—	—	(75.0)
Other current assets and liabilities	6.2	(29.2)	(4.0)	—	(27.0)

Net cash provided by (used for) operating activities	(28.7)	143.3	47.1	—	161.7
Cash Flows from Investing Activities
Expended for property, plant and equipment	(11.8)	(9.8)	(8.7)	—	(30.3)
Expended for software and development costs	(11.6)	(9.6)	(1.5)	—	(22.7)
Proceeds from sales of businesses and assets	7.5	12.5	—	—	20.0
Expended for acquisitions of investments and businesses, less cash acquired	(7.8)	(33.3)	—	—	(41.1)

Net cash used for investing activities	(23.7)	(40.2)	(10.2)	—	(74.1)
Cash Flows from Financing Activities
Revolving credit facilities and overdrafts, net	(5.0)	27.0	(29.5)	—	(7.5)
Repayment of other debt and long-term obligations	(5.8)	—	—	—	(5.8)
Change in internal debt	160.9	(156.8)	(4.1)	—	—
Repurchase of common stock	(316.8)	—	—	—	(316.8)
Tax benefits from stock-based compensation	22.1	—	—	—	22.1
Proceeds from stock option exercises and stock sales	150.8	—	—	—	150.8

Net cash provided by (used for) financing activities	6.2	(129.8)	(33.6)	—	(157.2)
Effect of Exchange Rate Changes on Cash	—	—	1.4	—	1.4

Net Cash Flows (Used) Provided	(46.2)	(26.7)	4.7	—	(68.2)
Cash and equivalents at beginning of period	184.9	164.5	13.5	—	362.9

Cash and equivalents at end of period	$138.7	$137.8	$18.2	$—	$294.7

Consolidating Statement of Cash Flows—Predecessor

Year ended December 31, 2005

	Parent	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash Flows from Operating Activities
Net earnings (loss)	$(6.2)	$115.4	$18.7	$—	$127.9
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Deferred income tax provision (benefit)	(11.6)	(1.2)	1.4	—	(11.4)
Depreciation and amortization	57.4	18.9	9.0	—	85.3
Provision for doubtful accounts	1.2	8.8	1.2	—	11.2
Net periodic pension costs	10.7	—	0.9	—	11.6
Unrealized (gain) loss on derivative instruments	—	1.1	—	—	1.1
Gain on sale of marketable securities and other assets	(4.3)	—	—	—	(4.3)
Stock-based compensation	2.5	—	—	—	2.5
Asset abandonments	8.2	0.9	—	—	9.1
Other	2.4	2.6	0.3	—	5.3
Changes in operating assets and liabilities:
Trade and other receivables	(1.0)	(82.5)	(2.1)	—	(85.6)
Accounts payable	8.9	10.7	0.7	—	20.3
Drafts and settlements payable	—	79.3	—	—	79.3
Deferred revenue	3.8	14.0	1.6	—	19.4
Employee compensation and benefits	8.8	0.7	0.6	—	10.1
Accrued taxes	3.6	4.5	5.1	—	13.2
Other current assets and liabilities	(2.1)	7.3	(0.9)	—	4.3

Net cash provided by operating activities	82.3	180.5	36.5	—	299.3
Cash Flows from Investing Activities
Expended for property, plant and equipment	(21.3)	(2.1)	(8.0)	—	(31.4)
Expended for software and development costs	(19.9)	(10.7)	(2.2)	—	(32.8)
Proceeds from sales of businesses and assets	2.6	28.9	—	—	31.5
Expended for acquisitions of investments and businesses, less cash acquired	(0.4)	(9.9)	(0.1)	—	(10.4)

Net cash provided by (used for) investing activities	(39.0)	6.2	(10.3)	—	(43.1)
Cash Flows from Financing Activities
Revolving credit facilities and overdrafts, net	(0.7)	(20.2)	32.4	—	11.5
Repayment of other debt and long-term obligations	(11.2)	—	—	—	(11.2)
Change in internal debt	220.3	(102.9)	(117.4)	—	—
Repurchase of common stock	(222.3)	—	—	—	(222.3)
Tax benefits from stock-based compensation	—	—	—	—	—
Proceeds from stock option exercises and stock sales	92.2	—	—	—	92.2

Net cash provided by (used for) financing activities	78.3	(123.1)	(85.0)	—	(129.8)
Effect of Exchange Rate Changes on Cash	—	—	2.2	—	2.2

Net Cash Flows (Used) Provided	121.6	63.6	(56.6)	—	128.6
Cash and equivalents at beginning of period	63.3	100.9	70.1	—	234.3

Cash and equivalents at end of period	$184.9	$164.5	$13.5	$—	$362.9

20. SUBSEQUENT EVENTS

Legal Proceedings

Flying J, Inc., et al. v. TA Operating Corporation now known as TA Operating LLC d/b/a TravelCenters of America LLC; Pilot Travel Centers LLC; Pilot Corporation; and Comdata Network, Inc., United States District Court for the District of Utah, Central Division, Case No. 1:06CV00030

In January 2008, Flying J filed a motion seeking to add Comdata as a defendant to the action it originally filed against TravelCenters of American (TA) and Pilot. In March, that motion was granted and the new complaint was filed on March 18, 2008. Defendants have sixty days to answer the complaint. Flying J alleges that Comdata, TA and Pilot engaged in an unlawful boycott against Flying J in violation of Section 1 of the Sherman Act. Flying J further alleges that the alleged boycott amounts to a conspiracy and that the alleged conspiracy violates Section 2 of the Sherman Act. Flying J makes similar state claims under the laws of Utah and further alleges civil conspiracy and tortious interference. As to Comdata only, Flying J makes allegations of unlawful monopolization and unlawful attempts to monopolize. Flying J seeks injunctive relief as well as an unspecified amount of damages, prejudgment interest and costs of litigation, including attorney fees. We currently believe these claims have no merit and intend to defend ourself vigorously.

Merger with Affiliate of Thomas H. Lee Partners and Fidelity National Financial, Inc.

As noted in the Note 16, “Legal Matters,” on June 4, 2007, the Minneapolis Firefighters’ Relief Association filed a purported class action complaint in the Delaware Court of Chancery, Civil Action No. 2996-CC, against the predecessor company, our directors, THL Partners, FNF, Parent and Merger Sub challenging the proposed transaction as inadequate and unfair to predecessor company’s public stockholders.

Following notice to the class and a hearing, an amended settlement was approved by the court on February 25, 2008. The Court’s order included dismissal of the Delaware litigation with prejudice and the release of a broad set of claims against the defendants by the entire plaintiff class of the predecessor company stockholders, including the named plaintiff in this action. Barring any appeals, the Court of Chancery’s order finally approving the settlement will become non-appealable 30 days after the order’s date. In connection with the settlement during the first quarter of 2008, the parties reached an agreement on an award of attorneys’ fees and expenses to plaintiff’s counsel, in the amount of $5.1, as set forth in a proposed stipulated order filed with the Court on March 19, 2008.

CERIDIAN CORPORATION

(A wholly owned subsidiary of Ceridian Holding Corp.)

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in millions)

	Successor		Predecessor
	For the Periods Ended September 30,
	2008		2007
	Three Months	Nine Months	Three Months	Nine Months
Revenue	$390.4	$1,180.7	$412.4	$1,225.9
Costs and expenses
Cost of revenue	224.4	664.7	232.8	676.4
Selling, general and administrative	112.7	355.2	112.1	348.7
Research and development	7.0	21.5	7.3	20.5
Loss on derivative instruments	—	—	0.0	1.7
Other (income) expense, net	5.8	8.8	(3.1)	(8.2)
Interest income	(0.8)	(3.9)	(5.9)	(15.3)
Interest expense	72.4	223.6	1.4	4.5

Total costs and expenses	421.5	1,269.9	344.6	1,028.3

Earnings (loss) before income taxes	(31.1)	(89.2)	67.8	197.6
Income tax provision (benefit)	(10.2)	(28.6)	26.8	71.9

Net earnings (loss)	$(20.9)	$(60.6)	$41.0	$125.7

See accompanying notes to financial statements.

CERIDIAN CORPORATION

(A wholly owned subsidiary of Ceridian Holding Corp.)

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in millions)

	September 30, 2008	December 31, 2007
ASSETS
Current assets
Cash and equivalents	$184.0	$98.6
Short term investments	98.5	—
Trade and other receivables, less reserves and allowance for doubtful accounts of $13.7 and $12.3	902.3	803.8
Prepaids	99.3	60.1
Other current assets	15.9	12.0

Total current assets	1,300.0	974.5
Property, plant and equipment, net	81.8	84.5
Goodwill	3,465.7	3,504.7
Other intangible assets, net	1,349.8	1,444.8
Deferred financing fees, net	63.9	65.3
Other noncurrent assets	52.4	41.2

Total assets before customer funds	6,313.6	6,115.0
Customer funds	3,139.8	3,851.8

Total assets	$9,453.4	$9,966.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term debt and current portion of long-term obligations	$220.9	$2.6
Accounts payable	78.4	98.5
Drafts and settlements payable	278.4	233.7
Customer advances	53.3	37.8
Accrued interest	62.6	32.8
Deferred revenue	131.3	53.3
Accrued taxes	12.3	11.1
Employee compensation and benefits	75.2	77.0
Other current liabilities	73.9	98.5

Total current liabilities	986.3	645.3
Long-term obligations, less current portion	3,516.5	3,532.1
Deferred income taxes	290.2	327.7
Employee benefit plans	80.5	84.0
Other noncurrent liabilities	54.3	55.5

Total liabilities before customer funds obligations	4,927.8	4,644.6
Customer funds obligations	3,132.7	3,834.8

Total liabilities	8,060.5	8,479.4
Stockholders’ equity
Common stock, $.01 par, authorized 100,000 shares, issued 50,000 shares	—	—
Paid-in capital	1,549.2	1,544.5
Retained earnings (accumulated deficit)	(73.0)	(12.4)
Accumulated other comprehensive income	(83.3)	(44.7)

Total stockholders’ equity	1,392.9	1,487.4

Total liabilities and stockholders’ equity	$9,453.4	$9,966.8

See accompanying notes to financial statements.

CERIDIAN CORPORATION

(A wholly owned subsidiary of Ceridian Holding Corp.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Dollars in millions)

	Successor	Predecessor
	Nine Months Ended September 30,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings (loss)	$(60.6)	$125.7
Adjustments to reconcile net earnings (loss) to net cash provided by (used for) operating activities:
Deferred income tax benefit	(48.1)	8.1
Depreciation and amortization	132.5	64.5
Amortization of debt issuance costs and debt discount	6.6	—
Provision for doubtful accounts	7.4	2.2
Net periodic pension cost (benefit)	(1.8)	1.8
Unrealized (gain) loss on derivative instruments	(0.4)	1.0
Gain on sale of marketable securities	—	(7.9)
Stock-based compensation	2.0	15.6
Tax benefits from stock-based compensation	—	(13.3)
Customer fund and short-term investment impairments	8.7	—
Foreign currency remeasurement loss	6.4	—
Other	(5.1)	(4.6)
Changes in operating assets and liabilities, net of changes related to acquisitions:
Trade and other receivables	(120.6)	(137.9)
Accounts payable	(16.4)	1.2
Drafts and settlements payable	44.7	80.0
Deferred revenue	83.4	2.7
Employee compensation and benefits	(1.0)	8.3
Accrued taxes	(8.0)	25.5
Other current assets and liabilities	(3.0)	0.8

Net cash provided by (used for) operating activities	26.7	173.7

CASH FLOWS FROM INVESTING ACTIVITIES
Expended for property, plant and equipment	(18.4)	(30.3)
Expended for technology	(18.2)	(17.0)
Reclassification to short-term investments from cash and equivalents	(98.5)	—
Proceeds from sales of businesses and assets	0.4	13.5
Expended for acquisitions of businesses, less cash acquired	(4.5)	(10.7)

Net cash used for investing activities	(139.2)	(44.5)

CASH FLOWS FROM FINANCING ACTIVITIES
Revolving credit facilities and overdrafts, net	202.1	(12.2)
Repayment of other debt and long-term obligations	(3.9)	(8.0)
Tax benefits from stock-based compensation	—	13.3
Deferred financing fees	(1.5)	—
Proceeds from stock issuance	1.5	—
Proceeds from stock option issuance	—	72.6

Net cash provided by financing activities	198.2	65.7
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(0.3)	0.7

NET CASH FLOWS PROVIDED	85.4	195.6
Cash and equivalents at beginning of period	98.6	294.7

Cash and equivalents at end of period	$184.0	$490.3

See accompanying notes to financial statements.

CERIDIAN CORPORATION

(A wholly owned subsidiary of Ceridian Holding Corp.)

Notes to Consolidated Financial Statements

September 30, 2008

(Unaudited)

(Dollars in millions, except per share data)

1. Organization

On November 9, 2007, Foundation Holdings, Inc. and Foundation Merger Sub Inc., affiliates of the Sponsors and their co-investors, completed the Merger. Upon the consummation of the Merger, Ceridian Corporation merged with Foundation Merger Sub, Inc. and became a wholly-owned subsidiary of Foundation Holdings, Inc. (“Foundation Holdings”), a company whose common stock is owned by Ceridian Intermediate Corp (“Ceridian Intermediate”). Ceridian Intermediate common stock is owned by Ceridian Holding Corp. (“Ceridian Holding”). The Sponsors and their co-investors, including certain members of management, acquired 13% cumulative preferred stock of Ceridian Intermediate (19% of the combined equity value) and common stock of Ceridian Holding (81% of the combined equity value). The preferred stock of Ceridian Intermediate is senior to the common stock of Ceridian Intermediate owned by Ceridian Holding in terms of dividends and upon liquidation.

Although Ceridian Corporation (also referred to in this report along with its consolidated subsidiaries as the “Company”, “we”, “our” and “us”) continued as the same legal entity after the Merger, the application of push down accounting results in the termination of the old accounting entity and the creation of a new one. As a result, the accompanying consolidated statements of operations and cash flows are presented for two periods: Predecessor and Successor, which related to the period preceding the Merger and the period succeeding the Merger, respectively.

We are an information services company principally in the human resource, transportation and retail markets. We are comprised of three business segments: Human Resource Solutions (“HRS”), Stored Value Solutions (“SVS”) and Comdata. The HRS segment enables customers to outsource a broad range of employment processes, such as payroll, payroll-related tax filing, human resource information systems, employee self-service, time and labor management, benefits administration, employee assistance and work-life programs, recruitment and applicant screening, and post-employment health insurance portability compliance. We have HRS operations primarily in the United States, Canada and the United Kingdom. The SVS business segment sells stored value cards and provides card-based services primarily to retailers in the form of gift cards, credits for product returns and retail promotions. The Comdata business segment provides proprietary, credit and debit cards and is a processor of card transactions in various industries, including the transportation industry. Comdata also provides regulatory compliance services primarily to transportation industries. SVS’s and Comdata’s operations are located primarily in the United States. Our businesses are more fully described in Note 17, “Segment Data”.

2. Accounting Policies

Basis of Presentation

The accompanying unaudited interim consolidated financial statements have been prepared in accordance with regulations of the U.S. Securities and Exchange Commission (“SEC”) for interim financial information. Accordingly, they do not include all of the information and notes required by U.S. generally accepted accounting principles for complete financial statements.

The accounting policies we follow are set forth in Note 2, “Accounting Policies”, in our 2007 audited consolidated financial statements. The following notes should be read in conjunction with such policies and other disclosures in our 2007 audited consolidated financial statements. Interim results are not necessarily indicative of results for a full year.

In the opinion of management, the unaudited consolidated financial statements contained herein reflect all adjustments (consisting only of normal recurring adjustments, except as set forth in these notes to consolidated financial statements) necessary to present fairly our financial position as of September 30, 2008 and December 31, 2007, our results of operations for the three months and nine months ended September 30, 2008 (Successor) and 2007 (Predecessor) and our cash flows for the nine months ended September 30, 2008 (Successor) and 2007 (Predecessor).

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of our financial statements and our reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates that could significantly affect our results of operations or financial condition involve the assignment of fair values to goodwill and other intangible assets and testing for impairment, the capitalization, amortization and impairment testing of technology, the valuation of certain customer fund investments and noncurrent assets, the determination of our liability for pensions and postretirement benefits, costs associated with restructuring operations, the determination of fair value and estimated expected life related to stock options granted, and the resolution of tax matters and contingencies.

Recently Issued Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements.” SFAS No. 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability, and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Under the standard, fair value measurements would be separately disclosed by level within the fair value hierarchy. On February 2, 2008, the FASB issued FASB Staff Position (“FSP”) No. FAS 157-2 which delays the effective date of SFAS No. 157 for one year for all nonfinancial assets and nonfinancial liabilities except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). SFAS No. 157 and FSP No. FAS 157-2 are effective for fiscal years beginning after November 15, 2007. The Company has elected a partial deferral of SFAS No. 157 under the provisions of FSP No. FAS 157-2 related to the measurement of fair value used when evaluating goodwill, other intangible assets and other long-lived assets for impairment and valuing asset retirement obligations and liabilities for exit or disposal activities. The impact of partially adopting SFAS No. 157 did not have a material effect on the results of our operations or financial position. For the portion of SFAS No. 157 that will become effective January 1, 2009, we are currently evaluating the impact on our non-financial assets and liabilities.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities Including an Amendment of SFAS No. 115, ‘Accounting for Certain Investments in Debt and Equity Securities.’” SFAS No. 159 allows entities to choose, at specified election dates, to measure eligible financial assets and liabilities at fair value in situations in which they are not otherwise required to be measured at fair value. If a company elects the fair value option for an eligible item, changes in that item’s fair value in subsequent reporting periods must be recognized in current period earnings. SFAS No. 159 also establishes presentation and disclosure requirements designed to draw comparison between entities that elect different measurement attributes for similar assets and liabilities. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company did not elect the fair value option for any of its existing financial assets and liabilities.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements.” SFAS No. 160 amends Accounting Research Bulletin (ARB) No. 51 and establishes standards of accounting and reporting on noncontrolling interests in consolidated statements, provides guidance on accounting for changes in the parent’s ownership interest in a subsidiary, and establishes standards of accounting of the deconsolidation of a subsidiary due to the loss of control. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008 and is not expected to have a material effect on our results of operations or financial position.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations.” The objective of this statement is to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. To accomplish that, this statement establishes principles and requirements for how the acquirer: recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141(R) is effective for fiscal years beginning after December 15, 2008 and we are currently evaluating the impact of this new standard.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities,” which amends and expands the disclosure requirements of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, to provide an enhanced understanding of an entity’s use of derivative instruments, how they are accounted for under SFAS No. 133 and their effect on the entity’s financial position, financial performance and cash flows. SFAS No. 161 is effective for fiscal years beginning after December 15, 2008 and we are currently evaluating the impact of this new standard.

3. Merger

On November 9, 2007, the Sponsors completed the Merger for $5,309.8 which was financed through a combination of borrowings under our senior secured credit facilities, issuance of senior unsecured notes, available cash from the Company and an equity contribution from the Sponsors. See Note 8 for additional information regarding our indebtedness.

The following unaudited pro forma financial information presents the consolidated results of operations as if the Merger occurred on January 1, 2007, after including certain pro forma adjustments for interest expense, depreciation and amortization, Sponsor fees, deferred revenue and deferred costs, and related income taxes. The pro forma financial information is not necessarily indicative of the combined results of operations had the Merger occurred at that date or the results of operations that may be obtained in the future.

Pro Forma Nine Months Ended September 30, 2007
Revenues	$1,150.6
Net loss	$(93.0)

4. Investing Activity

Fuel Price Derivative Instruments

In 2008, we did not enter into any fuel price derivative instruments. In February 2007, we entered into fuel derivative instruments covering approximately 30% of our diesel fuel price risk for 2007 which expired on December 31, 2007. The diesel fuel price derivative instruments were not accounted for as hedges under SFAS 133, “Accounting for Derivative Instruments and Hedging Activities.” The activity related to diesel fuel derivative instruments for the nine months ended September 30, 2008 and 2007 was as follows:

	Successor	Predecessor
	Nine Months Ended September 30,
	2008	2007
Payments to counterparties	$0.4	$0.7
Unrealized loss (gain)	(0.4)	1.0

Loss on derivative instruments	$—	$1.7

Our diesel fuel price derivative instruments were carried at fair market value. We reported no asset or liability as of September 30, 2008 and reported a liability of $0.4 at December 31, 2007.

Publicly-Held Investment

As of September 30, 2008 and December 31, 2007, we held Asure Software Inc. (NASDAQ: ASUR) securities. These securities are a publicly-held investment that are accounted for under SFAS No. 115, “Accounting for certain Investments in Debt and Equity Securities” and are treated as an “available for sale” investment. The carrying value of these securities is adjusted at each balance sheet date to reflect the current market price. The amount of this change is reported as unrealized gain or loss from marketable securities in accumulated other comprehensive income.

The cost and fair values of available for sale securities at September 30, 2008 and December 31, 2007 were as follows:

	September 30, 2008	December 31, 2007
Cost	$1.4	$1.4
Gross unrealized loss	(1.1)	(0.6)

Fair value	$0.3	$0.8

Acquisitions and Divestitures of Businesses

In 2008, our HRS segment acquired customer contracts for $0.5. The final purchase price is subject to adjustment for one year from the acquisition date, up to a maximum of $0.8 based on actual customer conversions.

In 2007, our Comdata segment acquired a provider of paperless fuel tax services designed to streamline fuel tax management and reporting processes. The cost of this stock purchase acquisition was $10.0, with additional purchase price obligations of up to $6.0 depending on the performance of the business. As a result of purchase accounting related to the Merger, the additional purchase price obligation of $6.0 was recorded as a current liability for the expected payment to the seller. This payment was made in the second quarter of 2008.

In 2007, our HRS business acquired a provider of online payroll and recruitment solutions for $0.7, with additional purchase obligations of up to $4.1 depending on the performance of the business. Also in 2007, a payroll platform within the HRS business segment was sold for $6.2 and we recognized a pre-tax gain of $2.2. Due to a sale price adjustment in the three months ended September 30, 2007, the proceeds and the gain from this sale were reduced by $0.2.

5. Customer Funds

Overview

In connection with our U.S. and Canadian payroll and tax filing services, we collect funds for payment of payroll and payroll related taxes; temporarily hold such funds in trust until payment is due; remit the funds to the clients’ employees and appropriate tax jurisdictions; file federal, state and local tax returns; and handle related regulatory correspondence and amendments. In connection with our HRS benefits services operation, we receive funds on behalf of our customers for remittances to employees, insurance providers and others. Comdata also holds non-interest bearing funds in a trust for certain of its customers.

We invest the U.S. customer funds almost exclusively in high quality collateralized short-term investments or money market mutual funds. We may also invest these funds in U.S. Treasury and Agency securities, AAA rated asset-backed securities and corporate securities rated A3/A- or better. Our Canadian trust funds are substantially invested in certain debt securities issued by the government and provinces of Canada, highly rated Canadian banks and corporations, asset-backed trusts and mortgages.

Reserve Primary Fund (the “Reserve Fund”)

As a result of the October 31, 2008 distribution discussed below, we had $329.9 of customer funds invested in the Reserve Fund money market fund as of November 14, 2008. In September 2008, we had $670.0 of customer funds invested in the Reserve Fund, which at the time of our investment was a triple A rated money market fund with over $62,000.0 in assets as of September 15, 2008. On the morning of September 16, 2008, we requested redemption of all of our shares in the Reserve Fund. Subsequent to our request, on September 16, 2008, the Reserve Fund announced that its net asset value fell to 97 cents per share (as a result of the Reserve Fund valuing at zero $785.0 face value of debt issued by the Lehman Brothers Holding Inc., which filed for bankruptcy protection a day earlier) and that redemption requests received prior to 3:00 p.m. on September 16, 2008 would be redeemed at net asset value of one dollar per share. The Reserve Fund also announced at the time that it would take up to seven days to fund redemption requests as permitted by law. On September 22, 2008, the Reserve Fund announced that redemption of shares of the Reserve Fund were suspended pursuant to an SEC order so that the Reserve Fund could effect orderly liquidation for the protection of the Reserve Fund’s investors.

On October 31, 2008, we received a distribution from the Reserve Fund of $340.1 of customer funds or approximately 50.8% of our total customer fund investment balance in the Reserve Fund. In connection with this distribution, the Reserve Fund stated all investors were treated the same regardless of the timing of their original redemption request. The Reserve Fund also stated that additional distributions will be made as the Reserve Fund accumulates cash either through maturing of the Reserve Fund’s assets or their sale. Based upon the Reserve Fund’s disclosed holdings, the underlying investments in the Reserve Fund are scheduled to mature through fiscal 2009. While we presently expect to receive substantially all of our invested funds as the Reserve Fund liquidates through the distributions made by the Reserve Fund, we cannot assure you when we will recover these funds. We will continue to pursue our collection of these funds and consider any an all available remedies in the event we do not recover the full amount of our invested funds.

With the delayed redemptions of Reserve Fund shares, Ceridian has estimated the fair value of these assets using an internal valuation. The valuation includes several key assumptions such as: the successful completion of the liquidation; the timing of the liquidation plan; and the value received for the Lehman debt obligations held by the Reserve Fund.

Based on the above assumptions, we have recorded an asset write-down of $10.0 during the period ended September 30, 2008 reflecting an $8.9 other than temporary reduction in fair value and a $1.1 temporary reduction in fair value. The other than temporary write-down of $8.9 is included in the investment income from customer funds.

Our estimate of the fair value of the Reserve Fund investments at September 30, 2008 is subject to significant uncertainty, especially with regards to critical assumptions underlying our valuation model. The eventual resolution of these uncertainties could be such that the ultimate fair value of these investments may vary significantly from management’s current best estimate.

Financial Statement Presentation

Investment income from invested customer funds constitutes a component of our compensation for providing services under agreements with our customers. Investment income from invested customer funds included in revenue amounted to $17.1 and $33.7 for the nine months ended September 30, 2008 and 2007, respectively. Investment income includes realized gains and losses from sales of customer fund investments.

The amortized cost and fair value of available for sale investments of customer funds at September 30, 2008 and December 31, 2007 were as follows:

Investments of customer funds at September 30, 2008:

	Amortized Cost	Gross Unrealized		Fair Value
		Gain	Loss
Money market securities and other cash equivalents	$2,257.2	$—	$(1.1)	$2,256.1
Available for sale investments:
U.S. government and agency securities	50.0	0.6	—	50.6
Canadian and provincial government securities	376.2	6.9	—	383.1
Corporate debt securities	268.5	0.8	(2.3)	267.0
Asset-backed securities	163.1	0.3	(0.3)	163.1
Mortgage-backed and other securities	—	—	—	—

Total available for sale investments	857.8	8.6	(2.6)	863.8

Invested customer funds	3,115.0	$8.6	$(3.7)	3,119.9

Trust receivables	20.0			20.0

Total customer funds	$3,135.0			$3,139.9

Investments of customer funds at December 31, 2007:

	Amortized Cost	Gross Unrealized		Fair Value
		Gain	Loss
Money market securities and other cash equivalents	$2,061.4	$—	$—	$2,061.4
Available for sale investments:
U.S. government and agency securities	875.0	7.6	(0.2)	882.4
Canadian and provincial government securities	400.7	1.8	(0.0)	402.5
Corporate debt securities	336.7	0.5	(0.4)	336.8
Asset-backed securities	144.3	0.0	(0.4)	143.9
Mortgage-backed and other securities	13.0	0.0	—	13.0

Total available for sale investments	1,769.7	9.9	(1.0)	1,778.6

Invested customer funds	3,831.1	$9.9	$(1.0)	3,840.0

Trust receivables	11.8			11.8

Total customer funds	$3,842.9			$3,851.8

The following represents the gross unrealized losses and the related fair value of the investments of customer funds available for sale, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at September 30, 2008.

	Less than 12 months		12 months or more				Total
	Unrealized Losses	Fair Value	Unrealized Losses		Fair Value		Unrealized Losses	Fair Value
Money market securities	$(1.1)	$660.0	$		$		$(1.1)	$660.0
Corporate debt securities	(2.3)	45.1		—		—	(2.3)	45.1
Asset-backed securities	(0.3)	123.0		—		—	(0.3)	123.0

Total available for sale investments	$(3.7)	$828.1		$—		$—	$(3.7)	$828.1

Management does not believe any individual unrealized losses as of September 30, 2008 represent an other-than-temporary impairment. The unrealized losses are primarily attributable to changes in interest rates and not credit deterioration. We currently have both the intent and ability to hold the securities for the time necessary to recover the amortized cost.

The amortized cost and fair value of investment securities available for sale at September 30, 2008 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Investments of Customer Funds by Maturity Date at September 30, 2008

	Amortized Cost	Fair Value
Due in one year or less	$2,391.1	$2,390.9
Due in one to three years	266.2	267.4
Due in three to five years	344.1	346.9
Due after five years	113.6	114.7

Invested customer funds	$3,115.0	$3,119.9

Discussion of the fair value measurement of invested customer funds is contained in Note 11, “Fair Value Measurements.”

6. Restructuring and Other Charges

In connection with the Merger, we identified costs that we expect to incur associated with implementing our operating improvement plan. The costs of this restructuring plan are reflected in the purchase price of the Merger in accordance with FASB Emerging Issues Task Force (“EITF”) No. 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination. As of the Merger date and the date of this filing, the operating improvement plan had not been finalized and therefore, the liability established is subject to change once the plan is finalized and the actual costs incurred. Changes to these estimates could increase or decrease the amount of the purchase price allocated to goodwill. The following table summarizes the activity related to the restructuring reserve.

	Employee Cost	Other Costs	Total
Balance as of December 31, 2007	$22.0	$3.1	$25.1
Adjustment to the restructuring reserve recorded in connection with the Merger	2.2	0.1	2.3
Restructuring and other integration charges incurred	—	—	—
Paid year to date	(5.6)	(1.3)	(6.9)

Balance as of September 30, 2008	$18.6	$1.9	$20.5

The total restructuring reserve balance by business segment is as follows: $19.8 relates to HRS, $0.3 relates to SVS and $0.4 relates to Comdata.

7. Capital Assets

	September 30, 2008	December 31, 2007
Property, Plant and Equipment
Land	$7.5	$7.5
Machinery and equipment (accumulated depreciation of $25.7 and $5.0)	75.0	55.3
Buildings and improvements (accumulated depreciation of $4.1 and $0.3)	29.0	27.0

Total property, plant and equipment	111.5	89.8
Accumulated depreciation	(29.7)	(5.3)

Property, plant and equipment, net	$81.8	$84.5

Other Intangible Assets
Customer lists and relationships (accumulated amortization of $36.1 and $8.5)	$729.8	$738.0
Trademarks, non-amortized	300.0	300.0
Technology (accumulated amortization of $53.6 and $11.5)	441.2	422.9
Non-compete agreements (accumulated amortization of $1.2 and $0.1)	4.1	4.0

Total other intangible assets	1,475.1	1,464.9
Accumulated amortization	(125.3)	(20.1)

Other intangible assets, net	$1,349.8	$1,444.8

Goodwill
Balance at December 31, 2007	$3,504.7
Merger related	1.7
Acquisitions	—
Translation and other adjustments	(40.7)

Balance at September 30, 2008	$3,465.7

8. Debt

Debt and Capital Lease Obligations	September 30, 2008	December 31, 2007
Senior secured credit facility, interest rate of 5.5% at September 30, 2008 and 8.2% at December 31, 2007	$2,250.0	$2,250.0
Senior notes maturing on November 15, 2015, interest rate of 11 1/4%	825.0	825.0
Senior notes maturing on November 15, 2015, interest rate of 12 1/4%	475.0	475.0
Ceridian revolving credit facility, interest rate of 7.0% at September 30, 2008	200.0	—
Ceridian U.K. overdraft facility	2.1	—

Total revolving credit facilities and overdrafts	3,752.1	3,550.0
Capital lease obligations	1.9	2.6

Total debt and capital lease obligations	3,754.0	3,552.6
Less unamortized discount on senior notes	16.6	17.9
Less short-term debt and current portions of long-term debt and capital lease obligations	220.9	2.6

Long-term obligations, less current portions	$3,516.5	$3,532.1

At September 30, 2008, we were in compliance with the covenants under our senior secured credit facility and the indenture governing our senior notes.

In connection with our obligations under the registration rights agreement entered into at the time of the issuance of our $825.0 11¼% senior notes and $475.0 12¼%/13% senior toggle notes due 2015, on July 30, 2008, we filed a registration statement on Form S-4 with the SEC. We subsequently filed an amendment to the registration statement with the SEC on September 12, 2008. The registration statement, as amended, which seeks to register our senior notes as part of an offer to exchange the existing notes for a like amount of freely tradable notes, is currently going through the SEC’s customary review process. We are not able to predict when the SEC will declare the registration statement effective and thus when we will be able to commence and complete the exchange offer. Pursuant to the registration rights agreement, commencing on November 9, 2008 and through the date of the completion of the exchange offer, we will pay additional interest on our senior notes at a rate of 0.25% per annum, increasing at a rate of 0.25% per annum for each 90 day period in which we do not complete the exchange offer, up to a maximum of 1% per annum.

9. Equity and Stock-Based Compensation

Successor

In the nine month period ended September 30, 2008, $1.2 of Ceridian Holding common stock and $0.3 of Ceridian Intermediate preferred stock was issued to certain employees of Ceridian Corporation and the $1.5 of gross proceeds was contributed to Ceridian Corporation.

We participate in a stock-based compensation plan for directors, employees and consultants of the Company under the Ceridian Holding 2007 Stock Incentive Plan (“2007 SIP”). We recognized $2.0 in stock-based compensation related to the 2007 SIP in the first nine months of 2008. There were no stock option grants in the first nine months of 2008 and as of September 30, 2008, there were 3,329,729 shares available for future grants under the 2007 SIP.

Predecessor

We issued 3,857,350 shares in the first nine months of 2007 in connection with the exercise of stock options, vesting of restricted stock units and granting of restricted stock awards from treasury stock at a cost of $91.0 and weighted average price of $23.58 per common share.

As a result of the Merger, all stock options, restricted stock units, and restricted stock awards outstanding at November 9, 2007 became fully vested and paid out. There are no shares remaining available for future grants related to the Predecessor plans. Stock-based compensation expense was $15.6 for the nine months ended September 30, 2007. In the first nine months of 2007, we made stock option grants of 938,488 shares, restricted stock unit grants of 545,417 shares, and restricted stock award grants of 29,148 shares.

10. Retirement Plans

The components of net periodic cost for our defined benefit pension plans and for our postretirement benefit plans are included in the following tables.

	Successor	Predecessor
	Nine Months Ended September 30,
	2008	2007
Net Periodic Pension Cost (Benefit)
Service cost	$—	$2.3
Interest cost	27.9	30.2
Expected return on plan assets	(32.4)	(41.0)
Net amortization and deferral	—	11.9

Net periodic pension cost	(4.5)	3.4
Settlements	—	2.0

Total pension cost (benefit)	$(4.5)	$5.4

Net Periodic Postretirement Benefit Cost
Service cost	$—	$0.1
Interest cost	2.7	2.2
Actuarial loss amortization	—	0.1

Net periodic postretirement benefit cost	$2.7	$2.4

The $2.0 pension settlement in the first nine months of 2007 related to lump sum payments to plan participants in exchange for their rights to receive specified pension benefits. On September 10, 2007, Ceridian authorized the Ceridian Corporation Retirement Plan (the “Plan”), our U.S. defined benefit pension plan that held assets of $619.5 at September 30, 2007, to be amended to (1) exclude from further participation in the Plan any participant or former participant who was not employed by the Corporation or another participating employer on January 1, 2008, (2) discontinue participant contributions to the Plan, and (3) freeze the accrual of additional benefits as of December 31, 2007. The curtailment loss related to this transaction was less than $0.1.

The settlement and curtailments of pension obligations were recorded in accordance with SFAS No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Pension Plans and for Termination Benefits.”

11. Fair Value Measurements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability, and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Under the standard, fair value measurements would be separately disclosed by level within the fair value hierarchy.

The fair value framework requires the categorization of assets and liabilities into three levels based upon the assumptions (inputs) used to price the assets or liabilities. Level 1 provides the most reliable measure of fair value, whereas Level 3 generally requires significant management judgment. The three levels are defined as follows:

•	Level 1: Unadjusted quoted prices in active markets for identical assets and liabilities.

•

Level 2: Observable inputs other than those included in Level 1. For example, quoted prices for similar assets or liabilities in active markets or quoted prices for identical assets or liabilities in inactive markets.

•	Level 3: Unobservable inputs reflecting management’s own assumptions about the inputs used in pricing the asset or liability.

As of September 30, 2008 the fair values of our financial assets are categorized as follows:

	Total	Level 1		Level 2	Level 3
Assets
Short-term investments	$98.5	$—		$—	$98.5	(b)
Available-for-sale securities	0.3	0.3	(a)	—	—
Invested customer trust fund assets	3,119.9	2,428.7	(a)	—	691.2	(b)

Total assets at fair value	$3,218.7	$2,429.0		$—	$789.7

(a)	Based on the quoted market price of the securities.

(b)	Based on an internal valuation of the investment.

The Level 3 short-term investment and customer trust fund asset represents (1) our Reserve Fund investments with our customer trust fund portfolio and cash equivalents; and (2) Ceridian Canada’s investment (as trustee for the customer trust fund asset) in a third-party- or non-bank-sponsored asset backed commercial paper (“ABCP”) in its customer trust funds investment portfolio.

The Reserve Fund Investments

As a result of the October 31, 2008 distribution discussed below, we had $329.9 of customer funds and $49.2 of our corporate funds invested in the Reserve Fund money market fund as of November 14, 2008. In September 2008, we had $670.0 of customer funds and $100.0 of our corporate funds invested in the Reserve Fund, which at the time of our investment was a triple A rated money market fund with over $62,000.0 in assets as of September 15, 2008. On the morning of September 16, 2008, we requested redemption of all of our shares in the Reserve Fund. Subsequent to our request, on September 16, 2008, the Reserve Fund announced that its net asset value fell to 97 cents per share (as a result of the Reserve Fund valuing at zero $785.0 face value of debt issued by the Lehman Brothers Holding Inc., which filed for bankruptcy protection a day earlier) and that redemption requests received prior to 3:00 p.m. on September 16, 2008 would be redeemed at net asset value of one dollar per share. The Reserve Fund also announced at the time that it would take up to seven days to fund redemption requests as permitted by law. On September 22, 2008, the Reserve Fund announced that redemption of shares of the Reserve Fund were suspended pursuant to an SEC order so that the Reserve Fund could effect orderly liquidation for the protection of the Reserve Fund’s investors.

On October 31, 2008, we received a distribution from the Reserve Fund of $340.1 of customer funds and $50.8 of corporate funds, or approximately 50.8% of our total Reserve Fund investment balance. In connection with this distribution, the Reserve Fund stated all investors were treated the same regardless of the timing of their original redemption request. The Reserve Fund also stated that additional distributions will be made as the Reserve Fund accumulates cash either through maturing of the Reserve Fund’s assets or their sale. Based upon the Reserve Fund’s disclosed holdings, the underlying investments in the Reserve Fund are scheduled to mature through fiscal 2009. While we presently expect to receive substantially all of our invested funds as the Reserve Fund liquidates through the distributions made by the Reserve Fund, we cannot assure you when we will recover these funds. We will continue to pursue our collection of these funds and consider any and all available remedies in the event we do not recover the full amount of our invested funds.

With the delayed redemptions of Reserve Fund shares, Ceridian has estimated the fair value of these assets using an internally developed valuation model. The model includes several key assumptions such as: the successful completion of the liquidation; the timing of the liquidation plan; and the value received for the Lehman debt obligations held by the Reserve Fund.

We have taken an aggregate asset write-down of $11.5, of which $10.2 is other than temporary, in connection with our investments in the Reserve Fund as of September 30, 2008. Our estimate of the fair value of the Reserve Fund investments is subject to significant uncertainty, especially with regards to critical assumptions underlying our valuation. The eventual resolution of these uncertainties could be such that the ultimate fair value of these investments may vary significantly from management’s current best estimate. Additional discussion of the customer fund investment in the Reserve Fund can be found in Note 5 “Customer Funds.”

Canada ABCP

The Canadian market for third-party-sponsored ABCP suffered a liquidity disruption in mid-August 2007, following which a group of financial institutions and other parties agreed, pursuant to the Montreal Accord (the “Accord”), to a standstill period with respect to the ABCP sold by twenty-three conduit issuers. A Pan-Canadian Investors Committee (“Investors Committee”) was subsequently established to oversee the orderly restructuring of these instruments during this standstill period.

In the absence of an active market for third-party-sponsored ABCP, Ceridian has estimated the fair value of these assets using an internally developed valuation model. The model includes several key assumptions such as: the successful completion of the restructuring; the timing of the return of principal; the discount rate; the type of restructured notes received; and the percentage of asset recovery.

Our estimate of the fair value of the ABCP investments at September 30, 2008 is subject to significant uncertainty, especially with regards to critical assumptions underlying our valuation model. The eventual resolution of these uncertainties could be such that the ultimate fair value of these investments may vary significantly from management’s current best estimate.

The following table reconciles the beginning and ending balances of assets classified as Level 3 measurements and identifies the net loss we recognized during the first quarter of 2008 on such assets that were included in the consolidated balance sheet as of September 30, 2008:

Customer Fund Assets
Balance as of January 1, 2008	$34.6
Total gains (losses):
Included in net loss	(11.7)
Included in other comprehensive income	(3.2)
Purchases, issuances and settlements	—
Transfers in and/or out of Level 3	770.0

Balance as of September 30, 2008	$789.7

Total loss for the nine months ended September 30, 2008 included in net loss related to assets still held as of September 30, 2008	$(11.7)

Gains and losses recognized for the customer fund asset valued using Level 3 measurements are reported in revenue as part of interest income on customer funds. Gains and losses recognized for the short-term investment valued using Level 3 measurements are reported in other (income) expense, net.

12. Supplementary Data to Statements of Operations

	Successor	Predecessor
	Nine Months Ended September 30,
	2008	2007
Other (income) expense, net
Foreign currency (gain) loss	$7.2	$(0.2)
Asset write-downs	—	0.2
(Gain) loss on sale of assets	(0.1)	—
Gain on sale of marketable securities	—	(7.9)
Short-term investment write-down	1.3	—
Other (income) expense	0.4	(0.3)

Total	$8.8	$(8.2)

Successor

Foreign currency remeasurement. To facilitate the Merger, we placed $110.0 of U.S. dollar denominated debt in Ceridian Canada which will be repaid through payments from a legal entity with a functional currency in Canadian dollars. We incurred a $4.2 foreign currency remeasurement loss related to the item in the third quarter of 2008, and a $6.4 foreign currency remeasurement loss for the nine month period ended September 30, 2008.

Short-term investment write-down. We had an other than temporary write-down of $1.3 related to our investment in the Reserve Fund. Further discussion of this impairment is contained in Note 11, “Fair Value Measurements.”

Predecessor

Gain on sale of marketable securities. The gain on marketable securities for the nine month period ended September 30, 2007 relates to a gain on stock sales of investments we held.

13. Comprehensive Income

	Successor	Predecessor
	Nine Months Ended September 30,
	2008	2007
Net earnings (loss)	$(60.6)	$125.7
Items of other comprehensive income before income taxes:
Change in foreign currency translation adjustment	(36.3)	30.3
Change in unrealized gain (loss) from marketable securities	(0.5)	1.3
Change in unrealized gain (loss) from invested customer funds	(4.0)	3.3
Change in pension liability adjustment	(0.1)	16.2
Less realized gain on marketable securities	—	(5.7)

Other comprehensive income (loss) before income taxes	(40.9)	45.4
Income tax impact, net	2.3	5.9

Other comprehensive income after income taxes	(38.6)	39.5

Comprehensive income (loss)	$(99.2)	$165.2

14. Income Taxes

We file income tax returns in the U.S. federal jurisdiction, and various state and foreign jurisdictions. With a few exceptions, we are no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2003. In the first quarter of 2008, we received a final determination of our 2004 and 2005 U.S. federal income tax returns and a $0.7 payment was made.

We accrue for the effects of open uncertain tax positions and the related penalties and interest. The gross amount of unrecognized tax benefits as of December 31, 2007 and September 30, 2008 were $3.4, including $0.3 of accrued interest and $6.1, including $0.5 of accrued interest, respectively. As of December 31, 2007 and September 30, 2008, the amounts of unrecognized tax benefits that, if recognized, would favorably impact our effective income tax rate were $2.8 and $5.2, respectively. It is expected that the amount of unrecognized tax benefits will increase or decrease in the next 12 months; however, we do not expect the change to have a significant effect on our consolidated results of operations or financial position.

15. Commitments and Contingencies

Guarantees

As a result of a sale of assets in 2004, we recorded a pre-tax charge and accrued a liability of $19.2 representing the fair value of an associated guaranteed future minimum royalty obligation. At December 31, 2007, the outstanding liability was $1.7 which was paid during the first quarter of 2008.

Our general terms and conditions in customer contracts frequently include a statement indicating we will indemnify and hold our customer harmless from and against any and all claims alleging that the services and materials furnished by us violate any third party’s patent, trade secret, copyright or other intellectual property right. We are not aware of any material pending litigation concerning these indemnities.

Legal Proceedings

We are subject to claims and a number of judicial and administrative proceedings considered normal in the course of our current and past operations, including employment-related disputes, contract disputes, intellectual property disputes, government audits and proceedings, customer disputes, and tort claims. In some proceedings, the claimant seeks damages as well as other relief, which, if granted, would require substantial expenditures on our part.

Some of these matters raise difficult and complex factual and legal issues, and are subject to many uncertainties, including the facts and circumstances of each particular action, and the jurisdiction, forum and law under which each action is proceeding. Because of this complexity, final disposition of some of these proceedings may not occur for several years. As such, we are not always able to estimate the amount of our possible future liabilities.

There can be no certainty that we may not ultimately incur charges in excess of presently or established future financial accruals or insurance coverage. Although occasional adverse decisions (or settlements) may occur, it is management’s opinion that the final disposition of these proceedings will not, considering the merits of the claims and available reserves and insurance and based upon the facts and circumstances currently known, have a material adverse effect on our financial position or results of operations.

Securities Class Action and Derivative Action

Since August 6, 2004, six shareholder lawsuits have been filed against Ceridian and certain of our former executive officers in the United States District Court, District of Minnesota. Those lawsuits were consolidated into a single case captioned In re Ceridian Corporation Securities Litigation, Case No. 04-cv-03704 PJS-RLE. This consolidated action purports to be a class action filed on behalf of all persons who purchased or otherwise acquired our common stock between April 17, 2003 through and including March 17, 2005, and allege claims against Ceridian and certain of our former executive officers under Sections 10(b) and 20(a) of the Exchange Act. Plaintiffs challenge the accuracy of certain public disclosures made by us regarding our financial performance, and in particular our accounting for revenue and expenses, accounting for capitalization, accounting for derivatives, accounting for long-term leases, and accounting for trademarks. Plaintiffs allege, in essence, that our series of restatements constituted a violation of Section 10(b) and 20(a) of the Exchange Act. On May 25, 2006, the United States District Court, District of Minnesota granted our motion to dismiss the consolidated class action complaint and gave leave to the plaintiffs to file an amended complaint. An amended complaint was filed on July 14, 2006. Our motion to dismiss the amended consolidated class action complaint with prejudice was granted on June 5, 2007. Plaintiffs appealed that decision on July 3, 2007. Oral arguments at the Eighth Circuit Court of Appeals were held on April 14, 2008. On September 11, 2008, the Eighth Circuit Court of Appeals affirmed the dismissal of the amended consolidated class action complaint.

Since August 13, 2004, two shareholders filed derivative suits on behalf of Ceridian against Ceridian, as nominal defendant, certain current and former directors and certain of our former executive officers in the United States District Court, District of Minnesota. James Park, Derivatively On Behalf of Ceridian Corporation v. Ronald L. Turner, et al., and Anthony Santiamo, Derivatively On Behalf of Ceridian Corporation v. Ronald L. Turner, et al., both served August 19, 2004. These complaints were consolidated into a single lawsuit. The consolidated lawsuit, which relies on the same factual allegations as the purported class action shareholder lawsuits described above, alleges that our Board of Directors as of August 2004 and certain of our former executive officers breached fiduciary duties, through abuse of control, gross mismanagement, waste of corporate assets and unjust enrichment. In connection with the settlement of Sullivan v. Marinello, et al., Case No. 27-CV-07-12994, discussed below, the consolidated lawsuit was dismissed with prejudice on April 28, 2008.

SEC Investigation

On January 22, 2004, we announced that we were responding to a document request from the SEC, and that we had been advised that the SEC had issued a formal order of investigation. In February 2004, we provided documents responsive to the SEC. In July 2004, we advised the SEC of an investigation being directed by the Audit Committee of our Board of Directors. We kept the SEC advised on a regular basis of the Audit Committee’s investigation. On December 10, 2004, we received a further formal confidential document request from the SEC. The second request broadened the areas of inquiry to include, among other things, our restatements, revenue recognition, capitalization, expense recognition, how we respond to any internal ethics complaints, and our accounting policies and procedures. The formal document requests state that the SEC investigation is a non-public, fact-finding inquiry, and that the investigation and document requests do not mean that the SEC has concluded that we have violated any securities laws. As is common in investigations by the SEC, on June 15, 2005, we received a subpoena from the SEC seeking certain additional documents that relate to some of the areas of inquiry identified above. The subpoena is consistent with investigations of this type and was anticipated. On January 8, 2007, we received a second subpoena seeking additional documents relating to the areas of inquiry identified above. We continue to fully cooperate with the SEC.

Post-Merger Matters

The suits filed against Ceridian and/or its Board of Directors before the Merger have been settled since the consummation of the Merger.

Minneapolis Firefighters’ Relief Association Litigation. On June 4, 2007, the Minneapolis Firefighters’ Relief Association filed a purported class action complaint in the Delaware Court of Chancery, Civil Action No. 2996-CC, against Ceridian, our directors, the Sponsors and certain of their affiliates challenging the proposed transaction as inadequate and unfair to Ceridian’s public stockholders. The complaint alleged that the directors breached their fiduciary duties and that the Sponsors and certain of their affiliates aided and abetted the alleged breaches of fiduciary duty in entering into the merger agreement related to the Merger (the “Merger Agreement”). The complaint sought, among other relief, class certification of the lawsuit, declaratory relief, an injunction against the Merger, compensatory damages to the putative class, and an award of attorneys’ fees and expenses to plaintiff. On June 6, 2007, plaintiff moved for a preliminary injunction and expedited trial with respect to certain provisions of the Merger Agreement, including Section 7.1(j) thereof, which provided that buyers could terminate the Merger Agreement if a majority of the board’s nominees are not elected at the annual meeting. On June 11, 2007, plaintiff filed a petition pursuant to Section 211 of the Delaware General Corporation Law seeking an order requiring Ceridian to hold an annual meeting of its shareholders following the adjudication of the validity of Section 7.1(j). The Court of Chancery scheduled the requested trial on the Section 211 claim and the validity of Section 7.1(j) of the Merger Agreement to take place simultaneously on August 1-2, 2007. The parties engaged in extensive expedited discovery of parties and third parties.

On June 26, 2007, plaintiff filed an amended complaint, expanding on the existing allegations, adding disclosure claims, and challenging the provision of the confidentiality agreements signed by potential bidders that precluded requesting a waiver of the standstill provisions. At the request of plaintiff, the court scheduled a preliminary injunction hearing regarding the challenged standstill provisions and certain deal protections in the Merger Agreement to take place on August 3, 2007, immediately after the already scheduled August trial. On July 12, 2007, the parties advised the Delaware Court of Chancery that they had reached a partial settlement of the actions. The parties agreed to settlement terms that include, among other things: (1) the entry of an order providing that the annual meeting of Ceridian stockholders would be held on September 12, 2007 at which meeting stockholders would be permitted to vote with respect to the election of directors and the Merger; (2) Ceridian eliminating the provision of the confidentiality agreements entered into with the third parties during the strategic alternatives process prohibiting the third parties from requesting that Ceridian amend or waive any part of the standstill provision of the confidentiality agreement; (3) amending the Merger Agreement to eliminate a provision permitting buyers to terminate the Merger Agreement upon an election of a new board of directors comprised of a majority of directors not nominated by the current board; and (4) amending the Merger Agreement to change the definition of “superior proposal” thereunder, decreasing the trigger from 66 2/3% to 40% of Ceridian’s assets or stock. The Sponsors and one other signatory requested and received waivers of the standstill provision.

In connection with the proposed settlement, the court entered an order directing that the annual meeting would be held on September 12, 2007 at which meeting stockholders were permitted to vote with respect to the election of directors and the Merger. The settlement was subject to court approval. Plaintiff’s counsel reported to the court that the plaintiff had shared the terms of the proposed settlement with Pershing Square Capital Management, L.P. (“Pershing Square”) and Pershing Square provided input regarding the terms of the settlement. Plaintiff further reported to the court that Pershing Square had advised plaintiff’s counsel that it would not oppose the motion seeking approval of the settlement. As part of the settlement, the plaintiff reserved the right to assert certain claims relating to the termination fees, claims arising from conduct after July 11, 2007 and any disclosure issues that plaintiff raised with defendants no less than five days before Ceridian’s definitive proxy statement was filed with the Commission which the parties were unable to resolve in good faith. Plaintiff’s counsel submitted extensive comments regarding proposed additional and amended disclosures prior to the filing of the definitive proxy statement, which Ceridian considered and responded to in preparing the definitive proxy statement. There were no disclosure issues raised by plaintiff in this process that the parties were not able to resolve in good faith.

Following notice to the class and a hearing, an amended settlement was approved by the court on February 25, 2008. The court’s order included dismissal of the Delaware litigation with prejudice and the release of a broad set of claims against the defendants by the entire plaintiff class of the predecessor company stockholders, including the named plaintiff in this action, while reserving decision on plaintiff counsel’s request for an award of attorneys’ fees and expenses. The Court of Chancery’s order finally approving the settlement has now become non-appealable. As set forth in a court order filed on March 24, 2008, the parties reached an agreement on an award of attorneys’ fees and expenses to plaintiff’s counsel in the amount of $5.1 and such amount was paid by us on April 2, 2008.

Sullivan Litigation. On June 20, 2007, Patrick Sullivan brought a putative class action lawsuit in Minnesota state court, Case No. 27-CV-07-12994, against Ceridian’s president and chief executive officer and members of its Board of Directors, along with the Sponsors. The complaint alleged, among other things, breach of fiduciary duties by the individual defendants in connection with Ceridian’s entry into the Merger Agreement. The complaint also alleged that the Sponsors aided and abetted the alleged breaches. Among other things, the complaint challenged the Merger consideration offered to Ceridian shareholders in connection with the Merger as inadequate and challenged Section 7.1(j) of the Merger Agreement. The plaintiff sought class certification and requested, among other things, an order enjoining consummation of the Merger. Plaintiff also sought costs and disbursements of the action, including attorneys’ fees. On August 2, 2007, the parties reached an agreement to settle the case. The terms of the settlement included an agreement by us to make certain additional disclosures, which were included in our definitive proxy statement distributed to stockholders in connection with the Merger. The terms of the settlement also included, among other things: (i) an agreement by the plaintiff that the action will be stayed pending court approval of the proposed settlement of the actions brought in the Delaware Court of Chancery by the Minneapolis

Firefighters’ Relief Association; and (ii) dismissal with prejudice of the action upon court approval of the settlement of the Delaware litigation. Defendants also agreed not to object to a request by Minnesota plaintiff’s counsel to the Minnesota court for attorneys’ fees in an amount not to exceed $0.3 and agreed to pay costs of notice. Following the Delaware court’s order finally approving the settlement of the Delaware litigation, plaintiff’s counsel in this Minnesota litigation stipulated to a dismissal to be submitted for the court’s approval and the case was dismissed on May 5, 2008.

Other Matters

Truck Stop Litigation. In March and April 2007, six representatives of owner-operated independent truck stops located in several states filed nearly identical complaints in the United States District Court for the Eastern District of Pennsylvania against Ceridian and its wholly-owned subsidiary Comdata, alleging anticompetitive conduct with respect to trucker fleet card and point-of-sale systems businesses in violation of the Sherman Antitrust Act, Sections 1 and 2. The plaintiffs seek class certification and are asking for damages described by plaintiffs as the overcharges plaintiffs and other members of the class paid to defendants, trebled; pre- and post-judgment interest; injunctive relief to prevent further anticompetitive conduct; and the costs of suit, including reasonable attorneys’ fees. We believe these claims are without merit, and we intend to vigorously defend our positions in these actions. Pursuant to a tolling agreement, plaintiffs have agreed to voluntarily dismiss Ceridian without prejudice, subject to their limited right at a later date to seek leave of the court to rejoin Ceridian as a defendant.

Flying J Litigation. In January 2008, Flying J filed a motion seeking to add Comdata as a defendant to the action it originally filed against TravelCenters of America (“TA”), Pilot Corporation and Pilot Travel Centers (“Pilot”). In March, that motion was granted and the new complaint was filed on March 18, 2008. Flying J alleges that Comdata, TA and Pilot engaged in an unlawful boycott against Flying J in violation of Section 1 of the Sherman Act. Flying J further alleges that the alleged boycott amounts to a conspiracy and that the alleged conspiracy violates Section 2 of the Sherman Act. Flying J makes similar state claims under the laws of Utah and further alleges civil conspiracy and tortious interference. As to Comdata only, Flying J makes allegations of unlawful monopolization and unlawful attempts to monopolize. Flying J seeks injunctive relief as well as an unspecified amount of damages, prejudgment interest and costs of litigation, including attorney fees. We currently believe these claims have no merit and intend to defend ourselves vigorously. In May 2008, Flying J and TA agreed to settle their dispute and TA has been dismissed from the lawsuit. We have filed a motion to dismiss the case against us which was heard by the court on October 14, 2008. As of December 12, 2008, the court has not ruled on the motion.

16. Related Parties

Management Agreements

On May 30, 2007, we entered into two separate management agreements with and Fidelity National Financial Inc. (“FNF”) and THL Managers VI, LLC (“THLM”), an affiliate of Thomas H. Lee, L.P (“THL Partners”). Pursuant to these management agreements, FNF and THLM each, respectively, agreed to provide us with financial advisory, strategic and general oversight services. The agreements state that we will pay annual management fees to each of THLM and FNF in an amount equal to the greater of (a) $2.0 million, or (b) 0.5 percent of Adjusted EBITDA, which for purposes of the management agreement is EBITDA as defined in our senior secured credit facilities, further adjusted to exclude the payments made pursuant to the management agreements and certain stock options or other equity compensation recognized under SFAS 123R. We also agreed under the management agreements to indemnify THLM and FNF as well as to pay certain expenses and fees incurred by THLM and FNF in connection with the Merger.

The agreements terminate upon the earlier of (a) seven years from the date of the agreement or (b) the consummation of an initial public offering of Ceridian. Upon the occurrence of an initial public offering, a lump sum payment equal to the net present value of the annual management fee for a seven year period, discounted using the 10-year treasury discount rate as of the date of determination, would be due to THLM and FNF. For the nine months ended September 30, 2008, the Company recorded a combined management fee expense of $3.2.

Preferred Stock Dividends

As of September 30, 2008, 30,056,997 shares of preferred stock of Ceridian Intermediate were issued and outstanding at $10 par value. This preferred stock has a 13% cumulative dividend rate and we expect to fund the payment in future periods at the request of Ceridian Intermediate. As of September 30, 2008, Ceridian Intermediate had accumulated unpaid dividends of $36.5.

Stock-Based Compensation

The 2007 SIP authorized the issuance of up to 10,540,540 common shares of Ceridian Holding in connection with awards of stock options and stock awards. Eligible participants in the 2007 SIP include our directors, employees and consultants.

17. Segment Data

Until December 2007, we had only two business segments, HRS and Comdata. Based on the guidance of SFAS 131, “Disclosures about Segments of an Enterprise and Related Information,” we concluded that due to modifications to our management reporting and changes in organizational alignment, two business segments existed within our former Comdata business segment. As a result, two business segments are being reported, SVS and Comdata, that replace the former Comdata business segment. In addition, the results of operations for these two business segments have been recast for 2007 due to the move of a product line from the SVS business segment to the Comdata business segment.

	Successor	Predecessor
	Nine Months Ended September 30,
	2008	2007
Revenue:
HRS	$827.0	$834.4
SVS	66.7	137.9
Comdata	287.0	253.6

Total Revenue	$1,180.7	$1,225.9

Earnings Before Interest and Taxes (EBIT):
HRS	$58.3	$74.0
SVS	(10.8)	9.2
Comdata	83.0	103.6

Total	130.5	186.8
Interest income (expense), net	(219.7)	10.8

Earnings (loss) before income taxes	$(89.2)	$197.6

Revenue by product and service is as follows:

	Successor	Predecessor
	Nine Months Ended September 30,
	2008	2007
HRS Revenue:
Payroll and Tax Services	$598.4	$625.8
Benefit Services	96.9	103.4
Lifeworks	131.7	105.2

Total HRS Revenue	827.0	834.4
SVS	66.7	137.9
Comdata	287.0	253.6

Total Revenue	$1,180.7	$1,225.9

Our operations are conducted primarily in the U.S. and revenue from sales between U.S. and non-U.S. entities is not material. Operations in Canada and the United Kingdom relate almost entirely to the HRS segment. Geographic data for the periods presented below is determined by reference to the location of operation. Revenue by geography is as follows:

	Successor	Predecessor
	Nine Months Ended September 30,
	2008	2007
Revenue:
U.S.	$938.6	$999.3
Canada	169.6	152.7
United Kingdom	72.5	73.9

Total Revenue	$1,180.7	$1,225.9

18. Subsequent Event

In connection with our obligations under the registration rights agreement entered into at the time of the issuance of our $825.0 11 1/4% senior notes and $475.0 12 1/4%/13% senior toggle notes due 2015, on July 30, 2008, we filed a registration statement on Form S-4 with the SEC. We subsequently filed an amendment to the registration statement with the SEC on September 12, 2008. The registration statement, as amended, which seeks to register our senior notes as part of an offer to exchange the existing notes for a like amount of freely tradable notes, is currently going through the SEC’s customary review process. We are not able to predict when the SEC will declare the registration statement effective and thus when we will be able to commence and complete the exchange offer. Pursuant to the registration rights agreement, commencing on November 9, 2008 and through the date of the completion of the exchange offer, we will pay additional interest on our senior notes at a rate of 0.25% per annum, increasing at a rate of 0.25% per annum for each 90 day period in which we do not complete the exchange offer, up to a maximum of 1% per annum.

19. Supplemental Guarantor Condensed Consolidating Financial Statements

On November 9, 2007, the Company issued $825.0 in principal amount of 11¼% Senior Notes due 2015 and $475.0 in principle amount of 12¼%/13% Senior Toggle Notes due 2015. In connection with these issuances, all of its domestic subsidiaries have guaranteed (the “Subsidiary Guarantors”) on a joint and several, full and unconditional basis. Certain foreign subsidiaries (the “Non Guarantor Subsidiaries”) have not guaranteed such debt.

The following tables present the condensed consolidating balance sheets of the Company (“Parent”), the Subsidiary Guarantors and the Non Guarantor Subsidiaries as of September 30, 2008 and December 31, 2007 and the condensed consolidating statements of operations for the quarters and year to date for the periods ended September 30, 2008 and 2007 and cash flows for the year to date periods ended September 30, 2008 and 2007.

Consolidating Balance Sheet—Successor

September 30, 2008

	Parent	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets
Cash and equivalents	$102.3	$60.5	$21.2	$—	$184.0
Short-term investments	98.5	—	—	—	98.5
Trade and other receivables, net	(7.2)	792.7	40.5	76.3	902.3
Prepaids	31.9	43.8	23.6	—	99.3
Other current assets	(6.7)	21.2	1.4	—	15.9

Total current assets	218.8	918.2	86.7	76.3	1,300.0
Property, plant and equipment, net	23.9	39.0	18.9	—	81.8
Goodwill	1,201.7	1,665.4	598.6	—	3,465.7
Other intangible assets, net	573.0	656.9	119.9	—	1,349.8
Deferred financing fees	60.7	—	3.2	—	63.9
Other noncurrent assets	224.5	266.7	135.9	(574.7)	52.4

Total assets before customer funds	2,302.6	3,546.2	963.2	(498.4)	6,313.6
Customer funds	1,903.2	119.1	1,117.5	—	3,139.8

Total assets	$4,205.8	$3,665.3	$2,080.7	$(498.4)	$9,453.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term debt and current portion of long-term obligations	$217.6	$—	$3.3	$—	$220.9
Accounts payable	16.9	50.6	10.9	—	78.4
Drafts and settlements payable	—	278.4	—	—	278.4
Customer advances	0.6	52.2	0.5	—	53.3
Accrued interest	62.3	—	0.3	—	62.6
Deferred revenue	35.1	73.1	23.1	—	131.3
Accrued taxes	(69.3)	77.9	3.7	—	12.3
Employee compensation and benefits	41.8	13.3	20.1	—	75.2
Other current liabilities	19.9	(35.5)	13.2	76.3	73.9

Total current liabilities	324.9	510.0	75.1	76.3	986.3
Long-term obligations, less current portion	3,407.3	—	109.2	—	3,516.5
Deferred income taxes	26.5	229.3	34.4	—	290.2
Employee benefit plans	80.2	—	0.3	—	80.5
Other noncurrent liabilities	896.2	(385.1)	117.9	(574.7)	54.3

Total liabilities before customer funds obligations	4,735.1	354.2	336.9	(498.4)	4,927.8
Customer funds obligations	1,904.3	118.5	1,109.9	—	3,132.7

Total liabilities	6,639.4	472.7	1,446.8	(498.4)	8,060.5
Stockholders’ equity
Common stock	—	—	—	—	—
Paid-in capital	(2,199.3)	3,043.9	704.6	—	1,549.2
Retained earnings (accumulated deficit)	(224.4)	148.6	2.8	—	(73.0)
Accumulated other comprehensive income	(9.9)	0.1	(73.5)	—	(83.3)

Total stockholders’ equity	(2,433.6)	3,192.6	633.9	—	1,392.9

Total liabilities and stockholders’ equity	$4,205.8	$3,665.3	$2,080.7	$(498.4)	$9,453.4

Consolidating Balance Sheet—Successor

December 31, 2007

	Parent	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets
Cash and equivalents	$49.0	$26.2	$23.4	$—	$98.6
Trade and other receivables, net	38.7	666.2	30.4	68.5	803.8
Prepaids	20.0	31.0	9.1	—	60.1
Other current assets	(13.5)	22.6	2.9	—	12.0

Total current assets	94.2	746.0	65.8	68.5	974.5
Property, plant and equipment, net	21.5	42.5	20.5	—	84.5
Goodwill	1,204.6	1,664.1	636.0	—	3,504.7
Other intangible assets, net	596.2	708.9	139.7	—	1,444.8
Deferred financing fees	62.7	—	2.6	—	65.3
Other noncurrent assets	551.5	291.0	128.1	(929.4)	41.2

Total assets before customer funds	2,530.7	3,452.5	992.7	(860.9)	6,115.0
Customer funds	2,518.6	124.9	1,208.3	—	3,851.8

Total assets	$5,049.3	$3,577.4	$2,201.0	$(860.9)	$9,966.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term debt and current portion of long-term obligations	$1.9	$—	$0.7	$—	$2.6
Accounts payable	57.5	(53.1)	25.6	68.5	98.5
Drafts and settlements payable	—	233.7	—	—	233.7
Customer advances	0.9	36.9	—	—	37.8
Accrued interest	32.8	—	—	—	32.8
Deferred revenue	15.6	38.7	(1.0)	—	53.3
Deferred income taxes	(20.5)	34.9	—	—	14.4
Accrued taxes	1.5	0.3	9.3	—	11.1
Employee compensation and benefits	41.9	12.3	22.8	—	77.0
Other accrued expenses	39.3	37.6	7.2	—	84.1

Total current liabilities	170.9	341.3	64.6	68.5	645.3
Long-term obligations, less current portion	3,422.1	—	110.0	—	3,532.1
Deferred income taxes	58.9	229.3	39.5	—	327.7
Employee benefit plans	81.3	—	2.7	—	84.0
Other noncurrent liabilities	1,030.9	(157.4)	111.4	(929.4)	55.5

Total liabilities before customer funds obligations	4,764.1	413.2	328.2	(860.9)	4,644.6
Customer funds obligations	2,506.2	124.3	1,204.3	—	3,834.8

Total liabilities	7,270.3	537.5	1,532.5	(860.9)	8,479.4
Stockholders’ equity
Common stock	—	—	—	—	—
Paid-in capital	(2,049.1)	2,909.7	683.9	—	1,544.5
Retained earnings (accumulated deficit)	(167.4)	136.9	18.1	—	(12.4)
Accumulated other comprehensive income	(4.5)	(6.7)	(33.5)	—	(44.7)

Total stockholders’ equity	(2,221.0)	3,039.9	668.5	—	1,487.4

Total liabilities and stockholders’ equity	$5,049.3	$3,577.4	$2,201.0	$(860.9)	$9,966.8

Consolidating Statement of Operations—Successor

Nine months ended September 30, 2008

	Parent	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$311.2	$619.2	$250.3	$—	$1,180.7
Costs and expenses
Cost of revenue	239.2	289.1	136.4	—	664.7
Selling, general & administrative	146.6	120.5	88.1	—	355.2
Research & development	10.4	5.6	5.5	—	21.5
Loss on derivative instruments	—	—	—	—	—
Other (income) expense, net	1.8	(0.1)	7.1	—	8.8
Interest income	17.6	(20.6)	(0.9)	—	(3.9)
Interest expense	220.7	(3.0)	5.9	—	223.6

Total costs and expenses	636.3	391.5	242.1	—	1,269.9

Earnings (loss) before taxes	(325.1)	227.7	8.2	—	(89.2)
Income tax provision	(113.1)	79.1	5.4	—	(28.6)

Net earnings (loss)	$(212.0)	$148.6	$2.8	$—	$(60.6)

Consolidating Statement of Operations—Predecessor

Nine months ended September 30, 2007

	Parent	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$388.4	$606.0	$231.5	$—	$1,225.9
Costs and expenses
Cost of revenue	237.3	326.3	112.8	—	676.4
Selling, general & administrative	162.5	106.4	79.8	—	348.7
Research & development	7.0	7.6	5.9	—	20.5
Loss on derivative instruments	0.0	1.7	0.0	—	1.7
Other (income) expense, net	(7.7)	(0.4)	(0.1)	—	(8.2)
Interest income	6.5	(20.9)	(0.9)	—	(15.3)
Interest expense	(0.1)	4.0	0.6	—	4.5

Total costs and expenses	405.5	424.7	198.1	—	1,028.3

Earnings (loss) before taxes	(17.1)	181.3	33.4	—	197.6
Income tax provision	(2.2)	62.6	11.5	—	71.9

Net earnings (loss)	$(14.9)	$118.7	$21.9	$—	$125.7

Consolidating Statement of Cash Flows—Successor

Nine months ended September 30, 2008

	Parent	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash Flows from Operating Activities
Net earnings	$(212.0)	$148.6	$2.8	$—	$(60.6)
Adjustments to reconcile net earnings to net cash provided by operating activities:
Deferred income tax provision (benefit)	(48.1)	—	—	—	(48.1)
Depreciation and amortization	45.1	68.0	19.4	—	132.5
Amortization of debt issuance costs	6.1	—	0.5	—	6.6
Provision for doubtful accounts	0.7	6.0	0.7	—	7.4
Net periodic pension costs	(1.6)	—	(0.2)	—	(1.8)
Unrealized (gain) loss on derivative instruments	—	(0.4)	—	—	(0.4)
Stock-based compensation	1.5	0.3	0.2	—	2.0
Customer fund and cash equivalent impairments	8.7	—	—	—	8.7
Tax benefits from stock-based compensation	—	—	—	—	—
Foreign currency remeasurement loss	—	—	6.4	—	6.4
Other	(5.2)	—	—	—	(5.2)
Changes in operating assets and liabilities:
Trade and other receivables	27.7	(135.8)	(12.5)	—	(120.6)
Accounts payable	(11.3)	0.4	(5.4)	—	(16.3)
Drafts and settlements payable	—	44.7	—	—	44.7
Deferred revenue	19.5	39.8	24.1	—	83.4
Employee compensation and benefits	(0.2)	1.0	(1.8)	—	(1.0)
Accrued taxes	(76.4)	77.6	(9.2)	—	(8.0)
Other current assets and liabilities	22.8	(3.2)	(22.6)	—	(3.0)

Net cash provided by operating activities	(222.7)	247.0	2.4	—	26.7
Cash Flows from Investing Activities
Expended for property, plant and equipment	(10.2)	(4.4)	(3.8)	—	(18.4)
Expended for technology	(11.3)	(5.4)	(1.5)	—	(18.2)
Short-term investments	(98.5)	—	—	—	(98.5)
Proceeds from sales of businesses and assets	—	0.4	—	—	0.4
Expended for acquisitions of investments and businesses, less cash acquired	—	(4.5)	—	—	(4.5)

Net cash used for investing activities	(120.0)	(13.9)	(5.3)	—	(139.2)
Cash Flows from Financing Activities
Revolving credit facilities and overdrafts, net	200.0	—	2.1	—	202.1
Repayment of other debt and long-term obligations	(3.6)	—	(0.3)	—	(3.9)
Change in intercompany debt	199.4	(198.8)	(0.6)	—	—
Deferred financing fees	(1.4)	—	(0.1)	—	(1.5)
Stock issuance	1.5	—	—	—	1.5
Tax benefits from stock-based compensation	—	—	—	—	—

Net cash provided used for financing activities	395.9	(198.8)	1.1	—	198.2
Effect of Exchange Rate Changes on Cash	—	—	(0.3)	—	(0.3)

Net Cash Flows (Used) Provided	53.2	34.3	(2.1)	—	85.4
Cash and equivalents at beginning of period	49.0	26.2	23.4	—	98.6

Cash and equivalents at end of period	$102.2	$60.5	$21.3	$—	$184.0

Consolidating Statement of Cash Flows—Predecessor

Nine months ended September 30, 2007

	Parent	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash Flows from Operating Activities
Net earnings	$(14.9)	$118.7	$21.9	—	$125.7
Adjustments to reconcile net earnings to net cash provided by operating activities:
Deferred income tax provision (benefit)	8.3	—	(0.2)	—	8.1
Depreciation and amortization	19.7	37.0	7.8	—	64.5
Provision for doubtful accounts	(0.7)	2.4	0.5	—	2.2
Net periodic pension costs	1.9	—	(0.1)	—	1.8
Unrealized (gain) loss on derivative instruments	—	1.0	—	—	1.0
Gain on sale of marketable securities and other assets	(7.9)	—	—	—	(7.9)
Stock-based compensation	7.5	6.6	1.5	—	15.6
Tax benefits from stock-based compensation	(13.3)	—	—	—	(13.3)
Other	(4.6)	—	—	—	(4.6)
Changes in operating assets and liabilities:
Trade and other receivables	17.0	(153.9)	(1.0)	—	(137.9)
Accounts payable	1.4	(0.3)	0.1	—	1.2
Drafts and settlements payable	—	80.0	—	—	80.0
Deferred revenue	8.2	(19.2)	13.7	—	2.7
Employee compensation and benefits	8.3	1.1	(1.1)	—	8.3
Accrued taxes	(20.3)	49.5	(3.7)	—	25.5
Other current assets and liabilities	(4.2)	15.5	(10.5)	—	0.8

Net cash provided by operating activities	6.4	138.4	28.9	—	173.7
Cash Flows from Investing Activities
Expended for property, plant and equipment	(9.4)	(13.0)	(7.9)	—	(30.3)
Expended for technology	(7.7)	(6.5)	(2.8)	—	(17.0)
Proceeds from sales of businesses and assets	13.5	—	—	—	13.5
Expended for acquisitions of investments and businesses, less cash acquired	—	(9.9)	(0.8)	—	(10.7)

Net cash used for investing activities	(3.6)	(29.4)	(11.5)	—	(44.5)
Cash Flows from Financing Activities
Revolving credit facilities and overdrafts, net	—	—	(12.2)	—	(12.2)
Repayment of other debt and long-term obligations	(8.0)	—	—	—	(8.0)
Change in internal debt	57.5	(44.7)	(12.8)	—	—
Tax benefits from stock-based compensation	13.3	—	—	—	13.3
Proceeds from stock option exercises and stock sales	72.6	—	—	—	72.6

Net cash used for financing activities	135.4	(44.7)	(25.0)	—	65.7
Effect of Exchange Rate Changes on Cash	—	—	0.7	—	0.7

Net Cash Flows (Used) Provided	138.2	64.3	(6.9)	—	195.6
Cash and equivalents at beginning of period	138.7	137.8	18.2	—	294.7

Cash and equivalents at end of period	$276.9	$202.1	$11.3	—	$490.3

No person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information and representation must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or any offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Ceridian Corporation since the date hereof or that the information contained in this prospectus is correct as of any time subsequent to its date.

Dealer Prospectus Delivery Obligation

Until March 24, 2009, all dealers that effect transactions in the Restricted Notes or the Exchange Notes, whether or not participating in the exchange offers, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

CERIDIAN CORPORATION

OFFERS TO EXCHANGE

All Outstanding

11 1/4% Senior Notes due 2015

12 1/4%/13% Senior Toggle Notes due 2015

for

11 1/4% Senior Notes due 2015

and 12 1/4%/13% Senior Toggle Notes

due 2015 registered

under the Securities Act of 1933

PROSPECTUS

December 23, 2008